    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1998


                                                      REGISTRATION NO. 333-44871

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 PRE-EFFECTIVE


                                AMENDMENT NO. 1

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                FRED MEYER, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          5331                         91-1826443
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                              3800 SE 22ND AVENUE
                             PORTLAND, OREGON 97202
                                 (503) 232-8844
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 ROGER A. COOKE
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              3800 SE 22ND AVENUE
                             PORTLAND, OREGON 97202
                                 (503) 232-8844
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

  IT IS RESPECTFULLY REQUESTED THAT THE COMMISSION SEND COPIES OF ALL NOTICES,
                         ORDERS AND COMMUNICATIONS TO:

                  MARGARET HILL NOTO                        WILLIAM E. CURBOW
                   STOEL RIVES LLP                      SIMPSON THACHER & BARTLETT
           900 SW FIFTH AVENUE, SUITE 2300                 425 LEXINGTON AVENUE
                PORTLAND, OREGON 97204                   NEW YORK, NEW YORK 10017
                    (503) 224-3380                            (212) 455-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH A DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


================================================================================

                                     [LOGO]
                                FRED MEYER, INC.
                              3800 SE 22nd Avenue
                             Portland, Oregon 97202
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          To Be Held on March 5, 1998

To the Stockholders of
FRED MEYER, INC.:

     A special meeting of stockholders of Fred Meyer, Inc. will be held on March 5, 1998 at 10:00 a.m. local time, at The DoubleTree Hotel Downtown, 310 S.W. Lincoln, Portland, Oregon, for the following purposes:

     1. To consider and vote on a proposal to approve the issuance of common stock of Fred Meyer to shareholders of Quality Food Centers, Inc. in connection with a merger agreement between Fred Meyer, QFC and a subsidiary of Fred Meyer, as described in the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus;

     2. To consider and vote on a proposal to approve the issuance of common stock of Fred Meyer to stockholders and warrant holders of Food 4 Less Holdings, Inc. in connection with a merger agreement between Fred Meyer, Food 4 Less and a subsidiary of Fred Meyer, as described in the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus;

     3. To consider and vote on a proposal to amend the certificate of incorporation of Fred Meyer to increase the maximum size of the Board of Directors; and

     4. To transact such other business as may properly come before the special meeting or any postponement or adjournment.

     THE BOARD OF DIRECTORS OF FRED MEYER RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF EACH OF THE PROPOSALS SET FORTH ABOVE.

     The close of business on January 26, 1998 has been fixed by the Board of Directors of Fred Meyer as the record date for determination of the stockholders of Fred Meyer entitled to notice of, and to vote at, the special meeting or any postponement or adjournment. Whether or not you plan to attend the special meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering to Fred Meyer, at 3800 SE 22nd Avenue, Portland, Oregon 97202, Attention: Roger A. Cooke, Secretary, a written notice of such revocation or a duly executed, later-dated proxy or by attending the special meeting and voting in person.

                                       By Order of the Board of Directors

                                       Roger A. Cooke
                                       Secretary
Portland, Oregon
January   , 1998
--------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT.

                    TO VOTE YOUR SHARES, PLEASE SIGN, DATE,
                   COMPLETE AND MAIL THE ENCLOSED PROXY CARD
                   PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.
--------------------------------------------------------------------------------

                                      LOGO
                           QUALITY FOOD CENTERS, INC.
                       10112 N.E. 10th Street, Suite 201
                           Bellevue, Washington 98004
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To Be Held on March 6, 1998

To the Shareholders of
QUALITY FOOD CENTERS, INC.:

     A special meeting of shareholders of Quality Food Centers, Inc. will be held on March 6, 1998 at 2:00 p.m., local time, at the Sheraton Hotel and Towers, 1400 6th Avenue, Seattle, Washington for the following purposes:

     1. To consider and vote on a proposal to approve and adopt the merger agreement between QFC, Fred Meyer, Inc. and Q-Acquisition Corp, a wholly owned subsidiary of Fred Meyer. Under the terms of the merger agreement,
        (i) Q-Acquisition will merge with and into QFC, with QFC surviving the merger and becoming a wholly owned subsidiary of Fred Meyer and (ii) each outstanding share of common stock of QFC (except shares with respect to which dissenters' rights have been asserted and not waived or terminated) will be converted into the greater of:

        - 1.9 shares of Fred Meyer common stock; or

        - The number of shares of Fred Meyer common stock having a value equal to $55.00. The value of the Fred Meyer common stock will be calculated based on the average closing price on the New York Stock Exchange for 15 randomly selected days out of the 35 trading days ending on the second trading day preceding the effective date of the merger of Fred Meyer and QFC.

       In no event will an outstanding share of QFC common stock be converted into more than 2.3 shares of Fred Meyer common stock. The number of shares of Fred Meyer common stock to be received by shareholders of QFC may be reduced under certain circumstances as a result of store divestitures in California which may be required by state or federal antitrust authorities, as described in the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus; and

     2. To transact such other business as may properly come before the special meeting or any postponement or adjournment.

     THE BOARD OF DIRECTORS OF QFC UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The close of business on January 26, 1998 has been fixed by the Board of Directors of QFC as the record date for determination of the shareholders of QFC entitled to notice of, and to vote at, the special meeting or any postponement or adjournment.

     Fred Meyer has entered into shareholder agreements with Zell/Chilmark Fund, L.P. and Stuart M. Sloan, who together at the record date owned approximately 26% of the outstanding shares of QFC. These shareholders have each agreed, among other things, to vote all shares owned by each of them in favor of the approval and adoption of the merger agreement.

     Whether or not you plan to attend the special meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering to QFC, at 10112 N.E. 10th Street, Suite 201, Bellevue, Washington 98004,
Attention: Susan Obuchowski, Secretary, a written notice of such revocation or a duly executed, later-dated proxy or by attending the special meeting and voting in person.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       Susan Obuchowski
                                       Secretary

Bellevue, Washington
January   , 1998

--------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT.

                    TO VOTE YOUR SHARES, PLEASE SIGN, DATE,
                   COMPLETE AND MAIL THE ENCLOSED PROXY CARD
                   PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.
--------------------------------------------------------------------------------

LOGO                                  LOGO                                  LOGO

                PROPOSED MERGERS -- YOUR VOTE IS VERY IMPORTANT

      The Board of Directors of Fred Meyer, Inc. has approved two merger agreements which would result in Quality Food Centers, Inc. and Food 4 Less Holdings, Inc. becoming wholly owned subsidiaries of Fred Meyer. The Board of Directors of each of QFC and Food 4 Less has approved its company's merger agreement with Fred Meyer. However, neither merger is conditioned on the other -- depending on the stockholder votes, both, one or neither of the mergers could happen.

      Here is what QFC and Food 4 Less stockholders could expect to receive if their merger is completed:

QFC:

- Between 1.9 and 2.3 shares of Fred Meyer stock for each share of QFC stock you own.


- Based on the $37.375 closing price of Fred Meyer stock on January 26, 1998, you would receive 1.9 shares of Fred Meyer stock for each QFC share.


FOOD 4 LESS:

- Assuming this merger is completed by March 15, 1998, Food 4 Less estimates you will receive between 0.48 and 0.54 shares of Fred Meyer stock for each share of Food 4 Less common stock you own.

If the mergers are completed, the actual number of Fred Meyer shares each QFC and Food 4 Less stockholder receives could be affected by several factors, including store divestitures in California that may be required by state or federal antitrust authorities. We discuss these factors in the summary and the rest of this document.

      Fred Meyer stockholders will continue to hold their existing shares.

      Assuming one or both of the mergers are completed, here is what the stock ownership percentages of Fred Meyer would be:

  MERGERS     FRED MEYER         QFC         FOOD 4 LESS
 COMPLETED:   STOCKHOLDERS  SHAREHOLDERS    STOCKHOLDERS
------------  -----------   -------------   -------------
Both........      59%            27%             14%
QFC only....      69%            31%              --
Food 4 Less
  only......      81%             --             19%


We based these percentages on the number of shares for each company outstanding on January 21, 1998 and the market price of Fred Meyer stock on January 22, 1998. Also, these percentages could be affected by several factors we discuss in the summary and the rest of this document.


      Here is what we are asking you to approve:

FRED MEYER STOCKHOLDERS:

-  The issuance of Fred Meyer stock in the Fred Meyer/QFC merger.

-  The issuance of Fred Meyer stock in the Fred Meyer/Food 4 Less merger.

- An amendment of the Certificate of Incorporation to increase the maximum number of directors.

QFC SHAREHOLDERS:

-  The Fred Meyer/QFC merger
   agreement.

FOOD 4 LESS STOCKHOLDERS:

-  The Fred Meyer/Food 4 Less merger agreement.

-  The termination of stockholders and registration rights agreements.

     YOUR VOTE IS IMPORTANT. Please take the time to vote on the proposals by completing and mailing the enclosed proxy card or consent form, even if you plan to attend a stockholders meeting. Also, we encourage you to read this document carefully before you vote. It provides detailed information about the proposed mergers. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE FRED MEYER COMMON STOCK TO BE ISSUED IN CONNECTION WITH THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               January    , 1998

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  MERGERS.............................    3
WHO CAN HELP ANSWER MY QUESTIONS......    3
SUMMARY...............................    4
  The Companies.......................    4
  Reasons for the Mergers.............    4
  The Special Meetings................    4
  Recommendations to Stockholders.....    5
  Vote Required.......................    5
  The Merger Between Fred Meyer and
     QFC..............................    5
  The Merger Between Fred Meyer and
     Food 4 Less......................    8
  Ownership of Fred Meyer Following
     the Mergers......................   11
  Board of Directors of Fred Meyer
     Following the Mergers............   11
  Refinancing Arrangements............   11
  Comparative Market Price
     Information......................   11
  Listing of Fred Meyer Common
     Stock............................   11
  Amendment of Fred Meyer Certificate
     of Incorporation.................   11
  Selected Historical and Pro Forma
     Financial Data...................   12
  Fred Meyer Selected Historical
     Financial and Other Data.........   13
  QFC Selected Historical Financial
     and Other Data...................   15
  Food 4 Less Selected Historical
     Financial and Other Data.........   17
  The Fred Meyer/QFC Merger and Fred
     Meyer/Food 4 Less Merger Selected
     Unaudited Pro Forma Condensed
     Combined Financial Data and Per
     Share Data.......................   20
  The Fred Meyer/QFC Merger Selected
     Unaudited Pro Forma Condensed
     Combined Financial Data and Per
     Share Data.......................   24
  The Fred Meyer/Food 4 Less Merger
     Selected Unaudited Pro Forma Con-
     densed Combined Financial Data
     and Per Share Data...............   27
THE COMPANIES.........................   30
  Fred Meyer..........................   30
  QFC.................................   30
  Food 4 Less.........................   31
  The Combined Company................   32
FRED MEYER SPECIAL MEETING............   33
  Solicitation, Voting and
     Revocability of Proxies..........   35
  Recommendations of the Fred Meyer
     Board............................   36
QFC SPECIAL MEETING...................   36
  General.............................   36
  Solicitation, Voting and
     Revocability of Proxies..........   37
  Recommendations of the QFC Board....   38
FOOD 4 LESS CONSENT SOLICITATION......   38
  Purpose of the Food 4 Less Consent
     Solicitation.....................   38
  Recommendation of the Food 4 Less
     Board............................   39
  Consents Required...................   39
  Procedures for Delivering
     Consents.........................   41
BACKGROUND OF THE MERGERS.............   42
THE FM/QFC MERGER.....................   46
  Reasons of Fred Meyer for the
     Merger...........................   46
  Reasons of QFC for the Merger.......   47
  Opinions of Fred Meyer Financial
     Advisors Regarding the FM/QFC
     Merger...........................   49
  Opinion of QFC Financial Advisor Re-
     garding the FM/QFC Merger........   57
  Interests of Certain Persons in the
     FM/QFC Merger....................   64
  Certain United States Federal Income
     Tax Consequences.................   66
  Accounting Treatment................   67
  Regulatory Approvals................   67
  Dissenters' Rights..................   68
  Stock Exchange Listing of Fred Meyer
     Common Stock.....................   70
  Federal Securities Law
     Consequences.....................   70

                                        PAGE
                                        ----
THE FM/QFC MERGER AGREEMENT...........   71
  The Merger..........................   71
  Conversion of Shares................   71
  Fractional Shares...................   72
  Exchange of Certificates............   72
  Effect on Stock Options and Stock
     Plans............................   73
  Representations and Warranties......   73
  Conduct of Business of QFC Pending
     the FM/QFC Merger................   74
  Conduct of Business of Fred Meyer
     Pending the FM/QFC Merger........   74
  Antitrust Clearance; Estimated
     Gain.............................   75
  No Solicitation.....................   76
  Employee Benefit Matters............   77
  Directors' and Officers'
     Indemnification; Insurance.......   77
  Directors...........................   78
  Conditions to Each Party's
     Obligation to Effect the FM/QFC
     Merger...........................   78
  Conditions to Obligations of QFC to
     Effect the FM/QFC Merger.........   78
  Conditions to Obligations of Fred
     Meyer and QFC Sub to Effect the
     FM/QFC Merger....................   79
  Termination.........................   79
  Termination Fee and Expenses........   80
  Amendment and Waiver................   81
OTHER AGREEMENTS -- FM/QFC MERGER.....   81
  Shareholders Agreements.............   81
  Voting Agreement....................   82
  Registration Rights Agreement.......   82
THE FM/FOOD 4 LESS MERGER.............   83
  Reasons of Fred Meyer for the
     Merger...........................   83
  Reasons of Food 4 Less for the
     Merger...........................   85
  Opinions of Fred Meyer Financial
     Advisors Regarding the FM/Food 4
     Less Merger......................   87
  Opinions of Food 4 Less Financial
     Advisors Regarding the FM/Food 4
     Less Merger......................   94
  Interests of Certain Persons in the
     FM/Food 4 Less Merger............  103
  Certain United States Federal Income
     Tax Consequences.................  106
  Accounting Treatment................  107
  Regulatory Approvals................  108
  Appraisal Rights....................  108
  Stock Exchange Listing of Fred Meyer
     Common Stock.....................  111
  Federal Securities Law
     Consequences.....................  111
THE FM/FOOD 4 LESS MERGER AGREEMENT...  112
  The Merger..........................  112
  Conversion of Shares................  112
  Escrowed Shares.....................  113
  Fractional Shares...................  113
  Exchange of Certificates............  113
  Effect on Stock Options.............  114
  Effect on Warrants..................  114
  Treatment of Yucaipa Consulting
     Agreement and Yucaipa Warrant....  115
  Representations and Warranties......  115
  Conduct of Business of Food 4 Less
     Pending the FM/Food 4 Less
     Merger...........................  116
  Conduct of Business of Fred Meyer
     Pending the FM/Food 4 Less
     Merger...........................  116
  Antitrust Clearance; Estimated
     Gain.............................  117
  No Solicitation.....................  118
  Employee Benefit Matters............  119
  Directors' and Officers'
     Indemnification; Insurance.......  119
  Directors...........................  119
  Conditions to Each Party's
     Obligation to Effect the FM/Food
     4 Less Merger....................  119
  Conditions to Obligations of Food 4
     Less to Effect the FM/Food 4 Less
     Merger...........................  120
  Conditions to Obligations of Fred
     Meyer and Food 4 Less Sub to
     Effect the FM/Food 4 Less
     Merger...........................  120
  Termination.........................  121
  Amendment and Waiver................  122
  Certain Definitions.................  122
OTHER AGREEMENTS -- FM/FOOD 4 LESS
  MERGER..............................  123
  Stockholders Agreements.............  123
  Registration Rights Agreement.......  124

                                        PAGE
                                        ----
REFINANCING ARRANGEMENTS..............  124
  The FM/QFC Merger and FM/Food 4 Less
     Merger...........................  125
  The FM/QFC Merger...................  126
  The FM/Food 4 Less Merger...........  126
THE FM/QFC MERGER AND FM/FOOD 4 LESS
  MERGER UNAUDITED PRO FORMA CON-
  DENSED COMBINED FINANCIAL
  STATEMENTS..........................  128
THE FM/QFC MERGER UNAUDITED PRO FORMA
  CONDENSED COMBINED FINANCIAL
  STATEMENTS..........................  146
THE FM/FOOD 4 LESS MERGER UNAUDITED
  PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS................  154
COMPARATIVE MARKET PRICES AND
  DIVIDENDS...........................  161
COMPARISON OF STOCKHOLDERS' RIGHTS....  162
  Comparison of Rights of Holders of
     QFC Common Stock and Holders of
     Fred Meyer Common Stock..........  162
  Comparison of Rights of Holders of
     Food 4 Less Common Stock and
     Holders of Fred Meyer Common
     Stock............................  168
PROPOSAL TO APPROVE AND ADOPT THE
  AMENDMENT TO THE RESTATED
  CERTIFICATE OF INCORPORATION OF FRED
  MEYER, INC..........................  170
LEGAL MATTERS.........................  171
EXPERTS...............................  171
OTHER MATTERS.........................  172
WHERE YOU CAN FIND MORE IN-
  FORMATION...........................  172
APPENDIX A  -- FM/QFC Merger Agreement
APPENDIX B  -- FM/Food 4 Less Merger Agreement
APPENDIX C  -- Fairness Opinion of Salomon Brothers Inc (FM/QFC Merger)
APPENDIX D  -- Fairness Opinion of Goldman, Sachs & Co. (FM/QFC Merger)
APPENDIX E  -- Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
               (FM/QFC Merger)
APPENDIX F  -- Fairness Opinion of Salomon Brothers Inc (FM/Food 4 Less Merger)
APPENDIX G  -- Fairness Opinion of Goldman, Sachs & Co. (FM/Food 4 Less Merger)
APPENDIX H  -- Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
               (FM/Food 4 Less Merger)
APPENDIX I  -- Fairness Opinion of Morgan Stanley & Co. Incorporated (FM/Food 4 Less
               Merger)
APPENDIX J  -- Chapter 23B.13 of the Washington Business Corporation Act
APPENDIX K  -- Section 262 of the Delaware General Corporation Law

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     This document (and documents that are incorporated by reference) contain forward-looking statements that are subject to risks and uncertainties. Stockholders are cautioned not to place undue reliance on such statements which only speak as of the date hereof. Forward-looking statements include the information concerning possible or assumed future results of operations of Fred Meyer, QFC or Food 4 Less, including any forecasts, projections and descriptions of anticipated cost savings or other anticipated synergies related to the mergers. Stockholders should note that many factors could affect the actual financial results of Fred Meyer, QFC and Food 4 Less, and could cause actual results to differ materially from those in the forward-looking statements. These factors include the following:

     - one or both of the mergers not being consummated;

     - regulatory authorities making adverse determinations regarding the mergers;

     - expected cost savings from the mergers not being fully realized or realized within the expected time frame;

     - unanticipated difficulties servicing the substantially higher level of indebtedness after the mergers;

     - revenues following the mergers being lower than expected;

     - competitive pressures among food and nonfood retailers increasing significantly;

     - costs or difficulties related to the integration of the businesses of the companies being greater than expected;

     - demands placed on management by the substantial increase in the combined company's size;

     - unanticipated increases occurring in financing and other costs;

     - relations with the union bargaining units representing the employees of the companies deteriorating;

     - general economic or business conditions, either nationally or in the states where the companies do business, being less favorable than expected;

     - legislative or regulatory changes adversely affecting the businesses in which the companies are engaged; and

     - other opportunities being presented to and pursued by the companies.

     All subsequent written and oral forward-looking statements attributable to the companies or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in the paragraph above. None of the companies undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please fill out and sign your proxy card or consent form. Then mail your signed proxy card or consent form in the enclosed return envelope as soon as possible so that your shares may be represented at the special meetings or counted in the consent solicitation.

Q: IF MY FRED MEYER OR QFC SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES ON THE MERGERS FOR ME?

A: Your broker will vote your Fred Meyer or QFC shares on the mergers only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR CONSENT
    FORM?

A: You can change your vote at any time before your proxy is voted at the Fred Meyer or QFC special meetings. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Fred Meyer at the address on page 4 if you are a Fred Meyer stockholder, or to QFC at the address on page 4 if you are a QFC shareholder. Third, you can attend the Fred Meyer or QFC special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

    If you are a Food 4 Less stockholder, you cannot revoke a consent form after Food 4 Less receives sufficient consents to approve the merger with Fred Meyer in accordance with Delaware law. Food 4 Less expects to receive sufficient consents to approve the merger promptly because holders of a majority of the outstanding voting power of Food 4 Less stock have agreed to deliver such consents.
Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the mergers are completed, Fred Meyer will send written instructions to QFC shareholders and Food 4 Less stockholders for exchanging their stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGERS TO BE COMPLETED?

A: We are working towards completing the mergers as quickly as possible. In addition to stockholder approvals, we must also obtain regulatory approvals. We expect to complete the mergers by mid-March 1998.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGERS?

A: The mergers generally will be tax-free to stockholders for federal income tax purposes. To review the tax consequences to stockholders in greater detail, see pages 66 and 106.

                        WHO CAN HELP ANSWER MY QUESTIONS

     If you have more questions about the mergers, you should contact:

Fred Meyer Stockholders:       QFC Shareholders:              Food 4 Less Stockholders:
D. F. King & Co., Inc.         D. F. King & Co., Inc.         Food 4 Less Holdings, Inc.
77 Water Street                77 Water Street                1100 West Artesia Boulevard
New York, New York 10005       New York, New York 10005       Compton, California 90220
(800) 207-2014 (toll free)     (800) 488-8075 (toll free)     Attention: Terrence J. Wallock,
                                                              Esq.
                                                              Telephone: (310) 884-9000

                                    SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the mergers and related matters and the amendment to the Fred Meyer certificate of incorporation fully and for a more complete description of the legal terms of the mergers, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 172.


                                 THE COMPANIES

FRED MEYER, INC.
3800 SE 22nd Avenue
Portland, Oregon 97202
(503) 232-8844

     Fred Meyer is a regional retailer of a wide range of food and drug products and general merchandise including: apparel, photo and electronics, products for the home and fine jewelry. Subsidiaries of Fred Meyer operate 112 multi-department stores under the name "Fred Meyer" in Alaska, Idaho, Montana, Oregon, Utah and Washington. Smith's Food & Drug Centers, Inc., a subsidiary of Fred Meyer, operates 150 combination food and drug stores and five warehouse stores in Arizona, Idaho, Nevada, New Mexico, Texas, Utah and Wyoming. Another subsidiary of Fred Meyer operates 164 specialty stores in 19 states, all but five of which are mall jewelry stores operating under the name "Fred Meyer Jewelers," "Merksamer Jewelers," or "Fox's Jewelers."

QUALITY FOOD CENTERS, INC.
10112 NE 10th Street, Suite 201
Bellevue, Washington 98004
(425) 462-2177

     QFC is an operator of premium supermarkets in the Seattle/Puget Sound region of Washington State and in Southern California. QFC currently operates 89 stores in the Seattle/Puget Sound region as well as 56 "Hughes Family Markets" stores in Southern California.

FOOD 4 LESS HOLDINGS, INC.
1100 West Artesia Boulevard
Compton, California 90220
(310) 884-9000

     Food 4 Less is the largest supermarket operator in Southern California. It operates the second largest conventional supermarket chain in the region under the "Ralphs" name (264 stores) and the largest warehouse supermarket chain in the region under the "Food 4 Less" name (80 stores). Food 4 Less also operates 27 stores in Northern California and 38 stores in certain areas of the Midwest.

                            REASONS FOR THE MERGERS

     The Boards of Directors of the three companies have identified various benefits that are likely to result from the mergers. The Boards of Directors believe the mergers will:

     - Enhance the franchise and resources of the companies;

     - Increase the presence of the companies in certain geographical areas;

     - Increase the profitability of the companies through cost savings, operating efficiencies, economies of scale, lower financing costs and stronger market positions; and

     - Combine three strong management teams.

These and other reasons for approving and recommending the mergers identified by each board are explained in greater detail on pages 46 through 49 and 83 through 87 of this document.

                              THE SPECIAL MEETINGS

     The Fred Meyer special meeting will be held at The DoubleTree Hotel Downtown, 310 S.W. Lincoln, Portland, Oregon, at 10.00 a.m. on March 5, 1998.

     The QFC special meeting will be held at the Sheraton Hotel and Towers, 1400 6th Avenue, Seattle, Washington, at 2:00 p.m. on March 6, 1998.

                        RECOMMENDATIONS TO STOCKHOLDERS

TO FRED MEYER STOCKHOLDERS:

     The Fred Meyer Board believes that the mergers are in the best interests of Fred Meyer stockholders and recommends that Fred Meyer stockholders vote FOR the proposals to:

     - Approve the issuance of Fred Meyer common stock to shareholders of QFC in the Fred Meyer/QFC merger;

     - Approve the issuance of Fred Meyer common stock to stockholders of Food 4 Less in the Fred Meyer/Food 4 Less merger; and

     - Approve an amendment to Fred Meyer's certificate of incorporation to increase the maximum size of the Board of Directors.

TO QFC SHAREHOLDERS:

     The QFC Board believes that the Fred Meyer/QFC merger is in the best interests of QFC and its shareholders and recommends that QFC shareholders vote FOR the proposal to approve and adopt the Fred Meyer/QFC merger agreement.

TO FOOD 4 LESS STOCKHOLDERS:

     The Food 4 Less Board believes that the Fred Meyer/Food 4 Less merger is in the best interests of Food 4 Less and its stockholders and recommends that Food 4 Less stockholders consent to the proposals to:

     - Approve and adopt the Fred Meyer/Food 4 Less merger agreement; and

     - Terminate certain existing stockholders agreements and registration rights agreements.

                                 VOTE REQUIRED

     To approve the Fred Meyer/QFC merger:

     - more than 50% of the outstanding shares of Fred Meyer must cast votes on the proposal to issue Fred Meyer shares and a majority of the votes cast must vote in favor of the proposal; and

     - a majority of the outstanding shares of QFC must vote in favor of the Fred Meyer/QFC merger agreement.

     To approve the Fred Meyer/Food 4 Less merger:
     - more than 50% of the outstanding shares of Fred Meyer must cast votes on the proposal to issue Fred Meyer shares and a majority of the votes cast must vote in favor of the proposal; and

     - a majority of the outstanding voting power of Food 4 Less shares must consent to the Fred Meyer/Food 4 Less merger agreement.

     To approve the proposed amendment to the Fred Meyer certificate of incorporation, at least 75% of the outstanding shares of Fred Meyer must vote in favor of the amendment.

     Certain holders of shares of QFC common stock who collectively own approximately 26% of the outstanding QFC shares have agreed to vote their QFC shares in favor of the Fred Meyer/QFC merger agreement. Certain holders of shares of Fred Meyer common stock who collectively own approximately 11% of the outstanding Fred Meyer shares have agreed to vote their Fred Meyer shares in favor of the issuance of Fred Meyer shares pursuant to the Fred Meyer/QFC merger agreement. Certain stockholders of Food 4 Less who collectively own approximately 66% of the voting power of the outstanding Food 4 Less shares have agreed to execute consents to approve the Fred Meyer/Food 4 Less merger agreement.

                     THE MERGER BETWEEN FRED MEYER AND QFC

     THE FRED MEYER/QFC MERGER AGREEMENT IS INCLUDED AS APPENDIX A TO THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. YOU ARE ENCOURAGED TO READ THE FRED MEYER/QFC MERGER AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE FRED MEYER/QFC MERGER.

WHAT QFC SHAREHOLDERS WILL RECEIVE
(SEE PAGE 71)

     As a result of the Fred Meyer/QFC merger, each outstanding share of QFC common stock will be converted into the greater of:

     - 1.9 shares of Fred Meyer common stock; or

     - The number of shares of Fred Meyer common stock having a value equal to $55.00. The value of the Fred Meyer common stock will be calculated based on the average closing price on the New York Stock Exchange for 15 randomly selected days out of the 35 trading days ending on the second trading day preceding the merger. In no event will an outstanding share of QFC common stock be converted into more than 2.3 shares of Fred Meyer common stock.

     The number of Fred Meyer shares to be received by the shareholders of QFC may be reduced under certain circumstances as a result of store divestitures in California which may be required by state or federal antitrust authorities.

     QFC shareholders should not send in their stock certificates until instructed to do so after the merger is completed.

OTHER INTERESTS OF OFFICERS AND DIRECTORS OF QFC IN THE FRED MEYER/QFC MERGER (SEE PAGE 64)

     A number of officers and directors of QFC have interests in the Fred Meyer/QFC merger that are different from or in addition to your interests. For example:

     - All unvested options held by executives under QFC's 1993 Executive Stock Option Plan will vest and become exercisable when the merger becomes effective;

     - Certain employees of QFC will become eligible to receive severance payments under employment agreements if their employment is terminated under certain circumstances within a certain time after the effective time of the merger;

     - Samuel Zell and Stuart M. Sloan, current directors of QFC, will become directors of Fred Meyer after the Fred Meyer/QFC merger; and

     - Fred Meyer will grant to Zell/Chilmark Fund, L.P. and Stuart M. Sloan, who collectively own approximately 26% of the outstanding shares of QFC common stock, the right to demand that Fred Meyer register the resale of their Fred Meyer shares under the securities laws.

CONDITIONS TO THE FRED MEYER/QFC MERGER (SEE PAGE 78)

     The completion of the merger depends upon meeting a number of conditions, including the following:
     - Approval of the merger agreement by shareholders of QFC;

     - Approval by stockholders of Fred Meyer of the issuance of Fred Meyer shares in the merger;

     - There shall have been no law enacted or injunction entered that effectively prohibits the merger;

     - Termination or expiration of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act;

     - Effectiveness of the registration statement filed with the Securities and Exchange Commission with respect to the shares of Fred Meyer common stock to be received by QFC shareholders;

     - Approval of the listing on the New York Stock Exchange of Fred Meyer shares to be issued to QFC shareholders in the merger; and

     - Receipt of legal opinions regarding certain tax consequences of the merger.

     Any condition to the merger may be waived by the company entitled to assert the condition.

NO SOLICITATION BY QFC (SEE PAGE 76)

     QFC has agreed that it will not initiate any discussions regarding a business combination of QFC with any other party.

REGULATORY APPROVALS (SEE PAGE 67)

     Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, the merger may not be consummated until the applicable waiting period requirements have been satisfied. Fred Meyer and QFC made the required filings on January 13, 1998 and expect the waiting period to expire on February 12, 1998 if a second request is not made by the Federal Trade Commission. The merger is also subject to review by state antitrust authorities. Since announcement of the proposed mergers, the parties have been in discussions with the staff of the California Attorney General's office with respect to certain concerns about the possible competitive impact of the proposed mergers in Southern California raised by the California Attorney General. Those discussions have resulted in a preliminary understanding that, following completion of both mergers, Fred Meyer will cause the divestiture to other supermarket operators of 19 specified stores in Southern California. Such preliminary understanding is not binding on the FTC, and the FTC may have concerns regarding the potential competitive impact of the proposed mergers in addition to those raised by the California Attorney General, and may require additional divestitures in California or elsewhere. If the preliminary understanding with the California Attorney General's office with respect to store divestitures is finalized and if the FTC does not require additional divestitures in California, there would be no reduction in the exchange ratio in the FM/QFC merger and no reduction in the number of shares of Fred Meyer Common Stock to be issued to Food 4 Less stockholders and warrant holders in the FM/Food 4 Less merger.


TERMINATION OF THE FM/QFC MERGER AGREEMENT (SEE PAGE 79)

     Fred Meyer and QFC can agree to terminate the merger agreement without completing the merger, and either of Fred Meyer or QFC can terminate the merger agreement if any of the following occurs:

     - The merger is not completed by August 31, 1998;

     - The approval of shareholders of QFC or of stockholders of Fred Meyer is not received;

     - A court or other governmental authority permanently prohibits the merger; or

     - The other party materially breaches any of its representations or warranties or obligations under the merger agreement.

     Further, QFC may terminate the agreement if the average closing price of Fred Meyer common stock for the five trading days ending on the second trading day before the effective time of the merger is $20 or less.

     Fred Meyer can terminate the merger agreement if the QFC Board of Directors withdraws, modifies or amends its approval of the merger agreement in any way adverse to Fred Meyer or recommends an alternative transaction.

     QFC can also terminate the merger agreement if a person other than Fred Meyer, prior to approval by the QFC shareholders of the merger agreement, proposes a "superior transaction."

TERMINATION FEES (SEE PAGE 80)

     The merger agreement requires QFC to pay Fred Meyer a termination fee of $40 million plus reimbursement of up to $5 million of expenses if the merger agreement terminates under certain circumstances.

ACCOUNTING TREATMENT (SEE PAGE 67)

     Fred Meyer and QFC expect the merger to qualify as a pooling of interests, which means that Fred Meyer and QFC will be treated as if they had always been combined for accounting and financial reporting purposes. The merger, however, is not conditioned on receiving this accounting treatment.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 49, 51 AND 57)

     In deciding to approve the merger, the Fred Meyer Board considered opinions from Salomon Brothers Inc and Goldman, Sachs & Co., its financial advisors, as to the fairness of the exchange ratio contained in the Fred Meyer/QFC merger agreement from a financial point of view to Fred Meyer. In deciding to approve and adopt the merger agreement, the QFC Board considered an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, its financial advisor, as to the fairness of the exchange ratio contained in the Fred Meyer/QFC merger agreement from a financial point of view to the shareholders of QFC. These opinions are included as Appendices C, D and E to this Joint Proxy and Consent Solicitation Statement/Prospectus, and we encourage you to read them.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 66)

     Fred Meyer and QFC have structured the merger so that no gain or loss generally should be recognized by a QFC shareholder for federal income tax purposes on the exchange of shares of QFC common stock for shares of Fred Meyer common stock. Federal income tax may be payable, however, on cash received by QFC shareholders instead of fractional shares. To review the federal income tax consequences to QFC shareholders in greater detail, see pages 66 through 67. Each of Fred Meyer and QFC has conditioned the merger on the receipt by it of a legal opinion regarding certain federal income tax consequences of the merger.

     The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

DISSENTERS' RIGHTS OF QFC SHAREHOLDERS
(SEE PAGE 68)

     QFC shareholders have the right to dissent from the merger under Washington law and receive payment of the "fair value" of their shares if they comply with certain requirements set forth in this Joint Proxy and Consent Solicitation Statement/ Prospectus.

                       THE MERGER BETWEEN FRED MEYER AND
                                  FOOD 4 LESS

     THE FRED MEYER/FOOD 4 LESS MERGER AGREEMENT IS INCLUDED AS APPENDIX B TO THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. YOU ARE ENCOURAGED TO READ THE FRED MEYER/ FOOD 4 LESS MERGER AGREEMENT BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE FRED MEYER/ FOOD 4 LESS MERGER.


WHAT FOOD 4 LESS STOCKHOLDERS AND WARRANT HOLDERS WILL RECEIVE (SEE PAGE 112)


     As a result of the Fred Meyer/Food 4 Less merger, Food 4 Less stockholders and warrant holders in the aggregate will receive the greater of:

     - 22.5 million shares of Fred Meyer common stock; or

     - the number of shares of Fred Meyer common stock having a value equal to $600 million. The value of the Fred Meyer shares will be calculated based on the average closing price on the New York Stock Exchange for 15 randomly selected days out of the 35 trading days ending on the second trading day preceding the Fred Meyer/Food 4 Less merger. In no event will Food 4 Less stockholders receive more than 24 million Fred Meyer shares.

     The number of Fred Meyer shares to be received by Food 4 Less stockholders and warrant holders may be reduced under certain circumstances, including as a result of the cash settlement of Food 4 Less options and as a result of store divestitures in California which may be required by state or federal antitrust authorities. If, by the closing of the Fred Meyer/Food 4 Less merger, no agreement has been reached with regulatory authorities relating to store divestitures that may be required, Fred Meyer will place in escrow a portion of the shares to be issued to Food 4 Less stockholders (up to 10% of the total) to cover any eventual purchase price reduction.

     The Fred Meyer/Food 4 Less merger agreement states the number of shares of Fred Meyer common stock that Food 4 Less stockholders and warrant holders will receive in the aggregate, rather than on a per share basis. This is because the total number of Food 4 Less shares outstanding (assuming conversion of Food 4 Less' preferred stock) is expected to increase over time (in part because the conversion rate of the preferred stock increases on a daily basis). Hence, a per share conversion ratio cannot be established until the closing date is known with certainty.

     Additionally, as noted above, other factors -- such as the amount of cash that must be paid to settle Food 4 Less options, and whether store divestitures in California are required by antitrust authorities -- affect the Food 4 Less conversion ratio. If the merger closes on March 15, 1998, Food 4 Less estimates that its stockholders will receive between .48 and .54 shares of Fred Meyer common stock for each share of Food 4 Less common stock (or a corresponding amount for each share of Food 4 Less preferred stock, on an as-converted basis), depending on the market price of Fred Meyer common stock. This estimate assumes that there will be no adjustment to the merger consideration as a result of store divestitures in California that may be required by antitrust authorities.

     Food 4 Less stockholders should not send in their stock certificates until instructed to do so after the merger is completed.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE FRED MEYER/FOOD 4 LESS MERGER (SEE PAGE 103)

     A number of officers and directors of Food 4 Less and a director of Fred Meyer have interests in the Fred Meyer/Food 4 Less merger that are different from, or in addition to, your interests. For example:

     - Ronald W. Burkle, the Chairman of the Board of Fred Meyer, is also chairman of the Board of Food 4 Less;

     - Entities controlled by Mr. Burkle and his affiliates, including The Yucaipa Companies, own approximately 26% of the equity interests in Food 4 Less and approximately 5% of the outstanding Fred Meyer common stock (and hold a warrant to acquire an additional 4%);

     - In addition to receiving Fred Meyer common stock in the merger, it is anticipated that Yucaipa will receive a fee of $20 million for the termination of a consulting agreement between Yucaipa and Food 4 Less and for advisory services rendered by Yucaipa in connection with the merger;

     - A majority of the directors of Food 4 Less are affiliated with Yucaipa;

     - Robert Beyer, a current director of Food 4 Less, and one additional designee to be named by Food 4 Less, will become directors of Fred Meyer after the Fred Meyer/Food 4 Less merger;

     - Holders of Food 4 Less options, including George G. Golleher, the Chief Executive Officer and a director of Food 4 Less, will receive cash payments for the cancellation of their options;

     - Certain employees of Food 4 Less will be eligible to receive severance payments if their employment is terminated under certain circumstances within a specified time after the effective time of the merger; and

     - Fred Meyer will grant Yucaipa and certain other stockholders of Food 4 Less the right to demand that Fred Meyer register the resale of their Fred Meyer shares under the securities laws.


CONDITIONS TO THE FRED MEYER/FOOD 4 LESS MERGER (SEE PAGE 119)

     The completion of the merger depends upon meeting a number of conditions, including the following:

     - Approval of the merger agreement by stockholders of Food 4 Less;

     - Approval by the stockholders of Fred Meyer of the issuance of Fred Meyer shares in the merger;

     - There shall have been no law enacted or injunction entered that effectively prohibits the merger;

     - Termination or expiration of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act;

     - Effectiveness of the registration statement filed with the Securities and Exchange Commission with respect to the shares of Fred Meyer common stock to be received by Food 4 Less stockholders;

     - Approval for listing on the New York Stock Exchange of the Fred Meyer shares to be issued to Food 4 Less stockholders and warrant holders in the merger; and

     - Receipt of legal opinions regarding certain tax consequences of the merger.

     Any condition to the merger may be waived by the company entitled to assert the condition.


NO SOLICITATION BY FOOD 4 LESS (SEE PAGE 118)


     Food 4 Less has agreed that it will not initiate any discussions regarding a business combination of Food 4 Less with any other party.

REGULATORY APPROVALS (SEE PAGE 108)

     Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, the merger may not be consummated until the applicable waiting period requirements have been satisfied. Each of Fred Meyer and Food 4 Less has filed notification reports under the Hart-Scott-Rodino Antitrust Improvements Act and the waiting period has expired. The merger is also subject to review by state antitrust authorities. Since announcement of the proposed mergers, the parties have been in discus-sions with the staff of the California Attorney
General's office with respect to certain concerns about the possible competitive impact of the proposed mergers in Southern California raised by the California Attorney General. Those discussions have resulted in a preliminary understanding that, following completion of both mergers, Fred Meyer will cause the divestiture to other supermarket operators of 19 specified stores in Southern California. Such preliminary understanding is not binding on the FTC, and the FTC may have concerns regarding the potential competitive impact of the proposed mergers in addition to those raised by the California Attorney General, and may require additional divestitures in California or elsewhere. If the preliminary understanding with the California Attorney General's office with respect to store divestitures is finalized and if the FTC does not require additional divestitures in California, there would be no reduction in the exchange ratio in the FM/QFC merger and no reduction in the number of shares of Fred Meyer Common Stock to be issued to Food 4 Less stockholders and warrant holders in the FM/Food 4 Less merger.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 122)

     Fred Meyer and Food 4 Less can agree to terminate the merger agreement without completing the merger, and either of Fred Meyer or Food 4 Less can terminate the merger agreement if any of the following occurs:

     - The merger is not completed by August 31, 1998;

     - Approval of stockholders of Food 4 Less or Fred Meyer is not received;

     - A court or other governmental authority permanently prohibits the merger; or

     - The other party materially breaches any of its representations or warranties or obligations under the merger agreement.

ACCOUNTING TREATMENT (SEE PAGE 107)

     Fred Meyer and Food 4 Less expect the merger to qualify as a purchase of Food 4 Less by Fred Meyer, which means that for accounting and financial reporting purposes the purchase price of Food 4 Less will be allocated to assets acquired and liabilities assumed based on their estimated fair values. Income of Fred Meyer will not include income of Food 4 Less prior to the closing of the merger.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 87, 89, 94 AND 98)

     In deciding to approve the merger, the Fred Meyer Board considered opinions from Salomon Brothers Inc and Goldman, Sachs & Co., its financial advisors, as to the fairness of the exchange ratio contained in the Fred Meyer/Food 4 Less merger agreement from a financial point of view to Fred Meyer. In deciding to approve the merger, the Food 4 Less Board considered opinions from Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated, its financial advisors, as to the fairness of the consideration to be received by Food 4 Less common stockholders in the merger from a financial point of view. These opinions are included as Appendices F, G, H and I to this Joint Proxy and Consent Solicitation Statement/Prospectus, and we encourage you to read them.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 106)

     Fred Meyer and Food 4 Less have structured the merger so that no gain or loss generally should be recognized by a Food 4 Less stockholder for federal income tax purposes on the exchange of shares of Food 4 Less stock for shares of Fred Meyer common stock. Federal income tax may be payable, however, on cash received by Food 4 Less stockholders instead of fractional shares. To review the federal income tax consequences to Food 4 Less stockholders in greater detail, see pages 106 through 107. Fred Meyer and Food 4 Less have each conditioned the merger on their receipt of a legal opinion regarding certain federal income tax consequences of the merger.

     The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

APPRAISAL RIGHTS (SEE PAGE 108)

     Food 4 Less stockholders have the right to assert appraisal rights under Delaware law if they comply with certain requirements set forth in this Joint Proxy and Consent Solicitation Statement/Prospectus.

                 OWNERSHIP OF FRED MEYER FOLLOWING THE MERGERS

     The following table sets forth the estimated percentage stock ownership of Fred Meyer by the stockholders of Fred Meyer, QFC and/or Food 4 Less following the completion of either or both of the mergers. These percentages assume that there are no store divestitures in California that would result in an adjustment to the merger consideration. In addition, these percentages are based on the number of shares of each company outstanding on January 21, 1998 and the market price of the Fred Meyer common stock on January 21, 1998:

                  PERCENTAGE OF FRED MEYER STOCK OWNED BY
                 ------------------------------------------
                  FRED MEYER        QFC        FOOD 4 LESS
                 STOCKHOLDERS   SHAREHOLDERS   STOCKHOLDERS
                 ------------   ------------   ------------
Upon completion
  of both
  mergers......      59%        27%            14%
Upon completion
  of the Fred
  Meyer/QFC
  merger
  only.........      69%        31%            --
Upon completion
  of the Fred
  Meyer/Food 4
  Less merger
  only.........      81%        --             19%


 BOARD OF DIRECTORS OF FRED MEYER FOLLOWING THE MERGERS (SEE PAGES 78 AND 119)



     If the Fred Meyer/QFC merger is completed, Samuel Zell and Stuart M. Sloan, current directors of QFC, will be elected to the Fred Meyer Board. If the Fred Meyer/Food 4 Less merger is completed, Robert Beyer, a current member of the Food 4 Less Board, and Carlton J. Jenkins, Chairman, President and Chief Executive Officer of Founders National Bank of Los Angeles will be elected to the Fred Meyer Board.



                    REFINANCING ARRANGEMENTS (SEE PAGE 124)


     Fred Meyer expects to refinance and consolidate approximately $4.5 billion of the indebtedness of the combined company in connection with the mergers, but the refinancing is not a condition to the closing of either merger.

                      COMPARATIVE MARKET PRICE INFORMATION

                                 (SEE PAGE 161)



     Shares of Fred Meyer and QFC are listed on the New York Stock Exchange. Shares of Food 4 Less are not publicly traded and there is no readily ascertainable market value for such shares. On November 6, 1997, the last full trading day prior to the public announcement of the proposed mergers, Fred Meyer common stock closed at $30.94 per share and QFC common stock closed at $51.63 per share. On January 26, 1998, Fred Meyer common stock closed at $37.375 per share and QFC common stock closed at $69.8125 per share. We urge you to obtain current market quotations.


     During the last two years, Fred Meyer, QFC and Food 4 Less have not paid any cash dividends and none of these companies expects to do so in the foreseeable future.

                       LISTING OF FRED MEYER COMMON STOCK
                             (SEE PAGES 70 AND 111)

     Fred Meyer will list the shares of Fred Meyer common stock to be issued in the mergers on the New York Stock Exchange.

                     AMENDMENT OF FRED MEYER CERTIFICATE OF

                          INCORPORATION (SEE PAGE 170)


     The Fred Meyer Board of Directors is proposing an amendment to the certificate of incorporation of Fred Meyer to increase the maximum size of the Board to 25 directors. The Board is proposing this amendment to retain flexibility to increase the size of the Board in the event of future acquisitions or for other reasons.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


     Set forth on the following pages are certain (i) selected historical financial and other data of Fred Meyer, QFC and Food 4 Less, (ii) unaudited pro forma condensed combined financial information of Fred Meyer after giving effect to the Fred Meyer/QFC merger and the Fred Meyer/Food 4 Less merger and anticipated refinancing arrangements, (iii) selected unaudited pro forma condensed combined financial information of Fred Meyer after giving effect to the Fred Meyer/QFC merger (assuming the Fred Meyer/Food 4 Less merger is not consummated) and anticipated refinancing arrangements and (iv) selected unaudited pro forma condensed combined financial information of Fred Meyer after giving effect to the Fred Meyer/Food 4 Less merger (assuming the Fred Meyer/QFC merger is not consummated) and anticipated refinancing arrangements. The selected historical financial data should be read in conjunction with the selected historical audited and unaudited financial information and historical audited and unaudited financial statements of Fred Meyer, QFC and Food 4 Less and the notes thereto that are incorporated herein by reference. The selected unaudited pro forma condensed combined financial data of Fred Meyer is derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such unaudited pro forma statements and notes thereto included elsewhere in this Joint Proxy and Consent Solicitation Statement/ Prospectus. See "The FM/QFC Merger and FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 128-145, "The FM/QFC Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 146-153 and "The FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 154-160.

            FRED MEYER SELECTED HISTORICAL FINANCIAL AND OTHER DATA


     The following selected historical financial data of Fred Meyer for each of the five fiscal years in the period ended February 1, 1997 have been derived from Fred Meyer's historical consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The selected historical financial data of Fred Meyer for the 40 weeks ended November 9, 1996 and November 8, 1997 (except for data regarding retail store square footage and number of stores at end of period) have been derived from the unaudited financial statements of Fred Meyer and include all adjustments consisting of normal recurring items considered necessary by Fred Meyer management for a fair presentation of the results for the entire fiscal year. The results of the interim periods are not necessarily indicative of results for the entire fiscal year. The data should be read in conjunction with Fred Meyer's historical consolidated financial statements, the selected unaudited pro forma financial data and the unaudited pro forma condensed combined financial statements, including the respective notes thereto, incorporated by reference into, or appearing elsewhere in, this Joint Proxy and Consent Solicitation Statement/Prospectus. See "Where You Can Find More Information" on pages 172-173, "The FM/QFC Merger and FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 128-145, "The FM/QFC Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 146-153 and "The FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 154-160.


                            52 WEEKS      52 WEEKS           52 WEEKS      53 WEEKS      52 WEEKS      40 WEEKS      40 WEEKS
                              ENDED         ENDED              ENDED         ENDED         ENDED         ENDED         ENDED
                           JANUARY 30,   JANUARY 29,        JANUARY 28,   FEBRUARY 3,   FEBRUARY 1,   NOVEMBER 9,   NOVEMBER 8,
                              1993          1994               1995          1996          1997          1996         1997(1)
                           -----------   -----------        -----------   -----------   -----------   -----------   -----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA
Net sales(2).............. $2,849,521    $2,973,825         $3,122,635    $3,422,718    $3,724,839    $2,729,084    $3,611,323
Cost of goods sold........  1,996,700     2,088,568          2,261,315     2,449,204     2,619,312     1,927,199     2,534,718
                           ----------    ----------         ----------    ----------    ----------    -----------   ----------
Gross margin..............    852,821       885,257 (8)        861,320       973,514     1,105,527       801,885     1,076,605
Operating, selling and
  administrative
  expenses(2).............    738,581       747,151            807,924       885,087       971,667       721,426       945,319
Writedown of California
  assets..................                                      15,978
                           ----------    ----------         ----------    ----------    ----------    -----------   ----------
Operating income..........    114,240       138,106 (8)         37,418        88,427       133,860        80,459       131,286
Interest expense..........     18,070        17,604             25,857        39,578        39,432        30,606        46,440
Provision for income
  taxes...................     35,583        49,598 (9)          4,393        18,563        35,883        18,944        34,190
                           ----------    ----------         ----------    ----------    ----------    -----------   ----------
Income before accounting
  change and extraordinary
  charge..................     60,587        70,904 (8,9)        7,168        30,286        58,545        30,909        50,656
Accounting change.........                   (2,588) (10)
Extraordinary charge(3)...                                                                                             (91,210)
                           ----------    ----------         ----------    ----------    ----------    -----------   ----------
Net income (loss)......... $   60,587    $   68,316(8,9,10) $    7,168    $   30,286    $   58,545    $   30,909    $  (40,554)
                           ==========    ==========         ==========    ==========    ==========    ===========   ==========
Earnings per common
  share:(4)
  Income before accounting
    change and
    extraordinary
    charge................ $     1.10    $     1.25 (8,9)   $      .13    $      .53    $     1.05    $      .55    $      .79
  Accounting change.......                     (.05) (10)
  Extraordinary charge....                                                                                               (1.42)
                           ----------    ----------         ----------    ----------    ----------    -----------   ----------
  Net income (loss)....... $     1.10    $     1.20(8,9,10) $      .13    $      .53    $     1.05    $      .55    $     (.63)
                           ==========    ==========         ==========    ==========    ==========    ===========   ==========
Common shares outstanding
  (weighted average) (in
  thousands)(4)...........     54,892        56,750             57,250        56,666        55,924        56,670        64,117
BALANCE SHEET DATA (END OF
  PERIOD)
Working capital........... $  173,975    $  192,737         $  249,514    $  283,082    $  233,202    $  249,674    $  395,848
Total assets..............  1,081,627     1,326,076          1,562,672     1,671,592     1,693,414     1,760,738     4,573,261
Total debt(5).............    214,432       338,042            555,612       671,026       535,777       591,583     1,957,106
Deferred lease
  transactions............     44,785        48,254             45,655        42,271        46,318        47,564        45,456
Stockholders' equity......    450,128       527,686            538,620       571,234       567,298       531,851     1,285,025

                            52 WEEKS      52 WEEKS           52 WEEKS      53 WEEKS      52 WEEKS      40 WEEKS      40 WEEKS
                              ENDED         ENDED              ENDED         ENDED         ENDED         ENDED         ENDED
                           JANUARY 30,   JANUARY 29,        JANUARY 28,   FEBRUARY 3,   FEBRUARY 1,   NOVEMBER 9,   NOVEMBER 8,
                              1993          1994               1995          1996          1997          1996         1997(1)
                           ----------    ----------         ----------    ----------    ----------    -----------   ----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CASH FLOW DATA
Cash flows provided (used)
  by:
  Operating activities.... $  141,159    $  118,128         $   50,040    $  133,052    $  166,244    $  139,568    $  118,632
  Investing activities....   (133,848)     (250,724)          (280,492)     (224,159)      (11,225)        9,316      (120,734)
  Financing activities....     (5,415)      134,766            231,266        98,088      (148,099)     (147,899)       70,708
OTHER DATA
EBITDA (as defined)(6).... $  185,673    $  205,673         $  148,979    $  194,876    $  249,548    $  174,360    $  254,671
EBITDA margin(6,7)........       6.52%         6.92%              4.77%         5.69%         6.70%         6.39%         7.05%
EBITDA/Interest expense...      10.28 x       11.68 x             5.76 x        4.92 x        6.33 x
Total debt/EBITDA.........       1.15 x        1.64 x             3.73 x        3.44 x        2.15 x
Capital expenditures...... $  144,628    $  253,920         $  284,193    $  236,052    $  146,917    $  124,185    $  208,185
Retail store square
  footage.................                                                                                          26,882,000
Number of stores at end of
  period..................                                                                                                 431

---------------

 (1) Includes balance sheet data of Smith's Food & Drug Centers, Inc. as of November 8, 1997 and results of operations of Smith's from September 9, 1997 to November 8, 1997.

 (2) For fiscal years 1992 through 1996, the amounts shown reflect the reclassification of employee discounts to make the reporting consistent with the reporting for the 1996 and 1997 interim periods.

 (3) Represents a charge for early extinguishment of debt covering premiums paid and write-off of financing costs related to debt refinanced in the Smith's Acquisition (as defined below).

 (4) Based upon shares outstanding during each period and the application of the treasury stock method of computing the effect of outstanding stock options. Shares outstanding and earnings per common share amounts have been adjusted for the two-for-one stock split effected as a 100% stock dividend which was effective September 30, 1997.

 (5) Total debt includes long-term debt, current maturities of long-term debt and capital lease obligations.

 (6) EBITDA, as presented by Fred Meyer, represents income (loss) before interest expense, income taxes, depreciation and amortization expense and LIFO provision. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt.

 (7) EBITDA margin represents EBITDA as a percentage of net sales.

 (8) Includes a nonrecurring LIFO credit of $6,178.

 (9) Includes $3,588 from the resolution of an Internal Revenue Service audit, ($2,286) related to the LIFO credit and a 38% tax rate.

(10) Effect of adopting Statement of Financial Accounting Standards No. 109 relating to income taxes.

                QFC SELECTED HISTORICAL FINANCIAL AND OTHER DATA


     The following selected historical financial data of QFC for each of the five fiscal years in the period ended December 28, 1996 have been derived from QFC's historical consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The selected historical financial data of QFC for the 36 weeks ended September 7, 1996 and September 6, 1997 (except for data regarding retail store square footage and number of stores at end of period) have been derived from the unaudited financial statements of QFC and include all adjustments consisting of normal recurring items considered necessary by QFC management for a fair presentation of the results for the entire fiscal year. The results of the interim periods are not necessarily indicative of results for the entire fiscal year. The data should be read in conjunction with QFC's historical consolidated financial statements, the selected unaudited pro forma financial data and the unaudited pro forma condensed combined financial statements, including the respective notes thereto, incorporated by reference into, or appearing elsewhere in, this Joint Proxy and Consent Solicitation Statement/Prospectus. See "Where You Can Find More Information" on pages 172-173, "The FM/QFC Merger and FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 128-145 and "The FM/QFC Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 146-153.



                             52 WEEKS       52 WEEKS       53 WEEKS       52 WEEKS       52 WEEKS       36 WEEKS       36 WEEKS
                              ENDED          ENDED          ENDED          ENDED          ENDED          ENDED          ENDED
                           DECEMBER 26,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,   DECEMBER 28,   SEPTEMBER 7,   SEPTEMBER 6,
                               1992           1993           1994         1995(1)          1996           1996         1997(2)
                           ------------   ------------   ------------   ------------   ------------   ------------   ------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Net sales...............   $460,107       $518,260       $575,879       $729,856       $805,281       $547,166      $1,225,261
  Cost of goods sold
    (6)...................    343,118        386,895        430,711        550,434        603,947        410,549         926,462
                             --------       --------       --------       --------       --------       --------      ----------
  Gross margin............    116,989        131,365        145,168        179,422        201,334        136,617         298,799
  Operating, selling and
    administrative
    expenses..............     80,144         92,468        105,956        136,645        152,337        103,850         238,065
                             --------       --------       --------       --------       --------       --------      ----------
  Operating income........     36,845         38,897         39,212         42,777         48,997         32,767          60,734
  Interest expense
    (income)..............       (864)          (880)          (933)         9,138          9,423          6,600          17,185
  Other charge............                                                   1,400(1)
  Provision for income
    taxes.................     12,633         13,783         13,768         12,023         14,156          9,372          17,220
                             --------       --------       --------       --------       --------       --------      ----------
  Net income..............   $ 25,076       $ 25,994       $ 26,377       $ 20,216       $ 25,418       $ 16,795      $   26,329
                             ========       ========       ========       ========       ========       ========      ==========
  Earnings per common
    share.................   $   1.28       $   1.33       $   1.34       $   1.28       $   1.71       $   1.14      $     1.33
                             ========       ========       ========       ========       ========       ========      ==========
  Common shares
    outstanding (weighted
    average) (in
    thousands)............     19,623         19,592         19,656         15,830         14,888         14,766          19,757
BALANCE SHEET DATA (END OF
  PERIOD):
  Working capital
    (deficit).............   $ 18,722       $ 14,329       $ 23,776       $  5,303       $  3,457       $(16,903)     $   64,315
  Total assets............    151,671        181,912        208,611        284,000        304,017        293,610       1,025,264
  Total debt(5)...........                                                 164,500        145,000        150,000         430,065
  Shareholders' equity....    108,345        133,620        158,178         45,368         76,798         64,407         334,800
CASH FLOW DATA:
  Cash flows provided
    (used) by:
    Operating
      activities..........   $ 36,578       $ 36,553       $ 34,675       $ 33,696       $ 50,924       $ 36,070      $   63,287
    Investing
      activities..........    (24,566)       (41,527)       (28,890)       (46,237)       (31,325)       (23,177)       (403,304)
    Financing
      activities..........      2,101           (719)        (1,819)       (11,263)       (17,083)       (12,256)        415,534
OTHER DATA:
  EBITDA (as
    defined)(3)...........   $ 44,466       $ 48,205       $ 50,817       $ 59,567       $ 69,150       $ 46,566      $   89,195
  EBITDA margin(4)........        9.7%           9.3%           8.8%           8.2%           8.6%           8.5%            7.3%
  EBITDA/Interest
    expense...............                                                    6.52x          7.34x
  Total debt/EBITDA.......                                                    2.76x          2.10x
  Capital expenditures....   $ 26,800       $ 43,000       $ 28,200       $ 89,100       $ 32,556       $ 25,000      $   35,597
  Retail store square
    footage...............                                                                                             5,156,000
  Number of stores at end
    of period.............                                                                                                   147


---------------

(1) Fiscal year ended December 30, 1995 data include a one-time charge of $1.4 million, or $.09 per share, resulting from a recapitalization completed in March 1995.

(2) Includes balance sheet data of KUI (as defined below) as of September 6, 1997 and results of operations of KUI from February 15, 1997 to September 6, 1997. Includes balance sheet data of Hughes (as defined below) as of September 6, 1997 and results of operations of Hughes for the period from March 20, 1997 to September 6, 1997.

(3) EBITDA, as presented by QFC, is defined as net earnings before interest, income taxes, depreciation, amortization, LIFO inventory charges, and, if applicable, equity earnings (losses) from subsidiaries, and non-recurring extraordinary items. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt.

(4) EBITDA margin represents EBITDA as a percentage of net sales.

(5) Total debt includes long-term debt, current maturities of long-term debt and capital lease obligations.

(6) Cost of goods sold includes related occupancy expenses.

            FOOD 4 LESS SELECTED HISTORICAL FINANCIAL AND OTHER DATA


     The following selected historical financial data of Food 4 Less and its predecessor Food 4 Less Supermarkets, Inc. ("Food 4 Less Supermarkets") for each of the five fiscal years and the transition period in the period ended February 2, 1997 have been derived from Food 4 Less' and Food 4 Less Supermarkets' historical consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. Certain prior period amounts in the financial data presented below have been reclassified to conform to the fiscal 1997 presentation. The selected historical financial data of Food 4 Less for the 36 weeks ended October 6, 1996 and October 12, 1997 (except for data regarding retail store square footage and number of stores at end of period) have been derived from the unaudited financial statements of Food 4 Less and include all adjustments consisting of normal recurring items considered necessary by Food 4 Less management for a fair presentation of the results for the entire fiscal year. The results of the interim periods are not necessarily indicative of results for the entire fiscal year. The data should be read in conjunction with Food 4 Less' historical consolidated financial statements, the selected unaudited pro forma financial data and the unaudited pro forma condensed combined financial statements, including the respective notes thereto, incorporated by reference into, or appearing elsewhere in, this Joint Proxy and Consent Solicitation Statement/Prospectus. See "Where You Can Find More Information" on pages 172-173, "The FM/QFC Merger and FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 128-145 and "The FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 154-160.


                                                            31 WEEKS        52 WEEKS        53 WEEKS                  36 WEEKS
                52 WEEKS        52 WEEKS     52 WEEKS        ENDED           ENDED           ENDED       36 WEEKS      ENDED
                 ENDED           ENDED        ENDED         JANUARY         JANUARY         FEBRUARY      ENDED       OCTOBER
                JUNE 27,        JUNE 26,     JUNE 25,         29,             28,              2,       OCTOBER 6,      12,
                  1992            1993       1994(1)        1995(2)         1996(3)           1997         1996         1997
               ----------      ----------   ----------     ----------      ----------      ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS)
OPERATING
  DATA:
Sales......... $2,913,493      $2,742,027   $2,585,160     $1,556,522      $4,335,109      $5,516,259   $3,695,594   $3,778,470
Cost of goods
  sold(4).....  2,429,711       2,273,167    2,126,302      1,296,810       3,527,120       4,380,241    2,941,360    3,000,531
                ---------       ---------    ---------      ---------       ---------       ---------    ---------    ---------
Gross
  margin(4)...    483,782         468,860      458,858        259,712         807,989       1,136,018      754,234      777,939
Operating,
  selling, and
administrative
  expenses....    439,126         425,064      386,104        223,856         765,749         981,381      651,212      640,329
Restructuring
  charge......                                                  5,134(13)     123,083(14)
                ---------       ---------    ---------      ---------       ---------       ---------    ---------    ---------
Operating
  income
  (loss)(4)...     44,656          43,796       72,754         30,722         (80,843)        154,637      103,022      137,610
Interest
 expense(5)...     70,211          73,614       77,017         48,361         202,651         284,217      192,700      191,528
Provision for
  earthquake
  losses......                                   4,504(12)
Provision for
  income
  taxes.......      3,441           1,427        2,700                            500
                ---------       ---------    ---------      ---------       ---------       ---------    ---------    ---------
Loss before
 extraordinary
  charges.....    (28,996)        (31,245)     (11,467)       (17,639)       (283,994)       (129,580)     (89,678)     (53,918)
Extraordinary
  charges.....     (4,818)(11)                                                (38,424)(15)                              (47,983)(16)
                ---------       ---------    ---------      ---------       ---------       ---------    ---------    ---------
Net loss(6)... $  (33,814)     $  (31,245)  $  (11,467)    $  (17,639)     $ (322,418)     $ (129,580)  $  (89,678)  $ (101,901)
                =========       =========    =========      =========       =========       =========    =========    =========
BALANCE SHEET
  DATA (END OF
  PERIOD)(7):
Working
  capital
  deficit..... $  (66,254)     $  (19,222)  $  (54,882)    $  (74,776)     $ (178,456)     $ (182,641)  $ (240,294)  $ (150,068)
Total
  assets......    998,451         957,840      980,080      1,000,695       3,188,129       3,131,993    3,146,899    3,076,768
Total
  debt(8).....    525,340         588,313      576,869        598,940       2,330,221       2,376,912    2,316,764    2,486,544
Stockholders'
  equity
  (deficit)...     50,771          22,633       10,024         (7,333)       (188,798)       (319,268)    (278,466)    (421,011)
CASH FLOW
  DATA:
Cash flows
  provided
  (used) by:
  Operating
 activities... $  106,152      $  (16,502)  $   87,822     $   17,621      $  (16,842)     $  133,665   $  124,815   $   44,695
  Investing
 activities...    (62,926)        (37,800)     (55,755)       (42,621)       (505,403)       (111,135)     (58,751)     (94,200)
  Financing
 activities...    (40,231)         54,914      (24,160)        11,564         570,668         (22,924)     (67,025)      45,440
OTHER DATA:
EBITDA (as
defined)(9)... $  101,723      $  103,794   $  130,573     $   76,853      $  245,146      $  354,646   $  233,516   $  257,738
EBITDA
 margin(10)...        3.5%            3.8%         5.1%           4.9%            5.7%            6.4%         6.3%         6.8%
EBITDA/Interest
  expense.....       1.45x           1.41x        1.70x          1.59x           1.21x           1.25x
Total
debt/EBITDA...       5.16x           5.67x        4.42x          7.79x           9.51x           6.70x
Capital
expenditures... $   60,263     $   53,467   $   57,741     $   49,023      $  122,355      $  123,622   $   74,328   $  111,154
Retail store
  square
  footage.....                                                                                                       15,697,000
Number of
  stores at
  end of
  period                                                                                                                    406

---------------

 (1) Operating data for the 52 weeks ended June 25, 1994 include the results of 10 Food Barn stores, which were not material, from March 29, 1994, the date of the Food Barn acquisition.

 (2) Food 4 Less Supermarkets changed its fiscal year end from the 52 or 53-week period which ends on the last Saturday in June to the 52 or 53-week period which ends on the Sunday closest to January 31, resulting in a 31-week transition period.

 (3) Operating data for the 52 weeks ended January 28, 1996 reflects the acquisition of Ralphs Supermarkets, Inc. on June 14, 1995.

 (4) Cost of sales has been principally determined using the last-in, first-out ("LIFO") method of valuing inventory. If cost of sales had been determined using the first-in, first-out ("FIFO") method, gross profit and operating income would have been greater by $3.6 million, $4.4 million, $0.7 million, $2.7 million, $2.2 million, $5.6 million, $2.5 million (unaudited) and $1.7 million (unaudited) for the 52 weeks ended June 27, 1992, June 26, 1993, and June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996, the 53 weeks ended February 2, 1997 and the 36 weeks ended October 6, 1996 and October 12, 1997, respectively.

 (5) Interest expense includes non-cash charges related to the amortization of deferred financing costs.

 (6) Net loss includes a pre-tax provision for self-insurance, which is classified in cost of sales, selling, general and administrative expenses, and interest expense of $51.1 million, $43.9 million, $25.7 million, $9.8 million, $32.6 million, $29.2 million, $31.4 million and $24.9 million for the 52 weeks ended June 27, 1992, June 26, 1993, and June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996, the 53 weeks ended February 2, 1997 and the 36 weeks ended October 6, 1996 and October 12, 1997, respectively. Included in the 52 weeks ended June 25, 1994, the 31 weeks ended January 29, 1995 and the 52 weeks ended January 28, 1996 are reduced employer contributions of $8.1 million, $14.3 million and $26.1 million, respectively, related to union pension and health and welfare benefit plans. Included in the 53 weeks ended February 2, 1997, the 36 weeks ended October 6, 1996 and the 36 weeks ended October 12, 1997 are reduced employer contributions of $17.8 million, $11.5 million and $11.8 million, respectively, related to union pension and health and welfare benefit plans. The multi-employer union health and welfare plans to which Food 4 Less contributes are overfunded, and those employers who contributed to the plans received a pro rata share of excess reserves in the plans through reduction of current contributions.

 (7) Balance sheet data as of June 25, 1994 relate to Food 4 Less and reflect the acquisition of 10 Food Barn stores. Balance sheet data as of January 28, 1996 relate to Food 4 Less and reflect the acquisition of Ralphs Supermarkets, Inc. and the financings associated therewith.

 (8) Total debt includes long-term debt, current maturities of long-term debt and capital lease obligations.

 (9) EBITDA, as presented by Food 4 Less, represents income before interest expense, depreciation and amortization expense, the LIFO provision, provision for income taxes, provision for earthquake losses, provision for restructuring, a one-time charge in the 1995 transition period for Teamsters Union sick pay benefits, $75.0 million of one-time costs incurred in connection with the acquisition of Ralphs Supermarkets, Inc. in fiscal year 1995 and $13.5 million of one-time costs incurred in connection with the acquisition of a distribution center located in Riverside, California and nine former Smith's stores in fiscal year 1996. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Food 4 Less' operating performance or as a measure of liquidity. EBITDA as presented may not be comparable to EBITDA of other companies that do not calculate EBITDA in the same manner as Food 4 Less. Food 4 Less believes that its definition of EBITDA is the measure most useful to investors as it is consistent with the definitions used in Food 4 Less' debt covenants.

(10) EBITDA margin represents EBITDA as a percentage of net sales. Food 4 Less believes that EBITDA margin, which highlights changes in EBITDA performance unrelated to fluctuations in sales, is useful to investors as an indication of changes in operating efficiency.

(11) Represents an extraordinary net charge of $4.8 million reflecting the write-off of $6.7 million (net of related income tax benefit of $2.5 million) of deferred debt issuance costs as a result of the early redemption of a portion of Food 4 Less' bank term loan, partially offset by a $1.9 million extraordinary gain (net of a related income tax expense of $0.7 million) on the replacement of partially depreciated assets following the civil unrest in Los Angeles.

(12) On January 17, 1994, Southern California was struck by a major earthquake which resulted in the temporary closing of 31 of Food 4 Less' stores. The closures were caused primarily by loss of electricity, water, inventory or damage to the affected stores. All but one of the closed stores reopened within a week of the earthquake. The final closed store reopened on March 24, 1994. Food 4 Less is insured, subject to deductibles, against earthquake losses (including business interruption). The pre-tax charge to earnings, net of insurance recoveries, was approximately $4.5 million.

(13) Food 4 Less converted 11 of its conventional supermarkets to warehouse stores. During the 31 weeks ended January 29, 1995, Food 4 Less recorded a non-cash restructuring charge for the write-off of property and equipment at the 11 stores of $5.1 million.

(14) Food 4 Less recorded a $75.2 million restructuring charge associated with the closing of 58 stores and one warehouse facility in the 52 weeks ended January 28, 1996. Pursuant to the settlement agreement with the State of California, 24 Food 4 Less stores (as well as 3 Ralphs stores) were required to be divested and an additional 34 under-performing stores were closed. Food 4 Less also recorded a $47.9 million restructuring charge associated with the closing of 9 stores and one warehouse facility in the 52 weeks ended January 28, 1996, in conjunction with an agreement with Smith's to lease a distribution center located in Riverside, California and nine former Smith's stores.

(15) Represents an extraordinary charge of $38.4 million relating to the refinancing of Food 4 Less' old credit facility, 10.45% Senior Notes due 2000 (the "1992 Senior Notes"), 13.75% Senior Subordinated Notes due 2001 (the "1991 Senior Subordinated Notes") and 15.25% Senior Discount Notes due 2004 in connection with the acquisition of Ralphs Supermarkets, Inc. and the write-off of their related debt issuance costs.

(16) Represents an extraordinary charge of $48.0 million relating to the write-off of debt issuance costs associated with the refinancing of the 1995 Credit Facility and the write-off of debt issuance costs and premium paid relating to the redemption of the 1991 Senior Subordinated Notes and 1995 13.75% Senior Subordinated Notes.

          THE FRED MEYER/QFC MERGER AND FRED MEYER/FOOD 4 LESS MERGER
                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL DATA AND PER SHARE DATA


     The following table sets forth selected unaudited pro forma condensed combined financial data of Fred Meyer giving effect to the Fred Meyer/QFC merger and the Fred Meyer/Food 4 Less merger. The table gives effect to the Fred Meyer/QFC merger as if such transaction occurred as of January 30, 1994 with respect to the unaudited pro forma condensed combined operating and other data for the fiscal years ended January 28, 1995, February 3, 1996, and February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet data. Additionally, the table gives effect to the Fred Meyer/Food 4 Less merger as if such transaction occurred as of February 4, 1996 with respect to the unaudited pro forma condensed combined operating and other data for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet data. Finally, the table gives effect to refinancing certain Fred Meyer, QFC and Food 4 Less debt, as if such refinancing occurred as of February 4, 1996 with respect to the unaudited pro forma condensed combined operating and other data for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet data. Such pro forma information includes: (i) the historical results of operations data of Fred Meyer for fiscal years ended January 28, 1995 and February 3, 1996, and the historical balance sheet data of Fred Meyer as of November 8, 1997; (ii) the pro forma results of operations data of Fred Meyer for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997; (iii) the historical results of operations data of QFC for fiscal years ended December 31, 1994 and December 30, 1995, and the historical balance sheet data of QFC as of September 6, 1997; (iv) the pro forma results of operations data of QFC for the fiscal year ended December 28, 1996 and the 36 weeks ended September 6, 1997; and (v) the historical results of operations data of Food 4 Less for the fiscal year ended February 2, 1997 and the 36 weeks ended October 12, 1997 and the historical balance sheet data of Food 4 Less as of October 12, 1997. The Fred Meyer pro forma results of operations data includes adjustments for acquisitions made by both Fred Meyer and QFC during the periods presented. See "The FM/QFC Merger and FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 128-145.


     The unaudited pro forma condensed combined financial data set forth below is not necessarily indicative of either future results of operations or results that might have been achieved if the Fred Meyer/QFC merger and the Fred Meyer/Food 4 Less merger had been consummated as of the indicated dates. The unaudited pro forma condensed combined financial data does not reflect an extraordinary charge of approximately $220 million (net of taxes) on extinguishment of debt as a result of refinancing certain debt.

     Any divestitures that may be required by federal or state regulatory authorities as a result of the mergers have not been considered and are not reflected in the following selected unaudited pro forma condensed combined financial data. The selected unaudited pro forma condensed combined financial data also does not reflect approximately $50 million, $70 million, $90 million and $100 million in annualized operating savings that management of Fred Meyer believes are achievable by the end of 1998, 1999, 2000 and 2001, respectively.


     The selected unaudited pro forma condensed combined financial data should be read in conjunction with the FM/QFC Merger and FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements on pages 128-145 and the historical consolidated financial statements of Fred Meyer, QFC and Food 4 Less, together with the related notes thereto, which are incorporated by reference in this Joint Proxy and Consent Solicitation Statement/Prospectus. See "Where You Can Find More Information" on pages 172-173.

          THE FRED MEYER/QFC MERGER AND FRED MEYER/FOOD 4 LESS MERGER
         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                         FISCAL YEAR                      INTERIM
                                          -----------------------------------------       PERIOD
                                             1994           1995           1996            1997
                                          ----------     ----------     -----------     -----------
PRO FORMA OPERATING DATA:
  Net sales.............................  $3,698,514     $4,152,574     $14,358,538     $10,717,899
  Gross margin..........................   1,039,614      1,197,442       3,680,684       2,797,992
  Operating and administrative
     expenses...........................     845,620        942,683       2,705,231       2,014,085
  Depreciation and amortization
     expense............................     101,386        123,555         496,021         367,974
  Income from operations................      76,630        131,204         479,432         415,933
  Interest expense......................      24,924         48,573         413,282         294,245
  Income before income taxes and
     extraordinary charge...............      51,706         81,088          54,282         112,786
  Income before extraordinary charge....      33,545         50,502          (2,194)         42,320
OTHER DATA:
  Pro Forma EBITDA (as defined)(1)......     181,217        254,423         980,587         791,789
  Pro forma EBITDA margin(1,2)..........         4.9%           6.1%            6.8%            7.4%

                                                                                        NOVEMBER 8,
                                                                                           1997
                                                                                        -----------
PRO FORMA BALANCE SHEET DATA:
  Total assets.....................................................................     $10,067,514
  Total debt.......................................................................       5,323,715
  Stockholders' equity.............................................................       2,077,302

---------------

(1) EBITDA represents income (loss) before interest expense, income taxes, depreciation and amortization and LIFO provision. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt.

(2) EBITDA margin represents EBITDA as a percentage of net sales.

          THE FRED MEYER/QFC MERGER AND FRED MEYER/FOOD 4 LESS MERGER
                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Fred Meyer, QFC and Food 4 Less and combined per share data on an unaudited pro forma basis after giving effect to the Fred Meyer/QFC merger and the Fred Meyer/Food 4 Less merger and anticipated refinancing arrangements (i) as if they had occurred on January 30, 1994 on a pooling-of-interests basis for the Fred Meyer/QFC merger assuming that 1.9 shares of Fred Meyer common stock were issued in exchange for each share of QFC common stock outstanding and (ii) as if they had occurred on February 4, 1996 on a purchase accounting basis for the Fred Meyer/ Food 4 Less merger assuming that 22.5 million shares of Fred Meyer common stock were issued in connection with the Fred Meyer/Food 4 Less merger. Such combined per share data on an unaudited pro forma basis also gives effect to certain acquisitions previously completed by each of Fred Meyer and QFC (which were accounted for as purchases) as if they had occurred on February 4, 1996. This data should be read in conjunction with the selected historical audited and unaudited financial data and historical audited and unaudited financial statements of Fred Meyer, QFC and Food 4 Less and the notes thereto that are incorporated herein by reference. The unaudited selected pro forma combined financial information of Fred Meyer, QFC and Food 4 Less is derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such unaudited pro forma financial statements and notes thereto included elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Fred Meyer, QFC and Food 4 Less been a single entity during the periods presented.

          THE FRED MEYER/QFC MERGER AND FRED MEYER/FOOD 4 LESS MERGER
                           COMPARATIVE PER SHARE DATA

                                                                FISCAL YEAR(1)            INTERIM
                                                          --------------------------      PERIOD
                                                          1994      1995       1996       1997(1)
                                                          -----     -----     ------     ---------
FRED MEYER
  Historical per common share:
     Income before extraordinary charge.................  $0.13     $0.53     $ 1.05      $  0.79
     Dividends paid.....................................     --        --         --           --
     Book value(2)......................................                       10.82        14.59
  Pro forma combined-per Fred Meyer common share:
     Income (loss) before extraordinary charge..........   0.35      0.58      (0.01)        0.27
     Dividends paid.....................................   0.07      0.02         --           --
     Book value(2)......................................                       12.78        13.81
QFC
  Historical per common share:
     Income before extraordinary charge.................   1.34      1.28       1.71         1.33
     Dividends paid.....................................   0.20      0.05         --           --
     Book value(2)......................................                        0.01        15.96
  Pro forma combined-per equivalent QFC common share(3):
     Income (loss) before extraordinary charge..........   0.67      1.11      (0.03)        0.52
     Dividends paid.....................................   0.13      0.03         --           --
     Book value(2)......................................                       24.29        26.24
FOOD 4 LESS
  Historical per common share:
     Income (loss) before extraordinary charge..........                       (3.54)       (1.47)
     Dividends paid.....................................                          --           --
     Book value(2)......................................                      (18.64)      (24.31)
  Pro forma combined-per equivalent Food 4 Less common
     share(3):
     Income (loss) before extraordinary charge..........                       (0.01)        0.14
     Dividends paid.....................................                          --           --
  Book value(2).........................................                        6.39         6.90

---------------

(1) For Fred Meyer, information is for the 40 weeks ended November 8, 1997, the 52 weeks ended February 1, 1997, the 53 weeks ended February 3, 1996 and the 52 weeks ended January 28, 1995. For QFC, information is for the 36 weeks ended September 6, 1997 and the fiscal years ended December 28, 1996, December 30, 1995 and December 31, 1994. For Food 4 Less, information is for the 36 weeks ended October 12, 1997 and the 53 weeks ended February 2, 1997.

(2) Historical book value per share is computed by dividing stockholders' equity for Fred Meyer, QFC and Food 4 Less by the number of shares of common stock outstanding at the end of each period for Fred Meyer, QFC and Food 4 Less. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

(3) For QFC, amounts are calculated by multiplying Fred Meyer pro forma combined amounts by the assumed Fred Meyer/QFC merger exchange ratio of 1.9. For Food 4 Less, amounts are calculated by multiplying Fred Meyer pro forma combined amounts by an exchange ratio of 0.50. Such exchange ratio is computed by dividing the total shares of Fred Meyer common stock estimated to be issued for each outstanding share of Food 4 Less common stock in connection with the Fred Meyer/Food 4 Less Merger (8.6 million) by the number of shares of Food 4 Less common stock outstanding (17.3 million).

                           THE FRED MEYER/QFC MERGER
                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL DATA AND PER SHARE DATA


     The following table sets forth selected unaudited pro forma condensed combined financial data of Fred Meyer giving effect to the Fred Meyer/QFC merger. The table gives effect to the Fred Meyer/QFC merger as if such transaction occurred as of January 30, 1994 with respect to the unaudited pro forma condensed combined operating and other data for the fiscal years ended January 28, 1995, February 3, 1996, and February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet data. Additionally, the table gives effect to refinancing certain Fred Meyer and QFC debt, as if such refinancing occurred as of February 4, 1996 with respect to the unaudited pro forma condensed combined operating and other data for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet data. Such pro forma information includes: (i) the historical results of operations data of Fred Meyer for fiscal years ended January 28, 1995 and February 3, 1996, and the historical balance sheet data of Fred Meyer as of November 8, 1997; (ii) the pro forma results of operations data of Fred Meyer for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997; (iii) the historical results of operations data of QFC for fiscal years ended December 31, 1994 and December 30, 1995, and the historical balance sheet data of QFC as of September 6, 1997; and (iv) the pro forma results of operations data of QFC for the fiscal year ended December 28, 1996 and the 36 weeks ended September 6, 1997. The Fred Meyer pro forma results of operations data includes adjustments for acquisitions made by both Fred Meyer and QFC during the periods presented. See "The FM/QFC Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 146-153.


     The unaudited pro forma condensed combined financial data set forth below is not necessarily indicative of either future results of operations or results that might have been achieved if the Fred Meyer/QFC merger had been consummated as of the indicated dates. The unaudited pro forma condensed combined financial data does not reflect an extraordinary charge of approximately $6.3 million (net of taxes) on extinguishment of debt as a result of refinancing certain debt. The selected unaudited pro forma condensed combined financial data also does not reflect approximately $20 million, $25 million, $30 million and $30 million in annualized operating savings that management of Fred Meyer believes are achievable by the end of 1998, 1999, 2000 and 2001, respectively.


     The selected unaudited pro forma condensed combined financial data should be read in conjunction with the FM/QFC Merger Unaudited Pro Forma Condensed Combined Financial Statements on pages 146-153 and the historical consolidated financial statements of Fred Meyer and QFC, together with the related notes thereto, which are incorporated by reference in this Joint Proxy and Consent Solicitation Statement/Prospectus. See "Where You Can Find More Information" on pages 172-173.

                           THE FRED MEYER/QFC MERGER
         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                          FISCAL YEAR                     INTERIM
                                            ----------------------------------------       PERIOD
                                               1994           1995           1996           1997
                                            ----------     ----------     ----------     ----------
PRO FORMA OPERATING DATA:
  Net sales...............................  $3,698,514     $4,152,574     $8,842,279     $6,939,429
  Gross margin............................   1,039,614      1,197,442      2,434,963      1,981,731
  Operating and administrative expenses...     845,620        942,683      1,798,491      1,459,481
  Depreciation and amortization expense...     101,386        123,555        279,534        219,820
  Income from operations..................      76,630        131,204        356,938        302,430
  Interest expense........................      24,924         48,573        181,134        131,610
  Income before income taxes and
     extraordinary charge.................      51,706         81,088        171,869        167,868
  Income before extraordinary charge......      33,545         50,502         88,896         93,453
OTHER DATA:
  Pro Forma EBITDA (as defined) (1).......     181,217        254,423        636,006        527,832
  Pro forma EBITDA margin (1,2)...........         4.9%           6.1%           7.2%           7.6%

                                                                                         NOVEMBER 8,
                                                                                            1997
                                                                                         -----------
PRO FORMA BALANCE SHEET DATA:
  Total assets......................................................................     $5,624,093
  Total debt........................................................................      2,442,171
  Stockholders' equity..............................................................      1,590,393

---------------

(1) EBITDA represents income (loss) before interest expense, income taxes, depreciation and amortization and LIFO provision. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt.

(2) EBITDA margin represents EBITDA as a percentage of net sales.

                           THE FRED MEYER/QFC MERGER
                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Fred Meyer and QFC and combined per share data on an unaudited pro forma basis after giving effect to the Fred Meyer/QFC merger and anticipated refinancing arrangements as if they had occurred on January 30, 1994 on a pooling-of-interests basis assuming that 1.9 shares of Fred Meyer common stock were issued in exchange for each share of QFC common stock outstanding. Such combined per share data on an unaudited pro forma basis also gives effect to certain acquisitions previously completed by each of Fred Meyer and QFC (which were accounted for as purchases) as if they had occurred on February 4, 1996. This data should be read in conjunction with the selected historical audited and unaudited financial data and historical audited and unaudited financial statements of Fred Meyer and QFC and the notes thereto that are incorporated herein by reference. The selected unaudited pro forma combined financial information of Fred Meyer and QFC is derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such unaudited pro forma statements and notes thereto included elsewhere in this Joint Proxy and Consent Solicitation Statement/ Prospectus. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Fred Meyer and QFC been a single entity during the periods presented.

                                                                  FISCAL YEAR(1)           INTERIM
                                                            --------------------------     PERIOD
                                                            1994      1995       1996      1997(1)
                                                            -----     -----     ------     ------
FRED MEYER
  Historical per common share:
     Income before extraordinary charge...................  $0.13     $0.53     $ 1.05     $ 0.79
     Dividends paid.......................................     --        --         --         --
     Book value(2)........................................                       10.82      14.59
  Pro forma combined-per Fred Meyer common share:
     Income before extraordinary charge...................   0.35      0.58       0.68       0.71
     Dividends paid.......................................   0.07      0.02         --         --
     Book value(2)........................................                       10.38      12.43
QFC
  Historical per common share:
     Income before extraordinary charge...................   1.34      1.28       1.71       1.33
     Dividends paid.......................................   0.20      0.05         --         --
     Book value(2)........................................                        0.01      15.96
  Pro forma combined-per equivalent QFC common share(3):
     Income before extraordinary charge...................   0.67      1.11       1.30       1.35
     Dividends paid.......................................   0.13      0.03         --         --
     Book value(2)........................................                       19.72      23.62

---------------

(1) For Fred Meyer, information is for the 40 weeks ended November 8, 1997, the 52 weeks ended February 1, 1997, the 53 weeks ended February 3, 1996 and the 52 weeks ended January 28, 1995. Information is for the 36 weeks ended September 6, 1997 and the fiscal years ended December 28, 1996, December 30, 1995 and December 31, 1994 for QFC.

(2) Historical book value per share is computed by dividing stockholders' equity for Fred Meyer and QFC by the number of shares of common stock outstanding at the end of each period for Fred Meyer and QFC. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

(3) Amounts are calculated by multiplying Fred Meyer pro forma combined amounts by the assumed exchange ratio of 1.9.

                       THE FRED MEYER/FOOD 4 LESS MERGER
                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL DATA AND PER SHARE DATA


     The following table sets forth selected unaudited pro forma condensed combined financial data of Fred Meyer giving effect to the Fred Meyer/Food 4 Less merger. The table gives effect to the Fred Meyer/Food 4 Less merger as if such transaction occurred as of February 4, 1996 with respect to the unaudited pro forma condensed combined operating and other data for the fiscal years ended February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet data. Additionally, the table gives effect to refinancing certain Fred Meyer and Food 4 Less debt, as if such refinancing occurred as of February 4, 1996 with respect to the unaudited pro forma condensed combined operating and other data for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet data. Such pro forma information includes: (i) the historical balance sheet data of Fred Meyer as of November 8, 1997; (ii) the pro forma results of operations data of Fred Meyer for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997; (iii) the historical results of operations data of Food 4 Less for the fiscal year ended February 2, 1997 and the 36 weeks ended October 12, 1997 and the historical balance sheet data of Food 4 Less as of October 12, 1997. The Fred Meyer pro forma results of operations data includes adjustments for acquisitions made by Fred Meyer during the periods presented. See "The FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements" on pages 154-160.


     The pro forma condensed combined financial data set forth below is not necessarily indicative of either future results of operations or results that might have been achieved if the Fred Meyer/Food 4 Less merger had been consummated as of the indicated dates. The unaudited pro forma condensed combined financial data does not reflect an extraordinary charge of approximately $205 million (net of taxes) on extinguishment of debt as a result of refinancing certain debt. The selected unaudited pro forma condensed combined financial data also does not reflect approximately $10 million and $15 million in annualized operating savings that management of Fred Meyer believes are achievable by the end of 2000 and 2001, respectively.


     The selected unaudited pro forma condensed combined financial data should be read in conjunction with the FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements on pages 154-160 and the historical consolidated financial statements of Fred Meyer and Food 4 Less, together with the related notes thereto, which are incorporated by reference in this Joint Proxy and Consent Solicitation Statement/Prospectus. See "Where You Can Find More Information" on pages 172-173.

                       THE FRED MEYER/FOOD 4 LESS MERGER
         SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                                              INTERIM
                                                             FISCAL YEAR       PERIOD
                                                                1996            1997
                                                             -----------     ----------
        PRO FORMA OPERATING DATA:
          Net sales........................................  $12,258,782     $9,249,898
          Gross margin.....................................    3,059,648      2,352,797
          Operating and administrative expenses............    2,200,681      1,669,949
          Depreciation and amortization expense............      448,832        334,040
          Income from operations...........................      410,135        348,808
          Interest expense.................................      394,811        282,961
          Income before taxes and extraordinary charge.....        4,651         57,842
          Income (loss) before extraordinary charge........      (30,264)        10,458
        OTHER DATA:
          Pro Forma EBITDA (as defined)(1).................      863,401        690,308
          Pro forma EBITDA margin(1,2).....................          7.0%           7.5%

                                                                           NOVEMBER 8,
                                                                              1997
                                                                           -----------
        PRO FORMA BALANCE SHEET DATA:
          Total assets...................................................  $9,027,717
          Total debt.....................................................   4,853,650
          Stockholders' equity...........................................   1,767,969

---------------

(1) EBITDA represents income (loss) before interest expense, income taxes, depreciation and amortization and LIFO provision. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt.

(2) EBITDA margin represents EBITDA as a percentage of net sales.

                       THE FRED MEYER/FOOD 4 LESS MERGER
                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Fred Meyer and Food 4 Less and combined per share data on an unaudited pro forma basis after giving effect to the Fred Meyer/Food 4 Less merger and anticipated refinancing arrangements as if they had occurred on February 4, 1996 on a purchase accounting basis assuming that 22.5 million shares of Fred Meyer common stock were issued in connection with the Fred Meyer/Food 4 Less merger. Such combined per share data on an unaudited pro forma basis also gives effect to a certain acquisition of Fred Meyer (which was accounted for as a purchase) as if it had occurred on February 4, 1996. This data should be read in conjunction with the selected historical audited and unaudited financial data and historical audited and unaudited financial statements of Fred Meyer and Food 4 Less and the notes thereto that are incorporated herein by reference. The unaudited selected pro forma combined financial information of Fred Meyer and Food 4 Less is derived from the unaudited pro forma condensed combined financial statements and should be read in conjunction with such unaudited pro forma statements and notes thereto included elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Fred Meyer and Food 4 Less been a single entity during the periods presented.

                                                                                 INTERIM
                                                                 FISCAL YEAR     PERIOD
                                                                   1996(1)       1997(1)
                                                                 -----------     -------
        FRED MEYER
          Historical per common share:
             Income before extraordinary charge................    $  1.05       $  0.79
             Dividends paid....................................         --            --
             Book value(2).....................................      10.82         14.59
          Pro forma combined-per Fred Meyer common share:
             Income (loss) before extraordinary charge.........      (0.27)         0.09
             Dividends paid....................................         --            --
             Book value(2).....................................      17.67         15.99
        FOOD 4 LESS
          Historical per common share:
             Loss before extraordinary charge..................      (3.54)        (1.47)
             Dividends paid....................................         --            --
             Book value(2).....................................     (18.64)       (24.31)
          Pro forma combined-per equivalent Food 4 Less common
             share(3):
             Income (loss) before extraordinary charge.........      (0.13)         0.05
             Dividends paid....................................         --            --
             Book value (2)....................................       8.83          8.00

---------------

(1) For Fred Meyer, information is for the 40 weeks ended November 8, 1997 and the 52 weeks ended February 1, 1997. Information is for the 36 weeks ended October 12, 1997 and the 53 weeks ended February 2, 1997 for Food 4 Less.

(2) Historical book value per share is computed by dividing stockholders' equity for Fred Meyer and Food 4 Less by the number of shares of common stock outstanding at the end of each period for Fred Meyer and Food 4 Less. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

(3) Amounts are calculated by multiplying Fred Meyer pro forma combined amounts by an exchange ratio of 0.50. Such exchange ratio is computed by dividing the total shares of Fred Meyer common stock estimated to be issued for each outstanding share of Food 4 Less common stock in connection with the Fred Meyer/Food 4 Less Merger (8.6 million) by the number of shares of Food 4 Less common stock outstanding (17.3 million).

                                 THE COMPANIES

FRED MEYER

     Fred Meyer, Inc. ("Fred Meyer") is a regional retailer of a wide range of food and drug products and general merchandise including apparel, photo and electronics, products for the home and fine jewelry. As of December 3, 1997, subsidiaries of Fred Meyer operated 112 multi-department stores under the name "Fred Meyer" in Alaska, Idaho, Montana, Oregon, Utah and Washington. The multi-department stores are unique in the Pacific Northwest in combining food with a wide range of nonfood merchandise under one roof. These stores average approximately 145,000 square feet of retail space and emphasize one-stop-shopping for necessities and items of everyday use. The principal business strategy for the Fred Meyer stores is to operate one-stop-shopping stores that provide convenient shopping for a broad selection of products in one location. Fred Meyer stores are organized into distinct departments that specialize in the sale of particular products. Multi-department stores that include food, apparel and general merchandise are the primary focus of Fred Meyer stores. Fred Meyer believes that its food departments increase the shopping frequency of area residents, build customer loyalty and enable its nonfood departments to generate higher levels of sales through increased customer traffic. In more recent years, Fred Meyer added food to previously nonfood multi-department stores and replaced some of its older nonfood stores with new full-service stores which include food departments. Fred Meyer promotes cross-shopping by providing convenient access between departments and sections, by making each of these a strong competitor in the market for its products and by facilitating easy customer checkout through a common cash register system that allows customers to purchase merchandise from most departments at any checkstand location. The strength of the individual departments and sections, with their breadth and depth of product selection, national and private-label brands and emphasis on products of everyday use, distinguishes Fred Meyer stores from other retailers and enables Fred Meyer stores to compete with supermarkets, drug stores, discount stores, mass merchandisers, department stores and specialty stores, including category-dominant retailers.

     In September 1997, Fred Meyer acquired Smith's Food & Drug Centers, Inc. ("Smith's"), a regional supermarket and drug store chain operating in the Intermountain and Southwestern regions of the United States. As of December 3, 1997, Smith's operated 155 stores in Arizona, Idaho, Nevada, New Mexico, Texas, Utah and Wyoming. Smith's operates 150 combination food and drug centers which offer one-stop shopping convenience through a full-line supermarket with drug and pharmacy departments and some or all of the following specialty departments: delicatessens, hot prepared food sections, in-store bakeries, video rental shops, floral shops, one-hour photo processing labs, full-service banking and frozen yogurt shops. In addition, Smith's operates five warehouse stores. The food and drug combination stores range in size from 33,000 to 112,000 square feet (with an average size of 66,000 square feet). Through its 49 years of operations, Smith's has developed a valuable and strategically located store base, strong name recognition, customer loyalty and a reputation for quality and service.

     Subsidiaries of Fred Meyer also operate 164 specialty stores in 19 states. All but five of the specialty stores are mall jewelry stores, which average approximately 1,300 square feet of retail space and operate under the name "Fred Meyer Jewelers," "Merksamer Jewelers" or "Fox's Jewelers."

     Fred Meyer was incorporated in Delaware in July 1997 as a successor to the business of a company which opened its first store in downtown Portland, Oregon in 1922 and was incorporated in Oregon in 1923. Fred Meyer's principal executive offices are located at 3800 SE 22nd Avenue, Portland, Oregon 97202, and its telephone number is (503) 232-8844. For further information concerning Fred Meyer, see the Fred Meyer documents incorporated by reference herein as described under "Where You Can Find More Information." Except where the context otherwise requires, references to Fred Meyer are to Fred Meyer, Inc., its subsidiaries and its predecessors.

QFC

     Quality Food Centers, Inc. ("QFC") is an operator of premium supermarkets in the Seattle/Puget Sound region of Washington state and in Southern California. Since commencing operations in 1954, QFC has developed a modern store base in many prime locations, strong name recognition and a reputation for superior quality and service. On February 14, 1997, QFC acquired the principal operations of Keith Uddenberg, Inc. ("KUI"), including assets and liabilities related to 25 stores in the Seattle/Puget Sound region. On March 19, 1997, QFC acquired Hughes Markets, Inc. ("Hughes"), a supermarket company operator in Southern California. As of December 1, 1997, QFC operated 89 stores in the Seattle/Puget Sound region and 56 "Hughes Family Markets" stores in Southern California. In addition, Hughes owns a 50% interest in Santee Dairies, Inc., which provides dairy and other products to Hughes, and to certain other third parties, under the "Knudsen" label as well as under other labels.

     QFC was founded in 1954 and is incorporated in Washington. Its principal executive offices are located at 10112 NE 10th Street, Suite 201, Bellevue, Washington 98004 (telephone (425) 462-2177). For further information concerning QFC, see the QFC documents incorporated by reference herein as described under "Where You Can Find More Information."

     On October 8, 1997, QFC sought and received approval by its shareholders to reorganize its corporate structure. As a result of the Fred Meyer/QFC merger, QFC will not be consummating the reorganization. If the Fred Meyer/QFC merger is not consummated, however, QFC may elect to proceed with the reorganization.

FOOD 4 LESS

     Food 4 Less Holdings, Inc. ("Food 4 Less") is the largest supermarket operator in Southern California. Food 4 Less operates the second largest conventional supermarket chain in the region under the "Ralphs" name (264 stores as of December 10, 1997, which average 36,775 square feet in size) and the largest warehouse supermarket chain in the region under the "Food 4 Less" name (80 stores as of December 10, 1997, which average 52,564 square feet in size). Food 4 Less also operates in Northern California (27 stores as of December 10,
1997) and certain areas of the Midwest (38 stores as of December 10, 1997). Food 4 Less has achieved strong competitive positions in each of its marketing areas by successfully tailoring its merchandising strategy to the particular needs of the individual communities it serves. In addition, Food 4 Less is a vertically integrated supermarket company with major manufacturing facilities, including a bakery and creamery operations, and full-line warehouse and distribution facilities servicing its Southern California operations.

     Food 4 Less operates in three geographic areas: Southern California, Northern California and certain areas of the Midwest, under six different retail formats. The following table sets forth by retail format the number of stores operated by each of Food 4 Less' three geographical divisions as of December 10, 1997:

                                                         SOUTHERN       NORTHERN
                                                        CALIFORNIA     CALIFORNIA     MIDWEST     TOTAL
                                                        ----------     ----------     -------     -----
Ralphs................................................      264            --            --        264
Cala..................................................       --             8            --          8
Bell..................................................       --            13            --         13
Falley's..............................................       --            --             5          5
                                                                           --            --
                                                            ---                                   -----
          Total Conventional..........................      264            21             5        290
Food 4 Less...........................................       80            --            33        113
FoodsCo...............................................       --             6            --          6
                                                                           --            --
                                                            ---                                   -----
          Total Warehouse.............................       80             6            33        119
                                                                           --            --
                                                            ---                                   -----
          Total Stores................................      344            27            38        409
                                                        =======        =======        ======      ====

     On June 14, 1995, Food 4 Less acquired all of the common stock of Ralphs Supermarkets, Inc. ("RSI") in a transaction accounted for as a purchase by Food 4 Less Supermarkets, Inc. ("Food 4 Less Supermarkets"). Food 4 Less Supermarkets, RSI and RSI's wholly owned subsidiary, Ralphs Grocery Company, combined through mergers in which RSI remained as the surviving entity and changed its name to Ralphs Grocery Company ("Ralphs").

     Food 4 Less was founded in 1987 and reincorporated in Delaware in December 1994 prior to its acquisition of Ralphs. Ralphs and its predecessors have operated stores in Los Angeles since 1873. Food 4 Less' principal executive offices are located at 1100 West Artesia Boulevard, Compton, California, and its telephone number is (310) 884-9000. For further information concerning Food 4 Less, see the Food 4 Less documents incorporated by reference herein as described under "Where You Can Find More Information."

THE COMBINED COMPANY

     Fred Meyer, QFC and Q-Acquisition Corp., a wholly owned subsidiary of Fred Meyer ("QFC Sub"), have entered into an Agreement and Plan of Merger, dated as of November 6, 1997, as amended on January 20, 1998 (the "FM/QFC Merger Agreement"), which provides, among other things, that (i) QFC Sub will merge into QFC with QFC surviving the merger and becoming a wholly owned subsidiary of Fred Meyer (the "FM/QFC Merger") and (ii) outstanding shares of QFC common stock will be converted into shares of Fred Meyer common stock, as described in this Joint Proxy and Consent Solicitation Statement/ Prospectus. See "The FM/QFC Merger Agreement." In addition, Fred Meyer, Food 4 Less and FFL Acquisition Corp., a wholly owned subsidiary of Fred Meyer ("Food 4 Less Sub"), have entered into an Agreement and Plan of Merger, dated as of November 6, 1997, as amended on January 20, 1998 (the "FM/Food 4 Less Merger Agreement" and, together with the FM/QFC Merger Agreement, the "Merger Agreements"), which provides, among other things, that (i) Food 4 Less Sub will merge with Food 4 Less with Food 4 Less becoming a wholly owned subsidiary of Fred Meyer (the "FM/Food 4 Less Merger" and, together with the FM/QFC Merger, the "Mergers") and (ii) outstanding shares of Food 4 Less stock will be converted into shares of Fred Meyer common stock, as described in this Joint Proxy and Consent Solicitation Statement/Prospectus. See "The FM/Food 4 Less Merger Agreement." The FM/QFC Merger and the FM/Food 4 Less Merger are independent transactions. The consummation of the FM/QFC Merger is not a condition to the closing of the FM/Food 4 Less Merger, and the consummation of the FM/Food 4 Less Merger is not a condition to the closing of the FM/QFC Merger. The date and time that the FM/QFC Merger becomes effective is referred to herein as the "FM/QFC Merger Effective Time," and the date and time that the FM/Food 4 Less Merger becomes effective is referred to herein as the "FM/Food 4 Less Merger Effective Time."

     If both Mergers are consummated, the Mergers will result in the creation of one of the largest supermarket and general merchandise companies in the United States, with leading competitive positions in the Pacific Northwest, Southern California, Intermountain and Southwest regions of the United States. Upon consummation of the Mergers, Fred Meyer will operate stores with approximately $15 billion in estimated 1997 annual sales, on a pro forma basis.

     Fred Meyer, QFC and Food 4 Less regard the consummation of the Mergers as an opportunity to increase profitability through significant cost savings, operating efficiencies, economies of scale and other synergies stemming from the strategic geographical fit of the combined company, the strong market position of the combined company and reductions in financing costs. Based on a preliminary review of their respective businesses, Fred Meyer estimates that the Mergers will result in approximately $100 million in net annual cost savings and improvements attributable to operating synergies. These savings are expected to be realized over time and are expected to be achievable in full by the end of 2001. Fred Meyer expects additional savings attributable to reductions in financing costs.

     Because of the complementary nature of Fred Meyer's, QFC's and Food 4 Less' businesses, Fred Meyer expects to create substantial opportunities for development of the combined company without the need for significant restructuring. In addition, the Mergers will result in the combination of three experienced management teams that are anticipated to provide a strong management structure for the combined company.

     Estimated Cost Savings and Improvements from Operating Synergies. Fred Meyer preliminarily estimates that consummation of both of the Mergers will result in approximately $100 million in net annual cost savings and improvements attributable to operating synergies. These savings are expected to be realized over time and are expected to be achievable in full by the end of 2001. Among the significant operating synergies identified by Fred Meyer that are expected to be realized upon consummation of the Mergers are the following: elimination of duplicative overhead and administrative expenses; the consolidation of distribution centers and manufacturing facilities of Fred Meyer, QFC and Food 4 Less; the benefits of combined purchasing and merchandising operations; and the reduction of advertising expenses.

     If the FM/QFC Merger is consummated (and the FM/Food 4 Less Merger is not consummated), Fred Meyer estimates that the net annual cost savings and improvements attributable to operating synergies will be approximately $30 million (achievable over time) and if the FM/Food 4 Less Merger is consummated (and the FM/QFC Merger is not consummated), Fred Meyer estimates that the net annual cost savings and improvements attributable to operating synergies will be approximately $15 million (achievable over time).

     Upon consummation of the Mergers, Fred Meyer intends to review the combined company and its assets, businesses, operations, properties, policies, corporate structures, capitalization and management to identify any additional synergies and cost savings.

     Anticipated Reductions in Financing Costs. Fred Meyer expects the Mergers will also result in annual savings attributable to reductions in financing costs. In connection with the Mergers, Fred Meyer intends to refinance and consolidate a majority of the existing indebtedness of the combined company. Fred Meyer's, QFC's and Food 4 Less' current long-term debt to capitalization ratios are approximately 60%, 55% and 120% respectively, and it is anticipated that, following the effectiveness of the Mergers, the combined company's long-term debt to capitalization ratio will be approximately 70%. See "Refinancing Arrangements."

     THE FOREGOING ESTIMATES OF COST SAVINGS AND SYNERGIES ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF FRED MEYER, QFC AND FOOD 4 LESS. THERE IS NO ASSURANCE THAT SUCH ESTIMATED COST SAVINGS AND SYNERGIES WILL BE ACHIEVED, AND ACTUAL SAVINGS AND SYNERGIES MAY VARY MATERIALLY FROM THOSE ESTIMATED. THE INCLUSION OF SUCH ESTIMATES HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT FRED MEYER, QFC, FOOD 4 LESS OR ANY OTHER PERSON CONSIDERS SUCH ESTIMATES AN ACCURATE PREDICTION OF FUTURE EVENTS. SEE "FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE."

                           FRED MEYER SPECIAL MEETING

     This Joint Proxy and Consent Solicitation Statement/Prospectus is being furnished to stockholders of Fred Meyer as part of the solicitation of proxies by the Fred Meyer Board of Directors (the "Fred Meyer Board") for use at a special meeting of stockholders to be held on March 5, 1998 at 10:00 a.m. local time, at The DoubleTree Hotel Downtown, 310 S.W. Lincoln, Portland, Oregon, or any adjournment or postponement (the "Fred Meyer Special Meeting"). This Joint Proxy and Consent Solicitation Statement/Prospectus and the enclosed form of proxy are first being mailed to stockholders of Fred Meyer on or about February 2, 1998.

     The purpose of the Fred Meyer Special Meeting is: (a) to consider and vote on a proposal to approve the issuance of common stock, $.01 par value per share, of Fred Meyer ("Fred Meyer Common Stock") pursuant to the FM/QFC Merger Agreement; (b) to consider and vote on a proposal to approve the issuance of Fred Meyer Common Stock pursuant to the FM/Food 4 Less Merger Agreement; (c) to consider and vote on a proposal to amend the Certificate of Incorporation of Fred Meyer (the "Fred Meyer Certificate") to increase the maximum size of the Fred Meyer Board; and (d) to transact such other business that may properly come before the Fred Meyer Special Meeting. Each copy of this Joint Proxy and Consent Solicitation Statement/ Prospectus mailed to holders of Fred Meyer Common Stock is accompanied by a form of proxy for use at the Fred Meyer Special Meeting.

     Pursuant to the FM/QFC Merger Agreement, among other things, (i) QFC Sub, a wholly owned subsidiary of Fred Meyer, will merge with and into QFC, with QFC surviving the FM/QFC Merger and becoming a wholly owned subsidiary of Fred Meyer and (ii) each share of common stock, $.001 par value per share, of QFC (the "QFC Common Stock") outstanding as of the FM/QFC Merger Effective Time (except shares with respect to which dissenters' rights have been asserted and not waived or terminated) will be converted into the right to receive the greater of either
(A) 1.9 shares of Fred Meyer Common Stock, or (B) the lesser of (x) 2.3 shares of Fred Meyer Common Stock or (y) a number of shares of Fred Meyer Common Stock equal to $55.00 divided by the average closing price of Fred Meyer Common Stock on the New York Stock Exchange (the "NYSE") for 15 randomly selected days out of the 35 trading days ending on the second trading day preceding the FM/QFC Merger Effective Time, subject to reduction under certain circumstances as a result of store divestitures in California which may be required by state or federal regulatory authorities.

     Pursuant to the FM/Food 4 Less Merger Agreement, among other things, (i) Food 4 Less Sub, a wholly owned subsidiary of Fred Meyer, will merge with Food 4 Less, with Food 4 Less becoming a wholly owned subsidiary of Fred Meyer and (ii) holders of (a) common stock, $.01 par value, of Food 4 Less (the "Food 4 Less Common Stock), (b) Series A preferred stock, $.01 par value, of Food 4 Less (the "Food 4 Less Series A Preferred Stock") and (c) Series B preferred stock, $.01 par value, of Food 4 Less (the "Food 4 Less Series B Preferred Stock" and, together with the Food 4 Less Series A Preferred Stock, the "Food 4 Less Preferred Stock" and, together with the Food 4 Less Common Stock, the "Food 4 Less Stock") will receive an aggregate of the greater of (A) 22.5 million shares of Fred Meyer Common Stock or (B) the lesser of (x) the number of shares of Fred Meyer Common Stock equal to $600 million divided by the average closing price of Fred Meyer Common Stock on the NYSE for 15 randomly selected days out of the 35 trading days ending on the second trading day preceding the FM/Food 4 Less Merger Effective Time or (y) 24 million shares of Fred Meyer Common Stock; provided, however, that such aggregate number of shares of Fred Meyer Common Stock will be reduced by (A) the number of shares of Fred Meyer Common Stock having a value equal to net cash amounts that will be paid to retire all options outstanding under the Food 4 Less 1995 Stock Option Plan, (B) the number of shares of Fred Meyer Common Stock required to be reserved for issuance upon the exercise of any warrants to purchase Food 4 Less Common Stock (the "Food 4 Less Warrants") which remain outstanding at the FM/Food 4 Less Merger Effective Time and (C) the number of shares of Fred Meyer Common Stock issued to Yucaipa to cancel its warrant to purchase Food 4 Less Common Stock dated June 14, 1995 (the "Yucaipa Warrant"), and subject to further reduction under certain circumstances as a result of store divestitures in California which may be required by state or federal regulatory authorities. The number of shares of Fred Meyer Common Stock to be issued to holders of Food 4 Less Stock will be increased by the number of shares of Fred Meyer Common Stock having a value equal to cash amounts received by Food 4 Less for new issuances of Food 4 Less Common Stock to employee stock ownership plans prior to the FM/Food 4 Less Merger.

     If the Mergers are consummated, after the closing of the Mergers shareholders of QFC will own approximately 27% of the Fred Meyer Common Stock, stockholders of Food 4 Less will own approximately 14% of the Fred Meyer Common Stock and current stockholders of Fred Meyer will own the balance. If the FM/QFC Merger is consummated but the FM/Food 4 Less Merger is not consummated, after the closing of the FM/QFC Merger, shareholders of QFC will own approximately 31% of the Fred Meyer Common Stock and current stockholders of Fred Meyer will own the balance. If the Fred Meyer/Food 4 Less merger is consummated but the FM/QFC Merger is not consummated, after the closing of the FM/Food 4 Less Merger, stockholders of Food 4 Less will own approximately 19% of the Fred Meyer Common Stock and current stockholders of Fred Meyer will own the balance. These percentages assume that there are no store divestitures in California that would result in an adjustment to the merger consideration. In addition, these percentages are based on the number of shares of each company outstanding on the applicable record date and the market price of the Fred Meyer Common Stock on January 21, 1998. The actual percentages may vary from these estimates.

     The Mergers are subject to a number of conditions, including the receipt of required regulatory and stockholder approvals. See "The FM/QFC Merger Agreement," "The FM/QFC Merger -- Regulatory Approvals," "The FM/Food 4 Less Merger Agreement" and "The FM/Food 4 Less Merger -- Regulatory Approvals."

     The FM/QFC Merger and the FM/Food 4 Less Merger are independent transactions. The consummation of the FM/QFC Merger is not a condition to the closing of the FM/Food 4 Less Merger, and the consummation of the FM/Food 4 Less Merger is not a condition to the closing of the FM/QFC Merger.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     The close of business on January 26, 1998 has been fixed by the Fred Meyer Board as the record date for determination of the stockholders of Fred Meyer entitled to notice of, and to vote at, the Fred Meyer Special Meeting (the "Fred Meyer Record Date"). Stockholders of Fred Meyer as of the Fred Meyer Record Date are entitled to notice of, and to vote at, the Fred Meyer Special Meeting. Accordingly, only holders of record of shares of Fred Meyer Common Stock at the close of business on such date will be entitled to notice of and to vote at the Fred Meyer Special Meeting. Each holder of Fred Meyer Common Stock on the Fred Meyer Record Date is entitled to one vote per share held on all matters properly presented at the Fred Meyer Special Meeting. As of the close of business on the
Fred Meyer Record Date, there were           shares of Fred Meyer Common Stock
outstanding and entitled to vote, held by           holders of record. The
presence in person or by proxy at the Fred Meyer Special Meeting of the holders of at least a majority of the votes entitled to be cast at the Fred Meyer Special Meeting is necessary to constitute a quorum for the transaction of business. Approval of the issuance of shares of Fred Meyer Common Stock pursuant to each Merger Agreement requires the approval of a majority of votes cast on each matter, provided that the total votes cast on the matter represent over 50% of the Fred Meyer Common Stock entitled to vote thereon. Approval of the amendment to the Fred Meyer Certificate requires the approval of holders of at least 75% of the outstanding Fred Meyer Common Stock.

     Simultaneously with the execution of the FM/QFC Merger Agreement, The Yucaipa Companies ("Yucaipa") and Fred L. Smith and Jeffrey P. Smith (and certain of their affiliates), who together own in the aggregate approximately 11% of the shares of Fred Meyer Common Stock outstanding as of the Fred Meyer Record Date, entered into a voting agreement (the "Voting Agreement") with QFC pursuant to which such stockholders agreed, among other things, to vote their shares of Fred Meyer Common Stock in favor of the issuance of Fred Meyer Common Stock pursuant to the FM/QFC Merger Agreement.

     If an executed proxy card is returned and the stockholder has explicitly abstained from voting on any matter, the shares represented by such proxy will be considered present at the Fred Meyer Special Meeting for purposes of determining a quorum and will count as votes cast on the matter but will not count as votes cast in favor of any proposal and, therefore, will have the same effect as a vote against the matter. Broker non-votes will be counted for purposes of determining whether a quorum exists at the Fred Meyer Special Meeting, but will not be considered to have been voted on any matter and, with respect to the proposal to amend the Fred Meyer Certificate, will have the effect of a vote against the matter.

     If the enclosed proxy card is properly executed and returned to Fred Meyer in time to be voted at the Fred Meyer Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF EACH OF THE PROPOSALS. The Fred Meyer Board does not know of any matters other than those described in the Notice of the Fred Meyer Special Meeting that are to come before the Fred Meyer Special Meeting. If any other business is properly brought before the Fred Meyer Special Meeting, including, among other things, a motion to adjourn or postpone the Fred Meyer Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt each of the proposals or to permit dissemination of information regarding material developments relating to the proposals or otherwise germane to the Fred Meyer Special Meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their discretion.

     If the Fred Meyer Special Meeting is adjourned for any reason, the approval of any of the proposals may be considered and voted upon by stockholders at the subsequent reconvened meeting, if any.

     The presence of a stockholder at the Fred Meyer Special Meeting will not automatically revoke such stockholder's proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Secretary of Fred Meyer at any time before it is voted, by delivering to Fred Meyer a duly executed, later-dated proxy or by attending the Fred Meyer Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of Fred Meyer proxies should be addressed to Fred Meyer, Inc., 3800 SE 22nd Avenue, Portland, Oregon 97202, Attention: Roger A. Cooke, Secretary.

     The cost of soliciting proxies for the Fred Meyer Special Meeting will be borne by Fred Meyer, except that the cost of preparing and mailing this Joint Proxy and Consent Solicitation Statement/Prospectus will be borne equally by QFC, Food 4 Less and Fred Meyer. In addition to use of the mail, proxies may be solicited personally or by telephone, telegraph, facsimile or other means of communication by directors, officers and employees of Fred Meyer, who will not be specifically compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Fred Meyer will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. Fred Meyer will reimburse such persons for their reasonable expenses incurred in connection therewith. Fred Meyer has retained D.F. King & Co., Inc. to assist in the solicitation of proxies by Fred Meyer for a customary fee (estimated to be approximately $6,000), plus reasonable out of pocket expenses.

RECOMMENDATIONS OF THE FRED MEYER BOARD

     The Fred Meyer Board has unanimously approved each of the FM/QFC Merger Agreement and the FM/Food 4 Less Merger Agreement, except that Ronald W. Burkle, Chairman of the Board of Fred Meyer, abstained with respect to the FM/Food 4 Less Merger Agreement because of his interest in Food 4 Less. See "The FM/Food 4 Less Merger -- Interests of Certain Persons in the FM/Food 4 Less Merger." The Fred Meyer Board believes that the transactions contemplated by each of the Merger Agreements are in the best interests of the stockholders of Fred Meyer and recommends that stockholders of Fred Meyer vote FOR approval of the issuance of shares of Fred Meyer Common Stock pursuant to the Merger Agreements. In making that determination, the Fred Meyer Board took into account, among other things, the oral opinions, dated as of November 5, 1997, of Salomon Brothers Inc ("Salomon") and Goldman, Sachs & Co. ("Goldman Sachs"), financial advisors to Fred Meyer, that the exchange ratios in the Merger Agreements were fair from a financial point of view to Fred Meyer. See "The FM/QFC Merger -- Reasons of Fred Meyer for the Merger" and "The FM/Food 4 Less Merger -- Reasons of Fred Meyer for the Merger."

                              QFC SPECIAL MEETING

GENERAL

     This Joint Proxy and Consent Solicitation Statement/Prospectus is being furnished to shareholders of QFC as part of the solicitation of proxies by the Board of Directors of QFC (the "QFC Board") for use at a special meeting of shareholders to be held on March 6, 1998 at 2:00 p.m. local time, at the Sheraton Hotel and Towers, 1400 6th Avenue, Seattle, Washington, or any adjournment or postponement of it (the "QFC Special Meeting"). This Joint Proxy and Consent Solicitation Statement/Prospectus and the enclosed form of proxy are first being mailed to shareholders of QFC on or about February 2, 1998.

     The purpose of the QFC Special Meeting is: (i) to consider and vote on a proposal to approve and adopt the FM/QFC Merger Agreement pursuant to which, among other things, (a) QFC Sub will merge with and into QFC, with QFC surviving the FM/QFC Merger and becoming a wholly owned subsidiary of Fred Meyer and (b) all issued and outstanding shares of QFC Common Stock (except those with respect to which dissenters' rights have been asserted and not waived or terminated) will be converted into shares of Fred Meyer Common Stock and (ii) to transact such other business as may properly come before the QFC Special Meeting. See "The FM/QFC Merger Agreement -- Conversion of Shares" and "-- Exchange of Certificates." Each copy of this Joint Proxy and Consent Solicitation Statement/Prospectus mailed to holders of QFC Common Stock is accompanied by a form of proxy for use at the QFC Special Meeting.

     Pursuant to the FM/QFC Merger Agreement, all outstanding shares of QFC Common Stock (except those with respect to which dissenters' rights have been asserted and not waived or terminated) that are outstanding immediately prior to the FM/QFC Merger Effective Time will be converted into that number of fully paid and nonassessable shares of Fred Meyer Common Stock (rounded to the nearest ten-thousandth of a share) equal to the greater of (i) 1.9 and (ii) the number equal to the lesser of (A) 2.3 and (B) the number determined by dividing $55.00 by the average price of Fred Meyer Common Stock (as determined below) (as qualified by the following proviso, the "QFC Exchange Ratio"); provided, that the QFC Exchange Ratio may be reduced if the aggregate lost earnings before interest, taxes, corporate allocation costs for administration (including costs for management information systems), depreciation and amortization from the continuing operations of stores located in California required to be divested by state or federal regulatory authorities exceed $15 million for the twelve-month period ending on the second most recent month-end prior to the earlier of (A) the date on which agreement is reached with such authorities regarding such divestitures and (B) the FM/QFC Merger Effective Time. The average price of Fred Meyer Common Stock will be equal to the average of the closing prices of the Fred Meyer Common Stock on the NYSE for 15 randomly selected days out of the 35 trading days ending on the second trading day preceding the FM/QFC Merger Effective Time. See "The FM/QFC Merger Agreement -- Conversion of Shares."

     The FM/QFC Merger is subject to a number of conditions, including the receipt of required regulatory and shareholder approvals. See "The FM/QFC Merger Agreement" and "The FM/QFC Merger -- Regulatory Approvals."

     The FM/QFC Merger and the FM/Food 4 Less Merger are independent transactions. The consummation of the FM/QFC Merger is not a condition to the closing of the FM/Food 4 Less Merger, and the consummation of the FM/Food 4 Less Merger is not a condition to the closing of the FM/QFC Merger.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     The close of business on January 26, 1998 has been fixed by the QFC Board as the record date for determination of the shareholders of QFC entitled to notice of, and to vote at, the QFC Special Meeting (the "QFC Record Date"). Shareholders of QFC as of the QFC Record Date are entitled to notice of, and to vote at, the QFC Special Meeting. Accordingly, only holders of record of shares of QFC Common Stock at the close of business on such date will be entitled to vote at the QFC Special Meeting. Each holder of QFC Common Stock on the QFC Record Date will be entitled to one vote per share held on all matters properly presented at the QFC Special Meeting. As of the close of business on the QFC
Record Date, there were             shares of QFC Common Stock outstanding and
entitled to vote, held by             holders of record. The presence in person
or by proxy at the QFC Special Meeting of the holders of at least a majority of the votes entitled to be cast at the QFC Special Meeting is necessary to constitute a quorum for the transaction of business. Approval and adoption of the FM/QFC Merger Agreement requires the approval of the holders of a majority of the outstanding shares of QFC Common Stock.

     Simultaneously with the execution of the FM/QFC Merger Agreement, Zell/Chilmark Fund, L.P. ("Zell/Chilmark") and Stuart M. Sloan, who together owned in the aggregate approximately 26% of the shares of QFC Common Stock outstanding as of the QFC Record Date, entered into shareholders agreements (the "Shareholders Agreements") with Fred Meyer pursuant to which such shareholders agreed, among other things, to vote the shares of QFC Common Stock owned by them
(i) in favor of approval and adoption of the FM/QFC Merger Agreement and (ii) against any other merger agreement or other takeover proposal. See "Other Agreements -- FM/QFC Merger -- Shareholders Agreements."

     Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists at the QFC Special Meeting, but will be counted as votes against the approval and adoption of the FM/QFC Merger Agreement.

     If the enclosed form of proxy is properly executed and returned to QFC in time to be voted at the QFC Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE FM/QFC MERGER AGREEMENT. The QFC Board does not know of any matters other than those described in the notice of the QFC Special Meeting that are to come before the QFC Special Meeting. If any other business is properly brought before the QFC Special Meeting, including, among other things, a motion to adjourn or postpone the QFC Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the FM/QFC Merger Agreement or to permit dissemination of information regarding material developments relating to the FM/QFC Merger or otherwise germane to the QFC Special

Meeting, one or more of the persons named in the proxy card will vote the shares represented by such proxy upon such matters as determined in their discretion.

     If the QFC Special Meeting is adjourned for any reason, the approval of the FM/QFC Merger Agreement will be considered and voted upon by shareholders at the subsequent reconvened meeting, if any.

     The presence of a shareholder at the QFC Special Meeting will not automatically revoke such shareholder's proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Secretary of QFC at any time before it is voted, by delivering to QFC a duly executed, later-dated proxy or by attending the QFC Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of QFC proxies should be addressed to Quality Food Centers, Inc., 10112 N.E. 10th Street, Suite 201, Bellevue, Washington 98004, Attention: Susan Obuchowski, Secretary.

     The cost of soliciting proxies for the QFC Special Meeting will be borne by QFC, except that the cost of preparing and mailing this Joint Proxy and Consent Solicitation Statement/Prospectus will be borne equally by QFC, Food 4 Less and Fred Meyer. In addition to use of the mail, proxies may be solicited personally or by telephone, telegraph, facsimile or other means of communication by directors, officers and employees of QFC, who will not be specifically compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. QFC will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. QFC will reimburse such persons for their reasonable expenses incurred in connection therewith. QFC has retained D.F. King & Co., Inc. to assist in the solicitation of proxies by QFC for a customary fee (estimated to be approximately $5,000), plus reasonable out-of-pocket expenses.

RECOMMENDATIONS OF THE QFC BOARD

     The QFC Board has unanimously approved and adopted the FM/QFC Merger Agreement. The QFC Board believes that the transactions contemplated by the FM/QFC Merger Agreement are in the best interests of QFC and its shareholders and unanimously recommends that the shareholders of QFC vote FOR approval and adoption of the FM/QFC Merger Agreement. In making that determination, the QFC Board took into account, among other things, the opinion, dated November 6, 1997, of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), financial advisor to QFC. See "The FM/QFC Merger -- Reasons of QFC for the Merger."

                        FOOD 4 LESS CONSENT SOLICITATION

PURPOSE OF THE FOOD 4 LESS CONSENT SOLICITATION

     Food 4 Less is undertaking a consent solicitation (the "Food 4 Less Consent Solicitation") at the direction of the Food 4 Less Board of Directors (the "Food 4 Less Board") for purposes of obtaining written consents ("Consents") from the holders of Food 4 Less Stock (i) to approve the FM/Food 4 Less Merger Agreement, pursuant to which Food 4 Less Sub will merge with Food 4 Less, with Food 4 Less becoming a wholly owned subsidiary of Fred Meyer, subject to certain conditions being satisfied or waived and (ii) to terminate certain existing stockholders agreements and registration rights agreements upon the conversion of Food 4 Less Stock into Fred Meyer Common Stock at the FM/Food 4 Less Merger Effective Time. Upon consummation of the FM/Food 4 Less Merger, holders of Food 4 Less Stock will receive an aggregate of the greater of (i) 22.5 million shares of Fred Meyer Common Stock or (ii) the lesser of (A) the number of shares of Fred Meyer Common Stock equal to $600 million divided by the average closing price of the Fred Meyer Common Stock on the NYSE for 15 days (randomly selected) out of the 35 trading days ending on the second trading day preceding the FM/Food 4 Less Merger Effective Time or (B) 24 million shares of Fred Meyer Common Stock; provided, however, that such aggregate number of shares of Fred Meyer Common Stock will be reduced by (x) a number of shares of Fred Meyer Common Stock having a value equal to the net cash amounts that will be paid to retire all options outstanding under the Food 4 Less 1995 Stock Option

Plan, (y) the number of shares of Fred Meyer Common Stock required to be reserved for issuance upon the exercise of the Food 4 Less Warrants which remain outstanding at the FM/Food 4 Less Merger Effective Time (although it is expected that substantially all Food 4 Less Warrants, other than the Yucaipa Warrant, will be exercised for shares of Food 4 Less Common Stock prior to the FM/Food 4 Less Merger Effective Time) and (z) the number of shares of Fred Meyer Common Stock issued to Yucaipa to cancel the Yucaipa Warrant. In addition, the aggregate number of shares of Fred Meyer Common Stock to be received by the holders of Food 4 Less Stock may be reduced under certain circumstances as a result of store divestitures in California which may be required by state or federal regulatory authorities. If, by the FM/Food 4 Less Merger Effective Time, no settlement has been reached with regulatory authorities relating to store divestitures that may be required, Fred Meyer will place in escrow a portion of the shares to be issued to Food 4 Less stockholders (up to 10% of the total) to cover any eventual purchase price reduction. The aggregate number of shares of Fred Meyer Common Stock to be received by the holders of Food 4 Less Stock will be increased by the number of shares of Fred Meyer Common Stock having a value equal to the cash amounts received by Food 4 Less for new issuances of Food 4 Less Common Stock to employee stock ownership plans prior to the FM/Food 4 Less Merger Effective Time. In December 1997, Food 4 Less completed the sale of 342,028 shares of Food 4 Less Common Stock to certain of its employee stock ownership plans for a total cash purchase price of $2,213,000. Food 4 Less does not expect to make any additional issuances of common stock prior to the FM/Food 4 Less Merger Effective Time other than in connection with the exercise of its Warrants as described above.

     The respective obligations of Fred Meyer and Food 4 Less to effect the FM/Food 4 Less Merger are subject to the satisfaction or waiver on or prior to the FM/Food 4 Less Merger Effective Time of certain conditions. The consummation of the FM/QFC Merger is not a condition to the effectiveness of the FM/Food 4 Less Merger. See "The FM/Food 4 Less Merger Agreement -- Conditions to Each Party's Obligation to Effect the FM/Food 4 Less Merger."

RECOMMENDATION OF THE FOOD 4 LESS BOARD

     After careful consideration, the Food 4 Less Board has determined that the transactions contemplated by the FM/Food 4 Less Merger Agreement are in the best interests of the stockholders of Food 4 Less and has unanimously approved the terms of the FM/Food 4 Less Merger Agreement. See "The FM/Food 4 Less
Merger -- Reasons of Food 4 Less for the FM/Food 4 Less Merger." In making that determination, the Food 4 Less Board took into account, among other things, the written opinions, dated as of November 6, 1997, of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisors to Food 4 Less, that the consideration to be received by Food 4 Less common stockholders in the FM/Food 4 Less Merger is fair from a financial point of view. THE FOOD 4 LESS BOARD UNANIMOUSLY RECOMMENDS THAT ALL FOOD 4 LESS STOCKHOLDERS CONSENT (I) TO APPROVE THE FM/FOOD 4 LESS MERGER AGREEMENT AND (II) TO TERMINATE CERTAIN EXISTING STOCKHOLDERS AND REGISTRATION RIGHTS AGREEMENTS AT THE FM/FOOD 4 LESS MERGER EFFECTIVE TIME. In considering the recommendations of the Food 4 Less Board, Food 4 Less stockholders should be aware that Ronald W. Burkle, Chairman of the Board of Food 4 Less, and George G. Golleher, the Chief Executive Officer and a director of Food 4 Less, as well as certain other directors of Food 4 Less, have substantial personal interests in the consummation of the FM/Food 4 Less Merger and related transactions that are in addition to the interests of the stockholders of Food 4 Less generally. See "The FM/Food 4 Less
Merger -- Interests of Certain Persons in the FM/Food 4 Less Merger."

CONSENTS REQUIRED

     General. Under Section 228 of the Delaware General Corporation Law ("the DGCL"), stockholder approvals required for actions such as the FM/Food 4 Less Merger may be taken without a stockholders meeting if written consents to such action are signed by a majority of the outstanding shares, and if prompt notice of such action is given to the stockholders who have not executed consents. Consents are being solicited hereby from the holders of Food 4 Less Stock in lieu of any meeting of such stockholders. This Joint Proxy and Consent Solicitation Statement/Prospectus and accompanying form of consent ("Consent Form") are being sent to all persons who are holders of record of Food 4 Less Stock as of the close of business on January 16, 1998 (the "Food 4 Less Record Date"). Although the shares of Food 4 Less Series B Preferred Stock are non-voting shares pursuant to the Restated Certificate of Incorporation of Food 4 Less (the "Food 4 Less Certificate"), Food 4 Less is seeking Consents from the holders of Food 4 Less Series B Preferred Stock for the purpose of waiving all appraisal rights with respect thereto. See "The FM/Food 4 Less Merger -- Appraisal Rights." Holders of Food 4 Less Preferred Stock should note that, pursuant to the terms of the Food 4 Less Certificate, such holders have a right to request that shares of non-voting stock be issued by the surviving or parent corporation in any merger, in lieu of voting shares otherwise issuable. Fred Meyer has no plans to issue any non-voting shares in connection with the FM/Food 4 Less Merger. Accordingly, holders of Food 4 Less Preferred Stock who deliver Consents to the FM/Food 4 Less Merger will be deemed to have waived their right to receive non-voting shares in the FM/Food 4 Less Merger.

     The FM/Food 4 Less Merger. In order to consummate the FM/Food 4 Less Merger, Food 4 Less must receive from the holders of at least a majority of the combined voting power of the outstanding Food 4 Less Stock, as of the Food 4 Less Record Date, properly completed and executed Consents approving the FM/Food 4 Less Merger. As of the Food 4 Less Record Date, there were outstanding 17,984,145 shares of Food 4 Less Common Stock held by approximately 120 holders of record and 16,683,244 shares of Food 4 Less Series A Preferred Stock held by 11 holders of record entitled to voting rights. Each share of Food 4 Less Series A Preferred Stock carries a number of votes equal to the number of shares of Food 4 Less Common Stock into which such share of Food 4 Less Series A Preferred Stock is convertible. As of January 16, 1998, each share of Food 4 Less Series A Preferred Stock was convertible into 1.197 shares of Food 4 Less Common Stock. Holders of shares of Food 4 Less Series B Preferred Stock are not entitled to voting rights in connection with the FM/Food 4 Less Merger. Upon the receipt by Food 4 Less of Consents approving the FM/Food 4 Less Merger from the holders of at least a majority of the combined voting power of the outstanding Food 4 Less Stock, such Consents will be effective to authorize the FM/Food 4 Less Merger. Fred Meyer has entered into stockholders agreements (the "Stockholders Agreements") with certain stockholders of Food 4 Less owning in the aggregate approximately 66% of the current voting power of the outstanding capital stock of Food 4 Less, pursuant to which such stockholders have each agreed, among other things, to execute a Consent with respect to all shares of Food 4 Less Stock owned by each of them in favor of such matters submitted to the stockholders of Food 4 Less in connection with the FM/Food 4 Less Merger. As a result, the requisite approval for the adoption of the FM/Food 4 Less Merger and the other transactions contemplated by the FM/Food 4 Less Merger Agreement is assured. See "Other Agreements -- FM/Food 4 Less Merger -- Stockholders Agreements."

     Termination of Stockholders Agreements and Registration Rights
Agreements. Holders of Food 4 Less Stock, options and warrants are parties to certain existing stockholders agreements and registration rights agreements that set forth certain restrictions on transfer, voting agreements, preemptive rights, registration rights, and other terms governing such Food 4 Less Stock, options and warrants. These agreements include: (i) the Stockholders Agreement of Food 4 Less Holdings, Inc. dated as of June 14, 1995, (ii) the Registration Rights Agreement dated as of June 14, 1995, (iii) certain Management Stockholders Agreements dated as of a variety of dates, and (iv) the Warrant Registration Rights Agreement dated as of December 31, 1992 (collectively, the "Existing Agreements"). Because Food 4 Less Stock will be converted into shares of Fred Meyer Common Stock in connection with the FM/Food 4 Less Merger, and because an active public trading market exists for Fred Meyer Common Stock, Food 4 Less does not believe that it is necessary or appropriate for any of the rights or obligations set forth in the Existing Agreements to continue in effect following the FM/Food 4 Less Merger Effective Time. Food 4 Less believes that none of the Existing Agreements by their terms would continue to apply to Fred Meyer Common Stock following the conversion of Food 4 Less Stock into Fred Meyer Common Stock at the FM/Food 4 Less Merger Effective Time. However, to eliminate any doubt regarding the matter, Food 4 Less is seeking consents from the holders of Food 4 Less Stock, options and warrants expressly to terminate all of the Existing Agreements, effective upon the FM/Food 4 Less Merger Effective Time. The Existing Agreements (other than the Management Stockholders Agreements) generally can be terminated or amended by the holders of a majority of shares or warrants belonging to certain classes or groups of holders as described therein. Accordingly, receipt of Consents to the termination of the Existing Agreements (other than the Management Stockholders Agreements) from such majorities generally will serve to terminate the rights and obligations of all holders who are parties to such Existing Agreements, whether or not they deliver Consents.

PROCEDURES FOR DELIVERING CONSENTS

     In responding to the Food 4 Less Consent Solicitation, holders of shares of Food 4 Less Stock should complete, sign and date the Consent Form (or a facsimile thereof) in accordance with the instructions set forth therein and deliver the same to Food 4 Less at the address set forth below.

     Executed Consent Forms as well as all inquiries or correspondence relating to the Food 4 Less Consent Solicitation should be directed to: Food 4 Less Holdings, Inc., 1100 West Artesia Boulevard, Compton, California 90220,
Attention: Terrence J. Wallock, Esq., Telephone: (310) 884-9000, Telecopy: (310) 884-2610.

     IT IS NOT NECESSARY IN CONNECTION WITH THE FOOD 4 LESS CONSENT SOLICITATION FOR ANY HOLDER OF FOOD 4 LESS STOCK TO TENDER OR DELIVER CERTIFICATES EVIDENCING HIS, HER OR ITS SHARES OF FOOD 4 LESS STOCK. UPON EFFECTIVENESS OF THE FM/FOOD 4 LESS MERGER, HOLDERS OF FOOD 4 LESS STOCK WILL BE ASKED TO SUBMIT THEIR FOOD 4 LESS SHARE CERTIFICATES TO FRED MEYER SO THAT SUCH HOLDERS MAY BE ISSUED CERTIFICATES REPRESENTING THE SHARES OF FRED MEYER COMMON STOCK INTO WHICH THEIR FOOD 4 LESS SHARES HAVE BEEN CONVERTED.

     Only registered holders of shares of Food 4 Less Stock (or their legal representatives or attorneys-in-fact) may deliver a Consent. Any beneficial owner of Food 4 Less Stock who is not the registered holder of such Food 4 Less Stock must arrange with the registered holder to execute and deliver the Consent on his, her or its behalf. The Consent Form must be executed by the registered holder(s) in exactly the same manner as the name(s) appear(s) on the share certificate representing the Food 4 Less Stock. If the shares of Food 4 Less Stock to which the Consent Form relates are held of record by two or more joint holders, all such holders must sign the Consent Form. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should indicate so when signing the Consent.

     All Consent Forms that are properly completed, signed, dated and delivered to Food 4 Less at the address set forth above will be given effect in accordance with the specifications thereon. IF NO SPECIFICATION IS MADE THEREON, THE HOLDER OF FOOD 4 LESS STOCK WILL BE DEEMED TO HAVE CONSENTED TO THE FM/FOOD 4 LESS MERGER. Failure to deliver a Consent will be treated as a nonapproval of the FM/Food 4 Less Merger.

     Fred Meyer, Food 4 Less and QFC will bear the expense of preparing and mailing this Joint Proxy and Consent Solicitation Statement/Prospectus and the accompanying proxy or Consent Form, as applicable, including legal, accounting and other expenses. In addition to solicitation by use of the mails, Consents may be solicited by directors, officers and employees of Food 4 Less and its affiliates in person or by telephone, telecopy or by other means of communication. Such directors, officers and employees will not be additionally compensated for their services in connection with the Food 4 Less Consent Solicitation.

                           BACKGROUND OF THE MERGERS

     Over the last several years, the food retailing industry has undergone increasing consolidation. A number of competitive factors underlie this trend, including benefits from self distribution and economies of scale from improved vendor purchasing power, and increasing capital required to develop and maintain a modern store base and information systems and benefits of geographic diversity. Each of Fred Meyer, QFC and Food 4 Less has responded to these factors by completing significant acquisition transactions in the industry and continuing to explore consolidation opportunities.

     During the spring and summer of 1997, QFC undertook a review of strategic alternatives in the food retailing industry, including analysis of potential acquisitions or combinations. As part of its review, QFC held various discussions and negotiations with representatives of Yucaipa concerning possible transactions with certain Yucaipa-affiliated entities, including possible combinations of QFC with Food 4 Less and QFC's Hughes Markets operations with Food 4 Less. In the course of its review, QFC conferred with Merrill Lynch with respect to various alternative transactions. Commencing in August 1997 and continuing through September 1997, Merrill Lynch contacted a limited number of persons whom Merrill Lynch determined to be likely to have a significant interest in entering into a business combination with QFC. QFC also had discussions with Goldman Sachs regarding a possible Food 4 Less/Hughes transaction. In the course of its review of such transaction, Goldman Sachs conferred with QFC with respect to a possible business combination of QFC with Fred Meyer and Food 4 Less. Although QFC had not retained, and ultimately did not retain, Goldman Sachs, in early September 1997, Goldman Sachs contacted Fred Meyer to determine its interest in considering such a transaction.

     Thereafter, in separate meetings, Goldman Sachs and Salomon met with senior management of Fred Meyer to discuss, among other things, the potential advantages of merger transactions to combine each of QFC and Food 4 Less with the operations of Fred Meyer. Following these meetings, senior management of Fred Meyer began to evaluate each of the potential transactions.

     In mid-September 1997, a large supermarket company (the "Supermarket Company"), which had been contacted by Merrill Lynch on behalf of QFC, informed Merrill Lynch that it would be interested in discussions with QFC regarding a possible transaction. Thereafter, the Supermarket Company conducted legal and financial due diligence with respect to QFC, and representatives of QFC and the Supermarket Company met to discuss a possible transaction. During this time, representatives of Fred Meyer contacted representatives of QFC to discuss the possibility of a combination with Fred Meyer.

     On October 3, 1997, Fred Meyer representatives conveyed orally to QFC an indication of interest in a stock-for-stock merger. Thereafter, QFC and Fred Meyer commenced legal and financial due diligence with respect to each other. Also on October 3, QFC received a written indication of interest from the Supermarket Company for the possible purchase for cash of all the outstanding stock of QFC. In its indication of interest, the Supermarket Company requested that QFC (and its major shareholders) agree to a 30-day period of exclusive negotiations.

     On October 5, 1997, representatives of Salomon, Goldman Sachs, DLJ and Morgan Stanley met with Fred Meyer management, Food 4 Less management and representatives of Yucaipa to begin an exchange of information and views regarding a possible transaction between Fred Meyer and Food 4 Less. After considering the transaction further, Robert G. Miller, the Chief Executive Officer of Fred Meyer, and Ronald W. Burkle, the Chairman of the Food 4 Less Board, tentatively discussed an acquisition by Fred Meyer of all of the outstanding equity of Food 4 Less for $600 million in Fred Meyer Common Stock. In light of Fred Meyer management's interest in a possible separate business combination transaction involving QFC and the potential overlap of QFC's Hughes operations with Food 4 Less' operations, Mr. Miller and Mr. Burkle discussed a possible pricing structure in which the consideration of the Food 4 Less transaction would be reduced under certain circumstances to reflect the loss of EBITDA that might result from store divestitures in California in connection with the transaction. It was also proposed that the consulting agreement between Food 4 Less and Yucaipa (the "Consulting Agreement") be terminated for a payment of $20 million and that Robert Beyer and another individual would join the Fred Meyer Board. On October 7, 1997, Mr. Miller sent a letter to Mr. Burkle confirming the proposed terms for an FM/Food 4 Less transaction and stating that he would recommend the transaction to the Fred Meyer Board. Later that day, after a meeting among Morgan Stanley and DLJ and certain members of the Food 4 Less Board, Food 4 Less decided to pursue additional discussions with Fred Meyer regarding the terms set forth in such letter.

     The QFC Board met on October 9, 1997. At the meeting, senior management of QFC and QFC's financial and legal advisors reviewed, among other things, the status of discussions with the Supermarket Company with respect to its indication of interest. In addition, Mr. Burkle and a representative of DLJ, a financial advisor to Food 4 Less, who had requested the opportunity to make a presentation to the QFC Board at such meeting, made a presentation to the QFC Board with respect to a possible combination of Fred Meyer and QFC and a possible combination of Fred Meyer and Food 4 Less in separate transactions. The presentation contemplated (a) a merger of QFC with a subsidiary of Fred Meyer in a tax-free, stock-for-stock transaction at a fixed exchange ratio of 1.9 shares of Fred Meyer Common Stock for each outstanding share of QFC Common Stock and
(b) the acquisition of Food 4 Less for 22.5 million shares of Fred Meyer Common Stock, or approximately $600 million in Fred Meyer Common Stock. The presentation contemplated that the two transactions would not be conditioned upon one another. At the conclusion of the meeting, the QFC Board authorized QFC's management and financial advisor to continue discussions with both the Supermarket Company and Fred Meyer.

     The QFC Board directed that the Supermarket Company be told that the QFC Board had deferred action on the indication of interest submitted by the Supermarket Company until the following week. In addition, the QFC Board requested that Merrill Lynch communicate to Fred Meyer that any proposal or indication of interest that Fred Meyer should desire for the QFC Board to consider should be delivered to QFC as soon as possible and before the QFC Board meeting early in the following week.

     The Executive Committee of the QFC Board met on October 14, 1997. Based on, among other things, the status of discussions with each of the Supermarket Company and Fred Meyer and after conferring with its legal and financial advisors, the QFC Executive Committee determined that it would recommend to the QFC Board that QFC enter into an agreement with the Supermarket Company providing for a period of 14 calendar days (rather than the 30 days requested by the Supermarket Company) during which QFC would negotiate exclusively with the Supermarket Company with respect to a possible transaction if the Supermarket Company would raise the consideration contemplated by its October 3, 1997 indication of interest to a level specified by QFC. A special meeting of the QFC Board was held later in the day on October 14, 1997 at which the QFC Board, after conferring with its legal and financial advisors, concurred with the recommendation of the Executive Committee. On October 15, 1997, QFC and the Supermarket Company entered into a preliminary, nonbinding indication of interest with respect to a possible cash merger at the increased price specified by QFC (the "October 15 Revised Supermarket Proposal") and entered into a binding agreement providing for a 14-day period of exclusive negotiations (the "Limited Exclusivity Agreement"). In addition, Zell/Chilmark and Stuart M. Sloan entered into agreements with the Supermarket Company similar to the Limited Exclusivity Agreement.

     On October 15, 1997, Mr. Miller sent a letter to QFC (the "October 15 Fred Meyer Proposal") proposing a merger of QFC with a subsidiary of Fred Meyer in a tax-free, stock-for-stock transaction at a fixed exchange ratio of 1.9 shares of Fred Meyer Common Stock for each outstanding share of QFC Common Stock. Mr. Miller indicated in his letter that he would support the proposed transaction described in the October 15 Fred Meyer Proposal at a meeting of the Fred Meyer Board to be held on October 17, 1997. Due to the Limited Exclusivity Agreement, QFC made no response to the October 15 Fred Meyer Proposal.

     On October 17, 1997, Fred Meyer's senior management and financial advisors attended a special meeting of the Fred Meyer Board to discuss the strategic benefits of the transactions with QFC and Food 4 Less, as well as information on the finances, operations and valuations of such companies, and to update the Board on the status of discussions and due diligence with respect to the potential transactions with both QFC and Food 4 Less. Among other things, the Fred Meyer Board discussed increasing the consideration that was proposed in the October 15 Fred Meyer Proposal. Mr. Burkle left the meeting after this discussion in order to permit further discussion among the board members, management and Fred Meyer's financial and legal advisors of the proposed Food 4 Less transaction. After these discussions, the Fred Meyer Board approved management's further exploration of alternatives with respect to QFC, including at increased price levels (subject to further board consideration).

     During the period commencing on October 17, 1997 and ending on October 29, 1997, the Supermarket Company continued its due diligence investigation and negotiated with QFC on an exclusive basis with respect to the October 15 Revised Supermarket Proposal.

     On October 19, 1997, Salomon outlined to certain members of the Fred Meyer Board and management, including Mr. Miller and Mr. Burkle, the range of possible exchange ratios for a stock-for-stock transaction with QFC. Goldman Sachs also discussed such exchange ratios with Mr. Miller. After those discussions and considering, among other things, the advice of Salomon and Goldman Sachs, management decided that the offer for each QFC share should be increased to the greater of (i) 1.9 shares of Fred Meyer Common Stock and (ii) $55 in value of shares of Fred Meyer Common Stock, subject to a limit of 2.3 shares of Fred Meyer Common Stock. Later that day, Mr. Miller sent a letter to QFC stating that Fred Meyer, subject to approval by the Fred Meyer Board, was prepared to increase its offer. Again, due to the Limited Exclusivity Agreement, QFC made no response.

     On October 29, 1997, the QFC Board met and considered the status of negotiations with the Supermarket Company and its request for an extension of the Limited Exclusivity Agreement. The QFC Executive Committee met on October 30, and the legal and financial advisors to QFC updated it on the status of discussions with the Supermarket Company and informed the QFC Executive Committee that there remained a number of unresolved substantive issues and that the 14-day exclusivity period had ended. The QFC Executive Committee directed its legal and financial advisors to continue negotiations on a nonexclusive basis with the Supermarket Company. At the same time, the QFC Executive Committee determined that it should contact Fred Meyer to inquire whether the amended proposal set forth in the October 19 Fred Meyer letter had been approved by the Fred Meyer Board and to reinitiate discussions.

     Later in the day on October 30, 1997, representatives of QFC informed representatives of Fred Meyer that, while the revised offer set forth in the October 19 letter was attractive, the Fred Meyer Board would have to approve the revised offer before meaningful discussions between the parties could begin. The Fred Meyer Board convened that day and ratified the terms of the October 19 letter. Later that day, Mr. Miller sent to QFC a letter (the "October 30 Fred Meyer Proposal") confirming that the Fred Meyer Board had approved the revised offer and stating that, as a condition to Fred Meyer proceeding further in the discussions, QFC and Zell/Chilmark would be required to enter into an exclusivity agreement with Fred Meyer. The letter also stated that Fred Meyer would like to begin to negotiate a definitive agreement as soon as possible.

     Also, later in the day on October 30, the chief executive officer of the Supermarket Company telephoned Samuel Zell, a principal of Zell/Chilmark and a director of QFC, to discuss the breakdown of discussions between QFC and the Supermarket Company and the possible resumption of discussions. Following the telephone conversation, the discussions were resumed and continued through November 5, 1997.

     On October 31, 1997, Mr. Burkle, Mr. Miller and representatives of Salomon met with Mr. Sloan and Mr. Zell and Sheli Rosenberg, representatives of Zell/Chilmark, to discuss Fred Meyer's new proposal of an exchange ratio between
1.9 to 2.3 shares of Fred Meyer Common Stock for each share of QFC Common Stock. The parties tentatively agreed that the loss of EBITDA above a certain level from store divestitures in California, as contemplated by the letter to Food 4 Less from Fred Meyer dated October 7, 1997, should be shared between Food 4 Less and QFC on a basis to be agreed upon. Mr. Sloan and Mr. Zell stated that QFC was prepared to proceed immediately to negotiate definitive agreements with Fred Meyer but, in light of the ongoing discussions with another party (i.e., the Supermarket Company), it was not willing to limit the ability of QFC to negotiate with other parties before the signing of a definitive agreement.

     Thereafter, Fred Meyer and QFC, assisted by their respective financial advisors, legal counsel and accountants, exchanged information and continued due diligence with respect to each other.

     During the weekend of November 1, 1997, representatives of Fred Meyer and QFC discussed the principal terms of a definitive agreement between Fred Meyer and QFC, and between November 3 and November 6, the parties met in Chicago to negotiate the terms of the definitive agreements for the FM/QFC

Merger. Simultaneously, representatives of Fred Meyer and Food 4 Less discussed the principal terms of definitive agreements between Fred Meyer and Food 4 Less and between November 3 and November 6 met in Los Angeles to negotiate the terms of the definitive agreements.

     On November 5, 1997, at a special meeting of the Fred Meyer Board, Fred Meyer's management, financial advisors and legal counsel made a presentation as to the status of negotiations of definitive agreements with QFC and Food 4 Less. In addition, Salomon and Goldman Sachs reviewed with the Fred Meyer Board various financial and other information, and each such financial advisor delivered its oral opinion that the exchange ratios in each of the FM/QFC Merger Agreement and the FM/Food 4 Less Merger Agreement were fair from a financial point of view to Fred Meyer. (These opinions were confirmed by delivery of written opinions dated November 6, 1997 and were based upon and subject to the matters stated therein.) Legal counsel summarized the terms of the then current drafts of the Merger Agreements and related agreements. The Fred Meyer Board unanimously (with Mr. Burkle abstaining with respect to the FM/Food 4 Less Merger Agreement) approved each Merger Agreement and the transactions contemplated thereby and delegated authority to a special committee consisting of Mr. Miller and Mr. Gleason, Fred Meyer directors, to approve any final changes or additions to the documentation.

     Also on November 5, 1997, at a special meeting, Food 4 Less' management, financial advisors and legal counsel made presentations to the Food 4 Less Board as to the events that had transpired in connection with the proposed transaction. Legal counsel summarized the terms of the then current drafts of the Merger Agreements and related agreements. DLJ and Morgan Stanley presented their respective evaluations of the transaction and each financial advisor indicated that it was prepared to issue an opinion stating that the consideration to be received by the stockholders of Food 4 Less was fair to such stockholders from a financial point of view. Management presented its evaluation of Fred Meyer and QFC and summarized results of due diligence conducted thereon. The special meeting was adjourned and was reconvened later that day, at which time the Food 4 Less Board was updated as to the status of negotiations and unanimously approved the FM/ Food 4 Less Merger Agreement.

     The QFC Board met on November 5 to review the status of the two proposed transactions. At the meeting, (a) QFC's legal advisors made a presentation to the QFC Board regarding the fiduciary duties of the QFC Board, (b) QFC's legal and financial advisors reviewed the status of negotiations with each of Fred Meyer and the Supermarket Company with the QFC Board, (c) QFC's legal advisors reviewed with the QFC Board the terms of the respective proposed merger agreements with the Supermarket Company and Fred Meyer and the requisite regulatory filings and approvals that would be required in connection with each of the proposed transactions and (d) Merrill Lynch made a financial presentation to the QFC Board. At the meeting, the QFC Board, based on, among other things, the advice of Merrill Lynch, determined that the October 30 Fred Meyer Proposal represented a superior proposal to the transaction proposed by the Supermarket Company. In addition, Zell/Chilmark and Mr. Sloan each informed the QFC Board of its decision as a shareholder of QFC to support the October 30 Fred Meyer Proposal. The QFC Board directed that negotiations with Fred Meyer be continued with a goal of concluding such negotiations by the end of the following day.

     The QFC Board met again in the late afternoon of November 6. At the meeting, the legal advisors to QFC updated the QFC Board on the status of negotiations with Fred Meyer and informed the QFC Board that all substantive issues had been resolved. Merrill Lynch rendered its opinion to the effect that, as of November 6, 1997, and based upon and subject to the matters stated therein, the QFC Exchange Ratio was fair to the QFC shareholders from a financial point of view. Thereafter, the QFC Board, by a unanimous vote, determined that the FM/QFC Merger was fair to, and in the best interests of, QFC and its shareholders, approved and adopted the terms of the FM/QFC Merger Agreement and the transactions contemplated thereby and authorized the execution of the FM/QFC Merger Agreement.

     On November 6, 1997, Mr. Miller and Mr. Gleason conferred and thereafter Fred Meyer and QFC executed and delivered the FM/QFC Merger Agreement, and Fred Meyer and certain shareholders of QFC executed and delivered the Shareholders Agreements. In addition, QFC and certain stockholders of Fred Meyer executed and delivered the Voting Agreement.

     On November 6, 1997, DLJ and Morgan Stanley rendered their respective opinions. Thereafter, Fred Meyer and Food 4 Less executed and delivered the FM/Food 4 Less Merger Agreement, and Fred Meyer and certain stockholders of Food 4 Less executed and delivered Stockholders Agreements.

     On November 7, 1997, Fred Meyer, QFC and Food 4 Less publicly announced the signing of the Merger Agreements.

                               THE FM/QFC MERGER

REASONS OF FRED MEYER FOR THE MERGER

     The Fred Meyer Board believes that the terms of the FM/QFC Merger Agreement and the transactions contemplated thereby are in the best interests of Fred Meyer and its stockholders. Accordingly, the Fred Meyer Board has unanimously approved the issuance of shares of Fred Meyer Common Stock in the FM/ QFC Merger and recommends approval thereof by the stockholders of Fred Meyer.

     Enhanced Franchise and Resources. The Fred Meyer Board considered the current trend toward consolidation in the supermarket retailing industry, the prospect for further changes in the industry and the importance of operational scale, financial resources and geographic diversity to remaining competitive in the long term. In that connection, the Fred Meyer Board took into account that Fred Meyer and QFC combined will have approximately $9 billion in estimated annual sales for 1997 on a pro forma basis and, together with Food 4 Less, will have approximately $15 billion in estimated annual sales for 1997 on a pro forma basis and will be one of the largest supermarket chains in the United States. The Fred Meyer Board also considered that the FM/QFC Merger will enhance Fred Meyer's leading presence in the Pacific Northwest and, if the FM/ Food 4 Less Merger is completed, Food 4 Less' leading presence in Southern California.

     Long-Term Strategic Issues. The Fred Meyer Board considered that the FM/QFC Merger, on a stand-alone basis as well as together with the FM/Food 4 Less Merger, will assist Fred Meyer in addressing certain long-term strategic issues faced by Fred Meyer, in particular a lack of presence in key geographical markets and opportunities to leverage its cost structure. The Fred Meyer Board also considered the possibility that the multiple of price to earnings ratio of Fred Meyer Common Stock would be higher in view of, among other things, the makeup and expected growth of the combined company.

     Opportunities for Efficiencies and Cost Savings. The Fred Meyer Board considered that Fred Meyer together with QFC, and to a greater extent together with both QFC and Food 4 Less, will be capable of increasing its profitability through significant cost savings, operating efficiencies, economies of scale, stronger market position and other synergies stemming from the strategic geographical fit of such companies. The Fred Meyer Board was advised by management that, excluding the effect of one-time merger-related expenses, Fred Meyer was estimated to achieve annual savings and improvements attributable to such operating factors of approximately $30 million from the FM/QFC Merger and approximately $100 million from the FM/QFC Merger and the FM/Food 4 Less Merger together. These savings are expected to be realized over time and are expected to be achievable in full by the end of 2001.

     Financing Costs Savings. The Fred Meyer Board also considered annual cost savings attributable to reductions in financing costs that it expects will result from the FM/QFC Merger. It also took into account the uncertainties and risks associated with achieving such potential savings.

     Financial Considerations. The Fred Meyer Board considered its evaluation of the financial terms of the FM/QFC Merger, on a stand-alone basis as well as together with the FM/Food 4 Less Merger, and their effect on holders of Fred Meyer Common Stock. The Fred Meyer Board considered the financial performance and condition, businesses and prospects of the three companies, including, but not limited to, information with respect to the respective recent and historical stock prices of Fred Meyer and QFC and the respective earnings history and performance of each of the three companies, as well as the results of Fred Meyer's due diligence review of QFC and Food 4 Less. The Fred Meyer Board also took into account the detailed financial analyses and pro forma and other information with respect to the FM/QFC Merger, on a stand-alone basis as well as together with the FM/Food 4 Less Merger, presented to it by its financial advisors, including the projected effects on earnings per share, earnings per share growth and cash flow. The Fred Meyer Board also considered that the expected financial effects of the FM/QFC Merger together with the FM/Food 4 Less Merger were more attractive than that of the FM/QFC Merger on a stand-alone basis.

     Advice of Financial Advisors and Fairness Opinions. The Fred Meyer Board considered the financial advice of Salomon and Goldman Sachs (including the assumptions and methodologies underlying their analyses in connection therewith) and the November 5, 1997 oral opinion, subsequently confirmed in writing, of each such financial advisor that the QFC Exchange Ratio was fair, from a financial point of view, to Fred Meyer. The written opinions of Salomon and Goldman Sachs and the analyses underlying such opinions are summarized below, and complete copies of the written opinions dated November 6, 1997, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by the financial advisors are included as Appendices C and D, respectively. See "-- Opinions of Fred Meyer Financial Advisors Regarding the FM/QFC Merger." These opinions do not constitute a recommendation as to how any holder of Fred Meyer Common Stock should vote with respect to the FM/QFC Merger.

     Complementary Nature of Businesses. The Fred Meyer Board considered the complementary nature of QFC's business with that of both Fred Meyer and Food 4 Less and the creation of significant opportunities for development of the companies on a combined basis without the need for significant restructuring or redirection. The Fred Meyer Board also took into account the challenges of combining the businesses of large corporations and the attendant diversion of management's focus and resources from other operational matters and other strategic opportunities for an extended period of time.

     Regulatory Approval. The Fred Meyer Board considered that QFC's stores share certain geographic market positions with Fred Meyer and Food 4 Less. The Fred Meyer Board also considered that Fred Meyer, QFC and Food 4 Less have agreed to divest any stores necessary to obtain regulatory approval of the Mergers and that the Merger Agreements provide that the consideration to be paid in connection with the Mergers will be reduced to a certain extent to reflect the loss of cash flow above a specified level from such stores.

     Terms of FM/QFC Merger Agreement and Related Agreements. The Fred Meyer Board took into consideration the terms of the FM/QFC Merger Agreement and the agreements contemplated thereby (the "FM/QFC Related Agreements"), including the form and amount of consideration and the representations, warranties, covenants and conditions contained in such agreements.

     Accounting Treatment. The Fred Meyer Board considered that the FM/QFC Merger was expected to be accounted for as a pooling of interests for financial accounting purposes. The Fred Meyer Board also considered that the pooling of interest accounting treatment is not a condition to the FM/QFC Merger and that purchase accounting would make the FM/QFC Merger less attractive financially.

     The foregoing discussion of the information and factors considered by the Fred Meyer Board is not intended to be exhaustive but includes all material factors considered by the Fred Meyer Board. In reaching its determination to approve the FM/QFC Merger Agreement, the FM/QFC Related Agreements, the FM/ QFC Merger and the other transactions contemplated thereby, the Fred Meyer Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

REASONS OF QFC FOR THE MERGER

     At a meeting of the QFC Board held on November 6, 1997, the QFC Board, by a unanimous vote, determined that the FM/QFC Merger is fair to, and in the best interests of, QFC and its shareholders and approved and adopted the FM/QFC Merger Agreement. In reaching its determination to approve and adopt the FM/QFC Merger Agreement, the QFC Board considered a number of factors, including, without limitation, the factors listed below. In view of the number and wide variety of factors considered in connection with its evaluation of the FM/QFC Merger, the QFC Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. See "Background of the Mergers."

     In reaching its determination, the QFC Board consulted with QFC senior management with respect to strategic and operational matters. It also consulted with legal counsel with respect to the legal duties of the QFC Board, regulatory matters, tax matters and the FM/QFC Merger Agreement, Shareholders Agreements, Voting Agreement and issues related thereto. The Board of Directors of QFC also consulted with Merrill Lynch, financial advisor to QFC, with respect to the financial aspects and fairness from a financial point of view of the proposed FM/QFC Merger to shareholders of QFC, and QFC's independent accountants, with respect to the appropriate accounting treatment of the proposed FM/QFC Merger.

     Financial Performance and Business. The QFC Board considered information concerning the business, earnings, operations, financial condition and prospects of QFC, Fred Meyer and Food 4 Less, both individually and on a combined basis, including, but not limited to, information with respect to QFC's and Fred Meyer's respective recent and historic stock and earnings performance. The QFC Board also considered the financial analyses and other information with respect to QFC, Fred Meyer and Food 4 Less presented to the QFC Board by Merrill Lynch, as well as the QFC Board's own knowledge of QFC, Fred Meyer, Food 4 Less and their respective businesses.

     Strategic Combination. The QFC Board considered that the FM/QFC Merger will create a premier multi-regional supermarket and general merchandise retailing company with stores concentrated in the Pacific Northwest, Intermountain, Southwestern and Southern California regions of the United States, with estimated 1997 annual sales of approximately $9 billion, on a pro forma basis. The QFC Board also considered that if the proposed FM/Food 4 Less Merger is also consummated, the three merged entities will have estimated 1997 annual sales of approximately $15 billion, on a pro forma basis. The QFC Board considered that the proposed FM/QFC Merger affords the shareholders of QFC the opportunity, as equity holders of Fred Meyer, to participate in the future growth of a larger and more diversified supermarket company having greater financial resources, competitive strengths and business opportunities than would be possible for QFC as a stand-alone entity.

     Complementary Business. The QFC Board considered the complementary strengths of QFC, Fred Meyer and Food 4 Less and the opportunities for greater efficiencies and cost savings by the combination of QFC and Fred Meyer, and if the FM/Food 4 Less Merger is consummated, by the combination of all three companies.

     Independence of Transactions. The QFC Board considered the fact that consummation of the FM/QFC Merger is independent of and not contingent upon consummation of the FM/Food 4 Less Merger.

     Consideration To Be Received by QFC Shareholders. The QFC Board considered the amount and form of the consideration to be received by QFC shareholders in the FM/QFC Merger and reviewed information on the historical and anticipated trading ranges of Fred Meyer Common Stock and QFC Common Stock. The QFC Board considered the value to be received per share of QFC Common Stock, which, as of November 5, 1997, was in the high reference range of multiples paid in acquisitions of other grocery store companies. The QFC Board also took into account that the FM/QFC Merger Agreement provides that (i) unless Fred Meyer Common Stock falls below $23.91, QFC shareholders will receive $55 per share in Fred Meyer Common Stock and (ii) QFC may terminate the FM/QFC Merger Agreement and not proceed with the FM/QFC Merger in the event the price of Fred Meyer Common Stock dropped to $20 or less during the five trading days ending two days prior to the FM/QFC Merger Effective Time.

     Opinion of Financial Advisor. The QFC Board considered the financial advice provided by Merrill Lynch and the opinion of Merrill Lynch that, as of November 6, 1997, the QFC Exchange Ratio was fair from a financial point of view to the shareholders of QFC and that Merrill Lynch's opinion was not contingent upon consummation of the FM/Food 4 Less Merger. A copy of Merrill Lynch's written opinion to the QFC Board dated November 6, 1997 is attached hereto as Appendix E and is incorporated herein by reference. See "-- Opinion of QFC Financial Advisor."

     Regulatory Approvals; Likelihood of Consummation. The QFC Board took into account the likelihood that the proposed FM/QFC Merger would be consummated, including the likelihood of obtaining the regulatory approvals required pursuant to, and the other conditions to consummation of, the FM/QFC Merger

Agreement, the experience, reputation and financial condition of Fred Meyer and the risks to QFC if the FM/ QFC Merger were not consummated.

     Terms of Agreements. The QFC Board reviewed and considered the terms, conditions and course of negotiations relating to the FM/QFC Merger Agreement, the Shareholders Agreements and the Voting Agreement as well as the material terms of the FM/Food 4 Less Merger Agreement.

     Tax Free Treatment. The QFC Board considered the expectation that the FM/QFC Merger will generally be a tax-free transaction to QFC and its shareholders for federal income tax purposes. See "-- Certain United States Federal Income Tax Consequences."

     Accounting Treatment. The QFC Board considered the expectation, but not the requirement, that the FM/QFC Merger will be accounted for as a pooling of interests under generally accepted accounting principles. See "-- Accounting Treatment."

     Dissenters' Rights. The QFC Board took into account the fact that QFC shareholders have the right to exercise dissenters' rights under Washington law.

     Strategic Alternatives. The QFC Board was advised by QFC senior management and Merrill Lynch about consolidation within the industry and the reasons therefor. The QFC Board also considered, on a comparative basis, the terms and conditions of the proposal from the Supermarket Company and reviewed the results of the solicitation of interests from other entities to engage in a business combination with QFC in connection with the evaluation of the best available alternative for QFC shareholders.

OPINIONS OF FRED MEYER FINANCIAL ADVISORS REGARDING THE FM/QFC MERGER

     Salomon. Fred Meyer engaged Salomon to act as its financial advisor in connection with the transactions contemplated by the FM/QFC Merger Agreement based upon Salomon's qualifications, expertise and reputation as well as Salomon's prior investment banking relationship and familiarity with Fred Meyer. On November 5, 1997, Salomon rendered to the Fred Meyer Board an oral opinion, which was confirmed by delivery of its written opinion dated November 6, 1997 (the "Salomon QFC Opinion"), to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the QFC Exchange Ratio was fair, from a financial point of view, to Fred Meyer.

     THE FULL TEXT OF THE SALOMON QFC OPINION IS SET FORTH IN APPENDIX C TO THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY, INCLUDING WITHOUT LIMITATION, THE DESCRIPTIONS OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. THE OPINION OF SALOMON REFERRED TO HEREIN WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE FRED MEYER BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE FM/ QFC MERGER. THE SALOMON QFC OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE QFC EXCHANGE RATIO TO FRED MEYER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF FRED MEYER OR QFC AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE RESPECTIVE SPECIAL MEETINGS. THE SUMMARY OF THE SALOMON QFC OPINION SET FORTH IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SALOMON QFC OPINION.

     The Salomon QFC Opinion does not constitute an opinion as to the price at which the Fred Meyer Common Stock will actually trade at any time. No restrictions or limitations were imposed upon Salomon with respect to the investigations made or procedures followed by Salomon in rendering its opinion. In arriving at its opinion, Salomon reviewed, among other things, the FM/QFC Merger Agreement and the FM/Food 4 Less Merger Agreement, including exhibits thereto, as well as certain publicly available information concerning Fred Meyer, QFC and Food 4 Less, respectively, and certain internal information, primarily financial in nature, concerning the business and operations of each of Fred Meyer, QFC and Food 4 Less provided to it by Fred Meyer, QFC and Food 4 Less, respectively, for purposes of analysis, including information provided during discussions with their respective managements regarding their businesses and prospects. Included in the information provided during discussions with the respective managements were certain financial forecasts and other information including forecasts and pro forma financial information giving effect to the FM/QFC Merger and the FM/Food 4 Less Merger, relating to the past and current business operations, financial condition and prospects of Fred Meyer, QFC and Food 4 Less prepared by their respective managements. In addition, Salomon compared certain financial and securities data of QFC and Fred Meyer with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of QFC Common Stock and Fred Meyer Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as Salomon deemed appropriate for purposes of rendering its opinion. Salomon also considered such other information, financial studies, analyses, investigations and financing, economic and market criteria that Salomon deemed relevant.

     In rendering its opinion, Salomon did not attempt to independently verify or assume responsibility for verifying any of the information reviewed by it and assumed the accuracy and completeness of all of the financial and other information reviewed by it. Salomon did not conduct a physical inspection of the properties or facilities, nor make or obtain or assume responsibility for obtaining any independent evaluation or appraisal of any assets (including properties and facilities) or liabilities, of Fred Meyer, QFC or Food 4 Less. Salomon relied upon the estimates of the respective managements of Fred Meyer, QFC and Food 4 Less of the operating savings and other benefits and cost reductions and synergies achievable as a result of the FM/QFC Merger and the FM/Food 4 Less Merger. Salomon also assumed that the financial forecasts (including pro forma financial information) and supporting assumptions (including anticipated synergies and cost savings resulting from the combination of Fred Meyer, QFC and Food 4 Less) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Fred Meyer, QFC and Food 4 Less as to their respective future financial performance. Salomon expressed no opinion with respect to such forecasts or the assumptions on which they are based. In addition, with the consent of Fred Meyer, Salomon took into account the advice of Fred Meyer's independent accountants with respect to the likely accounting treatment of the FM/QFC Merger. Salomon also assumed that the conditions precedent to the FM/QFC Merger Agreement would be satisfied and the FM/QFC Merger would be consummated in accordance with the terms of the FM/QFC Merger Agreement. The opinion of Salomon does not imply any conclusion as to the likely trading range for Fred Meyer Common Stock following the consummation of the FM/QFC Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The Salomon QFC Opinion is limited to the fairness, from a financial point of view, of the QFC Exchange Ratio and does not address Fred Meyer's underlying business decision to effect the FM/QFC Merger or constitute a recommendation concerning how holders of Fred Meyer Common Stock should vote with respect to the FM/QFC Merger. While Salomon believes that its review as described herein is an adequate basis for the Salomon QFC Opinion, the Salomon QFC Opinion is necessarily based upon financial, economic, monetary, political, market and other conditions that existed and could be evaluated as of the date of the Salomon QFC Opinion. Salomon does not have any obligation to update, revise or reaffirm its opinion as a result of any such change in such conditions or otherwise.

     Salomon is not affiliated with Fred Meyer, QFC or Food 4 Less. Salomon has previously rendered certain financial advisory and investment banking services to Fred Meyer and QFC, for which Salomon received customary compensation. Since January 1996, Salomon has received compensation from Fred Meyer for such services of approximately $9.3 million, other than fees payable to Salomon in connection with Salomon's opinions regarding the Mergers. Salomon has also provided investment banking, lending and broker-dealer-related services to affiliates of Food 4 Less, for which Salomon received customary compensation. In the ordinary course of its business, Salomon actively trades the securities of Fred Meyer, QFC, Food 4 Less and Ralphs for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Pursuant to an engagement letter dated November 1, 1997 (the "Salomon Engagement Letter"), Fred Meyer engaged Salomon to provide financial advisory and investment banking services to Fred Meyer in connection with the possible acquisition of one or both of QFC and Food 4 Less. Pursuant to the terms of the Salomon Engagement Letter, Fred Meyer has paid Salomon $750,000 and has agreed to pay Salomon (i) $5.0 million upon the consummation of an acquisition transaction in which QFC is the subject company, (ii) $8.0 million upon the consummation of an acquisition transaction in which Food 4 Less is the subject company, or (iii) $11.0 million upon the consummation of a simultaneous acquisition transaction involving both QFC and Food 4 Less. Fred Meyer also agreed to pay to Salomon a fee equal to

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

15% (but in no event more than $4.0 million) of any break-up or similar fee received by Fred Meyer in connection with the termination of the FM/QFC Merger Agreement and/or the FM/Food 4 Less Merger Agreement. In addition, Fred Meyer agreed to reimburse Salomon for reasonable travel and out-of-pocket expenses incurred by Salomon in connection with its engagement (including reasonable travel expenses and fees and expenses of Salomon's counsel). Fred Meyer further agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

     Goldman Sachs. On November 5, 1997, Goldman Sachs rendered to the Fred Meyer Board an oral opinion which was confirmed by delivery of its written opinion dated November 6, 1997 (the "Goldman Sachs QFC Opinion") that as of such date, the QFC Exchange Ratio pursuant to the FM/QFC Merger Agreement was fair from a financial point of view to Fred Meyer.

     THE FULL TEXT OF THE GOLDMAN SACHS QFC OPINION DATED NOVEMBER 6, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS SET FORTH IN APPENDIX D TO THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE GOLDMAN SACHS QFC OPINION REFERRED TO HEREIN WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE FRED MEYER BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE FM/QFC MERGER. SUCH OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE QFC EXCHANGE RATIO TO FRED MEYER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FRED MEYER COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE FRED MEYER SPECIAL MEETING. THE SUMMARY OF THE GOLDMAN SACHS QFC OPINION SET FORTH HEREIN IS QUALIFIED BY THE FULL TEXT OF SUCH OPINION, AND FRED MEYER STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE GOLDMAN SACHS QFC OPINION IN ITS ENTIRETY.

     In connection with the Goldman Sachs QFC Opinion, Goldman Sachs reviewed, among other things, (i) the FM/QFC Merger Agreement; (ii) the Registration Statement on Form S-4 of QFC dated July 23, 1997; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K of QFC for the five fiscal years ended December 28, 1996; (iv) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of QFC; (v) certain other communications from QFC to its shareholders; and (vi) certain internal financial analyses and forecasts for QFC prepared by its management. Goldman Sachs also reviewed (i) the FM/Food 4 Less Merger Agreement, including the Stockholders Agreements; (ii) the Annual Reports on Form 10-K of Food 4 Less for the five fiscal years ended February 2, 1997; (iii) certain Quarterly Reports on Form 10-Q of Food 4 Less; (iv) the Registration Statement on Form S-4 of Ralphs, dated October 6, 1997; (v) Annual Reports on Form 10-K of Ralphs for the five fiscal years ended February 2, 1997;
(vi) certain Quarterly Reports on Form 10-Q of Ralphs; and (vii) certain internal financial analyses and forecasts for Food 4 Less prepared by its management. Furthermore, Goldman Sachs also reviewed (i) the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus, dated August 6, 1997 relating to the Special Meetings of Stockholders of Fred Meyer and Smith's held on September 8, 1997; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of Fred Meyer for the five fiscal years ended February 1, 1997; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Fred Meyer; (iv) certain other communications from Fred Meyer to its stockholders; and (v) certain internal financial analyses and forecasts for Fred Meyer prepared by its management without, and after giving effect to, the FM/QFC Merger and the FM/Food 4 Less Merger. Goldman Sachs also held discussions with members of the senior management of Fred Meyer, QFC and Food 4 Less regarding the strategic rationale for, and the potential benefits of, the FM/QFC Merger and the FM/Food 4 Less Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Fred Meyer Common Stock and the QFC Common Stock, compared certain financial information for Fred Meyer, QFC and Food 4 Less with similar information for certain other companies the securities of which are publicly traded, compared certain stock market information for Fred Meyer and QFC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the supermarket industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion and neither attempted to independently verify nor assumed responsibility for verifying any of such information. In that regard, Goldman Sachs assumed, with the Fred Meyer Board's consent, that the financial forecasts, including the underlying assumptions, provided to it and discussed with it with respect to Fred Meyer, QFC and Food 4 Less after giving effect to the FM/QFC Merger and the FM/Food 4 Less Merger, including, without limitation, the projected cost savings and operating synergies resulting from the FM/QFC Merger and the FM/Food 4 Less Merger, were reasonably prepared on a basis reflecting the best currently available judgments and estimates of Fred Meyer, QFC and Food 4 Less. Goldman Sachs expressed no opinion with respect to such forecasts or the assumptions on which they were based. In addition, with the Fred Meyer Board's consent, Goldman Sachs has taken into account the advice of Fred Meyer's independent accountants with respect to the likely accounting treatment of the FM/QFC Merger. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Fred Meyer or QFC or any of their subsidiaries and was not furnished with any such evaluation or appraisal. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Fred Meyer Board in connection with its consideration of the FM/QFC Merger and such opinion does not constitute a recommendation as to how any holder of Fred Meyer Common Stock should vote with respect to the FM/QFC Merger. The opinion of Goldman Sachs was necessarily based upon conditions as they existed and could be evaluated by it on the date of such opinion and Goldman Sachs assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after the date of such opinion. The opinion of Goldman Sachs does not imply any conclusion as to the likely trading range of Fred Meyer Common Stock following consummation of the FM/QFC Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The opinion of Goldman Sachs is limited to the fairness, from a financial point of view, of the QFC Exchange Ratio to Fred Meyer and does not address Fred Meyer's underlying business decision to effect the FM/QFC Merger.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Fred Meyer selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the FM/QFC Merger. Goldman Sachs is familiar with Fred Meyer, having acted as managing underwriter of its public offering of 3,850,000 shares of Fred Meyer Common Stock in September 1996 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the FM/QFC Merger Agreement and the FM/Food 4 Less Merger Agreement. Since January 1996; Goldman Sachs has received compensation from Fred Meyer for such services of approximately $2,478,400 other than fees payable to Goldman Sachs in connection with Goldman Sachs' opinions with respect to the Mergers. Goldman Sachs has also provided certain investment banking services to QFC from time to time, having acted as its financial advisor in connection with its recapitalization in 1995, which included acting as dealer-manager of QFC's self-tender for 7,000,000 shares of QFC Common Stock.

     Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Fred Meyer and/or QFC for its own account and for the account of customers. As of November 6, 1997, Goldman Sachs held for its own account a long position of 1,427,680 shares of Fred Meyer Common Stock and a short position of $3,500,000 principal amount of 8.70% Series B Senior Subordinated Notes due 2007 of QFC.

     Pursuant to a letter agreement dated November 1, 1997 (the "Goldman Sachs Engagement Letter"), Fred Meyer engaged Goldman Sachs to render financial advisory and investment banking services to Fred Meyer in connection with the possible acquisition of either or both of QFC or Food 4 Less. Pursuant to the terms of the Goldman Sachs Engagement Letter, Fred Meyer has paid Goldman Sachs $750,000 and has agreed to pay Goldman Sachs (i) $5.0 million upon consummation of an acquisition transaction in which

QFC is the subject company, (ii) $8.0 million upon consummation of an acquisition transaction in which Food 4 Less is the subject company, or (iii) $11.0 million upon consummation of a simultaneous acquisition transaction involving both QFC and Food 4 Less. Fred Meyer also agreed to pay Goldman Sachs a fee equal to 15% (but in no event more than $4.0 million) of any break-up or similar fee received by Fred Meyer in connection with the termination of the FM/QFC Merger Agreement or the FM/Food 4 Less Merger Agreement. In addition, Fred Meyer has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

     Financial Analyses used by Salomon and Goldman Sachs. The following is a summary of certain of the financial analyses used by Salomon and Goldman Sachs in connection with providing their respective written opinions to the Fred Meyer Board on November 6, 1997. The analyses were prepared solely for purposes of Salomon and Goldman Sachs providing their opinions to the Fred Meyer Board as to the fairness to Fred Meyer from a financial point of view of the QFC Exchange Ratio pursuant to the FM/QFC Merger Agreement, and such opinions were only one of many factors taken into consideration by the Fred Meyer Board in making its determination to approve the FM/QFC Merger Agreement. The summary set forth below does not purport to be a complete description of the analyses performed by Salomon and Goldman Sachs, but describes, in summary form, the principal elements of the analyses made by Salomon and Goldman Sachs in arriving at the Salomon QFC Opinion and the Goldman Sachs QFC Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily summarized. Each of the analyses conducted by Salomon and Goldman Sachs was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Salomon and Goldman Sachs did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching their conclusions, Salomon and Goldman Sachs considered the results of the analyses in light of each other and ultimately reached their opinions based on the results of the analyses taken as a whole. Further, Salomon's and Goldman Sachs' conclusions involved significant elements of judgment and qualitative analyses as well as the financial and quantitative analyses. Salomon and Goldman Sachs did not place particular reliance or weight on any individual factor, but instead concluded that their analyses, taken as a whole, supported their determinations. Accordingly, notwithstanding the separate factors summarized above, Salomon and Goldman Sachs believe that their analyses must be considered as a whole and that selecting portions of their analyses and the factors considered by them, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying their opinions. In performing their analyses, Salomon and Goldman Sachs made numerous assumptions with respect to industry performance, general business, financial, economic and market conditions and other matters, many of which are beyond the control of Fred Meyer, QFC and Food 4 Less. No company or transaction used in the analyses as a comparison is directly comparable to Fred Meyer, Food 4 Less, QFC or the contemplated transaction. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals, or to reflect the prices at which such businesses or securities can actually be sold. The analyses performed by Salomon and Goldman Sachs are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Fred Meyer, Food 4 Less, QFC, Salomon, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

          (i) Historical Stock Trading and Exchange Ratio Analysis. Salomon and Goldman Sachs reviewed the historical trading prices for the QFC Common Stock for the period from October 31, 1996 through November 4, 1997 (the "QFC Historical Stock Prices"). Such analysis indicated that (i) the QFC Historical Stock Prices ranged from a low of $33.00 to a high of $49.44;
     (ii) the QFC Historical Stock Prices plus a 30% control premium ranged from a low of $42.90 to a high of $64.27; and (iii) the QFC Historical Stock Prices plus a 50% control premium ranged from a low of $49.50 to a high of $74.16. Salomon and Goldman Sachs also calculated the exchange ratio of the market price of a share of QFC Common Stock to the market price of a share of Fred Meyer Common Stock for each day during the period from October 31, 1996 to November 4, 1997 and found that such exchange ratio ranged from a low of 1.38 to a high of 2.52.

          (ii) Selected Companies Analysis. Salomon and Goldman Sachs reviewed and compared certain financial information relating to Fred Meyer and QFC to corresponding financial information, ratios and public market multiples for six publicly traded corporations: Albertson's, Inc.; American Stores Company; Food Lion, Inc.; The Kroger Co.; Safeway Inc.; and Winn-Dixie Stores, Inc. (the "Selected Companies"). Salomon and Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of the Selected Companies, Fred Meyer and QFC were calculated using closing stock prices as of November 4, 1997. The multiples and ratios for Fred Meyer, QFC and for each of the Selected Companies were based on the most recent publicly available information. The analysis showed, among other things, that the ratio of firm value (i.e. market value of common equity plus book value of debt less cash) as a multiple of EBITDA for the Selected Companies, (i) using estimated 1997 EBITDA, ranged from a low of 6.7x to a high of 9.8x (with a median of 8.5x), compared to 7.3x for Fred Meyer and 10.5x for QFC and (ii) using estimated 1998 EBITDA, ranged from a low of 6.2x to a high of 8.2x (with a median 7.5x), compared to 7.0x for Fred Meyer and 8.4x for QFC. This analysis also showed, among other things, that the price/earnings ratio for the Selected Companies, (i) using estimated 1997 earnings, ranged from a low of 15.6x to a high of 25.5x (with a median of 19.3x), compared to 22.8x for Fred Meyer and 25.6x for QFC and (ii) using estimated 1998 earnings, ranged from a low of 13.5x to a high of 22.3x (with a median of 17.1x), compared to 18.9x for Fred Meyer and 20.2x for QFC. Earnings estimates used in the foregoing analysis were based on Institutional Brokers Estimates System ("IBES") earnings estimates. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. EBITDA estimates used in the foregoing analysis were based upon research estimates of Goldman Sachs and Salomon Equity Research.

          (iii) Selected Transactions Analysis. Salomon and Goldman Sachs reviewed and analyzed firm value as a multiple of the latest twelve months ("LTM") EBITDA in selected merger or acquisition transactions involving other companies in the supermarket chain industries that they deemed relevant (the "QFC Selected Transactions"). Among other matters, such review by Salomon and Goldman Sachs indicated that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Salomon and Goldman Sachs noted that no transaction reviewed was identical to the FM/QFC Merger and that, accordingly, an assessment of the results of the following analysis necessarily involves considerations and judgments concerning differences in financial and operating characteristics of QFC and other factors that would affect the acquisition value of the companies to which it is being compared. Such analysis indicated that, for the QFC Selected Transactions, firm value as a multiple of LTM EBITDA, ranged from a low of 7.0x to a high of 9.5x. Salomon and Goldman Sachs also calculated firm value as a multiple of EBITDA for the FM/QFC Merger using two scenarios (i) a base case price of $55.00 per share of QFC Common Stock (the "QFC Base Case") and (ii) a price of $58.43 per share of QFC Common Stock, calculated based upon a 1.9 exchange ratio and a Fred Meyer Common Stock price of $30.75 per share (the closing price of Fred Meyer Common Stock on November 4, 1997) (the "QFC Current Case"). In each case, Salomon and Goldman Sachs used conservative case forecasts from Fred Meyer management based upon forecasts provided by QFC management in September 1997 (the "Fred Meyer-QFC Conservative Forecasts") and firm value multiples based upon estimated 1997 year-end debt balances. The analysis indicated that the firm value/EBITDA ratio (i) without any of the cost savings expected to be realized as a result of the FM/QFC Merger, (A) using 1997 estimated EBITDA, was 10.2x for the QFC Base Case and 10.7x for the QFC Current Case; (B) using estimated 1998 EBITDA, was 9.2x for the QFC Base Case and 9.6x for the QFC Current Case; (ii) with $30 million of cost savings (equal to the cost savings expected to be realized as a result of the FM/QFC Merger as estimated by Fred Meyer management) (A) using estimated 1997 EBITDA, was 8.6x for the QFC Base Case and 9.0x for the QFC Current Case, (B) using estimated 1998 EBITDA, was 7.8x for the QFC Base Case and 8.2x for the QFC Current Case; and (iii) with $57.5 million cost savings (equal to (1) the cost savings expected to be realized as a result of the FM/QFC Merger, plus (2) one-half of the cost savings expected to be realized as a result of the combination of Food 4 Less and Hughes, as estimated by Fred Meyer management) (A) using estimated 1997 EBITDA, was 7.4x for the QFC Base Case and 7.8x for the QFC Current Case and (B) using estimated 1998 EBITDA, was 6.9x for the QFC Base Case and 7.2x for the QFC Current Case. Under the QFC Base Case, Salomon and Goldman Sachs calculated the equity value of QFC to be $1,218 million and the firm value to be $1,572 million. Under the QFC Current Case, Salomon and Goldman Sachs calculated the equity value of QFC to be $1,294 million and the firm value to be $1,648 million.

          (iv) Discounted Cash Flow Analysis. Salomon and Goldman Sachs performed a discounted cash flow analysis under the following two scenarios, in each case based on Fred Meyer-QFC Conservative Forecasts: (a) assuming $30 million of cost savings (equal to the cost savings expected to be realized as a result of the FM/QFC Merger as estimated by Fred Meyer management) (the "QFC First Case") and (b) assuming $57.5 million cost savings equal to (1) the cost savings expected to be realized as a result of the FM/QFC Merger, plus (2) one-half of the cost savings expected to be realized as a result of the combination of Food 4 Less and Hughes, as estimated by Fred Meyer management) (the "QFC Second Case"). Salomon and Goldman Sachs calculated a net present value of free cash flows for the years 1998 through 2007 using discount rates ranging from 10% to 12%. Salomon and Goldman Sachs calculated terminal values in the year 2007 based on multiples ranging from 8.00x LTM EBITDA to 9.25x LTM EBITDA and then discounted these terminal values to present value using discount rates from 10% to 12%. This analysis showed that the implied per share values for the QFC Common Stock ranged from a low of $50.35 to a high of $64.01 in the QFC First Case and from a low of $70.94 to a high of $85.91 in the QFC Second Case. The various ranges for discount rates and terminal value multiples were chosen to reflect, respectively, the theoretical weighted average cost of capital for companies in the supermarket industry and multiples of LTM EBITDA paid in selected recent supermarket transactions.

          (v) Pro Forma Merger Analysis -- FM/QFC Merger and FM/Food 4 Less Merger. Salomon and Goldman Sachs prepared pro forma analyses of the financial impact of the Mergers using earnings estimates for Fred Meyer, Food 4 Less and QFC for the years 1998 through 2002. These analyses were based, in each case, upon (i) for Fred Meyer, Fred Meyer management forecasts (the "Fred Meyer Forecasts"); (ii) for QFC, the Fred Meyer-QFC Conservative Forecasts; and (iii) for Food 4 Less, Food 4 Less management forecasts as adjusted by Fred Meyer management (the "Fred Meyer-Food 4 Less Conservative Forecasts"); such analyses also assumed cost savings resulting from the combination of Fred Meyer, QFC and Food 4 Less, as provided by Fred Meyer management, of $50 million in 1998, $70 million in 1999, $90 million in 2000, and $100 million in each of 2001 and 2002. For each of these years, Salomon and Goldman Sachs compared (A) the reported earnings per share ("EPS") of the Fred Meyer Common Stock, on a stand-alone basis, to the reported EPS of the common stock of the combined companies on a pro forma basis (the "Reported EPS Analysis") and (B) the pre-goodwill EPS of the Fred Meyer Common Stock, on a stand-alone basis, to the pre-goodwill EPS of the common stock of the combined companies on a pro forma basis (the "Pre-Goodwill EPS Analysis"). Furthermore, in each instance, Salomon and Goldman Sachs analyzed two scenarios: (i) using an exchange ratio based on a price of $30.75 per share of Fred Meyer Common Stock (the closing price on November 4, 1997) (the "Current Price Scenario") and (ii) using an exchange ratio of 2.3 for each share of QFC Common Stock and 24 million shares issued to Food 4 Less (the "Highest Exchange Ratio Scenario"). The Reported EPS Analysis indicated that the proposed transaction (i) for the Current Price Scenario, would be dilutive to Fred Meyer stockholders on an EPS basis in 1998, and would be accretive to such holders in the years 1999, 2000, 2001 and 2002; and (ii) for the Highest Exchange Ratio Scenario, would be dilutive to Fred Meyer stockholders on an EPS basis in 1998 and 1999, and would be accretive to such holders in the years 2000, 2001 and 2002. The Pre-Goodwill Analysis indicated that the proposed transaction (i) for the Current Price Scenario, would be accretive to the Fred Meyer stockholders on an EPS basis in each year from 1998 through 2002; and (ii) for the Highest Exchange Ratio Scenario, would be minimally dilutive to Fred Meyer stockholders on an EPS basis in 1998, and would be accretive to such holders in the years 1999, 2000, 2001 and 2002.

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

          (vi) Pro Forma Merger Analysis -- FM/QFC Merger Only. Salomon and Goldman Sachs also prepared pro forma analyses of the financial impact of the FM/QFC Merger using earnings estimates for Fred Meyer and QFC for the years 1998 through 2002. These analyses assumed the FM/QFC Merger was accounted for as a pooling of interests and assumed cost savings resulting from the FM/QFC Merger, as provided by Fred Meyer management, of $25 million in 1998 and $30 million in each of 1999, 2000, 2001 and 2002. For each of these years, Salomon and Goldman Sachs compared the EPS of the Fred Meyer Common Stock, on a stand-alone basis, to the EPS of the common stock of the combined company on a pro forma basis based upon (i) the Fred Meyer-QFC Conservative Forecasts (the "QFC Conservative Case") and (ii) projections provided by QFC management in November 1997 (the "QFC Case"). Furthermore, in each instance, Salomon and Goldman Sachs analyzed two scenarios: (i) using the Current Price Scenario and (ii) using an exchange ratio of 2.3 for QFC (the "Highest QFC Exchange Ratio Scenario"). The QFC Conservative Case indicated that the FM/QFC Merger (i) for the Current Price Scenario, would be accretive to Fred Meyer stockholders on an EPS basis in each year from 1998 through 2002; and (ii) for the Highest QFC Exchange Ratio Scenario, would be dilutive to Fred Meyer stockholders on an EPS basis in each year from 1998 through 2002. The QFC Case indicated that the FM/QFC Merger (i) for the Current Price Scenario, would be accretive to Fred Meyer stockholders on an EPS basis in each year from 1998 through 2002; and (ii) for the Highest QFC Exchange Ratio Scenario, would be dilutive to Fred Meyer stockholders on an EPS basis in 1998, 1999 and 2000, but would be accretive to such holders in the years 2001 and 2002.

          (vii) Contribution Analysis -- Simultaneous FM/QFC Merger and FM/Food 4 Less Merger. Salomon and Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, net income (before transaction goodwill) determined before and after cost savings, and ownership) for Fred Meyer, Food 4 Less, QFC and the pro forma combined entity resulting from the Mergers based, in each case, upon (i) for Fred Meyer, the Fred Meyer Forecasts; (ii) for QFC, the Fred Meyer-QFC Conservative Forecasts; and (iii) for Food 4 Less, the Fred Meyer-Food 4 Less Conservative Forecasts. The analysis indicated that (A) assuming an exchange ratio of 1.9 for QFC and 22.5 million shares issued to Food 4 Less, the Fred Meyer stockholders would own 58.3% of the outstanding common stock of the combined company after the proposed transactions, while Food 4 Less' stockholders would own 14.5% and the QFC shareholders would own 27.2%, and (B) assuming an exchange ratio of 2.3 for QFC and 24 million shares for Food 4 Less, the Fred Meyer stockholders would own 54.7% of the outstanding shares of the combined company after the proposed transactions, while the Food 4 Less stockholders would own 14.5% and the QFC shareholders would own 30.8%. Salomon and Goldman Sachs also analyzed the relative net income contribution of Fred Meyer, Food 4 Less and QFC to the combined company on a pro forma basis before taking into account any of the cost savings that may be realized following the proposed transactions based on estimated years 1998, 1999 and 2000. This analysis indicated that Fred Meyer, Food 4 Less and QFC would contribute, respectively, 60.2%, 16.3% and 23.5% in 1998; 56.1%, 22.7% and 21.2% in 1999; and 53.9%, 26.3% and 19.8%
     in 2000. Furthermore, Salomon and Goldman Sachs analyzed the relative net income contribution of Fred Meyer, Food 4 Less and QFC, assuming cost savings resulting from the combination of $50 million in 1998, $70 million in 1999 and $90 million in 2000. This analysis indicated that Fred Meyer, Food 4 Less and QFC would contribute, respectively, 52.8%, 20.4% and 26.7% in 1998; 48.9%, 24.4% and 26.8% in 1999; and 46.5%, 27.3% and 26.3% in
     2000.

          (viii) Contribution Analysis -- FM/QFC Merger Only. Salomon and Goldman Sachs also reviewed certain historical and estimated future operating and financial information (including, among other things, net income (before transaction goodwill) determined before and after cost savings, and ownership) for Fred Meyer, QFC and the pro forma combined entity resulting from the FM/QFC Merger based, in each case, upon (i) for Fred Meyer, the Fred Meyer Forecasts and (ii) for QFC, the Fred Meyer-QFC Conservative Forecasts. The analysis indicated that (A) assuming an exchange ratio of 1.9 for QFC, the Fred Meyer stockholders would own 68.2% of the outstanding common stock of the combined company after the proposed transaction, while the QFC shareholders would own 31.8%, and (B) assuming an exchange ratio of 2.3 for QFC, the Fred Meyer stockholders would own 63.9% of the outstanding shares of the combined company after the FM/QFC Merger, while the QFC shareholders would own 36.1%. Salomon and Goldman Sachs also analyzed the relative net income contribution of Fred Meyer and QFC to the combined company on a pro forma basis before taking into account any of the cost savings that may be realized following the FM/QFC Merger based on estimated net income for the years 1998, 1999 and 2000. This analysis indicated that Fred Meyer and QFC would contribute, respectively, 73.8% and 26.2% in 1998; 74.1% and 25.9% in 1999; and 74.6% and 25.4% in 2000. Furthermore, Salomon and Goldman Sachs analyzed the relative net income contribution of Fred Meyer and QFC, assuming cost savings resulting from the combination of $20 million in 1998 and $30 million in 1999 and 2000 were allocated to QFC. This analysis indicated that Fred Meyer and QFC would contribute, respectively, 68.7% and 31.3% in 1998; 66.6% and 33.4% in 1999; and 65.8% and 34.2% in 2000.

OPINION OF QFC FINANCIAL ADVISOR REGARDING THE FM/QFC MERGER

     General. Merrill Lynch acted as financial advisor to QFC in connection with the proposed FM/QFC Merger. On November 6, 1997, Merrill Lynch rendered its written opinion (the "Merrill Lynch Opinion") to the effect that, as of such date and based upon the assumptions made, matters considered and limits of the reviews undertaken by Merrill Lynch set forth in the Merrill Lynch Opinion, the QFC Exchange Ratio was fair, from a financial point of view, to the holders of shares of QFC Common Stock, other than Fred Meyer and its affiliates. The opinion of Merrill Lynch is not contingent upon the consummation of the FM/Food 4 Less Merger.

     THE FULL TEXT OF THE MERRILL LYNCH OPINION IS INCLUDED IN APPENDIX E TO THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. THE MERRILL LYNCH OPINION IS ADDRESSED TO THE QFC BOARD AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF QFC TO ENGAGE IN THE FM/QFC MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF QFC COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE ON THE PROPOSED FM/QFC MERGER OR AS TO ANY OTHER MATTER IN CONNECTION WITH THE PROPOSED FM/QFC MERGER. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION. HOLDERS OF SHARES OF QFC COMMON STOCK ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY MERRILL LYNCH IN CONNECTION THEREWITH.

     Merrill Lynch is an internationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of securities and similar activities. Merrill Lynch was retained by the QFC Board on the basis of its qualifications, reputation and experience.

     In connection with its engagement by QFC, Merrill Lynch contacted a limited number of persons whom Merrill Lynch determined to be likely to have a significant interest in entering into a business combination with QFC. Merrill Lynch was not authorized to conduct, and did not conduct, a solicitation of a broad group of potentially interested parties. Except for the foregoing, no limitations were placed on Merrill Lynch by QFC with respect to the investigations made or the procedures followed by Merrill Lynch in preparing and rendering its opinion.

     Merrill Lynch did not express any opinion as to the prices at which shares of QFC Common Stock or shares of Fred Meyer Common Stock will trade following the announcement or consummation of the FM/QFC Merger.

     The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Merrill Lynch as of, the date of such opinion. Although subsequent developments may affect the opinion, Merrill Lynch does not have any obligation to update, revise or reaffirm the opinion.

     QFC has agreed to pay Merrill Lynch a fee in the amount of $4,000,000 for its services, which fee is contingent upon the consummation of the FM/QFC Merger, as described below. In addition, QFC has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement as financial advisor.

     In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to QFC, Fred Meyer and Food 4 Less that Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of QFC, Fred Meyer and Food 4 Less furnished to Merrill Lynch by QFC, Fred Meyer and Food 4 Less, as the case may be; (iii) conducted discussions with members of senior management of QFC, Fred Meyer and Food 4 Less concerning the matters described in clauses (i) and (ii) above; (iv) reviewed the market prices and valuation multiples for shares of QFC Common Stock and shares of Fred Meyer Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of QFC, Fred Meyer and Food 4 Less and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the FM/QFC Merger and the FM/Food 4 Less Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of QFC, Fred Meyer and Food 4 Less and their financial and legal advisors; (viii) reviewed a draft of the FM/QFC Merger Agreement and a draft of the FM/Food 4 Less Merger Agreement; (ix) conducted discussions with antitrust counsel to QFC relating to the possibility of divestitures that may be required in connection with antitrust approval; and (x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of QFC, Fred Meyer or Food 4 Less, and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of QFC, Fred Meyer or Food 4 Less. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by QFC, Fred Meyer and Food 4 Less, Merrill Lynch assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of the management of QFC, Fred Meyer and Food 4 Less, as the case may be, as to the expected future financial performance of QFC, Fred Meyer and Food 4 Less, as the case may be. Merrill Lynch also assumed that the final forms of the FM/QFC Merger Agreement and the FM/Food 4 Less Merger Agreement would be substantially similar to the last drafts thereof reviewed by Merrill Lynch. In connection with its analysis, Merrill Lynch took into account the advice of QFC's independent accountants with respect to the likely accounting treatment of the FM/QFC Merger.

     Summary of Material Analyses. Set forth below is a summary setting forth the material analyses presented by Merrill Lynch to the QFC Board on November 5, 1997 in connection with its written opinion as to the fairness, from a financial point of view, of the QFC Exchange Ratio on the date the QFC Board approved the FM/QFC Merger Agreement.

          (i) Comparable Public Company Trading Analysis. Merrill Lynch performed an analysis in which it compared certain financial and valuation information of selected publicly traded companies in the food retailing industry considered by Merrill Lynch to be reasonably comparable to QFC for purposes of this analysis. Such comparable companies included: Dominick's Supermarkets, Inc. ("Dominicks"), Fred Meyer, Giant Food Inc., Hannaford Bros. Co. (the "Regional Comparable Companies"), Albertsons, Inc., American Stores Company, Food Lion, Inc., The Great Atlantic & Pacific Tea Co., Inc., The Kroger Co., Safeway Inc. and Winn-Dixie Stores, Inc. (the "Multi-Regional Comparable Companies" and together with the Regional Comparable Companies, the "Comparable Companies"). Merrill Lynch calculated the market capitalization (defined to be the market value of the common stock plus preferred equity at liquidation value, total debt and minority interest less cash and marketable securities) of the Comparable Companies as multiples of EBITDA for such companies' 1997 and 1998 fiscal years. Merrill Lynch also derived multiples of common stock prices per share relative to estimated 1997 and 1998 fiscal year earnings per share for each of QFC and the Comparable Companies. This analysis indicated that

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

     (A) market capitalization as a multiple of estimated 1997 EBITDA ranged from 6.8x to 8.2x with a mean of 7.6x for the Regional Comparable Companies and ranged from 4.9x to 9.9x with a mean of 7.6x for the Multi-Regional Comparable Companies; (B) market capitalization as a multiple of estimated 1998 EBITDA ranged from 6.4x to 7.1x with a mean of 6.9x for the Regional Comparable Companies and ranged from 4.5x to 8.1x with a mean of 6.8x for the Multi-Regional Comparable Companies; (C) common stock prices as a multiple of estimated 1997 earnings per share ranged from 19.7x to 37.4x with a mean (excluding a multiple of 37.4x for Dominicks) of 22.4x for the Regional Comparable Companies and ranged from 13.9x to 24.0x with a mean of 19.1x for the Multi-Regional Comparable Companies; and (D) common stock prices as a multiple of estimated 1998 earnings per share ranged from 17.2x to 21.3x with a mean of 18.7x for the Regional Comparable Companies and ranged from 12.0x to 22.9x with a mean of 16.8x for the Multi-Regional Comparable Companies. Based on the foregoing analysis, Merrill Lynch derived implied equity values per share of QFC Common Stock ranging from
     (A) $39 to $46 per share of QFC Common Stock based on estimated 1998 earnings per share multiples of 15.0x to 18.0x and (B) $37 to $45 per share of QFC Common Stock based on estimated 1998 EBITDA multiples of 6.5x to 7.5x.

          (ii) Comparable Acquisition Analysis. Using publicly available information, Merrill Lynch reviewed selected business combinations that occurred since January 1, 1996 involving companies in the food retailing industry (the "Acquisition Comparables"). The Acquisition Comparables included: Fred Meyer/Smith's; Giant Eagle, Inc./Riser Foods, Inc.; Jitney Jungle Stores of America, Inc./Delchamps, Inc.; Kohlberg Kravis Roberts & Co./Randalls Food Markets, Inc.; Koninklijke Ahold nv/Stop & Shop Companies, Inc.; QFC/Hughes; Richfood Holdings, Inc./Farm Fresh, Inc.; Safeway Inc./The Vons Companies, Inc.; Shamrock Holdings, Inc./The Grand Union Company; and Smith's/Smitty's Supermarkets, Inc. For the Acquisition Comparables, Merrill Lynch compared transaction values as a multiple of the LTM EBITDA of the acquired companies. This analysis indicated that transaction values as a multiple of LTM EBITDA ranged from 6.3x to 9.7x, with a mean of 7.5x. Applying multiples ranging from 8.0x to 9.5x to QFC's estimated 1997 EBITDA, Merrill Lynch derived an implied equity value per share of QFC Common Stock ranging from $41 to $51 per share.

          (iii) Leveraged Buyout Analysis. Merrill Lynch performed a leveraged buyout analysis to determine the range of potential implied equity values per share of QFC Common Stock that could be achieved in the acquisition of QFC in a leveraged buyout transaction based upon current market conditions. To conduct this analysis, Merrill Lynch utilized financial forecasts provided to Merrill Lynch by the management of QFC (the "QFC Management Case Forecasts") and assumed (A) a minimum ratio of 1997 EBITDA to interest expense of 1.6x, (B) a maximum ratio of total debt to EBITDA of 6.5x, (C) a maximum bank debt repayment period of eight years, (D) a minimum of 20% equity as a percentage of total capitalization, (E) a minimum five year return to the equity sponsor of 25% to 35% and (F) terminal year EBITDA multiples ranging from 7.0x to 8.0x. This analysis resulted in an implied equity value per share of QFC Common Stock ranging from $42 to $48 per share.

          (iv) Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of the projected unlevered free cash flows of QFC (defined as operating cash flow available after working capital, capital spending and tax requirements) for the period 1997 through 2002, based upon (A) the QFC Management Case Forecasts and (B) financial forecasts based on reductions provided by the management of QFC to the QFC Management Case Forecasts (the "QFC Reduced Case Forecasts"). Utilizing such financial forecasts, Merrill Lynch calculated a range of present values for QFC based upon the discounted present value of the sum of (A) the projected stream of after-tax unlevered free cash flows of QFC from 1998 through 2002 and (B) the projected terminal value of QFC in 2002 based upon a range of multiples of QFC's projected EBITDA in such year. Applying discount rates ranging from 10.5% to 11.5% and terminal value multiples of estimated EBITDA in 2002 ranging from 7.0x to 8.0x, Merrill Lynch calculated the implied equity value per share of QFC Common Stock to range from $48 to $57 per share for the QFC Management Case Forecasts and to range from $42 to $49 per share for the QFC Reduced Case Forecasts.

          Merrill Lynch compared the results of the foregoing analyses to (A) $55, which represents the fixed price within the collar range (per share prices of Fred Meyer Common Stock from $23.91 to $28.95), and (B) $58.43, which represents $30.75 (the closing stock price of shares of Fred Meyer Common Stock on November 4, 1997) multiplied by 1.9 (the applicable QFC Exchange Ratio at such closing stock price).

          (v) Comparative Offer Price Analysis. Using the QFC Management Case Forecasts, Merrill Lynch calculated the offer value of the FM/QFC Merger as a multiple of QFC's estimated 1997 and 1998 earnings per share multiples based upon offer prices of (A) $55 and (B) $58.43. These calculations indicated that (A) at an offer price of $55, the offer value of the FM/QFC Merger as a multiple of QFC's estimated 1997 and 1998 earnings per share was 28.2x and 21.4x, respectively, and (B) at an offer price of $58.43, the offer value of the FM/QFC Merger as a multiple of QFC's estimated 1997 and 1998 earnings per share was 29.9x and 22.7x, respectively. Comparing the results of such calculations to the previously derived multiples of common stock prices per share relative to estimated 1997 and 1998 earnings per share for the Regional Comparable Companies, Merrill Lynch noted that common stock prices as a multiple of estimated 1997 earnings per share for the Regional Comparable Companies ranged from 19.7x to 24.7x with a mean of 22.4x (excluding Dominicks), and common stock prices as a multiple of estimated 1998 earnings per share for the Regional Comparable Companies ranged from 17.2x to 18.9x with a mean of 17.8x (excluding Dominicks). In addition, using the QFC Management Case Forecasts, Merrill Lynch calculated the transaction value of the FM/QFC Merger as a multiple of QFC's LTM and estimated 1997 and 1998 EBITDA based upon offer prices of $55 and $58.43. These calculations indicated that (A) at an offer price of $55, the transaction value of the FM/QFC Merger as a multiple of QFC's LTM and estimated 1997 and 1998 EBITDA was 11.9x, 10.2x and 8.9x, respectively, and
     (B) at an offer price of $58.43, the transaction value of the FM/QFC Merger as a multiple of QFC's LTM and estimated 1997 and 1998 EBITDA was 12.5x, 10.7x and 9.4x, respectively. Comparing the results of such calculations to the market capitalization as a multiple of LTM and estimated 1997 and 1998 EBITDA for the Regional Comparable Companies, Merrill Lynch noted that market capitalization (A) as a multiple of LTM EBITDA for the Regional Comparable Companies ranged from 8.2x to 9.5x with a mean of 8.7x, (B) as a multiple of estimated 1997 EBITDA for the Regional Comparable Companies ranged from 6.8x to 8.2x with a mean of 7.6x, and (C) as a multiple of 1998 EBITDA for the Regional Companies ranged from 6.4x to 7.1x with a mean of 6.9x.

          Merrill Lynch also compared the results of such transaction value analysis to the results of the analysis of transaction values of the Acquisition Comparables as a multiple of LTM EBITDA of the acquired companies (with the LTM EBITDA of all such acquired companies representing LTM EBITDA of such companies prior to the announcement of each transaction). Merrill Lynch noted that such Acquisition Comparable transaction values as a multiple of the LTM EBITDA of the acquired companies ranged from 6.0x to 9.7x with a mean of 7.5x.

          (vi) Implied Exchange Ratio Analysis. Merrill Lynch performed an analysis of implied exchange ratios of average trading prices of shares of Fred Meyer Common Stock to a $55 offer price per share of QFC Common Stock over periods of 30, 60, 90, 120, 150 and 180 trading days preceding the date of the FM/QFC Merger Agreement. Merrill Lynch noted that at no time during these periods did the implied exchange ratio based on the average per share price of Fred Meyer Common Stock exceed 2.3.

          (vii) Comparative Valuation Analysis -- FM/QFC Merger and FM/Food 4 Less Merger. Merrill Lynch performed an analysis of the implied equity values per share of QFC Common Stock, assuming the consummation of both the FM/QFC Merger and the FM/Food 4 Less Merger, based upon Exchange Ratios of
     1.9 (the "1.9 Exchange Ratio") and 2.3 (the "2.3 Exchange Ratio"), which represent the minimum and maximum QFC Exchange Ratios, respectively, applicable under the FM/ QFC Merger Agreement. The analysis performed by Merrill Lynch was based upon financial forecasts for QFC, Fred Meyer and Food 4 Less provided by the management of QFC, Fred Meyer and Food 4 Less, respectively, as adjusted by the management of QFC (collectively, the "Management Forecasts"). The financial forecasts for the combined company resulting from the consummation of the FM/QFC Merger and the FM/Food 4 Less Merger (the "FQF Combined Company") were based upon the Management

     Forecasts and reflect an estimate of synergies prepared by the management of QFC (the "Estimated Synergies").

          Based on multiples of estimated 1998 earnings per share for the FQF Combined Company ranging from 16.0x to 18.0x, Merrill Lynch derived implied equity values ranging from $42 to $49 per share of QFC Common Stock with respect to the 1.9 Exchange Ratio and $48 to $56 per share of QFC Common Stock with respect to the 2.3 Exchange Ratio. Based on multiples of estimated 1998 EBITDA for the FQF Combined Company ranging from 6.5x to 7.0x, Merrill Lynch derived implied equity values ranging from $44 to $53 per share of QFC Common Stock with respect to the 1.9 Exchange Ratio and $50 to $60 per share of QFC Common Stock with respect to the 2.3 Exchange Ratio. Based on the discounted present value (utilizing a 14.0% discount rate) of the 1998 share price for the FQF Combined Company estimated by applying multiples ranging from 16.0x to 18.0x to estimated 1999 earnings per share for the FQF Combined Company, Merrill Lynch derived implied equity values ranging from $51 to $60 per share of QFC Common Stock with respect to the 1.9 Exchange Ratio and $58 to $68 per share of QFC Common Stock with respect to the 2.3 Exchange Ratio. By calculating the present value (utilizing discount rates ranging from 10.5% to 11.5%) of the FQF Combined Company's (A) projected unlevered free cash flow from 1998 through 2002 and (B) terminal value based on multiples of projected 2002 EBITDA ranging from 7.0x to 7.5x, Merrill Lynch derived implied equity values ranging from $54 to $65 per share of QFC Common Stock with respect to the
     1.9 Exchange Ratio and $61 to $74 per share of QFC Common Stock with respect to the 2.3 Exchange Ratio.

          (viii) Pro Forma EPS Analysis -- FM/QFC Merger and FM/Food 4 Less Merger. Merrill Lynch analyzed the estimated pro forma effect of the FM/QFC Merger and the FM/Food 4 Less Merger on the earnings per share of Fred Meyer. Based upon QFC Exchange Ratios ranging from 1.9 to 2.3, Merrill Lynch estimated that the FM/QFC Merger and the FM/Food 4 Less Merger would have accretive or dilutive effects, as applicable, on the earnings per share of Fred Meyer ranging from approximately (A) (12.9%) to (17.7%) in 1998, (B) 0.6% to (5.1%) in 1999, (C) 9.7% to 3.3% in 2000, (D) 15.7% to
     8.9% in 2001 and (E) 20.7% to 13.5% in 2002.

          (ix) Pro Forma Contribution Analysis -- FM/QFC Merger and FM/Food 4 Less Merger. Merrill Lynch performed an analysis of the pro forma equity ownership of the FQF Combined Company following the consummation of the FM/QFC Merger and the FM/Food 4 Less Merger of the shareholders of each of Fred Meyer, QFC and Food 4 Less. On a pro forma basis, Merrill Lynch noted that the former shareholders of QFC would own approximately 27.3% of the equity of the FQF Combined Company and QFC would represent approximately 17.5% of the enterprise value of the FQF Combined Company (as measured by equity ownership plus net debt) before giving effect to fees, expenses and refinancing of debt.

          Based on the Management Forecasts, Merrill Lynch noted that for the fiscal years of 1998 through 2001, QFC's contributions to revenues, EBITDA, EBIT and net income of the FQF Combined Company would range from 14.2% to 15.9%, 13.9% to 16.0%, 15.3% to 17.3% and 27.7% to 26.0%, respectively.

          (x) Implied Exchange Ratio Analysis -- FM/QFC Merger and FM/Food 4 Less Merger. Merrill Lynch performed an implied exchange ratio analysis based upon relative discounted cash flow valuations of QFC and the combination of Fred Meyer and Food 4 Less utilizing discount rates ranging from 10.5% to 11.5% and multiples of estimated 2002 EBITDA ranging from 7.0x to 8.0x. Based upon a comparison of low to high estimated equity values per share for each of QFC and the combination of Fred Meyer and Food 4 Less, the implied exchange ratios ranged from 1.28 to 2.07 as compared to a range of exchange ratios pursuant to the FM/QFC Merger Agreement of 1.90 to 2.30.

          (xi) Comparative Valuation Analysis -- FM/QFC Merger Only. Merrill Lynch performed an analysis of the implied equity values per share of QFC Common Stock, assuming the FM/QFC Merger is consummated and the FM/Food 4 Less Merger is not consummated, based upon the 1.9 Exchange Ratio and the
     2.3 Exchange Ratio, which represent the minimum and maximum QFC Exchange Ratios, respectively, applicable under the FM/QFC Merger Agreement. The analysis performed by Merrill

     Lynch was based upon the Management Forecasts. The financial forecasts for the combined company resulting from the consummation of the FM/QFC Merger (assuming that the FM/Food 4 Less Merger is not consummated) (the "FQ Combined Company") were based upon the Management Forecasts and reflect the Estimated Synergies.

          Based on multiples of estimated 1998 earnings per share for the FQ Combined Company ranging from 16.0x to 18.0x, Merrill Lynch derived implied equity values ranging from $51 to $58 per share of QFC Common Stock with respect to the 1.9 Exchange Ratio and $57 to $65 per share of QFC Common Stock with respect to the 2.3 Exchange Ratio. Based on multiples of estimated 1998 EBITDA for the FQ Combined Company ranging from 6.5x to 7.0x, Merrill Lynch derived implied equity values ranging from $47 to $54 per share of QFC Common Stock with respect to the 1.9 Exchange Ratio and $54 to $61 per share of QFC Common Stock with respect to the 2.3 Exchange Ratio. Based on the discounted present value (utilizing a 14.0% discount rate) of the 1998 share price for the FQ Combined Company estimated by applying multiples ranging from 16.0x to 18.0x to estimated 1999 earnings per share for the FQ Combined Company, Merrill Lynch derived implied equity values ranging from $53 to $61 per share of QFC Common Stock with respect to the 1.9 Exchange Ratio and $60 to $70 per share of QFC Common Stock with respect to the 2.3 Exchange Ratio. By calculating the present value (utilizing discount rates ranging from 10.5% to 11.5%) of the FQ Combined Company's (a) projected unlevered free cash flow from 1998 through 2002 and
     (b) terminal value based on multiples of projected 2002 EBITDA ranging from 7.0x to 7.5x, Merrill Lynch derived implied equity values ranging from $48 to $56 per share of QFC Common Stock with respect to the 1.9 Exchange Ratio and $54 to $64 per share of QFC Common Stock with respect to the 2.3 Exchange Ratio.

          (xii) Pro Forma EPS Analysis -- FM/QFC Merger Only. Merrill Lynch analyzed the estimated pro forma effect of the FM/QFC Merger on the earnings per share of Fred Meyer. Based upon QFC Exchange Ratios ranging from 1.9 to 2.3, Merrill Lynch estimated that the FM/QFC Merger would have accretive or dilutive effects, as applicable, on the earnings per share of Fred Meyer ranging from approximately (a) 3.1% to (3.3%) in 1998, (b) 4.6% to (2.0%) in 1999, (c) 5.7% to (1.0%) in 2000, (d) 7.7% to 1.0% in 2001 and
     (e) 8.1% to 1.3% in 2002.

          (xiii) Pro Forma Contribution Analysis -- FM/QFC Merger Only. Merrill Lynch performed an analysis of the pro forma equity ownership of the FQ Combined Company following the consummation of the FM/QFC Merger of the shareholders of each of Fred Meyer and QFC. On a pro forma basis, Merrill Lynch noted that the former shareholders of QFC would own approximately 31.9% of the equity of the FQ Combined Company and QFC would represent approximately 26.2% of the enterprise value of the FQ Combined Company (as measured by equity ownership plus net debt) before giving effect to fees, expenses and refinancing of debt.

          Based on the Management Forecasts, Merrill Lynch noted that for the fiscal years of 1998 through 2001, QFC's contributions to revenues, EBITDA, EBIT and net income of the FQ Combined Company would range from 22.6% to 25.0%, 21.1% to 24.2%, 22.9% to 25.9% and 27.6% to 31.3%, respectively.

          (xiv) Implied Exchange Ratio Analysis -- FM/QFC Merger Only. Merrill Lynch performed an implied exchange ratio analysis based upon relative discounted cash flow valuations of QFC and Fred Meyer utilizing discount rates ranging from 10.5% to 11.5% and multiples of estimated 2002 EBITDA ranging from 7.0x to 8.0x. Based upon a comparison of low to high estimated equity values per share for each of QFC and Fred Meyer, the implied exchange ratios ranged from 1.47 to 2.26 as compared to a range of exchange ratios pursuant to the FM/QFC Merger Agreement of 1.90 to 2.30.

     The information above summarizes the material analyses prepared by Merrill Lynch in connection with its opinion. This summary does not purport to be a complete description of the analyses performed by Merrill Lynch in connection with the rendering of its fairness opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the Merrill Lynch Opinion. In addition, Merrill Lynch considered the results of every portion of its analysis and did not assign relative weights to any portion of its analysis, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Merrill Lynch's view of the actual value of QFC, which may be significantly more or less favorable than as set forth herein. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of QFC, Fred Meyer or Food 4 Less. The analysis performed by Merrill Lynch is not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by such analysis. No public company utilized as a comparison is identical to QFC and none of the comparable acquisition transactions or other business combinations utilized as a comparison is identical to the transactions contemplated by the FM/QFC Merger Agreement and the FM/Food 4 Less Merger Agreement. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather such analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or the company, or transaction, and other factors that could affect the public trading values of such comparable companies or company to which they are being compared. In connection with its analyses, Merrill Lynch utilized estimates and forecasts of future operating results and estimated synergies provided by the respective managements of QFC, Fred Meyer and Food 4 Less. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of QFC, Fred Meyer and Food 4 Less, none of Merrill Lynch, QFC, Fred Meyer or Food 4 Less assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the QFC Exchange Ratio, from a financial point of view, to the shareholders of QFC, and were provided to the QFC Board in connection with the delivery of the Merrill Lynch Opinion. Merrill Lynch's analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may be traded in the future. In addition, as described above, the Merrill Lynch Opinion was one of many factors taken into consideration by the QFC Board in making its determination to approve the FM/QFC Merger. Consequently, the analysis described above should not be viewed as determinative of the opinion of either the QFC Board or management of QFC with respect to the value of QFC or a combination of QFC with Fred Meyer and Food 4 Less or whether either the QFC Board or management of QFC would have been willing to agree to a different exchange ratio.

     Pursuant to a letter agreement dated October 16, 1997, QFC has agreed that, if during the period Merrill Lynch is engaged by QFC or within one year thereafter, (a) a business combination involving QFC is consummated or (b) QFC enters into an agreement that subsequently results in a business combination involving QFC, Merrill Lynch shall be paid by QFC a fee in the amount of $4,000,000, payable in cash upon the closing of such business combination or, in the case of a tender offer or exchange offer, upon the first purchase or exchange of shares pursuant to such tender offer or exchange offer, as the case may be. Notwithstanding the foregoing, any fee for a business combination consummated within twelve months after termination of Merrill Lynch's engagement by QFC shall be payable only if (a) termination of the engagement is not for cause and (b)such business combination is consummated within such twelve-month period with any entity or person (i) identified and proposed by Merrill Lynch to QFC or (ii) with which QFC held discussions regarding a business combination during the term of Merrill Lynch's engagement by QFC. QFC has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys' fees and disbursements, and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including certain liabilities under the federal securities laws arising out of their engagement.

     Merrill Lynch has been engaged from time to time by QFC to provide investment banking services to QFC and certain of its affiliates. Since December 10, 1995, Merrill Lynch has received compensation from QFC for such services of approximately $4.6 million, other than fees payable to Merrill Lynch in connection with the Merrill Lynch Opinion. Merrill Lynch has advised QFC that in the ordinary course of its business it may actively trade shares of QFC Common Stock and other securities of QFC, as well as securities of Fred Meyer and Food 4 Less, for Merrill Lynch's own account and for the accounts of its customers. Accordingly, Merrill Lynch may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE FM/QFC MERGER

     In considering the recommendations of the QFC Board with respect to the FM/QFC Merger Agreement, QFC shareholders should be aware that certain members of the management of QFC and the QFC Board have interests in the FM/QFC Merger that are different from, or in addition to, the interests of the shareholders of QFC generally. The QFC Board was aware of these interests and considered them, among other matters, in approving the FM/QFC Merger Agreement.

     Directors of QFC. Following the FM/QFC Merger, Samuel Zell and Stuart M. Sloan, current directors of QFC, will become directors of the Fred Meyer Board.

     QFC Stock Option Plans. QFC's 1997 Stock Option Plan, its 1987 Incentive Stock Option Plan, its 1993 Executive Stock Option Plan and its Directors' Nonqualified Stock Option Plan provide for the granting of options to purchase shares of QFC Common Stock. Generally, the options vest ratably over a period of three to five years and expire, with certain exceptions, 10 years from the date of grant.

     Upon the consummation of the FM/QFC Merger, all outstanding QFC stock options will be assumed by Fred Meyer and converted automatically into options to purchase shares of Fred Meyer Common Stock. The number of shares of Fred Meyer Common Stock to be subject to each converted option will be equal to the product of the number of shares of QFC Common Stock remaining subject to the original QFC option multiplied by the QFC Exchange Ratio, rounding down to the nearest share. The exercise price per share of Fred Meyer Common Stock after the conversion will be equal to the exercise price per share of the QFC Common Stock under the original QFC stock option divided by the QFC Exchange Ratio, rounding down to the nearest cent. The actual net value will depend on the market price of QFC Common Stock at the consummation of the FM/QFC Merger. See "FM/QFC Merger Agreement -- Effect on Stock Options and Stock Plans."

     1993 Executive Stock Option Plan. The 1993 Executive Stock Option Plan provides for the granting of options to certain key executive officers for the purpose of purchasing shares of QFC Common Stock. The options vest ratably over five years and terminate, with certain exceptions, 10 years from the date of grant. Options issued under the 1993 Executive Stock Option Plan automatically become fully vested and exercisable upon a change of control. The consummation of the FM/QFC Merger will constitute a change of control under the 1993 Executive Stock Option Plan. The following table sets forth information with respect to the number and approximate net value of accelerated options held by executive officers of QFC under the 1993 Executive Stock Option Plan (the "Accelerated QFC Executive Options"):


                                NAME                                   SHARES       NEW VALUE
---------------------------------------------------------------------  -------     -----------
Stuart M. Sloan......................................................  100,000     $ 4,031,250
Dan Kourkoumelis.....................................................  202,293       8,049,300
Christopher A. Sinclair..............................................   70,130       2,195,945
Marc W. Evanger......................................................  105,039       4,559,533
William Ketcham......................................................   39,115       1,200,732
Frederick S. Meils...................................................   55,594       1,856,174
Michael E. Huse......................................................   21,039         658,784
                                                                       -------     -----------
          Total......................................................  593,210     $22,551,718
                                                                       =======      ==========

---------------


(1) The amounts in this column have been determined by multiplying (i) the number of shares of QFC Common Stock subject to the Accelerated QFC Executive Options by (ii) the excess of the $69.8125 share price of QFC Common Stock on January 26, 1998 over the exercise price of each Accelerated QFC Executive Option, such exercise prices range between $20.25 and $39.75 per share of QFC Common Stock. The actual net value of the Accelerated QFC Executive Options will depend on the market price of QFC Common Stock at the consummation of the FM/QFC Merger.


     Directors' Stock Unit Plan. Pursuant to the terms of the QFC Directors' Stock Unit Plan, each non-employee QFC director receives, on January 1st of each year, that number of stock units equal to $45,000 (less the amount, if any, which the director elects to receive in cash) divided by the fair market value of QFC Common Stock on the date of the award. Stock units vest in equal quarterly installments and may be exercised and converted on a one-for-one basis into shares of QFC Common Stock on a date designated by each director prior to grant. For fiscal year 1996, the award value was prorated to $30,000, resulting in 967 stock units being awarded to each of six directors (for a total of 5,802 units). In 1997, 1,334 stock units were awarded to each of six directors (for a total of 8,004 units). Each vested stock unit outstanding immediately prior to the consummation of the FM/QFC Merger will be converted into that number of shares of Fred Meyer Common Stock as would have been received by the holder if such stock unit had been exercised and converted into shares of QFC Common Stock immediately prior to the consummation of the FM/QFC Merger and the QFC Common Stock that would have been received upon such exercise had been converted to Fred Meyer Common Stock pursuant to the FM/QFC Merger. Any unvested stock units remaining prior to the consummation of the FM/QFC Merger will be canceled prior to the FM/QFC Merger. See "The FM/QFC Merger Agreement -- Effect on Stock Options and Stock Plans."

     Employment Agreements. QFC currently has Employment Agreements with Christopher A. Sinclair, Dan Kourkoumelis and Marc W. Evanger that, under certain circumstances, provide for the issuance of severance pay upon termination. In the case of Mr. Sinclair, if his employment is terminated under certain circumstances prior to September 16, 1999 (including within 90 days after a change in control of QFC) he would be entitled to severance payments equal to his base salary through September 16, 1999 plus any target bonus applicable to the period during which termination occurred. In the case of Mr. Kourkoumelis, if his employment is terminated under certain circumstances prior to September 1, 1999 (including within 180 days after a change in control of QFC) he would be entitled to severance payments equal to the sum of his base salary plus bonus and benefits for a period of two years from the date of termination, and all options to purchase shares of QFC Common Stock held by him would immediately vest. In the case of Mr. Evanger, if his employment is terminated under certain circumstances prior to September 1, 1999 (including within 180 days after a change in control of QFC) he would be entitled to severance payments equal to the sum of his base salary plus bonus and benefits for a period of two years from the date of termination, and all options to purchase shares of QFC Common Stock held by him would immediately vest. Consummation of the FM/QFC Merger would constitute a change of control.

     Indemnification Arrangements with QFC Officers and Directors. Pursuant to the articles of incorporation of QFC (the "QFC Charter") and the bylaws of QFC (the "QFC Bylaws"), QFC is obligated to indemnify its current and former directors and officers (the "QFC Indemnified Parties") to the fullest extent permitted under applicable law. QFC also maintains directors' and officers' liability insurance covering the QFC Indemnified Parties in their capacities as directors and officers of QFC. Upon consummation of the FM/QFC Merger, QFC, as the surviving corporation of the FM/QFC Merger, will continue to be obligated to indemnify the QFC Indemnified Parties to an extent no less favorable than the QFC Indemnified Parties are currently indemnified by QFC. In addition, for a period of six years after the consummation of the FM/QFC Merger, Fred Meyer will maintain officers' and directors' liability insurance covering the QFC Indemnified Parties. See "The FM/QFC Merger Agreement -- Directors' and Officers' Indemnification; Insurance" for a description of provisions of the FM/QFC Merger Agreement relating to the indemnification of current and former directors, officers and employees of QFC.

     Registration Rights Agreement. Pursuant to the FM/QFC Merger Agreement, at or prior to the consummation of the FM/QFC Merger, Fred Meyer will enter into a registration rights agreement with Zell/

Chilmark and Stuart M. Sloan (the "QFC Registration Rights Agreement"). Under the terms of the QFC Registration Rights Agreement, if requested by Zell/Chilmark or Mr. Sloan, Fred Meyer will prepare and file with the Securities and Exchange Commission (the "Commission") a shelf registration statement. In addition, if requested by Zell/Chilmark or Mr. Sloan, Fred Meyer will prepare and file with the Commission a registration statement with respect to a secondary underwritten offering on an appropriate form relating to the registrable securities as to which Zell/Chilmark or Mr. Sloan requests registration. See "Other Agreements -- FM/QFC Merger -- Registration Rights Agreement."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     General. The obligations of Fred Meyer and QFC to consummate the FM/QFC Merger are conditioned on the receipt by Fred Meyer of an opinion from Simpson Thacher & Bartlett, its counsel, and the receipt by QFC of an opinion from Sidley & Austin, its counsel, respectively, that for United States federal income tax purposes:

          (1) The FM/QFC Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and QFC, QFC Sub, and Fred Meyer will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

          (2) No gain or loss will be recognized by Fred Meyer, QFC Sub, or QFC as a result of the FM/QFC Merger;

          (3) No gain or loss will be recognized by the shareholders of QFC upon the exchange of their QFC Common Stock solely for shares of Fred Meyer Common Stock pursuant to the FM/QFC Merger, except with respect to cash, if any, received in lieu of fractional shares of Fred Meyer Common Stock;

          (4) The aggregate tax basis of the shares of Fred Meyer Common Stock received solely in exchange for QFC Common Stock pursuant to the FM/QFC Merger (including fractional shares of Fred Meyer Common Stock for which cash is received) will be the same as the aggregate tax basis of the QFC Common Stock exchanged therefor;

          (5) The holding period for shares of Fred Meyer Common Stock received solely in exchange for QFC Common Stock pursuant to the FM/QFC Merger will include the holding period of the QFC Common Stock exchanged therefor, provided such QFC Common Stock was held as a capital asset by the shareholder at the FM/QFC Merger Effective Time; and

          (6) A shareholder of QFC who receives cash in lieu of a fractional share of Fred Meyer Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share (as described in clause (4) above) and the amount of cash received.

     The opinions of counsel will be based in part upon representations made as of the FM/QFC Merger Effective Time by QFC, Fred Meyer and certain shareholders, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinions of counsel could be adversely affected. No ruling has been sought from the Internal Revenue Service as to the United States federal income tax consequences of the FM/QFC Merger, and the opinions of counsel will not be binding upon the Internal Revenue Service or any court.

     Dissenting QFC Shareholders. A shareholder of QFC who exercises dissenters' rights as described below under "-- Dissenters' Rights" should, in general, treat the difference between the tax basis of the QFC Common Stock held by such shareholder with respect to which such rights are exercised and the amount received through the exercise of such rights as capital gain or loss for United States federal income tax purposes.

     Backup Withholding; Information Reporting; Records. Certain noncorporate QFC shareholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in Fred Meyer Common Stock. Backup withholding will not apply, however, to a shareholder who (i) furnishes a correct taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the QFC Transmittal Letter (as defined below),

(ii) provides a certificate of foreign status on Form W-8, or (iii) is otherwise exempt from backup withholding. A shareholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

     Each QFC shareholder will be required to retain records and file with such holder's United States federal income tax return a statement setting forth certain facts relating to the FM/QFC Merger.

     Limitations. The foregoing discussion is intended only as a summary of certain United States federal income tax consequences of the FM/QFC Merger. The discussion does not address the tax consequences that may be relevant to a particular QFC shareholder subject to special treatment under certain United States federal income tax laws, such as dealers in securities, financial institutions, insurance companies, certain retirement plans, tax-exempt organizations, persons that hold shares of QFC as part of a position in a "straddle" or as part of a "hedging" transaction for United States federal income tax purposes or persons with a "functional currency" (as defined in the Code) other than the U.S. dollar and does not address any consequences arising under the laws of any state, local or foreign jurisdiction. Moreover, the tax consequences to holders of QFC options and director stock units are not discussed.

     In particular, the foregoing discussion may not be applicable to non-United States persons or to shareholders who acquired QFC Common Stock pursuant to the exercise of QFC options or otherwise as compensation.

     The discussion is based upon the Code, Treasury regulations thereunder, administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change, and any such change could affect the continuing validity of this discussion. QFC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE FRED MEYER/QFC MERGER.

ACCOUNTING TREATMENT

     The FM/QFC Merger is expected to be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles ("GAAP") but this accounting treatment is not a condition to consummation of the FM/QFC Merger. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Fred Meyer and QFC will be carried forward to Fred Meyer's consolidated financial statements at their historical amounts and the consolidated earnings of Fred Meyer will include the earnings of Fred Meyer and QFC for the entire fiscal year in which the FM/QFC Merger occurs and for all prior years presented and the reported retained earnings of Fred Meyer and QFC for prior periods will be combined and restated as consolidated retained earnings of Fred Meyer. See "The FM/QFC Merger Unaudited Pro Forma Condensed Combined Financial Statements."

     Pooling-of-interests accounting treatment requires the sharing of rights and risks among the affiliates of each of the parties to a business combination such that sales of stock by affiliates cannot occur in the period commencing 30 days prior to the consummation of the combination and ending on the date on which the combined company publicly announces financial results covering at least 30 days of combined operations. To ensure that such pooling requirements are satisfied, each of Fred Meyer and QFC agreed in the FM/QFC Merger Agreement to use its reasonable best efforts to obtain written agreements from their respective affiliates relating to these trading restrictions, among other things.

REGULATORY APPROVALS

     Transactions such as those contemplated by the FM/QFC Merger Agreement are reviewed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), by the Antitrust Division of the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC") and by applicable state antitrust authorities to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the FM/QFC Merger may not be consummated until such time as the applicable waiting period requirements of the HSR Act have expired or been terminated. Each of Fred Meyer and QFC has filed notification reports with the DOJ and the FTC under the HSR Act and, unless sooner terminated or extended by a request for additional information, the waiting period with respect to such filings will expire at 11:59 pm on February 12, 1998.

     At any time before or after the FM/QFC Merger Effective Time, the DOJ, the FTC, applicable state antitrust authorities or a private person or entity could seek, under applicable federal or state antitrust laws, among other things, to enjoin the FM/QFC Merger or to cause the divestiture of certain assets of Fred Meyer or QFC. There is no assurance that a challenge to the FM/QFC Merger will not be made or that, if such a challenge is made, Fred Meyer and QFC will prevail. Since announcement of the proposed Mergers, the parties have received inquiries from antitrust authorities in California, Washington and Oregon. The parties have been in discussions with the staff of the California Attorney General's office with respect to certain concerns about the possible competitive impact of the proposed Mergers in Southern California raised by the California Attorney General. Those discussions have resulted in a preliminary understanding that, following completion of both Mergers, Fred Meyer will cause the divestiture to other supermarket operators of 19 specified stores in Southern California. The parties are continuing negotiations to finalize the terms upon which such divestitures will be made. The FTC has advised the parties that it is reviewing the competitive impact of the proposed Mergers in Southern California and Washington. In connection with that review, the parties have voluntarily provided information concerning the food retailing industry and their respective supermarket operations in those areas to the FTC. In addition, the parties have apprised the FTC of the preliminary understanding reached with the California Attorney General to divest 19 supermarkets in Southern California following completion of both Mergers. That preliminary understanding is not binding on the FTC. The FTC may have concerns regarding the potential competitive impact of the proposed Mergers in addition to those raised by the California Attorney General, and may require additional divestitures in California or elsewhere. No assurances can be made that the FTC will not require additional divestitures in California that would result in a reduction of the exchange ratio in the FM/QFC Merger or a reduction in the number of shares of Fred Meyer Common Stock to be received by Food 4 Less stockholders and warrant holders in the FM/Food 4 Less Merger. If the preliminary understanding with the California Attorney General's office with respect to store divestitures is finalized and if the FTC does not require additional divestitures in California, there would be no reduction in the exchange ratio in the FM/QFC Merger and no reduction in the number of shares of Fred Meyer Common Stock to be issued to Food 4 Less stockholders and warrant holders in the FM/Food 4 Less Merger. See "The FM/QFC Merger
Agreement -- Antitrust Clearance; Estimated Gain."

     Except for approvals otherwise described in this Joint Proxy and Consent Solicitation Statement/ Prospectus, neither Fred Meyer nor QFC is aware of any other significant government or regulatory approvals required as a condition to the consummation of the transactions contemplated by the FM/QFC Merger Agreement.

DISSENTERS' RIGHTS

     Under the Washington Business Corporations Act ("WBCA"), holders of QFC Common Stock have the right to dissent from the FM/QFC Merger and to receive payment in cash for the fair value of their shares of QFC Common Stock. To preserve their rights, shareholders who wish to exercise their statutory dissenters' rights must (i) deliver to QFC before the QFC Special Meeting written notice of their intent to demand payment for their shares of QFC Common Stock if the FM/QFC Merger is effected and (ii) not vote their shares in favor of the FM/QFC Merger.

     CHAPTER 13 OF THE WBCA IS REPRINTED IN ITS ENTIRETY IN APPENDIX J TO THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NECESSARILY A SUMMARY OF THE LAW RELATING TO DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX J. THIS DISCUSSION AND APPENDIX J SHOULD BE REVIEWED CAREFULLY BY ANY SHAREHOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTERS' RIGHTS, OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

     A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares such shareholder owns or over which such shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the record shareholder may dissent with respect to all the shares beneficially owned by any one person by notifying QFC in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to QFC the record shareholder's written consent to the dissent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

     A shareholder who does not deliver to QFC prior to the vote being taken at the QFC Special Meeting a written notice of such shareholder's intent to demand payment for the fair value of the shares will lose the right to exercise dissenters' rights. Notice must be sent to Quality Food Centers, Inc., 10112 NE 10th Street, Suite 201, Bellevue, Washington 98004, Attention: Susan Obuchowski, Secretary. In addition, any shareholder electing to exercise dissenters' rights must not vote in favor of the FM/QFC Merger.

     If the FM/QFC Merger is effected, QFC will, within 10 days after the FM/QFC Merger Effective Time, deliver a written notice to all shareholders who properly perfected their dissenters' rights. Such notice will, among other things, (i) state where the payment demand must be sent and where and when certificates must be deposited; (ii) supply a form for demanding payment, which requires shareholders to certify that they acquired beneficial ownership of the shares before the date on which the FM/QFC Merger was first announced; and (iii) set a date by which QFC must receive the payment demand, which date will be between 30 and 60 days after QFC delivers such notice to dissenting shareholders.

     A shareholder wishing to exercise dissenters' rights must file the payment demand, certify as to whether beneficial ownership of the shares was acquired before the FM/QFC Merger was announced, and deliver share certificates, in the manner and by the time set forth in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.

     Within 30 days after the later of the FM/QFC Merger Effective Time and the date the payment demand is received by QFC, QFC shall pay each dissenter with properly perfected dissenters' rights QFC's estimate of the fair value of the shareholder's shares, plus accrued interest from the FM/QFC Merger Effective Time. QFC will provide, along with such payment, certain financial information relating to QFC, including QFC's balance sheet, income statement and statement of changes in shareholders' equity for or as of a fiscal year ending not more than 16 months before the date of payment and its latest available interim financial statements, if any, an explanation of how QFC estimated the fair value of the shares, an explanation of how the accrued interest was calculated and certain other information. With respect to a dissenter who did not beneficially own QFC shares prior the public announcement of the FM/QFC Merger, QFC is required to send an offer to make payment to the dissenter, conditioned upon the dissenter's agreement to accept the payment in full satisfaction of the dissenter's demands.

     A dissenter dissatisfied with QFC's estimate of the fair value may, within 30 days of payment or offer for payment by QFC of QFC's estimate of the fair value of such shareholder's shares, notify QFC in writing of such shareholder's estimate of fair value of his or her shares and the amount of interest due, and demand payment thereof. If QFC does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, the WBCA requires that the corporation commence a proceeding in King County Superior Court, and petition the court to determine the fair value of the shares and accrued interest, naming all the QFC dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the QFC shares. The dissenters will be entitled to the same discovery rights as parties in the other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount, if any, previously paid to the dissenter by QFC.

     Court costs and appraisers' fees will be assessed against QFC, except that the court may assess such costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable (i) against QFC, if the court finds that QFC did not substantially comply with certain provisions of the WBCA concerning dissenters' rights and (ii) against either the dissenter or QFC, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against QFC, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to all dissenters who benefited from the proceedings.

     A shareholder entitled to dissent and obtain payment for such shareholder's shares of QFC Common Stock under Chapter 13 of the WBCA may not challenge the FM/QFC Merger unless QFC fails to comply with the procedural requirements imposed by the WBCA, the QFC Charter or the QFC Bylaws or is fraudulent with respect to the shareholder or QFC.

     QFC shareholders who dissent from the FM/QFC Merger will generally recognize taxable gain or loss for federal income tax purposes. See "-- Certain United States Federal Income Tax Consequences -- Dissenting QFC Shareholders," above.

     In view of the complexity of Chapter 13 of the WBCA, QFC shareholders who may wish to dissent from the FM/QFC Merger and pursue dissenters' rights should consult their legal advisors.

STOCK EXCHANGE LISTING OF FRED MEYER COMMON STOCK

     Application will be made for the listing on the NYSE of the shares of Fred Meyer Common Stock to be issued in the FM/QFC Merger. This listing is a condition to the obligation of QFC to effect the FM/QFC Merger. So long as QFC continues to meet applicable listing requirements, QFC Common Stock will continue to be listed on the NYSE until consummation of the FM/QFC Merger. See "The FM/QFC Merger Agreement -- Conditions to Each Party's Obligation to Effect the FM/QFC Merger."

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of Fred Meyer Common Stock received by QFC shareholders in connection with the FM/QFC Merger will be freely transferable, except that shares of Fred Meyer Common Stock received by persons who are deemed to be "affiliates" (as that term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of QFC prior to the FM/QFC Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144, in the case of such persons who become affiliates of Fred Meyer) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of QFC generally include individuals or entities that control, are controlled by, or are under common control with, QFC, and may include certain officers and directors as well as principal shareholders of QFC. The FM/QFC Merger Agreement requires QFC to use its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that the affiliate will not sell, assign or transfer any shares of Fred Meyer Common Stock received in connection with the FM/QFC Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) by a sale made in conformity with the volume and other limitations of Rule 145 promulgated under the Securities Act (and otherwise in accordance with Rule 144 promulgated under the Securities Act if the person is an affiliate of Fred Meyer and if so required at the time) or (iii) in a transaction that, in the opinion of the general counsel of Fred Meyer or other counsel reasonably satisfactory to Fred Meyer or as described in a "no action" or interpretative letter from the staff of the Commission, is not required to be registered under the Securities Act. Affiliates of Fred Meyer and QFC will also be subject to trading restrictions imposed by the pooling-of-interests accounting rules. See "-- Accounting Treatment."

     This Joint Proxy and Consent Solicitation Statement/Prospectus does not cover resales of Fred Meyer Common Stock received by any person who may be deemed to be an affiliate of Fred Meyer or QFC.

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

                          THE FM/QFC MERGER AGREEMENT

     The following summary of certain terms and provisions of the FM/QFC Merger Agreement, which describes all material terms and provisions thereof, is qualified in its entirety by reference to the other information contained elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus including the Appendices hereto and the documents incorporated herein by reference. A copy of the FM/QFC Merger Agreement (excluding the Exhibits and Schedules thereto) is set forth in Appendix A to this Joint Proxy and Consent Solicitation Statement/Prospectus and is incorporated herein by reference, and reference is made thereto for a complete description of the terms of the FM/QFC Merger. Holders of QFC Common Stock and holders of Fred Meyer Common Stock are urged to read the FM/QFC Merger Agreement and each of the other Appendices hereto carefully.

THE MERGER

     The FM/QFC Merger Agreement provides that, following the approval by the Fred Meyer stockholders and QFC shareholders and the satisfaction or waiver of the other conditions to the FM/QFC Merger, the FM/QFC Merger will be effected by the merger of a newly formed subsidiary of Fred Meyer, QFC Sub, with and into QFC, in which QFC will be the surviving corporation and will be wholly owned by Fred Meyer.

     The consummation of the FM/QFC Merger (the "FM/QFC Merger Closing") will take place on the second business day following the date on which the last of the conditions is satisfied or waived, or at such other time and date to which Fred Meyer and QFC mutually agree (such date of FM/QFC Merger Closing, the "FM/QFC Merger Closing Date"). On the FM/QFC Merger Closing Date, Fred Meyer and QFC will cause articles of merger to be filed with the Secretary of State of the State of Washington, at which time and date, or at such later time or date specified in the articles of merger, the FM/QFC Merger will become effective.

CONVERSION OF SHARES

     At the FM/QFC Merger Effective Time, each share of QFC Common Stock (other than shares as to which dissenters' rights have been properly exercised as described herein) will be converted into and represent a number (rounded to the nearest ten-thousandth of a share) of fully paid and nonassessable shares of Fred Meyer Common Stock, equal to the greater of (i) 1.9 and (ii) the number equal to the lesser of (A) 2.3 and (B) the number determined by dividing $55 by the Average Fred Meyer Price (as defined below); provided, that the QFC Exchange Ratio will be reduced by the Exchange Ratio Adjustment Amount (as defined below), if any. The "Average Fred Meyer Price" will be equal to the average of the closing prices of the Fred Meyer Common Stock on the NYSE as reported on the NYSE Composite Transaction Tape for 15 randomly selected trading days by lot out of the 35 trading days ending on the second trading day preceding the FM/QFC Merger Effective Time.

     The "Exchange Ratio Adjustment Amount" will be equal to (i) the Total Deduction Amount (as defined below) divided by (ii) the product of (x) the Average Fred Meyer Price and (y) the aggregate number of shares of QFC Common Stock outstanding on a fully diluted basis immediately prior to the FM/QFC Merger Effective Time. The "Total Deduction Amount" will be equal to (i) the product of (A) four and (B) the Lost EBITDA (as defined below) in excess of $15 million, minus (ii) 50% of the Estimated Gain (as defined below under
"-- Antitrust Clearance; Estimated Gain"). The "Lost EBITDA" will be equal to the aggregate earnings before interest, taxes, corporate allocation costs for administration (including costs for management information systems), depreciation and amortization from the continuing operations of any store, office, plant or warehouse (collectively, "Facilities") of QFC or Food 4 Less to be divested as described under "-- Antitrust Clearance; Estimated Gain" (each a "Divested Facility") and located in the State of California during the twelve-month period ending on the second most recent month-end prior to the earlier of (i) the agreement of Fred Meyer with the applicable governmental or regulatory authority to divest such Divested Facilities and (ii) the FM/QFC Merger Effective Time; provided, that, for any new Divested Facility to be divested which has not been in operation for such twelve-month period (each a "New Facility"), Lost EBITDA for such New Facility will be an amount equal to 80%

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

of the Average Facility EBITDA. "Average Facility EBITDA" is equal to the aggregate Lost EBITDA of all Facilities (other than New Facilities) owned by the company which is divesting such New Facility, assuming all such Facilities are to be divested as described under "-- Antitrust Clearance; Estimated Gain," divided by the total number of such Facilities (other than New Facilities).

     Any share of QFC Common Stock that is held in the treasury of QFC or owned by Fred Meyer, QFC Sub or any other direct or indirect subsidiary of Fred Meyer or of QFC will be canceled. Each share of common stock of QFC Sub issued and outstanding immediately prior to the FM/QFC Merger Effective Time will remain outstanding and will be unchanged after the FM/QFC Merger and will thereafter constitute all of the issued and outstanding capital stock of QFC.

     Consequently, as a result of the FM/QFC Merger, QFC will become a wholly owned direct subsidiary of Fred Meyer, and holders of QFC Common Stock will become holders of Fred Meyer Common Stock.

FRACTIONAL SHARES

     No fractional shares of Fred Meyer Common Stock will be issued in connection with the FM/QFC Merger. In lieu of any such fractional shares, each holder of shares of QFC Common Stock who would otherwise have been entitled to receive a fraction of a share of Fred Meyer Common Stock (after taking into account all shares of QFC Common Stock then held of record by such holder) will receive cash (without interest) in an amount equal to the product of such fractional part of a share of Fred Meyer Common Stock multiplied by the Average Fred Meyer Price.

EXCHANGE OF CERTIFICATES

     Promptly after the FM/QFC Merger Effective Time, Fred Meyer will cause the Bank of New York, in its capacity as exchange agent (the "Exchange Agent"), to mail to each record holder of outstanding certificates which immediately prior to the FM/QFC Merger Effective Time represented shares of QFC Common Stock (the "QFC Certificates"), a letter of transmittal (the "QFC Letter of Transmittal") and instructions for use in effecting the surrender of the QFC Certificates in exchange for certificates representing shares of Fred Meyer Common Stock. Upon surrender to the Exchange Agent of a QFC Certificate, together with such QFC Letter of Transmittal duly executed and any other required documents, the holder of such QFC Certificate will be entitled to receive (i) a certificate representing that number of whole shares of Fred Meyer Common Stock which such holder has the right to receive, (ii) cash in lieu of any fractional shares of Fred Meyer Common Stock to which such holder is entitled, after giving effect to any required tax withholdings, and (iii) any dividends or distributions to which such holder is entitled, and the QFC Certificate so surrendered will forthwith be canceled.

     If the exchange of certificates representing shares of Fred Meyer Common Stock is to be made to a person other than the person in whose name the surrendered QFC Certificate is registered, it will be a condition of exchange that the QFC Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the person requesting such exchange will have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Fred Meyer Common Stock to a person other than the registered holder of the QFC Certificate surrendered or will have established that such tax either has been paid or is not applicable.

     No dividends or other distributions declared or made after the FM/QFC Merger Effective Time with respect to shares of Fred Meyer Common Stock will be paid to the holder of any unsurrendered QFC Certificate, and no cash payment in lieu of fractional shares will be paid, until such QFC Certificate has been surrendered to the Exchange Agent. Upon such surrender, such dividends and distributions and such cash payment in lieu of fractional shares will be paid without interest.

     HOLDERS OF QFC COMMON STOCK SHOULD NOT FORWARD QFC CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. HOLDERS OF QFC COMMON STOCK SHOULD NOT RETURN QFC CERTIFICATES WITH THE ENCLOSED PROXY.

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

EFFECT ON STOCK OPTIONS AND STOCK PLANS

     At the FM/QFC Merger Effective Time, all the outstanding stock options (the "QFC Stock Rights") heretofore granted under QFC's option plans and those of its subsidiaries (the "QFC Stock Plans") shall be assumed by Fred Meyer and converted automatically into options to purchase shares of Fred Meyer Common Stock (collectively, "New Stock Rights") in an amount and, if applicable, at an exercise price determined as provided below:

          (i) The number of shares of Fred Meyer Common Stock to be subject to the New Stock Right shall be equal to the product of the number of shares of QFC Common Stock remaining subject (as of immediately prior to the FM/QFC Merger Effective Time) to the original QFC Stock Right and the QFC Exchange Ratio, provided that any fractional shares of Fred Meyer Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (ii) The exercise price per share of Fred Meyer Common Stock under the New Stock Right shall be equal to the exercise price per share of QFC Common Stock under the original QFC Stock Right divided by the QFC Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent;

provided that in the case of incentive stock options, the option price, number of shares purchasable and other terms and conditions of such option will be determined in order to comply with the applicable provisions of the Code. After the FM/QFC Merger Effective Time, each New Stock Right shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related QFC Stock Right immediately prior to the FM/QFC Merger Effective Time.

     At the FM/QFC Merger Effective Time, each vested stock unit ("Stock Unit") outstanding under QFC's Directors' Stock Unit Plan shall be converted into that number of shares of Fred Meyer Common Stock and such other property as would have been received by the holder of such Stock Unit if such Stock Unit had been exercised and converted into shares of QFC Common Stock immediately prior to the FM/QFC Merger Effective Time and QFC Common Stock that would have been received upon such exercise had been converted as described under "-- Conversion of Shares." Unvested Stock Units will be canceled prior to the FM/QFC Merger Effective Time. See "FM/QFC Merger -- Interests of Certain Persons in the FM/QFC Merger."

REPRESENTATIONS AND WARRANTIES

     The FM/QFC Merger Agreement contains customary reciprocal representations and warranties by Fred Meyer and QFC relating to, among other things, (a) their respective organizations, the organizations of their respective subsidiaries and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the FM/QFC Merger Agreement and related matters; (c) their respective capital structures; (d) compliance with applicable laws and agreements; (e) the accuracy of certain reports and financial statements filed with the Commission; (f) the absence of adverse material suits, claims or proceedings and other litigation; (g) the absence of any material adverse changes to their respective business, operations, condition (financial or otherwise), results of operations, assets or liabilities; (h) tax matters; (i) employee benefit plans; (j) the delivery of fairness opinions by their respective financial advisors; (k) their respective assets; (l) their respective material contracts and commitments; (m) labor matters; (n) insurance matters;
(o) environmental matters; (p) brokers' and finders' fees; (q) the required vote of their respective shareholders; and (r) the absence of any action that would prevent the FM/QFC Merger from qualifying as a tax-free reorganization. The FM/QFC Merger Agreement also contains additional customary representations and warranties of QFC relating to, among other things, (a) the absence of other agreements to sell the company; (b) affiliate transactions; (c) the inapplicability of Chapter 23B.19 of the WBCA relating to business combinations with interested shareholders to the FM/QFC Merger Agreement and related agreements and transactions; and (d) the absence of any action that would prevent using the pooling-of-interests method to account for the FM/QFC Merger.

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

CONDUCT OF BUSINESS OF QFC PENDING THE FM/QFC MERGER

     Pursuant to the FM/QFC Merger Agreement, QFC has agreed that, during the period from the date of the FM/QFC Merger Agreement until the consummation of the FM/QFC Merger, it will, subject to certain exceptions specified therein, conduct its business and the business of its subsidiaries only in the ordinary course of business and in a manner consistent with past practice and it will not, among other things: (a) make any capital expenditures in excess of $500,000 in the aggregate, other than expenditures for routine maintenance and repair or pursuant to existing contracts or commitments or expenditures reflected in capital expenditure budgets disclosed in the recent reports of QFC filed with the Commission or supplied to Fred Meyer prior to the date of the FM/QFC Merger Agreement; (b) incur any indebtedness for borrowed money or guarantee such indebtedness of another person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other person or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (c) (i) amend its articles of incorporation or bylaws or the charter or bylaws of any of its subsidiaries, (ii) split, combine or reclassify the outstanding shares of its capital stock or declare, set aside or pay any dividend or make any other distribution with respect to such shares of capital stock, (iii) redeem, purchase or otherwise acquire any shares of its capital stock or (iv) sell or pledge any stock of any of its subsidiaries; (d) (i) subject to certain exceptions, issue or sell any additional shares of, or grant, confer or award any options, warrants or rights of any kind to acquire any shares of, its capital stock, (ii) enter into any agreement out of the ordinary course of its business to dispose of or acquire a segment of its business, (iii) sell, pledge, dispose of or encumber any material assets, except in the ordinary course of business consistent with past practice, or (iv) acquire any corporation, partnership or other business organization or division thereof or any material assets (other than inventory in the ordinary course of business consistent with past practice) or make any material investment in any other person; (e) grant any new severance or termination pay or increase the benefits payable under its severance or termination pay policies or agreements or enter into any new employment or severance agreement with any officer, director or employee; (f) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee or grant, confer, award or pay any forms of cash incentive, bonuses or other benefit not required by any existing plan, arrangement or agreement except as required by law; (g) enter into or amend any contract for the purchase of inventory which is not cancelable within one year without penalty, cost or liability, or any other contract involving annual expenditures or liabilities in excess of $400,000 which is not cancelable within two years without penalty, cost or liability; (h) enter into or modify any material collective bargaining agreements; (i) make any material change in its tax or accounting policies or any material reclassification of assets or liabilities except as required by law or GAAP; (j) satisfy any claims, liabilities or obligations, except in the ordinary course of business consistent with past practice or in accordance with the existing terms thereof, or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing contract, except in the ordinary course of business consistent with past practice; (k) settle or compromise material litigation; (l) take any action (without regard to any action taken or agreed to be taken by Fred Meyer or any of its affiliates) with knowledge that such action would prevent (i) Fred Meyer from accounting for the FM/QFC Merger as a pooling-of-interests or (ii) the FM/QFC Merger from qualifying as a tax-free reorganization; (m) consummate certain acquisitions except in accordance with the terms of the agreement disclosed to Fred Meyer prior to the date of the FM/QFC Merger Agreement; or (n) take any action which would result in any condition to the FM/QFC Merger not being satisfied.

CONDUCT OF BUSINESS OF FRED MEYER PENDING THE FM/QFC MERGER

     Pursuant to the FM/QFC Merger Agreement, Fred Meyer has agreed that, during the period from the date of the FM/QFC Merger Agreement until the consummation of the FM/QFC Merger, it will, subject to certain exceptions specified therein, conduct its business and the business of its subsidiaries only in the ordinary course of business and in a manner consistent with past practice and it will not, among other things: (a) amend its certificate of incorporation; (b) issue, deliver, sell, pledge, dispose of or encumber, or authorize any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of Fred Meyer or any of its subsidiaries (except for the issuance of shares of Fred Meyer Common Stock issuable in accordance with the terms of Fred Meyer's employee benefit plans and arrangements or other stock-based contractual requirements existing as of the date of the FM/QFC Merger Agreement, directors deferred compensation plan and the Yucaipa Warrant and except for the issuance of shares of Fred Meyer Common Stock pursuant to the FM/Food 4 Less Merger Agreement), other than in connection with acquisitions having a value (on a per-acquisition basis) of not more than $50 million or (on an aggregate basis) of not more than $200 million; (c) (i) split, combine or reclassify or otherwise alter Fred Meyer Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Fred Meyer Common Stock or (ii) redeem, purchase or otherwise acquire any shares of Fred Meyer Common Stock; (d) acquire (other than pursuant to the FM/Food 4 Less Merger Agreement) any corporation, partnership or other business organization or division thereof, if any such action could reasonably be expected to (i) materially delay obtaining the antitrust clearances referenced under "-- Antitrust Clearance; Estimated Gain," (ii) increase the Exchange Ratio Adjustment Amount or (iii) require an amendment of this Joint Proxy and Consent Solicitation Statement/Prospectus; (e) take any action with knowledge that such action would prevent (i) Fred Meyer from accounting for the FM/QFC Merger as a pooling-of-interests or (ii) the FM/QFC Merger from qualifying as a tax-free reorganization; (f) consummate certain acquisitions except in accordance with the terms of the agreement disclosed to QFC prior to the date of the FM/QFC Merger Agreement; or (g) take any action which would result in any condition to the FM/QFC Merger not being satisfied.

ANTITRUST CLEARANCE; ESTIMATED GAIN

     Each of Fred Meyer and QFC has agreed to use its reasonable best efforts to take all appropriate action and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the FM/QFC Merger Agreement, including, without limitation, (i) in the case of Fred Meyer, promptly, if required by the FTC or its staff, the Assistant Attorney General in charge of the Antitrust Division of the DOJ or his staff, any state attorney general or its staff or any other similar governmental entity, in each case in order to consummate the FM/QFC Merger, taking all steps and making all undertakings to secure antitrust clearance (including steps to effect the sale or other disposition of particular Facilities of Fred Meyer, its subsidiaries, Food 4 Less, its subsidiaries and/or QFC and its subsidiaries and to hold separate such Facilities pending such sale or other disposition), (ii) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party, in connection with the transactions pursuant thereto, (iii) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated thereby, and (iv) permitting the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the other person, give the other party the opportunity to attend and participate in such meetings and conferences. In case at any time after the FM/QFC Merger Effective Time any further action is necessary or desirable to carry out the purposes of the FM/QFC Merger Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such necessary action. For purposes of meeting, holding discussions and entering into any proposed settlement with any such governmental authority, Fred Meyer shall appoint a committee consisting of Ronald W. Burkle (or his designee), Roger A. Cooke (or his designee), a representative of Food 4 Less and a representative of QFC.

     QFC shall make, subject to the condition that the FM/QFC Merger actually occurs, any undertakings (including undertakings to make sales or other dispositions), provided that such divestitures need not themselves be made until after the FM/QFC Merger actually occurs), required in order to obtain the antitrust clearances for the FM/QFC Merger.

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

     Within five business days after such time as any agreement is reached by Fred Meyer with the FTC or its staff, the Assistant Attorney General in charge of the Antitrust Division or his staff, any state attorney general or its staff or any other similar governmental entity to sell or dispose of any Divested Facilities, Fred Meyer shall furnish or cause to be furnished to QFC a report (the "Preliminary Report"), based on such information as Fred Meyer shall determine to be relevant, stating in reasonable detail Fred Meyer's good faith determination of the Estimated Gain and Lost EBITDA with respect to the real estate and other assets comprising such Divested Facilities. Unless QFC provides specific written notice to Fred Meyer of an objection to any aspect of the Preliminary Report before the close of business on the tenth business day after QFC's receipt thereof, the Preliminary Report shall then become binding upon Fred Meyer and QFC, and shall be the "Final Report". If QFC, by delivering its own report (the "QFC Report") stating in reasonable detail QFC's good faith determination of the Estimated Gain and Lost EBITDA to Fred Meyer before the close of business on such business day, makes any good faith objection to any aspect of Fred Meyer's proposed Estimated Gain set forth in the Preliminary Report, then those aspects as to which the objection was made shall not become binding, Fred Meyer and QFC shall discuss such objection in good faith and, if they reach written agreement amending the Preliminary Report (or portions thereof), the Preliminary Report, as amended by such written agreement, shall become binding upon Fred Meyer and QFC, and shall be the "Final Report". If Fred Meyer and QFC do not reach such written agreement within five days after QFC gives such notices of objection, those aspects as to which such objection was made (relating to Estimated Gain, and not Lost EBITDA) and as to which written agreement has not been reached shall be submitted for arbitration to one or more independent business and/or real estate appraisal firm(s) of recognized national standing with expertise in the valuation of businesses and/or properties comparable to the Facilities chosen by agreement of Fred Meyer and QFC. Such firm shall prepare a valuation report with respect to the real estate and other assets comprising the Divested Facilities, which report, when delivered to Fred Meyer and QFC, shall become binding upon Fred Meyer and QFC for purposes of determining the Estimated Gain, and shall (unless a determination made in such report is higher or lower than both the determination set forth in the Preliminary Report and the determination set forth in the QFC Report, in which case the determination set forth in the Preliminary Report or the QFC Report, whichever is closer to such firm's determination, shall), together with those aspects of the Preliminary Report as to which no objection was made or as to which written agreement has been reached, be the "Final Report".

     The "Estimated Gain" is the amount set forth in the Final Report and is equal to the aggregate net proceeds estimated to be realized by Fred Meyer or any of its subsidiaries on the sale or other disposition of the real estate and other assets comprising the Divested Facilities in excess of the book value of the real estate and other assets comprising the Divested Facilities to be so divested as of the date of determination thereof. The book value of the Divested Facilities shall be based on the depreciated historical cost of fixtures, equipment, and leasehold improvements (on land and buildings, if owned, plus inventory at cost). The foregoing notwithstanding, if within three days of the issuance of the Final Report, QFC shall produce a signed bona-fide offer from a qualified buyer to purchase all or any of the Facilities to be disposed of at a price higher than that contained in the Final Report, then, in such event, the Estimated Gain shall be increased by the amount which such offer exceeds the valuation in the Final Report for such Facility or Facilities.

NO SOLICITATION

     In the FM/QFC Merger Agreement, QFC has agreed that it would, and would cause its subsidiaries and their respective officers, directors, management employees, and representatives and agents engaged by the company in connection with the FM/QFC Merger to, immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the date of the FM/QFC Merger Agreement with respect to any direct or indirect acquisition of or exchange for (i) all or any material portion of the assets of QFC or its subsidiaries, (ii) more than 15% of the outstanding material equity interest in QFC, (iii) any material equity interest in any of the subsidiaries of QFC, or
(iv) any merger, consolidation or other business combination transaction with or involving QFC or any of its subsidiaries (each, a "QFC Transaction"). The FM/QFC Merger Agreement provides that neither QFC nor any of its subsidiaries, nor any of its or their respective officers, directors, management employees or such representatives and agents, will, directly or indirectly, encourage, solicit, participate in, facilitate or initiate discussions or negotiations with, or provide any

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

information to, any person or group (other than Fred Meyer and QFC Sub or any designees of Fred Meyer or QFC Sub) concerning any QFC Transaction; provided, that, QFC (and its subsidiaries and its and their respective officers, directors, employees, representatives or agents) may participate in negotiations or discussions with, and provide information to, any person concerning a Transaction submitted in writing by such person to the QFC Board after the date of the FM/QFC Merger Agreement if (A) such transaction was not solicited, initiated, facilitated or encouraged in violation of the FM/QFC Merger Agreement, (B) the QFC Board, in its good faith judgment, believes that such QFC Transaction is reasonably likely to result in a Superior Transaction (as defined below) and (C) QFC complies with the other provisions of this paragraph. Nothing contained in this paragraph shall prohibit the QFC Board from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. Unless prohibited from doing so pursuant to a confidentiality letter in effect on the date of the FM/QFC Merger Agreement, QFC shall notify Fred Meyer immediately if it receives any unsolicited proposal concerning a QFC Transaction, the identity of the person making any such proposal and all the terms and conditions thereof and shall keep Fred Meyer promptly advised of all developments relating thereto. If QFC is so prohibited, it shall promptly advise the person making the proposal that it will not participate in negotiations or discussions with or provide information to such person unless such person authorizes QFC to comply with the preceding sentence as if such prohibition did not exist.

     "Superior Transaction" is defined in the FM/QFC Merger Agreement to mean any bona fide QFC Transaction proposal involving at least a majority of the outstanding shares of QFC Common Stock on terms that the QFC Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the QFC Transaction proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all shareholders of QFC than the FM/QFC Merger taken as a whole.

EMPLOYEE BENEFIT MATTERS

     Pursuant to the FM/QFC Merger Agreement, QFC will, or Fred Meyer will cause QFC to, promptly pay or provide when due all compensation and benefits earned through or prior to the FM/QFC Merger Effective Time as provided pursuant to the terms of any employee plans in existence as of the date of the FM/QFC Merger Agreement for all current and former employees and directors of QFC. Fred Meyer and QFC have agreed that QFC will pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect and disclosed to Fred Meyer as of the date of the FM/QFC Merger Agreement.

DIRECTORS' AND OFFICERS' INDEMNIFICATION; INSURANCE

     The QFC Bylaws after the FM/QFC Merger Effective Time shall contain provisions no less favorable with respect to indemnification and exculpation from liability than are set forth in the QFC Charter and QFC Bylaws on the date of the FM/QFC Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the FM/QFC Merger Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the FM/QFC Merger Effective Time were directors, officers, employees or agents of QFC. Without limiting the generality of the foregoing, in the event any person entitled to indemnification under such provisions becomes involved in any claim, action, proceeding or investigation after the FM/QFC Merger Effective Time, QFC shall periodically advance to such person his or her reasonable legal and other reasonably incurred expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such person providing an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such person is not entitled thereto.

     For six years from the FM/QFC Merger Effective Time, Fred Meyer shall maintain in effect the current directors' and officers' liability insurance covering those persons who are currently covered by QFC's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or prior to the FM/QFC Merger Effective Time, so long as the annual premium therefor would not be in excess of 150%

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

of the last annual premium paid prior to the date of the FM/QFC Merger Agreement (the "Current Premium"). If such premiums for such insurance would at any time exceed 150% of the Current Premium, then Fred Meyer shall cause to be maintained policies of insurance which in Fred Meyer's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the Current Premium.

DIRECTORS

     The FM/QFC Merger Agreement provides that, promptly following the FM/QFC Merger Effective Time, the Fred Meyer Board shall elect Samuel Zell and Stuart
M. Sloan, current directors of QFC, to be directors of Fred Meyer.

CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE FM/QFC MERGER

     The respective obligations of each party to effect the FM/QFC Merger will be subject to the following conditions:

          (i) The FM/QFC Merger Agreement will have been approved by the QFC shareholders. The issuance of Fred Meyer Common Stock in the FM/QFC Merger will have been approved by the Fred Meyer stockholders.

          (ii) No statute, rule, regulation, executive order, decree, ruling, injunction or other order will have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the FM/QFC Merger.

          (iii) Any waiting period applicable to the FM/QFC Merger under the HSR Act will have terminated or expired.

          (iv) The Registration Statement on Form S-4 to which this Joint Proxy and Consent Solicitation Statement/Prospectus forms a part (the "Registration Statement") will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of Fred Meyer Common Stock to be exchanged for QFC Common Stock will have been complied with.

          (v) The shares of Fred Meyer Common Stock issuable to the holders of QFC Common Stock pursuant to the FM/QFC Merger will have been approved for listing on the NYSE, subject to official notice of issuance.

CONDITIONS TO OBLIGATIONS OF QFC TO EFFECT THE FM/QFC MERGER

     The obligation of QFC to effect the FM/QFC Merger will be subject to the following additional conditions:

          (i) Fred Meyer and QFC Sub will have performed or complied with in all material respects their agreements and covenants contained in the FM/QFC Merger Agreement required to be performed or complied with at or prior to the FM/QFC Merger Closing Date, and the representations and warranties of Fred Meyer and QFC Sub contained in the FM/QFC Merger Agreement qualified as to materiality will be true in all respects, and those not so qualified will be true in all material respects, in each case when made and on and as of the FM/QFC Merger Closing Date with the same force and effect as if made on and as of such date except as contemplated or permitted by the FM/QFC Merger Agreement.

          (ii) QFC will have received an opinion of Sidley & Austin as described in "The FM/QFC Merger -- Certain United States Federal Income Tax Consequences."

          (iii) There will not be pending or threatened by any governmental entity any suit, action or proceeding, which could reasonably be expected, if adversely determined, to result in criminal or material uninsured and unindemnified or unindemnifiable personal liability on the part of one or more directors of QFC, (i) challenging or seeking to restrain or prohibit the consummation of the FM/QFC Merger or

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

     (ii) seeking to prohibit or limit the ownership or operation by QFC, Fred Meyer or any of their respective subsidiaries of any material portion of the business or assets of QFC, Fred Meyer or any of their respective subsidiaries, or to dispose of or hold separate any material portion of the business or assets of QFC, Fred Meyer or any of their respective subsidiaries, as a result of the FM/QFC Merger.

CONDITIONS TO OBLIGATIONS OF FRED MEYER AND QFC SUB TO EFFECT THE FM/QFC MERGER

     The obligations of Fred Meyer and QFC Sub to effect the FM/QFC Merger will be subject to the following additional conditions:

          (i) QFC will have performed or complied with in all material respects its agreements and covenants contained in the FM/QFC Merger Agreement required to be performed or complied with at or prior to the FM/QFC Merger Closing Date, and the representations and warranties of QFC contained in the FM/QFC Merger Agreement qualified as to materiality will be true in all respects, and those not so qualified will be true in all material respects, in each case when made and on and as of the FM/QFC Merger Closing Date with the same force and effect as if made on and as of such date except as contemplated or permitted by the FM/QFC Merger Agreement.

          (ii) Fred Meyer will have received an opinion of Simpson Thacher & Bartlett as described in "The FM/QFC Merger -- Certain United States Federal Income Tax Consequences."

          (iii) Subject to Fred Meyer's compliance with provisions described under "-- Antitrust Clearance; Estimated Gain," there will not be pending or threatened by any governmental entity any suit, action or proceeding,
     (i) challenging or seeking to restrain or prohibit the consummation of the FM/QFC Merger or seeking to obtain from Fred Meyer or any of its subsidiaries any damages that are material in relation to Fred Meyer and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by QFC, Fred Meyer or any of their respective subsidiaries of any material portion of the business or assets of QFC, Fred Meyer or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of QFC, Fred Meyer or any of their respective subsidiaries, as a result of the FM/QFC Merger, or (iii) seeking to prohibit Fred Meyer or any of its subsidiaries from effectively controlling in any material respect the business or operations of QFC or its subsidiaries.

TERMINATION

     The FM/QFC Merger Agreement may be terminated and the FM/QFC Merger may be abandoned at any time prior to the FM/QFC Merger Effective Time:

          (i) By mutual written consent of Fred Meyer and QFC;

          (ii) By either Fred Meyer or QFC, if the FM/QFC Merger shall not have been consummated on or before August 31, 1998 (other than due to the failure of the party seeking to terminate the FM/QFC Merger Agreement to perform its obligations required to be performed at or prior to the FM/QFC Merger Effective Time);

          (iii) By Fred Meyer or QFC, if any required approval of the QFC shareholders for the FM/QFC Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

          (iv) By QFC or Fred Meyer, if the required approval of the Fred Meyer stockholders for the issuance of Fred Meyer Common Stock pursuant to the FM/QFC Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (v) By Fred Meyer (subject to Fred Meyer's compliance with the provisions described under "-- Antitrust Clearance; Estimated Gain") or QFC, if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action

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

     restraining, enjoining or otherwise prohibiting the FM/QFC Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (vi) By QFC, if (a) there shall have been a breach of any representation or warranty on the part of Fred Meyer which could reasonably be expected to have a material adverse effect with respect to Fred Meyer or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the FM/QFC Merger or (b) there shall have been a breach of any covenant or agreement on the part of Fred Meyer which could reasonably be expected to have a material adverse effect with respect to Fred Meyer or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the FM/QFC Merger, which breach shall not have been cured prior to 10 days following notice thereof;

          (vii) By Fred Meyer, if (a) there shall have been a breach of any representation or warranty on the part of QFC which could reasonably be expected to have a material adverse effect with respect to QFC or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the FM/QFC Merger or (b) there shall have been a breach of any covenant or agreement on the part of QFC which could reasonably be expected to have a material adverse effect with respect to QFC or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the FM/QFC Merger, which breach shall not have been cured prior to 10 days following notice thereof;

          (viii) By Fred Meyer, if the QFC Board shall have (a) withdrawn, modified or amended in any respect adverse to Fred Meyer its approval or recommendation of the FM/QFC Merger Agreement, the FM/QFC Merger or any of the other transactions contemplated therein or resolved to do so (provided that the disclosure of the receipt of an Alternative Transaction (as defined below under "-- Termination Fee and Expenses") and the fact that the QFC Board is considering such Alternative Transaction or reviewing it with its advisors shall not by itself constitute such a withdrawal, modification or amendment), or (b) recommended an Alternative Transaction (other than from Fred Meyer) or resolved to do so;

          (ix) By QFC (but only prior to approval by the QFC shareholders of the FM/QFC Merger Agreement and the FM/QFC Merger), if any person (other than Fred Meyer) shall have proposed a Superior Transaction, such proposal is pending and QFC shall have notified Fred Meyer of such Superior Transaction at least 5 business days prior to such termination; provided that such termination shall not be effective until QFC has made payment of the Fee and the Expenses as described below; or

          (x) By QFC, if the average of the closing prices of the Fred Meyer Common Stock on the NYSE as reported on the NYSE Composite Transaction Tape for the 5 trading days ending on the second trading day preceding the FM/QFC Merger Effective Time is $20.00 or less.

TERMINATION FEE AND EXPENSES

     QFC has agreed to pay to Fred Meyer a fee in cash of $40 million (the "Fee") and Fred Meyer's actual expenses of up to $5 million ("Expenses") incurred in connection with the transactions contemplated by the FM/QFC Merger Agreement upon the occurrence of either of the following events:

          (i) The FM/QFC Merger Agreement is terminated as described in clause
     (viii) or (ix) set forth under "-- Termination" above; or

          (ii) (x) Fred Meyer terminates the FM/QFC Merger Agreement (A) as described in clause (iii) set forth under "-- Termination" above and, prior to the QFC Special Meeting giving rise to Fred Meyer's right of termination, the issuance of Fred Meyer Common Stock pursuant to the FM/Food 4 Less Merger Agreement will have been approved by a vote held at a duly held meeting of the Fred Meyer stockholders or at any adjournment thereof and the FM/Food 4 Less Merger Agreement will be in full force and effect; or (B) as described in clause (vii) set forth under "-- Termination" above (as a result of a willful breach of representation, warranty, covenant or agreement on the part of QFC) and, (y) in the case of
     (A) or (B), within nine months thereafter, QFC enters into an agreement with respect to an

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

     Alternative Transaction (as defined below) or an Alternative Transaction contemplated by any of clauses (i), (ii), or (iii) of the definition of such term occurs.

     "Alternative Transaction" means any of the following events: (i) the acquisition of QFC by merger, tender offer or otherwise by any person other than Fred Meyer, QFC Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 30% or more of the assets of QFC and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the outstanding shares of QFC Common Stock; (iv) the adoption by QFC of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by QFC or any of its subsidiaries of 30% or more of the outstanding shares of QFC Common Stock.

AMENDMENT AND WAIVER

     The FM/QFC Merger Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval of matters presented in connection with the FM/QFC Merger by the shareholders of either QFC or Fred Meyer; provided, however, that after any such approval, there will be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. In addition, either party may waive, by written instrument signed on its behalf, any provision of the FM/QFC Merger Agreement.

                       OTHER AGREEMENTS -- FM/QFC MERGER

SHAREHOLDERS AGREEMENTS

     As an inducement and condition to the willingness of Fred Meyer to enter into the FM/QFC Merger Agreement, Zell/Chilmark and Stuart M. Sloan, the owners as of the QFC Record Date of approximately 19% and 7%, respectively, of the outstanding shares of QFC Common Stock (the "QFC Shareholders"), entered into the Shareholders Agreements.

     In the Shareholders Agreements, each QFC Shareholder has agreed, at any meeting of shareholders of QFC called to vote upon the FM/QFC Merger and the FM/QFC Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the FM/QFC Merger and the FM/QFC Merger Agreement is sought, such QFC Shareholder shall be present (in person or by proxy) and shall vote or cause to be voted all of such QFC Shareholder's shares of QFC Common Stock (the "Subject QFC Shares")
(A) in favor of the FM/QFC Merger, the adoption by QFC of the FM/QFC Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the FM/QFC Merger Agreement and (B) against (i) any merger agreement or merger (other than the FM/QFC Merger Agreement and the FM/QFC Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding-up of or by QFC or any other takeover proposal (collectively, "Takeover Proposal") or
(ii) any amendment of the QFC Charter or QFC Bylaws or other proposal or transaction involving QFC or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the FM/QFC Merger, the FM/QFC Merger Agreement or any of the other transactions contemplated by the FM/QFC Merger Agreement or change in any manner the voting rights of any class of capital stock of QFC.

     Additionally, in the Shareholders Agreements, each QFC Shareholder has agreed, subject to certain limited exceptions, not to (a) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of, the Subject QFC Shares to any person other than pursuant to the terms of the FM/QFC Merger or
(b) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal. Each QFC Shareholder has also waived and agreed not to exercise any dissenters' rights under the WBCA to which such QFC Shareholder might otherwise be entitled in connection with the FM/QFC Merger or the FM/QFC Merger Agreement.

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

     Pursuant to the terms of the Shareholder Agreements, each QFC Shareholder agreed that it shall not, and that it shall not permit any of its affiliates, directors, officers, employees, investment bankers, attorneys and other advisers or representatives to directly or indirectly, (i) solicit, initiate or encourage the submission of, any Takeover Proposal, or (ii) participate in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal; provided that such QFC Shareholder and all such other persons shall be entitled to take all actions and to exercise all rights with respect to any QFC Transaction as QFC may take or exercise pursuant to the provisions described under "The FM/QFC Merger Agreement -- No Solicitation" so long as QFC complies with such provisions.

     The Shareholders Agreements will terminate upon the earlier of (a) the termination of the FM/QFC Merger Agreement, (b) the withdrawal, modification or amendment by the QFC Board in any respect adverse to Fred Meyer or QFC Sub of its approval or recommendation of the FM/QFC Merger Agreement, the FM/QFC Merger or any of the transactions contemplated by the FM/QFC Merger Agreement or (c) the FM/QFC Merger Effective Time.

VOTING AGREEMENT

     As an inducement and condition to the willingness of QFC to enter into the FM/QFC Merger Agreement, certain stockholders of Fred Meyer (the "Fred Meyer Stockholders") entered into the Voting Agreement. The Fred Meyer Stockholders are (i) Yucaipa and certain of its affiliates and (ii) Jeffrey P. Smith, Fred L. Smith and certain Smith family trusts for which they serve as trustee.

     Together, the Fred Meyer Stockholders held, at the Fred Meyer Record Date, approximately 11% of the outstanding shares of Fred Meyer Common Stock.

     In the Voting Agreement, each Fred Meyer Stockholder has agreed, at any meeting of stockholders of Fred Meyer or at any adjournment thereof or in any other circumstances upon which such Fred Meyer Stockholder's vote, consent or other approval is sought, such Fred Meyer Stockholder shall vote all of such Fred Meyer Stockholder's shares of Fred Meyer Common Stock then held by such Fred Meyer Stockholder in favor of the issuance of the Fred Meyer Common Stock in the FM/QFC Merger. The Voting Agreement does not contain any restriction on the ability of the Fred Meyer Stockholders to transfer any shares of Fred Meyer Common Stock.

     The Voting Agreement will terminate upon the earlier of (a) the termination of the FM/QFC Merger Agreement, (b) the date of termination of the Shareholders Agreement with Zell/Chilmark or (c) the FM/QFC Merger Effective Time.

REGISTRATION RIGHTS AGREEMENT

     At or prior to the FM/QFC Merger Effective Time, Fred Meyer and the QFC Shareholders shall enter into the QFC Registration Rights Agreement providing for the "shelf" and "demand" registration rights described below.

     If requested by a QFC Shareholder or QFC Shareholders holding a majority in interest in the Registrable Securities (as defined below) after the FM/QFC Merger Effective Time, as soon as practicable (but in any event not more than 10 days following such request), Fred Meyer shall prepare and file with the Commission a shelf registration statement on an appropriate form that shall include all Registrable Securities, and may include securities of Fred Meyer for sale for Fred Meyer's own account. Fred Meyer shall use its reasonable best efforts to cause such shelf registration statement to be declared effective as soon as practicable after such request and in the event of a request made prior to a public release, within 5 days after the first public release by Fred Meyer of 30 days of combined financial results of Fred Meyer and QFC. Fred Meyer shall only be obligated to keep such shelf registration statement effective until the one year anniversary date (the "Shelf Termination Date") of the date such shelf registration statement has been declared effective. "Registrable Securities" mean all shares of Fred Meyer Common Stock acquired by the QFC Shareholders pursuant to the FM/QFC Merger or otherwise.

     In addition, if requested by a QFC Shareholder or QFC Shareholders holding a majority in interest in the Registrable Securities after the FM/QFC Merger Effective Time (but not later than 180 days after the Shelf Termination Date), as soon as practicable (but in any event not more than 15 days following such request), Fred Meyer shall prepare and file with the Commission a registration statement with respect to a secondary underwritten offering on an appropriate form including all of the Registrable Securities as to which such QFC Shareholder requests registration. Fred Meyer shall use its reasonable best efforts to cause such registration statement to be declared effective within the later to occur of the first public release of Fred Meyer of 30 days of combined financial results of Fred Meyer and QFC and 30 days after the filing of such registration statement.

     Fred Meyer has agreed to pay its expenses associated with the registration of Registrable Securities, regardless of whether any registration statement required by the QFC Registration Rights Agreement becomes effective. In addition, Fred Meyer will provide customary securities law indemnification to any party who participates in any registration effected under the QFC Registration Rights Agreement.

                           THE FM/FOOD 4 LESS MERGER

REASONS OF FRED MEYER FOR THE MERGER

     The Fred Meyer Board believes that the terms of the FM/Food 4 Less Merger Agreement and the transactions contemplated thereby are in the best interests of Fred Meyer and its stockholders. Accordingly, with the exception of Ronald W. Burkle who abstained, the Fred Meyer Board has unanimously approved the issuance of shares of Fred Meyer Common Stock pursuant to the FM/Food 4 Less Merger Agreement and recommends approval thereof by the stockholders of Fred Meyer.

     In reaching its determination to recommend approval of the issuance of shares of Fred Meyer Common Stock pursuant to the FM/Food 4 Less Merger Agreement, the Fred Meyer Board consulted with Fred Meyer senior management, as well as its legal counsel and financial advisors, and considered a number of factors, including the following:

     Enhanced Franchise and Resources. The Fred Meyer Board considered the current trend toward consolidation in the supermarket and general merchandise retailing industries, the prospect for further changes in these industries and the importance of operational scale, financial resources and geographic diversity to remaining competitive in the long term. In that connection, the Fred Meyer Board took into account that Fred Meyer and Food 4 Less combined will have approximately $12.8 billion in estimated annual sales for 1997 and, together with QFC, will have approximately $15 billion in estimated annual sales for 1997 on a pro forma basis and will be one of the largest supermarket chains in the United States. The Fred Meyer Board also considered that the FM/Food 4 Less Merger will add a strong Southern California presence which Fred Meyer currently lacks and, if the FM/QFC Merger is completed, bolster Food 4 Less' already leading presence in Southern California.

     Long-Term Strategic Issues. The Fred Meyer Board considered that the FM/Food 4 Less Merger, on a stand-alone basis as well as together with the FM/QFC Merger, will assist Fred Meyer in addressing certain long-term strategic issues faced by Fred Meyer, in particular a lack of presence in key geographical markets and opportunities to leverage its cost structure. The Fred Meyer Board also considered the possibility that the multiple of price to earnings ratio of Fred Meyer Common Stock would be higher in view of, among other things, the makeup and expected growth of the combined company.

     Opportunities for Efficiencies and Cost Savings. The Fred Meyer Board considered that Fred Meyer together with Food 4 Less, and to a greater extent together with both Food 4 Less and QFC, will be capable of increasing its profitability through significant cost savings, operating efficiencies, economies of scale, stronger market position and other synergies stemming from the strategic geographical fit of such companies. The Fred Meyer Board was advised by management that, excluding the effect of one-time merger-related expenses, Fred Meyer was estimated to achieve annual savings and improvements attributable to such operating factors of approximately $15 million from the FM/Food 4 Less Merger and approximately $100 million from the

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

FM/Food 4 Less Merger and the FM/QFC Merger. These savings are expected to be realized over time and are expected to be achievable in full by the end of 2001. See "Cautionary Statement Concerning Forward-Looking Information."

     Financing Cost Savings. The Fred Meyer Board considered annual cost savings attributable to reductions in financing costs that it expects will result from the FM/Food 4 Less Merger. It also took into account the uncertainties and risks associated with achieving such potential savings. See "Cautionary Statement Concerning Forward-Looking Information."

     Financial Considerations. The Fred Meyer Board considered its evaluation of the financial terms of the FM/Food 4 Less Merger, on a stand-alone basis as well as together with the FM/QFC Merger, and their effect on holders of Fred Meyer Common Stock. The Fred Meyer Board considered the financial performance and condition, businesses and prospects of the three companies, including, but not limited to, information with respect to the respective recent and historical stock prices of Fred Meyer and QFC and the respective earnings history and performance of each of the three companies, as well as the results of Fred Meyer's due diligence review of Food 4 Less and QFC. The Fred Meyer Board also took into account the detailed financial analyses and pro forma and other information with respect to the FM/Food 4 Less Merger, on a stand-alone basis as well as together with the FM/QFC Merger, presented to it by its financial advisors, including the projected effects on earnings per share, earnings per share growth and cash flow. The Fred Meyer Board also considered that the expected financial effects of the FM/QFC Merger together with the FM/Food 4 Less Merger were more attractive than that of the FM/Food 4 Less Merger on a stand-alone basis.

     Advice of Financial Advisors and Fairness Opinions. The Fred Meyer Board considered the financial advice of Salomon and Goldman Sachs (including the assumptions and methodologies underlying their analyses in connection therewith) and the November 5, 1997 oral opinion, subsequently confirmed in writing, of each such financial advisor that the Food 4 Less Exchange Ratio was fair, from a financial point of view, to Fred Meyer. The written opinions of Salomon and Goldman Sachs and the analyses underlying such opinions are summarized below, and complete copies of the written opinions, dated November 6, 1997, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by the financial advisors are attached hereto as Appendices F and G, respectively. See "-- Opinions of Fred Meyer Financial Advisors Regarding the FM/Food 4 Less Merger." These opinions do not constitute a recommendation as to how any holder of Fred Meyer Common Stock should vote with respect to the FM/Food 4 Less Merger.

     Complementary Nature of Businesses. The Fred Meyer Board considered the complementary nature of Food 4 Less' business with that of both Fred Meyer and QFC and the creation of significant opportunities for development of the companies on a combined basis without the need for significant restructuring or redirection. The Fred Meyer Board also took into account the challenges of combining the businesses of large corporations and the attendant diversion of management's focus and resources from other operational matters and other strategic opportunities for an extended period of time.

     Regulatory Approval. The Fred Meyer Board considered that Food 4 Less' stores share certain geographic market positions with QFC. The Fred Meyer Board also considered that Fred Meyer, Food 4 Less and QFC have agreed to divest stores to obtain regulatory approval of the Mergers and that the Merger Agreements provide that the consideration to be paid in connection with the Mergers will be reduced to a certain extent to reflect the loss of cash flow above a specified level from such stores.

     Terms of FM/Food 4 Less Merger Agreement and Related Agreements. The Fred Meyer Board took into consideration the terms of the FM/Food 4 Less Merger Agreement and the agreements contemplated therein (the "FM/Food 4 Less Related Agreements"), including the form and amount of consideration and the representations, warranties, covenants and conditions contained in such agreements.

     The foregoing discussion of the information and factors considered by the Fred Meyer Board is not intended to be exhaustive but is believed to include all material factors considered by the Fred Meyer Board. In reaching its determination to approve the FM/Food 4 Less Merger Agreement, the FM/Food 4 Less Related Agreements, the FM/Food 4 Less Merger and the other transactions contemplated thereby, the Fred

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

Meyer Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

REASONS OF FOOD 4 LESS FOR THE MERGER

     The Food 4 Less Board believes that the terms of the FM/Food 4 Less Merger Agreement and the transactions contemplated thereby are in the best interests of Food 4 Less and its stockholders. Accordingly, the Food 4 Less Board has unanimously approved the FM/Food 4 Less Merger Agreement and recommends approval and adoption thereof by the stockholders of Food 4 Less. In evaluating the proposed transactions, the Food 4 Less Board also considered the terms of the FM/QFC Merger and the business and prospects of QFC. The Food 4 Less Board was advised that the consummation of the FM/QFC Merger was not a condition to the effectiveness of the FM/Food 4 Less Merger.

     In reaching its determination to recommend approval and adoption of the FM/Food 4 Less Merger Agreement, the Food 4 Less Board consulted with Food 4 Less senior management, as well as its legal counsel and financial advisors, and considered a number of factors, including the following:

     Strategic Combination. The Food 4 Less Board considered that the FM/Food 4 Less Merger will create a premier multi-regional supermarket and general merchandise retailing company with stores concentrated in the Pacific Northwest, Southern and Northern California, and the Intermountain and Southwestern regions of the United States, with estimated 1997 annual sales of approximately $12.8 billion. The Food 4 Less Board also considered that if the proposed FM/QFC Merger is also consummated, the three merged entities will have estimated 1997 annual sales of approximately $15 billion. The Food 4 Less Board considered that the proposed FM/Food 4 Less Merger affords the stockholders of Food 4 Less the opportunity, as equity holders of Fred Meyer, to participate in the future growth of a larger and more diversified supermarket company having greater financial resources, competitive strengths and business opportunities than would be possible for Food 4 Less as a stand-alone entity.

     Implementation of Long-Term Strategy. The Food 4 Less Board considered the benefits of the FM/Food 4 Less Merger in implementing and accelerating Food 4 Less' basic long-term growth strategy of expanding its presence in the Southern California region.

     Financial Performance and Business. In evaluating the terms of the FM/Food 4 Less Merger, the Food 4 Less Board reviewed, among other things, information with respect to the financial performance and condition, businesses, assets, capital structure and prospects of Food 4 Less and Fred Meyer, as well as QFC, including, but not limited to, information with respect to their respective recent and historical stock prices and earnings performance, as well as recent improvements in Food 4 Less' financial results and Fred Meyer's strong same store sales trends and earnings growth rate. The members of the Food 4 Less Board were generally familiar with and knowledgeable about Food 4 Less' affairs and the businesses of Fred Meyer and QFC and further reviewed these matters in the course of their deliberations. The Food 4 Less Board considered the detailed financial analyses and pro forma and other information with respect to Food 4 Less, Fred Meyer and QFC presented to it by DLJ and Morgan Stanley.

     Opportunities for Efficiencies and Cost Savings. The Food 4 Less Board considered that, if the FM/QFC Merger is consummated, the combined company will be capable of increasing its profitability through significant cost savings, operating efficiencies, economies of scale and other synergies stemming from the strategic geographical fit of the combined company, the strong market position of the combined company and the opportunity to participate with other companies affiliated with Yucaipa in its Best Practices program, as well as substantial refinancing opportunities. The Food 4 Less Board considered DLJ's and Morgan Stanley's presentations that, excluding the effect of one-time merger-related expenses, the combined company is estimated to achieve in excess of $90 million in annual savings and improvements attributable to such operating factors by the end of 2001. The Food 4 Less Board also took into account the uncertainties and risks associated with achieving such potential savings. See "Cautionary Statement Concerning Forward-Looking Information."

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

     Complementary Nature of Businesses. The Food 4 Less Board considered the complementary nature of the three companies' businesses and the creation of significant opportunities for development of the companies on a combined basis without the need for significant restructuring, redirection or asset dispositions. The Food 4 Less Board considered Fred Meyer's strength in the general merchandise area and the contribution that expertise will make to certain of Food 4 Less' stores. The Food 4 Less Board also took into account the challenges of combining the businesses of two large corporations and the attendant diversion of management's focus and resources from other operational matters and other strategic opportunities for an extended period of time.

     Reduced Leverage. The Food 4 Less Board considered the anticipated leverage and credit rating of the combined company. The Food 4 Less Board considered that Food 4 Less' current long-term debt to capitalization is approximately 120% and that it is anticipated, assuming consummation of the FM/QFC Merger, that the combined company's long-term debt to capitalization would be approximately 70%.

     Management Team. The Food 4 Less Board considered that the combination of three experienced management teams will create a strong management structure for the combined company.

     Consideration to be Received by Stockholders. The Food 4 Less Board considered the amount and form of the consideration to be received by the stockholders of Food 4 Less in the FM/Food 4 Less Merger. The Food 4 Less Board specifically considered the historical and anticipated trading ranges of Fred Meyer Common Stock, and the fact that holders of Food 4 Less Stock will receive publicly traded shares in exchange for their Food 4 Less shares (for which there is no public trading market) in a transaction structured to qualify as a tax-free exchange. The Food 4 Less Board also considered the opinions of DLJ and Morgan Stanley (discussed below) and supporting data, including comparative market information, and concluded that the amount of Fred Meyer Common Stock to be received by Food 4 Less stockholders represented an attractive valuation for Food 4 Less Stock. The Food 4 Less Board took into account that the consideration to be received by the stockholders of Food 4 Less is not fixed and is subject to adjustment in the event of fluctuations in the market price of Fred Meyer Common Stock. The Food 4 Less Board recognized that an adjustment mechanism minimizes the exposure of holders of Food 4 Less Stock to market risk.

     The FM/Food 4 Less Merger Agreement and Stockholders Agreements. The Food 4 Less Board considered the terms of the FM/Food 4 Less Merger Agreement. In addition, the Food 4 Less Board considered the terms of the FM/QFC Merger Agreement and the Stockholders Agreements entered into between Fred Meyer and holders of shares of Food 4 Less Stock aggregating approximately 64% of the current voting power of the outstanding capital stock of Food 4 Less pursuant to which such holders have agreed to approve of the FM/Food 4 Less Merger Agreement and to vote against, among other things, any other merger agreement or acquisition proposal.

     Structure of FM/Food 4 Less Merger. The Food 4 Less Board considered the structure of the FM/Food 4 Less Merger and the management structure and operations of the combined company following the FM/Food 4 Less Merger, and that Fred Meyer is, and following consummation of the Mergers will continue to be, a widely held public company. The Food 4 Less Board also took into account the interests of Food 4 Less' officers and directors in the FM/Food 4 Less Merger and the impact of the FM/Food 4 Less Merger on customers and employees of each of the companies. See "The FM/Food 4 Less Merger -- Interests of Certain Persons in the FM/Food 4 Less Merger."

     Regulatory Approval. The Food 4 Less Board considered that Food 4 Less and Fred Meyer have strong market positions in contiguous geographic regions but with limited overlap within geographic regions. The Food 4 Less Board also considered the issues raised in Southern California as a result of the FM/QFC Merger. Based on these facts, the Food 4 Less Board reviewed the relevant provisions of the Merger Agreements and considered the likelihood of obtaining required regulatory approvals, as well as the possibility that regulatory authorities may impose conditions to the grant of such approvals.

     Financing and Other Contingencies. The Food 4 Less Board considered that the FM/Food 4 Less Merger is not conditioned on the availability of financing or the consummation of the FM/QFC Merger.

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

     Financial Advisors' Opinions. The Food 4 Less Board considered as favorable to its determination the opinions of DLJ and Morgan Stanley, financial advisors to Food 4 Less, as of November 5, 1997, that the consideration to be received by holders of Food 4 Less Common Stock pursuant to the terms of the FM/Food 4 Less Merger Agreement was fair from a financial point of view to such holders. In addition, the Food 4 Less Board considered the opinion of Morgan Stanley that if the FM/QFC Merger is consummated, the consideration to be received by holders of Food 4 Less Common Stock pursuant to the terms of the FM/Food 4 Less Merger Agreement was fair from a financial point of view to such holders. The Food 4 Less Board also considered the oral and written presentations made to it by DLJ and Morgan Stanley. A copy of DLJ's and Morgan Stanley's written opinions to the Food 4 Less Board dated as of November 6, 1997 are attached hereto as Appendices H and I, respectively, and are incorporated herein by reference. See
"-- Opinions of Food 4 Less Financial Advisors."

     The foregoing discussion of the information and factors considered by the Food 4 Less Board is not intended to be exhaustive but is believed to include all material factors considered by the Food 4 Less Board. In reaching its determination to approve the transactions contemplated by the FM/Food 4 Less Merger Agreement, the Food 4 Less Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

OPINIONS OF FRED MEYER FINANCIAL ADVISORS REGARDING THE FM/FOOD 4 LESS MERGER

     Salomon. Fred Meyer engaged Salomon to act as its financial advisor in connection with the transactions contemplated by the FM/Food 4 Less Merger Agreement based upon Salomon's qualifications, expertise and reputation as well as Salomon's prior investment banking relationship and familiarity with Fred Meyer. On November 5, 1997, Salomon rendered to the Fred Meyer Board an oral opinion, which was confirmed by delivery of its written opinion dated November 6, 1997 (the "Salomon Food 4 Less Opinion"), to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Food 4 Less Exchange Ratio was fair, from a financial point of view, to Fred Meyer.

     THE FULL TEXT OF THE SALOMON FOOD 4 LESS OPINION IS SET FORTH IN APPENDIX F TO THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY, INCLUDING WITHOUT LIMITATION, THE DESCRIPTIONS OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. THE OPINION OF SALOMON REFERRED TO HEREIN WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE FRED MEYER BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE FM/FOOD 4 LESS MERGER. THE SALOMON FOOD 4 LESS OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE FOOD 4 LESS EXCHANGE RATIO TO FRED MEYER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF FRED MEYER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE FRED MEYER SPECIAL MEETING OR TO STOCKHOLDERS OF FOOD 4 LESS AS TO WHETHER TO CONSENT. THE SUMMARY OF THE SALOMON FOOD 4 LESS OPINION SET FORTH IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SALOMON FOOD 4 LESS OPINION.

     The Salomon Food 4 Less Opinion does not constitute an opinion as to the price at which the Fred Meyer Common Stock will actually trade at any time. No restrictions or limitations were imposed upon Salomon with respect to the investigations made or procedures followed by Salomon in rendering its opinion. In arriving at its opinion, Salomon, among other things, reviewed each of the FM/Food 4 Less Merger Agreement and the FM/QFC Merger Agreement, including exhibits thereto, as well as certain publicly available information concerning Fred Meyer, QFC and Food 4 Less, respectively, and certain internal information, primarily financial in nature, concerning the business and operations of each of Fred Meyer, QFC and Food 4 Less provided to it by Fred Meyer, QFC and Food 4 Less, respectively, for purposes of its analysis, including information provided during discussions with their respective managements regarding their businesses and prospects. Included in the information provided during discussions with the respective managements were certain financial forecasts and other information including forecasts and pro forma financial information giving effect to the FM/Food 4 Less Merger and the FM/QFC Merger, relating to the past and current business operations, financial condition and prospects of Fred Meyer, QFC and Food 4 Less prepared by their respective managements. In addition, Salomon compared certain financial and securities data of QFC and

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

Fred Meyer with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Fred Meyer Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as Salomon deemed appropriate for purposes of rendering its opinion. Salomon also considered such other information, financial studies, analyses, investigations and financing, economic and market criteria that Salomon deemed relevant.

     In rendering its opinion, Salomon did not attempt to independently verify or assume responsibility for verifying any of the information reviewed by it and assumed the accuracy and completeness of all of the financial and other information reviewed by it. Salomon did not conduct a physical inspection of the properties or facilities, nor make or obtain or assume responsibility for obtaining any independent evaluation or appraisal of any assets (including properties and facilities) or liabilities of Fred Meyer, QFC or Food 4 Less. Salomon relied upon the estimates of the respective managements of Fred Meyer, QFC and Food 4 Less of the operating savings and other benefits and cost reductions and synergies achievable as a result of the FM/Food 4 Less Merger. Salomon also assumed that the financial forecasts (including pro forma financial information) and supporting assumptions (including anticipated synergies and cost savings resulting from the combination of Fred Meyer, QFC and Food 4 Less) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Fred Meyer, QFC and Food 4 Less as to their respective future financial performance. Salomon expressed no opinion with respect to such forecasts or the assumptions on which they are based. Salomon also assumed that the conditions precedent to the FM/Food 4 Less Merger Agreement would be satisfied and the FM/Food 4 Less Merger would be consummated in accordance with the terms of the FM/Food 4 Less Merger Agreement. The opinion of Salomon does not imply any conclusion as to the likely trading range for Fred Meyer Common Stock following the consummation of the FM/Food 4 Less Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The Salomon Food 4 Less Opinion is limited to the fairness, from a financial point of view, of the Food 4 Less Exchange Ratio and does not address Fred Meyer's underlying business decision to effect the FM/Food 4 Less Merger or constitute a recommendation concerning how holders of Fred Meyer Common Stock should vote with respect to the FM/Food 4 Less Merger. While Salomon believes that its review as described herein is an adequate basis for the Salomon Food 4 Less Opinion, the Salomon Food 4 Less Opinion is necessarily based upon financial, economic, monetary, political, market and other conditions that existed and could be evaluated as of the date of the Salomon Food 4 Less Opinion. Salomon does not have any obligation to update, revise or reaffirm its opinion as a result of any such change in such conditions or otherwise.

     Salomon is not affiliated with Fred Meyer, QFC or Food 4 Less. Salomon has previously rendered certain financial advisory and investment banking services to Fred Meyer and QFC, for which Salomon received customary compensation. Salomon has also provided investment banking, lending and broker-dealer-related services to affiliates of Food 4 Less, for which Salomon received customary compensation. In the ordinary course of its business, Salomon actively trades the securities of Fred Meyer, QFC and Food 4 Less for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Pursuant to the Salomon Engagement Letter, Fred Meyer engaged Salomon to provide financial advisory and investment banking services to Fred Meyer in connection with the possible acquisition of one or both of QFC and Food 4 Less. Pursuant to the terms of the Salomon Engagement Letter, Fred Meyer has paid Salomon $750,000 and has agreed to pay Salomon (i) $5.0 million upon the consummation of an acquisition transaction in which QFC is the subject company, (ii) $8.0 million dollars upon the consummation of an acquisition transaction in which Food 4 Less is the subject company, or (iii) $11.0 million upon the consummation of a simultaneous acquisition transaction involving both QFC and Food 4 Less. Fred Meyer also agreed to pay to Salomon a fee equal to 15% (but in no event more than $4.0 million) of any break-up or similar fee received by Fred Meyer in connection with the termination of the FM/QFC Merger Agreement and/or the FM/Food 4 Less Merger Agreement. In addition, Fred Meyer agreed to reimburse Salomon for reasonable travel and out-of-pocket expenses incurred by Salomon in connection with its engagement (including reasonable travel expenses and fees and expenses of Salomon's

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

counsel). Fred Meyer further agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

     Goldman Sachs. On November 5, 1997, Goldman Sachs rendered to the Fred Meyer Board an oral opinion, which was confirmed by delivery of its written opinion dated November 6, 1997 (the "Goldman Sachs Food 4 Less Opinion"), that as of that date, the Food 4 Less Exchange Ratio pursuant to the FM/Food 4 Less Merger Agreement was fair from a financial point of view to Fred Meyer.

     THE FULL TEXT OF THE GOLDMAN SACHS FOOD 4 LESS OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS INCLUDED IN APPENDIX G TO THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE GOLDMAN SACHS FOOD 4 LESS OPINION REFERRED TO HEREIN WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE FRED MEYER BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE FM/FOOD 4 LESS MERGER. SUCH OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE FOOD 4 LESS EXCHANGE RATIO TO FRED MEYER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FRED MEYER STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE FRED MEYER SPECIAL MEETING. THE SUMMARY OF THE GOLDMAN SACHS FOOD 4 LESS OPINION SET FORTH HEREIN IS QUALIFIED BY THE FULL TEXT OF SUCH OPINION, AND STOCKHOLDERS OF FRED MEYER ARE URGED TO, AND SHOULD, READ THE GOLDMAN SACHS FOOD 4 LESS OPINION IN ITS ENTIRETY.

     In connection with the Goldman Sachs Food 4 Less Opinion, Goldman Sachs reviewed, among other things, (i) the FM/Food 4 Less Merger Agreement, including the Stockholders Agreements; (ii) the Annual Reports on Form 10-K of Food 4 Less for the five fiscal years ended February 2, 1997; (iii) certain Quarterly Reports on Form 10-Q of Food 4 Less; (iv) the Registration Statement on Form S-4 of Ralphs, dated September 5, 1997; (v) Annual Reports on Form 10-K of Ralphs for the five fiscal years ended February 2, 1997; (vi) certain Quarterly Reports on Form 10-Q of Ralphs; and (vii) certain internal financial analyses and forecasts for Food 4 Less prepared by its management. Goldman Sachs also reviewed (i) the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus, dated August 6, 1997 relating to the Special Meetings of Stockholders of Fred Meyer and Smith's held on September 8, 1997; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of Fred Meyer for the five fiscal years ended February 1, 1997; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Fred Meyer; (iv) certain other communications from Fred Meyer to its stockholders; and (v) certain internal financial analyses and forecasts for Fred Meyer prepared by its management without, and after giving effect to, the FM/Food 4 Less Merger. Goldman Sachs also held discussions with members of the senior management of Fred Meyer and Food 4 Less regarding the strategic rationale for, and the potential benefits of, the FM/Food 4 Less Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Fred Meyer Common Stock, compared certain financial information for Fred Meyer and Food 4 Less with similar information for certain other companies the securities of which are publicly traded, compared certain stock market information for Fred Meyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the supermarket industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion and neither attempted to independently verify nor assumed responsibility for verifying any of such information. In that regard, Goldman Sachs assumed with the Fred Meyer Board's consent that the financial forecasts, including the underlying assumptions, provided to it and discussed with it with respect to Fred Meyer and Food 4 Less after giving effect to the FM/Food 4 Less Merger, including, without limitation, the projected cost savings and operating synergies resulting from the FM/Food 4 Less Merger, were reasonably prepared on a basis reflecting the best currently available judgments and estimates of Fred Meyer and Food 4 Less and that such forecasts would be realized in the amounts and at the times contemplated thereby. Goldman Sachs expressed no opinion with respect to such forecasts or the assumptions on which they were based. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Fred Meyer or Food 4 Less or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or

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

appraisal. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Fred Meyer Board in connection with its consideration of the FM/Food 4 Less Merger and such opinion does not constitute a recommendation as to how any holder of Fred Meyer Common Stock should vote with respect to the FM/Food 4 Less Merger. The opinion of Goldman Sachs was necessarily based upon conditions as they existed and could be evaluated by it on the date of such opinion and Goldman Sachs assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after the date of such opinion. The opinion of Goldman Sachs does not imply any conclusion as to the likely trading range of Fred Meyer Common Stock following consummation of the FM/Food 4 Less Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The opinion of Goldman Sachs is limited to the fairness, from a financial point of view, of the Food 4 Less Exchange Ratio to Fred Meyer and does not address Fred Meyer's underlying business decision to effect the FM/Food 4 Less Merger.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Fred Meyer selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the FM/Food 4 Less Merger. Goldman Sachs is familiar with Fred Meyer, having acted as managing underwriter of its public offering of 3,850,000 shares of Fred Meyer Common Stock in September 1996 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the FM/Food 4 Less Merger Agreement.

     Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Fred Meyer and/or Food 4 Less for its own account and for the account of customers. As of November 6, 1997, Goldman Sachs held for its own account a long position of 1,427,680 shares of Fred Meyer Common Stock and a short position of $5,000,000 principal amount of 11.00% Senior Subordinated Notes due 2005 of Ralphs.

     Pursuant to the Goldman Sachs Engagement Letter, Fred Meyer engaged Goldman Sachs to render financial advisory and investment banking services to Fred Meyer in connection with the possible acquisition of either or both of QFC or Food 4 Less. Pursuant to the terms of the Goldman Sachs Engagement Letter, Fred Meyer has paid Goldman Sachs $750,000 and has agreed to pay Goldman Sachs (i) $5.0 million upon consummation of an acquisition transaction in which QFC is the subject company, (ii) $8.0 million upon consummation of an acquisition transaction in which Food 4 Less is the subject company, or (iii) $11.0 million upon consummation of a simultaneous acquisition transaction involving both QFC and Food 4 Less. Fred Meyer also agreed to pay Goldman Sachs a fee equal to 15% (but in no event more than $4.0 million) of any break-up or similar fee received by Fred Meyer in connection with the termination of the FM/QFC Merger Agreement or the FM/Food 4 Less Merger Agreement. In addition, Fred Meyer has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

     Financial Analyses Used by Salomon and Goldman Sachs. The following is a summary of certain of the financial analyses used by Salomon and Goldman Sachs in connection with providing their respective written opinions to the Fred Meyer Board on November 6, 1997. The analyses were prepared solely for purposes of Salomon and Goldman Sachs providing their opinions to the Fred Meyer Board as to the fairness to Fred Meyer from a financial point of view of the Food 4 Less Exchange Ratio pursuant to the FM/Food 4 Less Merger Agreement, and such opinions were only one of many factors taken into consideration by the Fred Meyer Board in making its determination to approve the FM/Food 4 Less Merger Agreement. The summary set forth below does not purport to be a complete description of the analyses performed by Salomon and Goldman Sachs, but describes, in summary form, the principal elements of the analyses made by Salomon and Goldman Sachs in arriving at the Salomon Food 4 Less Opinion and the Goldman Sachs Food 4 Less Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and

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relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily summarized. Each of the analyses conducted by Salomon and Goldman Sachs was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Salomon and Goldman Sachs did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching their conclusions, Salomon and Goldman Sachs considered the results of the analyses in light of each other and ultimately reached their opinions based on the results of the analyses taken as a whole. Further, Salomon's and Goldman Sachs' conclusions involved significant elements of judgment and qualitative analyses as well as the financial and quantitative analyses. Salomon and Goldman Sachs did not place particular reliance or weight on any individual factor, but instead concluded that their analyses, taken as a whole, supported their determinations. Accordingly, notwithstanding the separate factors summarized above, Salomon and Goldman Sachs believe that their analyses must be considered as a whole and that selecting portions of their analyses and the factors considered by them, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying their opinions. In performing their analyses, Salomon and Goldman Sachs made numerous assumptions with respect to industry performance, general business, financial, economic and market conditions and other matters, many of which are beyond the control of Fred Meyer, QFC and Food 4 Less. No company or transaction used in the analyses as a comparison is directly comparable to Fred Meyer or Food 4 Less or the contemplated transaction. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals, or to reflect the prices at which such businesses or securities can actually be sold. The analyses performed by Salomon and Goldman Sachs are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Fred Meyer, Food 4 Less, QFC, Salomon, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

          (i) Selected Companies Analysis. Salomon and Goldman Sachs reviewed and compared certain financial information relating to Fred Meyer and Food 4 Less to corresponding financial information, ratios and public market multiples for the Selected Companies. Salomon and Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of the Selected Companies and Fred Meyer were calculated using closing stock prices on November 4, 1997 and the most recent publicly available information. The analysis showed, among other things, that the ratio of firm value (i.e. market value of common equity plus book value of debt less cash) as a multiple of EBITDA for the Selected Companies, (i) using estimated 1997 EBITDA, ranged from a low of 6.7x to a high of 9.8x (with a median of 8.5x), compared to 7.3x for Fred Meyer and 7.7x (assuming an equity value of $600 million for Food 4 Less (the "Food 4 Less Base Case")) and 7.9x (assuming a purchase price of $692 million for Food 4 Less based upon a Fred Meyer Common Stock price of $30.75 per share (the "Food 4 Less Current Case")) for Food 4 Less and (ii) using estimated 1998 EBITDA, ranged from a low of 6.2x to a high of 8.2x (with a median of 7.5x), compared to 7.0x for Fred Meyer and 6.8x (assuming the Food 4 Less Base
     Case) and 7.0x (assuming the Food 4 Less Current Case) for Food 4 Less. This analysis also showed, among other things, that the price/earnings ratio for the Selected Companies, (i) using estimated 1997 earnings, ranged from a low of 15.6x to a high of 25.5x (with a median of 19.3x), compared to 22.8x for Fred Meyer and (ii) using estimated 1998 earnings, ranged from a low of 13.5x to a high of 22.3x (with a median of 17.1x), compared to 18.9x for Fred Meyer. Earnings estimates used in the foregoing analysis were based on IBES earnings estimates. EBITDA estimates used in the foregoing analysis were based upon research estimates of Goldman Sachs and Salomon Equity Research, except for Food 4 Less, which were based on the Fred Meyer-Food 4 Less Conservative Forecasts.

          (ii) Selected Transactions Analysis. Salomon and Goldman Sachs reviewed and analyzed firm value as a multiple of LTM EBITDA in selected merger or acquisition transactions involving other companies in the supermarket chain industries that they deemed relevant (the "Food 4 Less Selected Transactions"). Among other matters, such review by Salomon and Goldman Sachs indicated that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and

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

     growth expectations. Salomon and Goldman Sachs noted that no transaction reviewed was identical to the FM/Food 4 Less Merger and that, accordingly, an assessment of the results of the following analysis necessarily involves considerations and judgments concerning differences in financial and operating characteristics of Food 4 Less and other factors that would affect the acquisition value of the companies to which it is being compared. Such analysis indicated that for the Food 4 Less Selected Transactions, firm value as a multiple of LTM EBITDA, ranged from a low of 7.0x to a high of 9.5x. Salomon and Goldman Sachs also calculated firm value as a multiple of EBITDA for the FM/Food 4 Less Merger using two scenarios (i) the Food 4 Less Base Case and (ii) the Food 4 Less Current Case. In each case, Salomon and Goldman Sachs used Fred Meyer-Food 4 Less Conservative Forecasts and firm value multiples based upon estimated 1997 year-end debt balances. The analysis indicated that the firm value/EBITDA ratio (i) without cost savings expected to be realized as a result of the FM/Food 4 Less Merger, (A) using 1997 estimated EBITDA, was 7.7x for the Food 4 Less Base Case and 7.9x for the Food 4 Less Current Case; (B) using estimated 1998 EBITDA, was 6.8x for the Food 4 Less Base Case and 7.0x for the Food 4 Less Current Case; and (ii) with $15 million of cost savings (equal to cost savings expected to be realized as a result of the FM/Food 4 Less Merger, as estimated by Fred Meyer management) (A) using estimated 1997 EBITDA, was 7.4x for the Food 4 Less Base Case and 7.6x for the Food 4 Less Current Case; (B) using estimated 1998 EBITDA, was 6.5x for the Food 4 Less Base Case and 6.7x for the Food 4 Less Current Case and (iii) with $42.5 million of cost savings (equal to (1) the cost savings expected to be realized as a result of the FM/Food 4 Less Merger, plus (2) one-half of cost savings expected to be realized as a result of the merger of Ralphs and Hughes, as estimated by Fred Meyer management) (A) using estimated 1997 EBITDA, was 6.3x for the Food 4 Less Base Case and 6.5x for the Food 4 Less Current Case and (B) using estimated 1998 EBITDA, was 5.7x for the Food 4 Less Base Case and 5.8x for the Food 4 Less Current Case. Based on the Fred Meyer-Food 4 Less Conservative Forecasts, Salomon and Goldman Sachs calculated the firm value to be $3,004 million in the Food 4 Less Base Case and $3,096 million in the Food 4 Less Current Case.

          (iii) Discounted Cash Flow Analysis. Salomon and Goldman Sachs performed a discounted cash flow analysis under the following two scenarios, in each case based on Fred Meyer-Food 4 Less Conservative Forecasts, (A) assuming $15 million of cost savings, equal to the cost savings expected to be realized as a result of the FM/Food 4 Less Merger, as estimated by Fred Meyer management (the "Food 4 Less First Case") and
     (B) assuming $42.5 million of cost savings, equal to (i) the cost savings expected to be realized as a result of the FM/Food 4 Less Merger, plus (ii) one-half of cost savings expected to be realized as a result of the merger of Ralphs and Hughes, as estimated by Fred Meyer management (the "Food 4 Less Second Case"). Salomon and Goldman Sachs calculated a net present value of free cash flows for the years 1998 through 2007 using discount rates from 10% to 12%. Salomon and Goldman Sachs calculated terminal values based on multiples ranging from 6.50x LTM EBITDA to 8.00x LTM EBITDA and then discounted these terminal values using discount rates from 10% to 12%. This analysis showed that the implied equity value of Food 4 Less ranged from a low of $965 to a high of $1,736 in the Food 4 Less First Case and from a low of $1,289 to a high of $2,102 in the Food 4 Less Second Case. The various ranges for discount rates and terminal value multiples were chosen to reflect, respectively, the theoretical weighted average cost of capital for companies in the supermarket industry and multiples of LTM EBITDA paid in selected recent supermarket transactions.

          (iv) Pro Forma Merger Analysis -- FM/QFC Merger and FM/Food 4 Less Merger. Salomon and Goldman Sachs prepared pro forma analyses of the financial impact of the Mergers using earnings estimates for Fred Meyer, Food 4 Less and QFC for the years 1998 through 2002. These analyses were based, in each case, upon (i) for Fred Meyer, the Fred Meyer Forecasts;
     (ii) for QFC, the Fred Meyer-QFC Conservative Forecasts; and (iii) for Food 4 Less, the Fred Meyer-Food 4 Less Conservative Forecasts; such analyses also assumed cost savings resulting from the combination of Fred Meyer, QFC and Food 4 Less, as provided by Fred Meyer management, of $50 million in 1998, $70 million in 1999, $90 million in 2000, and $100 million in 2001 and 2002. For each of these years, Salomon and Goldman Sachs compared (A) the Reported EPS Analysis and (B) the Pre-Goodwill EPS Analysis. Furthermore, in each instance, Salomon and Goldman Sachs analyzed two scenarios: (i) Current Price Scenario and (ii) the Highest Exchange Ratio Scenario. The Reported EPS Analysis indicated that the proposed

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

     transaction (i) for the Current Price Scenario, would be dilutive to Fred Meyer's stockholders on an EPS basis in 1998, and would be accretive to such holders in the years 1999, 2000, 2001 and 2002; and (ii) for the Highest Exchange Ratio Scenario, would be dilutive to Fred Meyer's stockholders on an EPS basis in 1998 and 1999, and would be accretive on such basis to such holders in the years 2000, 2001 and 2002. Under the Pre-Goodwill Analysis, the proposed transaction (i) for the Current Price Scenario, would be accretive to the Fred Meyer's stockholders on an EPS basis in each year from 1998 through 2002; and (ii) for the Highest Exchange Ratio Scenario, would be minimally dilutive to Fred Meyer's stockholders on an EPS basis in 1998, and would be accretive on such basis to such holders in the years 1999, 2000, 2001 and 2002.

          (v) Pro Forma Merger Analysis -- FM/Food 4 Less Merger Only. Salomon and Goldman Sachs also prepared pro forma analyses of the financial impact of the FM/Food 4 Less Merger using earnings estimates for Fred Meyer and Food 4 Less for the years 1998 through 2002 based upon (i) Fred Meyer-Food 4 Less Conservative Forecasts (the "Food 4 Less Conservative Case") and
     (ii) forecasts provided by Food 4 Less management (the "Food 4 Less Case"). These analyses assumed cost savings resulting from the FM/Food 4 Less Merger, as provided by Fred Meyer management, of $10 million in 1998 and $15 million in each of 1999, 2000, 2001 and 2002. For each of these years, Salomon and Goldman Sachs compared (i) the Reported EPS Analysis and (ii) the Pre-Goodwill EPS Analysis. Furthermore, in each instance, Salomon and Goldman Sachs analyzed two scenarios (i) the Current Price Scenario and
     (ii) assuming that 24 million shares of Fred Meyer Common Stock were issued in connection with the FM/Food 4 Less Merger (the "Highest Food 4 Less Exchange Ratio Scenario"). Based upon the Food 4 Less Conservative Case,
     (A) the Reported EPS Analysis indicated that the FM/Food 4 Less Merger (i) for the Current Price Scenario, would be dilutive to Fred Meyer stockholders in 1998 and 1999 and accretive to such holders in 2000, 2001 and 2002 and (ii) for the Highest Food 4 Less Exchange Ratio Scenario, would be dilutive to Fred Meyer stockholders in 1998 and 1999 and accretive to such holders in 2000, 2001 and 2002 and (B) the Pre-Goodwill Analysis indicated that the FM/Food 4 Less Merger, (i) for the Current Price Scenario, would be accretive to Fred Meyer stockholders in each of the years from 1998 through 2002 and (ii) for the Highest Food 4 Less Exchange Ratio Scenario, would be accretive to Fred Meyer stockholders for each of the years from 1998 through 2002. Based upon the Food 4 Less Case, (A) the Reported EPS Analysis indicated that the FM/Food 4 Less Merger (i) for the Current Price Scenario, would be dilutive to Fred Meyer stockholders in 1998, neutral to such holders in 1999 and accretive to such holders in 2000, 2001 and 2002 and (ii) for the Highest Food 4 Less Exchange Ratio Scenario, would be dilutive to Fred Meyer stockholders in 1998, neutral to such holders in 1999, and accretive to such holders in 2000, 2001 and 2002 and (B) the Pre-Goodwill Analysis indicated that the FM/Food 4 Less Merger,
     (i) for the Current Price Scenario, would be accretive to Fred Meyer stockholders in each of the years from 1998 through 2002 and (ii) for the Highest Food 4 Less Exchange Ratio Scenario, would be accretive to Fred Meyer stockholders for each of the years from 1998 through 2002.

          (vi) Contribution Analysis -- FM/QFC Merger and FM/Food 4 Less
     Merger. Salomon and Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, net income (before transaction goodwill) determined before and after cost savings, and ownership) for Fred Meyer, Food 4 Less, QFC and the pro forma combined entity resulting from the Mergers based, in each case, upon (i) for Fred Meyer, the Fred Meyer Forecasts; (ii) for QFC, the Fred Meyer-QFC Conservative Forecasts; and (iii) for Food 4 Less, the Fred Meyer-Food 4 Less Conservative Forecasts. The analysis indicated that (A) assuming an exchange ratio of 1.9 for QFC and 22.5 million shares issued for Food 4 Less, the Fred Meyer stockholders would own 58.3% of the outstanding common stock of the combined company after the proposed transactions, while the Food 4 Less stockholders would own 14.5% and the QFC shareholders would own 27.2%, and (B) assuming an exchange ratio of 2.3 for QFC and 24 million shares for Food 4 Less, the Fred Meyer stockholders would own 54.7% of the outstanding shares of the combined company after the proposed transactions, while the Food 4 Less stockholders would own 14.5% and the QFC shareholders would own 30.8%. Salomon and Goldman Sachs also analyzed the relative net income contribution of Fred Meyer, Food 4 Less and QFC to the combined company on a pro forma basis before taking into account any of

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

     the cost savings that may be realized following the proposed transactions based on estimated years 1998, 1999 and 2000. This analysis indicated that Fred Meyer, Food 4 Less and QFC would contribute, respectively, 60.2%, 16.3% and 23.5% in 1998; 56.1%, 22.7% and 21.2% in 1999; and 53.9%, 26.3%
     and 19.8% in 2000. Furthermore, Salomon and Goldman Sachs analyzed the relative net income contribution of Fred Meyer, Food 4 Less and QFC, assuming cost savings resulting from the combination of $50 million in 1998, $70 million in 1999 and $90 million in 2000. This analysis indicated that Fred Meyer, Food 4 Less and QFC would contribute, respectively, 52.8%, 20.4% and 26.7% in 1998; 48.9%, 24.4% and 26.8% in 1999; and 46.5%, 27.3%
     and 26.3% in 2000.

          (vii) Contribution Analysis -- FM/Food 4 Less Merger Only. Salomon and Goldman Sachs also reviewed certain historical and estimated future operating and financial information (including, among other things, net income (before transaction goodwill) determined before and after cost savings, and ownership) for Fred Meyer, Food 4 Less and the pro forma combined entity resulting from the FM/Food 4 Less Merger based, in each case, upon (i) for Fred Meyer, the Fred Meyer Forecasts and (ii) for Food 4 Less, the Fred Meyer-Food 4 Less Conservative Forecasts. The analysis indicated that (A) assuming 22.5 million shares issued to Food 4 Less, the Fred Meyer stockholders would own 80.0% of the outstanding common stock of the combined company after the proposed transaction, while the Food 4 Less stockholders would own 20.0%, and (B) assuming 24 million shares issued to Food 4 Less, the Fred Meyer stockholders would own 79.0% of the outstanding shares of the combined company after the merger, while the Food 4 Less stockholders would own 21.0%. Salomon and Goldman Sachs also analyzed the relative net income contribution of Fred Meyer and Food 4 Less to the combined company on a pro forma basis before taking into account any of the cost savings that may be realized following the FM/Food 4 Less Merger based on estimated net income for the years 1998, 1999 and 2000. This analysis indicated that Fred Meyer and Food 4 Less would contribute, respectively, 81.0% and 19.0% in 1998, 73.5% and 26.5% in 1999, and 69.4% and 30.6% in
     2000. Furthermore, Salomon and Goldman Sachs analyzed the relative net income contribution of Fred Meyer and Food 4 Less, assuming cost savings resulting from the combination of $10 million in 1998 and $15 million in 1999 and 2000 were allocated to Food 4 Less. This analysis indicated that Fred Meyer and Food 4 Less would contribute, respectively, 79.6% and 20.4% in 1998, 71.6% and 28.4% in 1999, and 67.2% and 32.8% in 2000.

OPINIONS OF FOOD 4 LESS FINANCIAL ADVISORS REGARDING THE FM/FOOD 4 LESS MERGER

     DLJ. Food 4 Less engaged DLJ to act as its financial advisor in connection with the transaction contemplated by the FM/Food 4 Less Merger Agreement. On November 5, 1997, DLJ rendered an oral opinion to the Food 4 Less Board, which was confirmed by delivery of its written opinion dated November 6, 1997 (the "DLJ Opinion"), to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by the Food 4 Less stockholders in the FM/Food 4 Less Merger pursuant to the FM/Food 4 Less Merger Agreement was fair from a financial point of view.

     THE FULL TEXT OF THE DLJ OPINION IS SET FORTH AS APPENDIX H TO THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY, INCLUDING WITHOUT LIMITATION, THE DESCRIPTIONS OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. THE DLJ OPINION ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE FOOD 4 LESS STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF FOOD 4 LESS, QFC OR FRED MEYER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE IN THE FOOD 4 LESS CONSENT SOLICITATION OR AT THE RESPECTIVE SPECIAL MEETINGS. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DLJ OPINION.

     The DLJ Opinion does not constitute an opinion as to the price at which Fred Meyer Common Stock will actually trade at any time. DLJ was not requested to and did not recommend the amount of consideration to be received by the stockholders of Food 4 Less; it was requested to evaluate, from a financial point of view, the fairness of the consideration to be received by the Food 4 Less stockholders, the type and amount of which was determined in arm's-length negotiations between Food 4 Less and Fred Meyer. No restrictions or limitations

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were imposed upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion. In addition, DLJ received no instructions to, and did not, seek or solicit alternative transactions. In arriving at its opinion, DLJ, among other things, reviewed the FM/Food 4 Less Merger Agreement as well as the FM/QFC Merger Agreement, including exhibits thereto, as well as financial and other information that was publicly available or furnished to it by Food 4 Less, QFC and Fred Meyer including information provided during discussions with their respective managements regarding their businesses and prospects. Included in the information provided during discussions with the respective managements were certain financial forecasts and other information relating to the business operations, financial condition and prospects of Food 4 Less, QFC and Fred Meyer, respectively, prepared by their respective managements. In addition, DLJ compared certain financial and securities data of Fred Meyer and QFC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Fred Meyer Common Stock and QFC Common Stock, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ did not independently verify the information provided to it or available from public sources and assumed the accuracy and completeness of all of the financial and other information provided to it or available from public sources. DLJ did not conduct a physical inspection of the properties or facilities, or make an independent evaluation or appraisal of the assets or liabilities, of Food 4 Less, QFC or Fred Meyer, nor was DLJ furnished with any such evaluation or appraisal. DLJ relied upon the estimates of the respective managements of Food 4 Less, QFC and Fred Meyer of the operating savings and other benefits and cost reductions achievable as a result of the Mergers (collectively, the "Synergies"). DLJ also assumed that the financial forecasts and other information relating to the prospects of Food 4 Less, QFC and Fred Meyer were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Food 4 Less, QFC and Fred Meyer, respectively, as to the likely future financial performance of Food 4 Less, QFC and Fred Meyer, respectively, and DLJ expressed no opinion with respect to such forecasts or the assumptions on which they are based. DLJ did not make any independent investigation of any legal matters affecting Food 4 Less, QFC or Fred Meyer, and assumed the correctness of all legal advice given to each of them and to the Food 4 Less Board, including advice as to the tax consequences of the Mergers. While DLJ believes that its review as described herein is an adequate basis for the DLJ Opinion, the DLJ Opinion is necessarily based upon financial, economic, monetary, political, market and other conditions that existed and could be evaluated as of the date of the DLJ Opinion and does not speak to any date other than the date on which the DLJ Opinion was delivered. DLJ does not have any obligation to update, revise or reaffirm its opinion as a result of changes in such conditions or otherwise.

     The following is a brief summary of the analyses performed by DLJ in connection with the DLJ Opinion and included in its presentations to the Food 4 Less Board. All analyses discussed below have assumed the Fred Meyer Common Stock closing price on November 4, 1997 of $30.75 and, unless otherwise indicated, exclude the Synergies.

          (i) Common Stock Performance Analysis. DLJ reviewed the historical closing prices and trading volumes of Fred Meyer Common Stock on a daily basis for the last twelve months ended November 4, 1997. In the twelve month period ended November 4, 1997, Fred Meyer Common Stock reached a high of $30.75 per share and a low of $15.07 per share.

          (ii) Earnings Per Share Impact Analysis. DLJ analyzed the pro forma effect of the FM/Food 4 Less Merger on the projected earnings per share of Fred Meyer, compared to the stand-alone Fred Meyer EPS as forecasted by the management of Fred Meyer. This analysis was based on a number of assumptions, including, among other things, the projected financial performance of Food 4 Less and Fred Meyer, estimated Synergies and prevailing interest rates. The analysis indicated that (accounting for the FM/Food 4 Less Merger as a purchase and assuming $25.0 million, $35.0 million and $45.0 million of Synergies in fiscal years 1998, 1999 and 2000, respectively) the pro forma EPS for Fred Meyer is anticipated to be lower than Fred Meyer's stand-alone earnings per share estimates for fiscal years 1998 and 1999 and higher than Fred Meyer's stand-alone earnings per share estimate for fiscal year 2000.

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

          DLJ also analyzed the pro forma effect of the Mergers on the projected earnings per share of Fred Meyer, compared to the stand-alone Fred Meyer EPS as forecasted by the management of Fred Meyer. This analysis was based on a number of assumptions, including, among other things, the projected financial performance of Food 4 Less, QFC and Fred Meyer, estimated Synergies and prevailing interest rates. The analysis indicated that (accounting for the FM/Food 4 Less Merger as a purchase and the FM/QFC Merger as a pooling-of-interests and assuming $50.0 million, $70.0 million and $90.0 million of Synergies in fiscal years 1998, 1999 and 2000, respectively) the pro forma EPS for Fred Meyer is anticipated to be lower than Fred Meyer's stand-alone earnings per share estimates for fiscal years 1998 and 1999 and higher than Fred Meyer's stand-alone earnings per share estimate for fiscal year 2000.

          (iii) Relative Contribution Analysis. DLJ analyzed the relative contributions of Food 4 Less and Fred Meyer to the revenues and EBITDA of the combined entity in the FM/Food 4 Less Merger for the projected fiscal years 1998, 1999 and 2000, in each case using the financial information provided by Food 4 Less and Fred Meyer's respective managements and excluding Synergies. Food 4 Less provided 39.8% of the combined enterprise value and contributed 44.2%, 44.8% and 45.4% of combined revenue and 41.0%, 42.4% and 43.3% of combined EBITDA for the fiscal years 1998, 1999 and 2000, respectively. On a corresponding basis, Fred Meyer provided 60.2% of the combined enterprise value and contributed 55.8%, 55.2% and 54.6% of combined revenue and 59.0%, 57.6% and 56.7% of combined EBITDA for the fiscal years 1998, 1999 and 2000, respectively.

          DLJ also analyzed the relative contributions of Food 4 Less, QFC and Fred Meyer to the revenues and EBITDA of the combined entity in the Mergers for the projected fiscal years 1998, 1999 and 2000, in each case using the financial information provided by Food 4 Less, QFC and Fred Meyer's respective managements and excluding Synergies. Food 4 Less provided 33.0% of the combined enterprise value and contributed 38.0%, 38.6% and 39.2% of combined revenue and 35.6%, 36.8% and 37.6% of combined EBITDA for the fiscal years 1998, 1999 and 2000, respectively. On a corresponding basis, QFC provided 17.1% of the combined enterprise value and contributed 14.0%, 13.8% and 13.6% of combined revenue and 13.3%, 13.4% and 13.3% of combined EBITDA for the fiscal years 1998, 1999 and 2000, respectively, and Fred Meyer provided 49.9% of the combined enterprise value and contributed 48.0%, 47.6% and 47.2% of combined revenue and 51.1%, 49.8% and 49.1% of combined EBITDA for the fiscal years 1998, 1999 and 2000, respectively.

          (iv) Comparable Company Analysis. To provide contextual data and comparative market information, DLJ compared the operating performance of Food 4 Less to certain market trading statistics of five regional supermarket companies whose securities are publicly traded (the "Comparable Companies"). The Comparable Companies consisted of: Dominick's, Food Lion, Inc., Giant Food Inc., Hannaford Bros. Co. and QFC. Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies is as of the most recent financial statements publicly available for each company as of November 4, 1997.

          DLJ examined certain publicly available financial data of the Comparable Companies including enterprise value (defined as market value of common equity (equity value) plus book value of total debt and preferred stock less cash) as a multiple of LTM revenue and EBITDA. DLJ also analyzed price to earnings ratios and equity value to book value ratios for the Comparable Companies, neither of which were applicable to Food 4 Less due to Food 4 Less' negative net income and negative stockholders' equity. DLJ analyzed the implied multiples for Food 4 Less at the merger consideration without including the projected Synergies. As of November 4, 1997, this analysis resulted in (i) enterprise value to LTM revenue ratios for the Comparable Companies ranging from 0.5x to 0.8x, as compared to the 0.6x multiple for Food 4 Less implied by the merger consideration and (ii) enterprise value to LTM EBITDA for the Comparable Companies ranging from 6.8x to 11.3x, as compared to the 8.3x multiple for Food 4 Less implied by the consideration that would have been received by Food 4 Less Stockholders based on share amounts and price as of November 4, 1997.

          No company utilized in the comparable company analysis is identical to Food 4 Less. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments

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

     concerning differences in financial and operating characteristics of Food 4 Less and other factors that could affect the public trading value of the Comparable Companies or Company to which it is being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

          (v) Comparable Transaction Analysis. DLJ reviewed publicly available information on 47 merger and acquisition transactions in the regional supermarket industry completed since 1985 (the "Selected Supermarket Transactions"). DLJ reviewed the consideration paid in the Selected Supermarket Transactions in terms of (i) enterprise value as a multiple of LTM revenues and EBITDA and (ii) equity value to LTM net income, in each case, of the acquired entity prior to its acquisition. The range of multiples of the ratio of enterprise value to LTM revenues computed for the Selected Supermarket Transactions was 0.1x to 0.6x as compared to the 0.6x multiple for Food 4 Less implied by the merger consideration. The range of multiples of the ratio of enterprise value to LTM EBITDA computed for the Selected Supermarket Transactions was 4.6x to 9.6x as compared to the 8.3x multiple for Food 4 Less implied by the merger consideration. Because Food 4 Less has negative net income and negative stockholders' equity, an analysis of equity value to net income and equity value to book value is not meaningful.

          No transaction utilized in the comparable transaction analysis is identical to the FM/Food 4 Less Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Food 4 Less and other factors that could affect the acquisition value of the companies to which it is being compared. Mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using comparable transaction data.

          (vi) Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis for Food 4 Less on a stand-alone basis, for Fred Meyer pro forma for the FM/Food 4 Less Merger and for Fred Meyer pro forma for the Mergers, each for the three-year period ending with fiscal year 2000, which were based upon financial projections prepared by the management of each company. In performing its analysis, DLJ calculated the free cash flow for each company as the after-tax operating earnings of Food 4 Less and Fred Meyer, respectively, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in working capital, minus projected capital expenditures. DLJ calculated the terminal value of each of Food 4 Less, Fred Meyer pro forma for the FM/Food 4 Less Merger and Fred Meyer pro forma for the Mergers, at the end of the forecast period, by applying a range of estimated EBITDA multiples of 5.0x to 8.5x, such range of multiples being consistent with those exhibited by the Comparable Companies and the Selected Supermarket Transactions to the projected free cash flows of Food 4 Less, Fred Meyer pro forma for the FM/Food 4 Less Merger and Fred Meyer pro forma for the Mergers, respectively, in fiscal year 2000. The free cash flows and terminal values were then discounted to the present using a range of discount rates of 9.0% to 15.0% representing an estimated range of the weighted average cost of capital of Food 4 Less, QFC and Fred Meyer. This analysis implied equity values for Food 4 Less stand-alone ranging from ($281.7) million to $1.6 billion, Food 4 Less' share of Fred Meyer pro forma for the FM/Food 4 Less Merger ranging from $108.1 million to $1.1 billion, and Food 4 Less' share of Fred Meyer pro forma for the Mergers ranging from $171.3 million to $1.0 billion.

          (vii) Certain Assumptions. In performing the discounted cash flow valuation, pro forma combination analysis and contribution analysis described above, DLJ relied on projections prepared by the management of each of Food 4 Less, QFC and Fred Meyer as to cash flows and certain other performance measures. DLJ was informed by the managements of Food 4 Less, QFC and Fred Meyer that their projections were based on certain assumptions with respect to same store sales, new stores, new store sales and store remodels, conversions and the costs related thereto. In rendering its opinion, DLJ did not independently verify the projections provided to it by the management of Food 4 Less, QFC and Fred Meyer, respectively, or the assumptions underlying such projections.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analyses made by DLJ in arriving at the

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

DLJ Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily summarized. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. Further, DLJ's conclusion involved significant elements of judgment and qualitative analyses as well as the financial and quantitative analyses. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and regulatory, financial, economic, monetary, political and market conditions and other matters, many of which are beyond the control of Food 4 Less, QFC or Fred Meyer. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals, or to reflect the prices at which such businesses or securities can actually be sold. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     DLJ was selected to render an opinion in connection with the FM/Food 4 Less Merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Pursuant to a letter agreement between Food 4 Less and DLJ dated November 3, 1997 (the "DLJ Engagement Letter"), DLJ is entitled to (i) a retainer fee of $500,000 earned upon execution of the DLJ Engagement Letter, (ii) a fee of $2,000,000 earned at the time DLJ notifies the Food 4 Less Board that it is prepared to deliver its opinion to the Food 4 Less Board, and (iii) a fee of $9,000,000 (less any amounts paid pursuant to clauses (i) and (ii)) in each case payable in cash promptly upon consummation of a business combination between Food 4 Less and Fred Meyer in one or a series of transactions, by merger, consolidation, or any other business combination, by purchase involving all or a substantial amount of the business securities or assets of Food 4 Less or otherwise (including the FM/Food 4 Less Merger) (a "Combination Transaction"). Food 4 Less has agreed to reimburse DLJ for its out-of-pocket expenses, including reasonable fees and expenses of its counsel, and to indemnify DLJ for liabilities and expenses arising out of a Combination Transaction, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Food 4 Less believe are customary in transactions of this nature, were negotiated at arm's length between Food 4 Less and DLJ and the Food 4 Less Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the FM/Food 4 Less Merger.

     DLJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Fred Meyer, Food 4 Less and/or QFC for its own account and for the accounts of customers. DLJ and its affiliates own approximately 1,000,000 shares of Food 4 Less Series A Preferred Stock which was acquired in June 1995 in connection with the merger between Ralphs Grocery Company and Food 4 Less Supermarkets, Inc. Over the past twelve months, DLJ has co-managed a $155 million public offering of Food 4 Less Notes, for which it received customary fees, and advised Smith's on its merger with Fred Meyer.

     Morgan Stanley. The Food 4 Less Board retained Morgan Stanley to act as its financial advisor in connection with the FM/Food 4 Less Merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On November 5, 1997, Morgan Stanley delivered its oral opinion to the Food 4 Less Board that, as of such date and subject to certain considerations set forth in the written opinion of Morgan

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

Stanley dated November 5, 1997, (i) assuming that the FM/QFC Merger is not consummated, the consideration to be received by the holders of the Food 4 Less Common Stock pursuant to the FM/Food 4 Less Merger Agreement was fair from a financial point of view to such holders, and (ii) assuming the FM/QFC Merger is consummated, the consideration to be received by the holders of the Food 4 Less Common Stock pursuant to the FM/Food 4 Less Merger Agreement was fair from a financial point of view to such holders.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED AS OF NOVEMBER 5, 1997 WHICH SETS FORTH THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS ON THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY MORGAN STANLEY IN RENDERING SUCH OPINION IS INCLUDED IN APPENDIX I TO THIS JOINT PROXY STATEMENT/PROSPECTUS (THE "MORGAN STANLEY OPINION") AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF FOOD 4 LESS COMMON STOCK ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE FOOD 4 LESS BOARD AND ADDRESSES THE FAIRNESS OF THE CONSIDERATION, FROM A FINANCIAL POINT OF VIEW, TO BE RECEIVED BY THE HOLDERS OF FOOD 4 LESS COMMON STOCK PURSUANT TO THE FM/FOOD 4 LESS MERGER AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGERS NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FOOD 4 LESS, QFC OR FRED MEYER COMMON STOCK AS TO HOW TO VOTE AT THE RESPECTIVE SPECIAL MEETINGS OR AS TO HOW TO RESPOND TO THE CONSENT SOLICITATION. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other information of Food 4 Less, Fred Meyer and QFC; (ii) reviewed certain internal financial statements and other financial and operating data concerning Food 4 Less, Fred Meyer and QFC prepared by the respective management of the companies; (iii) analyzed certain financial projections prepared by the managements of Food 4 Less, Fred Meyer and QFC; (iv) discussed the past and current operations and financial condition and the prospects of Food 4 Less, Fred Meyer and QFC with the senior executives of each of the respective companies; (v) reviewed the pro forma financial impact of the FM/Food 4 Less Merger and the FM/QFC Merger on Fred Meyer; (vi) reviewed the reported prices and trading activity for the Fred Meyer Common Stock and QFC Common Stock; (vii) compared the financial performance of Fred Meyer and QFC and the prices and trading activity of Fred Meyer Common Stock and QFC Common Stock with that of certain other comparable publicly-traded companies and their securities; (viii) compared the financial performance of Food 4 Less with that of certain comparable publicly-traded companies and their securities; (ix) reviewed and discussed with the managements of Food 4 Less, Fred Meyer and QFC their estimates of the strategic, operational and financial benefits of the FM/Food 4 Less Merger and the FM/QFC Merger; (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xi) participated in discussions and negotiations among representatives of Food 4 Less and Fred Meyer and their financial and legal advisors; (xii) reviewed the FM/Food 4 Less Merger Agreement and the FM/QFC Merger Agreement and certain related documents; and (xiii) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the Morgan Stanley Opinion. With respect to the financial projections, Morgan Stanley assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Food 4 Less, QFC and Fred Meyer. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Food 4 Less, QFC or Fred Meyer nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Food 4 Less or any of its assets.

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

     The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Food 4 Less Board on November 5, 1997 in connection with the preparation of the Morgan Stanley Opinion and with its oral presentation to the Food 4 Less Board on such date:

          (i) Fred Meyer Common Stock Performance. Morgan Stanley's analysis of Fred Meyer Common Stock performance consisted of a historical analysis of: closing prices from January 1, 1997 through November 3, 1997, Fred Meyer's indexed price performance from January 1, 1997 through November 3, 1997, relative to the indexed price performance of (i) the Standard and Poor's industrial average of 500 stocks (the "S&P 500"), and (ii) a comparable company index which was comprised of Dominicks, Food Lion, Inc., Giant Food Inc., Hannaford Bros. Co., Penn Traffic Company, QFC and Weis Markets, Inc. Fred Meyer outperformed the comparable company index by 127.5% and the S&P 500 by 111.8% during the January 1, 1997 to November 3, 1997 period.

          (ii) QFC Common Stock Performance. Morgan Stanley's analysis of QFC Common Stock performance consisted of a historical analysis of: closing prices from January 1, 1997 through November 3, 1997, QFC's indexed price performance from January 1, 1997 through November 3, 1997, relative to the indexed price performance of (i) the S&P 500, and (ii) a comparable company index which was comprised of Dominicks, Food Lion, Inc., Giant Food Inc., Hannaford Bros. Co., Penn Traffic Company, Fred Meyer, Weis Markets, Inc. QFC outperformed the comparable company index by 69.5% and the S&P 500 by 66.6% during the January 1, 1997 to November 3, 1997 period.

          (iii) Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of Food 4 Less with corresponding publicly available information of Dominicks, Penn Traffic Company, Food Lion, Inc., Giant Food Inc., Hannaford Bros. Co., QFC and Fred Meyer (the "Comparable Public Companies") which were publicly traded companies that Morgan Stanley chose based principally upon the type of business conducted by such companies and/or the size of such businesses. In performing its analysis, such financial information included aggregate value to forecasted 1998 and 1999 EBITDA multiple. Morgan Stanley noted that, based on a compilation of earnings projections by securities research analysts as of November 3, 1997, the Comparable Public Companies traded in a range of 5.8x to 7.8x projected 1998 EBITDA and 5.4x to 7.2x projected 1999 EBITDA. Morgan Stanley also reviewed the 1998 and 1999 Price to Earnings ("P/E") multiple of the Comparable Public Companies excluding Penn Traffic Company. Morgan Stanley noted that as of November 3, 1997 the Comparable Public Companies excluding Penn Traffic Company traded in a range of 13.3x to 20.1x projected 1998 earnings and 11.7x to 17.3x projected 1999 earnings. This analysis implied equity values for Food 4 Less of $404 million to $634 million.

          No company utilized in the Comparable Public Company analysis as a comparison is identical to Food 4 Less. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Food 4 Less and other factors that could affect the public trading value of the Comparable Public Companies or company to which it is being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable public company data.

          (iv) Precedent Transaction Analysis. Using publicly available information, Morgan Stanley performed an analysis of 16 precedent transactions in the retail food ("Selected Food Retail Transactions") business segment that Morgan Stanley deemed comparable to the FM/Food 4 Less Merger in order to calculate a valuation range for Food 4 Less Common Stock. Such analysis indicated that the Selected Food Retail Transactions aggregate value as a multiple of EBITDA ranged from 5.8x to 9.0x, with a mean of 7.1x. Based on this analysis, Morgan Stanley calculated equity values of Food 4 Less ranging from $444 million to $834 million.

          No transaction utilized in the precedent transaction analysis as a comparison is identical to the FM/Food 4 Less Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Food 4 Less and other factors that could affect the acquisition value of the companies to which Food 4 Less and Fred

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

     Meyer are being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable public company data.

          (v) Discounted Cash Flow Analysis. Morgan Stanley performed discounted cash flow analyses of Food 4 Less based on certain financial projections provided by the managements of each company and a sensitivity case thereon for the period 1997 through 2001. Unlevered free cash flows were calculated as net income available to common stockholders plus the aggregate of preferred stock dividends, depreciation and amortization, deferred taxes, and other non-cash expenses and after-tax net interest expense less the sum of capital expenditures and investment in non-cash working capital. Morgan Stanley calculated terminal value by applying a range of multiples of 7.0x to 7.5x to EBITDA in fiscal 2000 and the cash-flow streams and terminal values were then discounted to the present using a range of discount rates of 10.0% to 11.0% representing an estimated range of the weighted average cost of capital for Food 4 Less based upon the weighted average cost of capital of certain public companies deemed comparable for purposes of this analysis. Based on this analysis, Morgan Stanley calculated theoretical equity values for Food 4 Less ranging from $524 million to $1,094 million.

          (vi) Relative Contribution Analysis. Morgan Stanley analyzed the relative contributions of Food 4 Less and Fred Meyer, assuming the FM/QFC Merger is not consummated, to the revenues, EBITDA, EBIT and earnings of the combined entity in the FM/Food 4 Less Merger for the projected fiscal years 1999, 2000 and 2001, in each case using the financial information provided by Food 4 Less and Fred Meyer's respective managements and excluding Synergies. Food 4 Less will receive 20.0% of the combined equity value and contributed 43.6%, 44.4% and 44.9% of combined revenue; 41.0%, 42.1% and 43.0% of combined EBITDA; and 40.8%, 42.3% and 43.5% of combined EBIT for the fiscal years 1999, 2000 and 2001, respectively. Food 4 Less contributed 6.0% and 14.5% of combined earnings for the fiscal years 2000 and 2001, respectively. On a corresponding basis, Fred Meyer will receive 80% of the combined equity value and contributed 56.4%, 55.6% and 55.1% of combined revenue; 59.0%, 57.9% and 57.0% of combined EBITDA; and 59.2%, 57.7% and 56.5% of combined EBIT for the fiscal years 1999, 2000 and 2001, respectively. Fred Meyer contributed 94.0% and 85.5% of combined earnings for the fiscal years 2000 and 2001 respectively.

          Morgan Stanley also analyzed the relative contributions of Food 4 Less, QFC and Fred Meyer, assuming the FM/QFC Merger is consummated, to the revenues, EBITDA, EBIT and earnings of the combined entity in the Mergers for the projected fiscal years 1999, 2000 and 2001, in each case using the financial information provided by Food 4 Less, QFC and Fred Meyer's respective managements and excluding Synergies. Food 4 Less will receive 14.7% of the combined equity value and contributed 37.4%, 38.2% and 38.8% of combined revenue; 35.5%, 36.4% and 37.2% of combined EBITDA; and 34.7%, 36.1%, 37.2% of combined EBIT for the fiscal years 1999, 2000 and 2001, respectively. Food 4 Less contributed 4.4% and 10.8% of combined earnings for the fiscal years 2000 and 2001 respectively. On a corresponding basis, QFC will receive 26.5% of the combined equity value and contributed 14.1%, 13.8% and 13.7% of combined revenue; 13.3%, 13.5% and 13.4% of combined EBITDA; and 14.9%, 14.7% and 14.5% of combined EBIT for the fiscal years 1999, 2000 and 2001, respectively. QFC contributed 27.1% and 25.5% of combined earnings for the fiscal years 2000 and 2001 respectively. Fred Meyer will have 58.8% of the combined equity value and contributed 48.4%, 47.9% and 47.5% of combined revenue; 51.2%, 50.1% and 49.4% of combined EBITDA; and 50.4%, 49.2% and 48.3% of combined EBIT for the fiscal years 1999, 2000 and 2001, respectively. Fred Meyer contributed 68.5% and 63.7% of combined earnings for the fiscal years 2000 and 2001 respectively.

          (vii) Pro Forma Analysis of the Mergers. Morgan Stanley analyzed the pro forma effect of the FM/Food 4 Less Merger, assuming the FM/QFC Merger is not consummated, on the projected EPS of Fred Meyer, compared to the stand-alone Fred Meyer EPS as forecasted by the management of Fred Meyer. This analysis was based on a number of assumptions, including, among other things, the projected financial performance of Food 4 Less and Fred Meyer, estimated Synergies and prevailing interest rates. The analysis indicated that (accounting for the FM/Food 4 Less Merger as a purchase and assuming $35.0 million, $45.0 million and $50.0 million of Synergies in fiscal years 1999, 2000 and 2001, respectively) the pro forma EPS for Fred Meyer is anticipated to be lower than Fred Meyer's stand-alone

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

     earnings per share estimates for fiscal year 1999 and higher than Fred Meyer's stand-alone earnings per share estimate for fiscal years 2000 and 2001.

          Morgan Stanley also analyzed the pro forma effect of the FM/Food 4 Less Merger, assuming the FM/QFC Merger is consummated, on the projected earnings per share of Fred Meyer, compared to the stand-alone Fred Meyer EPS as forecasted by the management of Fred Meyer. This analysis was based on a number of assumptions, including, among other things, the projected financial performance of Food 4 Less, QFC and Fred Meyer, estimated Synergies and prevailing interest rates. The analysis indicated that (accounting for the FM/Food 4 Less Merger as a purchase and the FM/QFC Merger as a pooling-of-interests and assuming $70 million, $90 million and $100 million of Synergies in fiscal years 1999, 2000 and 2001, respectively) the pro forma EPS for Fred Meyer is anticipated to be lower than Fred Meyer's stand-alone earnings per share estimates for fiscal year 1999 and higher than Fred Meyer's stand-alone earnings per share estimate for fiscal years 2000 and 2001.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Food 4 Less.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Food 4 Less, Fred Meyer and QFC. The analyses performed by Morgan Stanley are not necessarily indicative of the actual values of Food 4 Less, Fred Meyer or QFC, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration, from a financial point of view, to be received by the holders of the Food 4 Less Common Stock pursuant to the FM/Food 4 Less Merger Agreement, and were provided to the Food 4 Less Board in connection with the delivery of Morgan Stanley's written opinion dated November 5, 1997. The analyses do not purport to be appraisals or to reflect the prices at which Food 4 Less, Fred Meyer or QFC might actually be sold. In addition, as described above, Morgan Stanley's opinion and presentation to the Food 4 Less Board was one of many factors taken into consideration by the Food 4 Less Board in making its determination to approve the FM/Food 4 Less Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Food 4 Less Board or the view of the management of Food 4 Less with respect to the value of Food 4 Less or of whether the Food 4 Less Board or the management of Food 4 Less would have been willing to agree to a different price.

     The Board of Directors of Food 4 Less retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or for the accounts of customers in debt or equity securities or senior loans of Food 4 Less, QFC or Fred Meyer. In the past, Morgan Stanley has provided financial advisory and financing services to Food 4 Less, for which services Morgan Stanley has received fees.

     Morgan Stanley has been retained by Food 4 Less to act as financial advisor to Food 4 Less with respect to the FM/Food 4 Less Merger. Pursuant to a letter agreement dated November 5, 1997 between Food 4 Less and Morgan Stanley, Morgan Stanley is entitled to a transaction fee of $6,000,000, which is payable at the closing of the transaction. Food 4 Less has also agreed to reimburse Morgan Stanley for the expenses of its counsel and other professional advisors, and to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses, including liabilities under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE FM/FOOD 4 LESS MERGER

     Interests of Ronald W. Burkle. In considering the recommendations of the Fred Meyer Board with respect to the FM/Food 4 Less Merger Agreement, Fred Meyer stockholders should be aware that Ronald W. Burkle, Chairman of the Board of Fred Meyer, has interests in the FM/Food 4 Less Merger that are in addition to the interests of the stockholders of Fred Meyer generally. The Fred Meyer Board was aware of these interests and considered them, among other matters, in approving the FM/Food 4 Less Merger Agreement. Mr. Burkle is Chairman of the Board of Food 4 Less and founder, managing partner and a principal owner of Yucaipa, which together with its affiliates beneficially owns approximately 27% of the fully diluted Food 4 Less Common Stock, for which there is no active trading market. If the FM/Food 4 Less Merger is consummated, Yucaipa and its affiliates will receive approximately 26% of the Fred Meyer Common Stock to be issued in the FM/Food 4 Less Merger, including Fred Meyer Common Stock to be issued in settlement of the Yucaipa Warrant, as described below. In addition, Yucaipa will receive $20 million in connection with termination of the Consulting Agreement between Food 4 Less and Yucaipa and as consideration for advisory services rendered by Yucaipa in connection with the FM/Food 4 Less Merger. See "-- Interests of Yucaipa."

     Interests of Yucaipa. Ronald W. Burkle, Patrick L. Graham, Lawrence K. Kalantari and Robert I. Bernstein, directors of Food 4 Less, are partners of Yucaipa. Joe S. Burkle, a director and Executive Vice President of Food 4 Less, is the father of Ronald W. Burkle. Food 4 Less, Ralphs and Yucaipa are parties to a Consulting Agreement which provides for certain management and financial services to be performed by Yucaipa for the benefit of Food 4 Less and its subsidiaries. The services of Messrs. Burkle, Graham, Kalantari and Bernstein acting in their capacities as directors of Food 4 Less and the services of other Yucaipa personnel are provided to Food 4 Less pursuant to the Consulting Agreement. The Consulting Agreement provides for an annual management fee payable by Food 4 Less to Yucaipa in the amount of $4 million. In addition, Food 4 Less may retain Yucaipa in an advisory capacity in connection with acquisition or sale transactions. The Consulting Agreement has a five year term, which is automatically renewed each year for a five-year term unless ninety days' notice is given by either party. Pursuant to the terms of the FM/Food 4 Less Merger Agreement, upon consummation of the FM/Food 4 Less Merger, the Consulting Agreement will be terminated and Food 4 Less or Fred Meyer will make a termination payment to Yucaipa or its assignee in the amount of $20 million in lieu of all other payments required thereunder, and as consideration for advisory services rendered by Yucaipa in connection with the FM/Food 4 Less Merger.

     In addition, the Yucaipa Warrant entitles Yucaipa to purchase up to 8 million shares of Food 4 Less Common Stock at an exercise price equal to $30.50 per share. Pursuant to the terms of the FM/Food 4 Less Merger Agreement, at the FM/Food 4 Less Merger Effective Time, the Yucaipa Warrant will be terminated in consideration for Fred Meyer's delivery to Yucaipa or its assignee of shares of Fred Meyer Common Stock (and, if applicable, percentage interests of escrowed shares of Fred Meyer Common Stock) equal to the number of shares of Fred Meyer Common Stock (and, if applicable, percentage interests of escrowed shares of Fred Meyer Common Stock) which the holder of two percent of the Food 4 Less Stock, measured on a fully diluted basis (after giving effect to such two percent of Food 4 Less Stock as though it were outstanding), would have received in the FM/Food 4 Less Merger.

     Fred Meyer succeeded to the businesses of Fred Meyer Stores, Inc. and Smith's Food & Drug Centers, Inc. on September 9, 1997 as a result of mergers through which Fred Meyer Stores and Smith's have become wholly owned subsidiaries of Fred Meyer. The merger, as contemplated by the Agreement and Plan of Reorganization and Merger, dated May 11, 1997, between Fred Meyer and Smith's, was approved by the stockholders of Fred Meyer and Smith's at separate stockholders meetings held on September 8, 1997. At the time of the merger, The Yucaipa Companies, an affiliate of Food 4 Less, owned a substantial percentage of Smith's capital stock.

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

     On September 9, 1997, Fred Meyer and The Yucaipa Companies entered into a Management Services Agreement as required by the merger agreement between Fred Meyer and Smith's. Under the terms of the Management Services Agreement, Yucaipa provides management consultation and advice to Fred Meyer for a term of five years. Fred Meyer pays Yucaipa an annual management fee of $500,000 and has agreed to reimburse Yucaipa for its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under the Management Services Agreement. If during the term of the Management Services Agreement, the Fred Meyer Board requests Yucaipa to provide (i) consulting services in connection with any proposed acquisition or divestiture transaction or any debt or equity financing, or (ii) any other services not otherwise covered by the Management Services Agreement, Yucaipa will be entitled to such additional compensation for such services as may be agreed upon by Yucaipa and Fred Meyer (and approved by a majority of Fred Meyer's disinterested directors). In connection with Yucaipa's services, Ronald W. Burkle serves as the Chairman of the Fred Meyer Board and will have the right to do so during his initial three year term as a director of Fred Meyer. Mr. Burkle does not receive any compensation for serving in such capacity beyond the compensation paid to Yucaipa under the Management Services Agreement. If the Management Services Agreement is terminated under certain circumstances, Fred Meyer will pay or cause to be paid to Yucaipa a termination payment equal to the greater of $2.5 million and twice the total consulting fees that would have been earned by Yucaipa during the remaining term of the Management Services Agreement as if such agreement had not been terminated, without regard to sums previously paid by Fred Meyer to Yucaipa as part of its management fee.

     Food 4 Less Stock Option Plans. Immediately prior to the FM/Food 4 Less Merger Effective Time, each outstanding option to purchase Food 4 Less Common Stock (collectively, the "Food 4 Less Options") will be canceled in exchange for the payments set forth below. With respect to such portion of a Food 4 Less Option which is exercisable immediately prior to March 20, 1998, Food 4 Less will pay to each holder of the Food 4 Less Option a cash payment equal to the per share value of the Fred Meyer Common Stock into which the shares of Food 4 Less Common Stock subject to such vested Food 4 Less Option would be converted in the FM/Food 4 Less Merger, less the per share exercise price of such Food 4 Less Option, subject to applicable income tax withholding and employer taxes. With respect to such portion of an Food 4 Less Option which is not exercisable immediately prior to March 20, 1998, if the holder thereof remains employed on the first anniversary of the FM/Food 4 Less Merger Effective Time (each holder who remains so employed, a "Qualifying Employee"), Food 4 Less will pay to the Qualifying Employee a similar cash payment with respect to such unvested Food 4 Less Option. George G. Golleher, the Chief Executive Officer and a director of Food 4 Less, holds 340,000 Food 4 Less Options that will be exercisable immediately prior to March 20, 1998, and 160,000 Food 4 Less Options that will vest thereafter. As a result, he is expected to receive cash payments for such options currently estimated at an aggregate of approximately $3.4 million to be paid at the FM/Food 4 Less Merger Effective Time and to be paid on the first anniversary thereof.

     The following table sets forth information with respect to the number of Food 4 Less Options held by executive officers of Food 4 Less and the estimated cash payments to be received by each of them:

                                                         NUMBER OF             ESTIMATED
                           NAME                     FOOD 4 LESS OPTIONS     CASH PAYMENTS(1)
        ------------------------------------------  -------------------     ----------------
        George G. Golleher........................        500,000              $3,350,000
        Greg Mays.................................        150,000                 945,000
        Harold McIntire...........................         50,000                 275,000
        John Standley.............................         30,000                 165,000
        Terrence J. Wallock.......................         20,000                 110,000
        Patrick Barber............................         20,000                 130,000
        Christopher S. Hall.......................         20,000                 130,000
                                                       ----------           ----------------
                  Total...........................        790,000              $5,105,000
                                                    ===============         =============

---------------

(1) The amounts in this column have been determined by multiplying (i) the number of shares of Food 4 Less Common Stock subject to the Food 4 Less Options by (ii) an estimated $17.50 value of

    Fred Meyer Common Stock to be received for each share of Food 4 Less Common Stock in the FM/Food 4 Less Merger, and subtracting from such product the aggregate exercise price of the Food 4 Less Options, which range between $10.00 and $12.00 per share of Food 4 Less Common Stock. The actual cash payment to be made for Food 4 Less Options will depend on the number of shares of Food 4 Less Common Stock outstanding, the market price of Fred Meyer Common Stock, and certain other factors at the time of consummation of the FM/Food 4 Less Merger.

     Severance Agreements with Food 4 Less Officers. In connection with the FM/Food 4 Less Merger, the Food 4 Less Board determined that it was in the best interest of Food 4 Less to provide certain assurances to its senior management to ensure management stability pending the consummation of the FM/Food 4 Less Merger. As a result, Food 4 Less intends to enter into severance agreements with approximately 15 executive officers and other senior managers. Upon consummation of the Food 4 Less Merger, the severance agreements will provide benefits to these employees who are employed by Food 4 Less as of the FM/Food 4 Less Merger Effective Time.

     1. Payments Upon Termination. The severance agreements will provide that, if an employee is terminated without "cause" or such employee terminates his or her own employment for "good reason," the employee will be entitled to (i) a severance payment equal to (A) three times the employee's annual base pay if the employee is terminated on or before one year has elapsed from the date of the agreement, (B) two times the employee's annual base pay if the employee is terminated on or before two years have elapsed from the date of the agreement or (C) the employee's annual base pay if the employee is terminated after two years have elapsed from the date of the agreement (except that the payment would be two times the employee's annual base pay if he or she is terminated in connection with or following a "change of control"); (ii) a prorated portion of any annual cash incentive plans for the year in which the termination occurs; and (iii) prorated accelerated vesting of any outstanding stock options held by the employee that were granted after the closing of the FM/Food 4 Less Merger under Fred Meyer's stock option and stock incentive plans (except that all such options would accelerate following a "change in control" of Fred Meyer). Each severance agreement will have a term of five years.

     2. Gross-Up Payments. If the amount of the severance payment, plus the other amounts to which the terminated employee is entitled under the severance agreement, is subject to the tax imposed by Section 4999 of the Code, the employee will also be entitled to an additional amount (the "Additional Payment") equal to the amount of such tax incurred by the employee on a net basis after the deduction from the Additional Payment of all federal, state and local income taxes that would be imposed on the employee by reason of the employee's receipt of the Additional Payment.

     Indemnification Arrangements with Food 4 Less Officers and Directors. Food 4 Less maintains directors' and officers' liability insurance covering its current and former directors and officers (the "Food 4 Less Indemnified Parties") in their capacities as directors and officers of Food 4 Less. For a period of six years after the FM/Food 4 Less Merger Effective Time, Fred Meyer will maintain officers' and directors' liability insurance covering the Food 4 Less Indemnified Parties on terms substantially no less advantageous to the Food 4 Less Indemnified Parties than such existing insurance. Furthermore, the bylaws of Food 4 Less in effect after the FM/Food 4 Less Merger Effective Time shall contain provisions no less favorable with respect to indemnification and exculpation of officers and directors from liability than those provisions set forth in the Food 4 Less Certificate and the current bylaws of Food 4 Less (the "Food 4 Less Bylaws"). See "The FM/Food 4 Less Merger Agreement -- Directors' and Officers' Indemnification; Insurance."

     Registration Rights Agreement. Pursuant to the terms of the FM/Food 4 Less Merger Agreement, Fred Meyer will enter into a registration rights agreement that grants "shelf" and "demand" registration rights (the "Food 4 Less Registration Rights Agreement") to certain stockholders of Food 4 Less, including Yucaipa and Apollo Advisors II, L.P. ("Apollo") and their respective affiliates (the "Food 4 Less Stockholders"). In addition to the Food 4 Less directors who are partners of Yucaipa (as discussed above), the Food 4 Less Board includes two members, John Kissick and Peter Copses, who are principals of Apollo. As soon as practicable following the mailing of this Joint Proxy and Consent Solicitation Statement/Prospectus, Fred Meyer will prepare and file with the Commission a shelf registration statement on an appropriate form that will include all shares of Fred Meyer Common Stock to be acquired by such Food 4 Less stockholders in the FM/Food 4 Less Merger. Fred Meyer has covenanted that it will use its reasonable best efforts to cause such shelf registration statement to be declared effective as soon as practicable after the FM/Food 4 Less Merger Effective Time and to keep such shelf registration statement effective until the one year anniversary date of the date such shelf registration statement has been declared effective (the "Shelf Termination Date"), subject to certain limitations. In addition, upon written notice to Fred Meyer from Apollo or its affiliates at any time after the Shelf Termination Date (but not later than the date that is 180 days after the Shelf Termination Date), Fred Meyer shall prepare and, within 60 days after such notice, file with the Commission a registration statement with respect to all or a portion (as set forth in such notice) of the Fred Meyer Common Stock owned by such Food 4 Less Stockholder(s) and thereafter use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act for purposes of dispositions in accordance with the intended method(s) of disposition set forth in such notice. In addition, Fred Meyer has agreed to amend its existing registration rights agreement with Yucaipa to include shares acquired by Yucaipa and its affiliates in the FM/Food 4 Less Merger as registrable securities under that agreement. See "Other Agreements -- FM/Food 4 Less Merger -- Registration Rights Agreement."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     General. The following discusses the anticipated material United States federal income tax consequences of the FM/Food 4 Less Merger:

          (1) The FM/Food 4 Less Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes, and Food 4 Less, Food 4 Less Sub and Fred Meyer will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

          (2) No gain or loss will be recognized by Fred Meyer, Food 4 Less Sub or Food 4 Less as a result of the FM/Food 4 Less Merger;

          (3) No gain or loss will be recognized by the stockholders of Food 4 Less upon the exchange of their Food 4 Less Stock solely for shares of Fred Meyer Common Stock (including Escrowed Shares as defined under "The FM/Food 4 Less Merger Agreement -- Escrowed Shares") pursuant to the FM/Food 4 Less Merger, except with respect to cash, if any, received in lieu of fractional shares of Fred Meyer Common Stock;

          (4) The aggregate tax basis of the shares of Fred Meyer Common Stock (including Escrowed Shares) received solely in exchange for Food 4 Less Stock pursuant to the FM/Food 4 Less Merger (including fractional shares for which cash is received) will be the same as the aggregate tax basis of the Food 4 Less Stock exchanged therefor, and the adjusted basis of any Escrowed Shares returned to Fred Meyer will be added to the adjusted basis of the remaining shares of Fred Meyer Common Stock received by the stockholders of Food 4 Less in the FM/Food 4 Less Merger;

          (5) The holding period for shares of Fred Meyer Common Stock (including Escrowed Shares), received solely in exchange for Food 4 Less Stock pursuant to the FM/Food 4 Less Merger will include the holding period of the Food 4 Less Stock exchanged therefor, provided such Food 4 Less Stock was held as a capital asset by the stockholder at the FM/Food 4 Less Merger Effective Time; and

          (6) A stockholder of Food 4 Less who receives cash in lieu of a fractional share of Fred Meyer Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (4) above) and the amount of cash received.

     The obligation of Food 4 Less to consummate the FM/Food 4 Less Merger is conditioned upon the receipt by Food 4 Less of an opinion from Latham & Watkins that the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code. The obligation of Fred Meyer to consummate the FM/Food 4 Less Merger is conditioned upon the receipt by Fred Meyer of an opinion from Simpson Thacher & Bartlett that Fred Meyer, Food 4 Less Sub and Food 4 Less will not recognize income, gain or loss for United States federal income tax purposes as a result of the Merger. The opinions of counsel will be based in part upon representations, made as of the FM/Food 4 Less Merger Effective Time, by Food 4 Less, Fred Meyer and certain stockholders, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinions of counsel could be adversely affected. No ruling has been sought from the Internal Revenue Service as to the United States federal income tax consequences of the FM/Food 4 Less Merger, and the opinions of counsel will not be binding upon the Internal Revenue Service or any court.

     Exercise of Appraisal Rights by Stockholders. A stockholder of Food 4 Less who exercises appraisal rights as described below under "-- Appraisal Rights" should, in general, treat the difference between the tax basis of the Food 4 Less Common Stock held by such stockholder with respect to which such rights are exercised and the amount received through exercise of such rights as capital gain or loss for United States federal income tax purposes.

     Backup Withholding; Information Reporting; Records. Certain noncorporate Food 4 Less stockholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share interest in Fred Meyer Common Stock. Backup withholding will not apply, however, to a stockholder who
(i) furnishes a correct TIN and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the Food 4 Less Transmittal Letter (as defined below), (ii) provides a certificate of foreign status on Form W-8, or (iii) is otherwise exempt from backup withholding. A stockholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

     Each Food 4 Less stockholder will be required to retain records and file with such holder's United States federal income tax return a statement setting forth certain facts relating to the FM/Food 4 Less Merger.

     Limitations. The foregoing discussion is intended only as a summary of certain United States federal income tax consequences of the FM/Food 4 Less Merger. The discussion does not address the tax consequences that may be relevant to a particular Food 4 Less stockholder subject to special treatment under certain United States federal income tax laws, such as dealers in securities, financial institutions, insurance companies, certain retirement plans, tax-exempt organizations, persons that hold shares of Food 4 Less as part of a position in a "straddle" or as part of a "hedging" transaction for United States federal income tax purposes or persons with a "functional currency" (as defined in the Code) other than the U.S. dollar, and does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Moreover, the tax consequences to holders of Food 4 Less Options and Food 4 Less Warrants are not discussed.

     In particular, the foregoing discussion may not be applicable to non-United States persons or to stockholders who acquired Food 4 Less Common Stock pursuant to the exercise of Food 4 Less Options or otherwise as compensation.

     This discussion is based upon the Code, Treasury regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change, and any such change could affect the continuing validity of this discussion. FOOD 4 LESS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE FM/FOOD 4 LESS MERGER TO THEM.

ACCOUNTING TREATMENT

     The FM/Food 4 Less Merger will be accounted for as a purchase of Food 4 Less by Fred Meyer in accordance with GAAP. Under purchase accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values. The consolidated earnings of Fred Meyer will not include the earnings of Food 4 Less prior to the FM/Food 4 Less Merger Effective Time. See "The FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Financial Statements."

REGULATORY APPROVALS

     Transactions such as those contemplated by the FM/Food 4 Less Merger Agreement are reviewed under the HSR Act by the Antitrust Division of the DOJ and the FTC and by applicable state antitrust authorities to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the FM/Food 4 Less Merger may not be consummated until such time as the applicable waiting period requirements of the HSR Act have expired or been terminated. Each of Fred Meyer and Food 4 Less filed notification reports with the DOJ and the FTC under the HSR Act and the waiting period expired at midnight on December 19, 1997.

     At any time before or after the FM/Food 4 Less Merger Effective Time, the DOJ, the FTC, applicable state antitrust authorities or a private person or entity could seek, under applicable federal or state antitrust laws, among other things, to enjoin the FM/Food 4 Less Merger or to cause the divestiture of certain assets of Fred Meyer or Food 4 Less. There is no assurance that a challenge to the FM/Food 4 Less Merger will not be made or that, if such a challenge is made, Fred Meyer and Food 4 Less will prevail. Since announcement of the proposed Mergers, the parties have received inquiries from antitrust authorities in California, Washington and Oregon. The parties have been in discussions with the staff of the California Attorney General's office with respect to certain concerns about the possible competitive impact of the proposed Mergers in Southern California raised by the California Attorney General. Those discussions have resulted in a preliminary understanding that, following completion of both Mergers, Fred Meyer will cause the divestiture to other supermarket operators of 19 specified stores in Southern California. The parties are continuing negotiations to finalize the terms upon which such divestitures will be made. The FTC has advised the parties that it is reviewing the competitive impact of the proposed Mergers in Southern California and Washington. In connection with that review, the parties have voluntarily provided information concerning the food retailing industry and their respective supermarket operations in those areas to the FTC. In addition, the parties have apprised the FTC of the preliminary understanding reached with the California Attorney General to divest 19 supermarkets in Southern California following completion of both Mergers. That preliminary understanding is not binding on the FTC, and the FTC may have concerns regarding the potential competitive impact of the proposed Mergers in addition to those raised by the California Attorney General and may require additional divestitures in California or elsewhere. No assurances can be made that the FTC will not have concerns regarding the potential competitive impact of the proposed Mergers in addition to those raised by the California Attorney General or that the FTC will not require additional divestitures in California or Washington. No assurances can be made that the FTC will not require additional divestitures in California that would result in a reduction of the exchange ratio in the FM/QFC Merger or a reduction in the number of shares of Fred Meyer Common Stock to be received by Food 4 Less stockholders and warrant holders in the FM/Food 4 Less Merger. If the preliminary understanding with the California Attorney General's office with respect to store divestitures is finalized and if the FTC does not require additional divestitures in California, there would be no reduction in the exchange ratio in the FM/QFC Merger and no reduction in the number of shares of Fred Meyer Common Stock to be issued to Food 4 Less stockholders and warrant holders in the FM/Food 4 Less Merger. See "The FM/Food 4 Less Merger
Agreement -- Antitrust Clearance; Estimated Gain."

     Except for approvals otherwise described in this Joint Proxy and Consent Solicitation Statement/Prospectus, neither Fred Meyer nor Food 4 Less is aware of any other significant government or regulatory approvals required as a condition to the consummation of the transactions contemplated by the FM/Food 4 Less Merger Agreement.

APPRAISAL RIGHTS

     Under the DGCL, holders of Fred Meyer Common Stock are not entitled to appraisal rights in connection with the FM/Food 4 Less Merger because Fred Meyer Common Stock is listed on a national securities exchange.

     Holders of Food 4 Less Stock who do not approve the FM/Food 4 Less Merger Agreement and who have properly complied with Section 262 will be entitled to appraisal rights. To preserve their rights, stockholders who wish to exercise their statutory appraisal rights must submit a written demand for appraisal within 20 days after the date of mailing of this Joint Proxy and Consent Solicitation Statement/Prospectus and comply with the other procedural requirements of Section 262 described below.

     SECTION 262 IS REPRINTED IN ITS ENTIRETY AS APPENDIX K TO THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NECESSARILY A SUMMARY OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX K. THIS DISCUSSION AND APPENDIX K SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS, IF AVAILABLE, OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS, IF AVAILABLE.

     A record holder of shares of Food 4 Less Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the FM/Food 4 Less Merger Effective Time, who otherwise complies with the statutory requirements of Section 262 and does not approve the FM/Food 4 Less Merger Agreement may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his, her or its shares of Food 4 Less Stock. All references in this summary of appraisal rights to a "stockholder" are to the record holder or holders of shares of Food 4 Less Stock.

     Under Section 262, where a merger is submitted for approval by written consent of stockholders, as in the Food 4 Less Consent Solicitation, either before the effective date of the merger or within ten days thereafter, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Joint Proxy and Consent Solicitation Statement/Prospectus shall constitute such notice to the record holders of Food 4 Less Stock.

     Holders of shares of Food 4 Less Stock who desire to exercise their appraisal rights must not approve the FM/Food 4 Less Merger Agreement and must deliver a separate written demand for appraisal to Food 4 Less within 20 days after the date of mailing of this Joint Proxy and Consent Solicitation Statement/Prospectus. A stockholder who signs and returns a Consent Form without expressly directing, by checking the applicable boxes on the reverse side of the Consent Form enclosed herewith, that he or she does not approve the FM/Food 4 Less Merger Agreement will effectively have thereby waived his, her or its appraisal rights as to those shares of Food 4 Less Stock because, in the absence of express contrary instructions, such shares of Food 4 Less Stock will be deemed to approve the proposal to approve the FM/Food 4 Less Merger Agreement. Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his, her or its shares of Food 4 Less Stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed Consent Form or (ii) check the "Withhold Consent" box next to the proposal to approve the FM/Food 4 Less Merger Agreement on such form. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Food 4 Less of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of his, her or its shares of Food 4 Less Stock. A person having a beneficial interest in shares of Food 4 Less Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of Food 4 Less Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of Food 4 Less Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; provided, however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds shares of Food 4 Less Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number and type of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Food 4 Less Stock outstanding in the name of such record owner.

     A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his, her or its written demand to: Food 4 Less Holdings, Inc., 1100 West Artesia Boulevard, Compton, California 90220, Attention: Terrence J. Wallock, Esq., Telephone: (310) 884-9000, Telecopy: (310) 884-2610.

     The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Food 4 Less Common Stock, Food 4 Less Series A Preferred Stock or Food 4 Less Series B Preferred Stock owned, and that the stockholder is thereby demanding appraisal of his, her or its shares. A Consent Form against the FM/Food 4 Less Merger Agreement will not by itself constitute such a demand. Within ten days after the FM/Food 4 Less Merger Effective Time, the surviving corporation must provide notice of such effective time to all stockholders who have complied with Section 262.

     Within 120 days after the FM/Food 4 Less Merger Effective Time, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Food 4 Less to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders of Food 4 Less who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time period and in the manner prescribed in Section 262. If appraisal rights are available, within 120 days after the FM/Food 4 Less Merger Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Food 4 Less Stock not approving the FM/Food 4 Less Merger Agreement and with respect to which demands for appraisal were received by Food 4 Less and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     Upon the timely filing of a petition by a stockholder, service of a copy thereof shall be made upon the surviving corporation, which shall within 20 days after such service file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Food 4 Less Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the FM/Food 4 Less Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Holders of shares of Food 4 Less Stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the FM/Food 4 Less Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of Food 4 Less, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of Food 4 Less Stock who has duly demanded appraisal in compliance with Section 262 will not, after the FM/Food 4 Less Merger Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to such effective time.

     At any time within 60 days after the FM/Food 4 Less Merger Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the FM/Food 4 Less Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Food 4 Less. If no petition for appraisal is filed with the Delaware Court within 120 days after the FM/Food 4 Less Merger Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Food 4 Less Stock will be entitled to receive the consideration offered pursuant to the FM/Food 4 Less Merger Agreement. Inasmuch as Food 4 Less has no obligation to file such a petition, and Food 4 Less has no present intention to do so, any holder of shares of Food 4 Less Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to Food 4 Less a written withdrawal of his, her or its demand for appraisal and acceptance of the FM/Food 4 Less Merger, except (i) that any such attempt to withdraw made more than 60 days after the FM/Food 4 Less Merger Effective Time will require written approval of Food 4 Less and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

     Food 4 Less stockholders who exercise appraisal rights in connection with the FM/Food 4 Less Merger will generally recognize taxable gain or loss for federal income tax purposes. See "-- Certain United States Federal Income Tax Consequences -- Exercise of Appraisal Rights by Stockholders."

STOCK EXCHANGE LISTING OF FRED MEYER COMMON STOCK

     Application will be made for the listing on the NYSE of the shares of Fred Meyer Common Stock to be issued in the FM/Food 4 Less Merger. This listing is a condition to the obligation of Food 4 Less to effect the FM/Food 4 Less Merger. See "The FM/Food 4 Less Merger Agreement -- Conditions to Each Party's Obligation to Effect the Merger."

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of Fred Meyer Common Stock received by stockholders of Food 4 Less in connection with the FM/Food 4 Less Merger will be freely transferable, except that shares of Fred Meyer Common Stock received by persons who are deemed to be "affiliates" (as that term is defined under the Securities Act) of Food 4 Less prior to the FM/Food 4 Less Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144, in the case of such persons who become affiliates of Fred Meyer) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Food 4 Less generally include individuals or entities that control, are controlled by, or are under common control with, Food 4 Less, and may include certain officers and directors as well as principal stockholders of Food 4 Less. The FM/Food 4 Less Merger Agreement requires Food 4 Less to use all reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that the affiliate will not sell, assign or transfer any shares of Fred Meyer Common Stock received in connection with the

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

FM/Food 4 Less Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) by a sale made in conformity with the volume and other limitations of Rule 145 promulgated under the Securities Act (and otherwise in accordance with Rule 144 promulgated under the Securities Act if the person is an affiliate of Fred Meyer and if so required at the time) or
(iii) in a transaction that, in the opinion of independent counsel to the affiliate reasonably satisfactory to Fred Meyer or as described in a "no action" or interpretative letter from the staff of the Commission, is not required to be registered under the Securities Act.

     This Joint Proxy and Consent Solicitation Statement/Prospectus does not cover resales of Fred Meyer Common Stock received by any person who may be deemed to be an affiliate of Fred Meyer or Food 4 Less.

                      THE FM/FOOD 4 LESS MERGER AGREEMENT

     The following summary of certain terms and provisions of the FM/Food 4 Less Merger Agreement, which describes all material terms and provisions thereof, is qualified in its entirety by reference to the other information contained elsewhere in this Joint Proxy and Consent Solicitation Statement/Prospectus including the Appendices hereto and the documents incorporated herein by reference. A copy of the FM/Food 4 Less Merger Agreement (excluding the Exhibits and Schedules thereto) is set forth in Appendix B to this Joint Proxy and Consent Solicitation Statement/Prospectus and is incorporated herein by reference, and reference is made thereto for a complete description of the terms of the FM/Food 4 Less Merger. Holders of Food 4 Less Stock and holders of Fred Meyer Common Stock are urged to read the FM/Food 4 Less Merger Agreement and each of the other Appendices hereto carefully. Capitalized terms not otherwise defined herein shall have the meanings set forth in the FM/Food 4 Less Merger Agreement and in "-- Certain Definitions."

THE MERGER

     The FM/Food 4 Less Merger Agreement provides that, following the approval by the stockholders of Fred Meyer and Food 4 Less and the satisfaction or waiver of the other conditions to the FM/Food 4 Less Merger, the FM/Food 4 Less Merger will be effected by the merger of Food 4 Less Sub with Food 4 Less.

     The consummation of the FM/Food 4 Less Merger (the "FM/Food 4 Less Merger Closing") will take place on the second business day following the date on which the last of the conditions is satisfied or waived, or at such other time and date to which Fred Meyer and Food 4 Less mutually agree (such date of the FM/Food 4 Less Merger Closing, the "FM/Food 4 Less Merger Closing Date"). On the FM/Food 4 Less Merger Closing Date, Fred Meyer and Food 4 Less will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware, at which time and date of such filing the FM/Food 4 Less Merger will become effective.

CONVERSION OF SHARES

     At the FM/Food 4 Less Merger Effective Time, each outstanding share of Food 4 Less Common Stock (other than shares as to which appraisal rights are perfected as described below) will be converted into and represent the right to receive (a) a number (rounded to the nearest ten-thousandth of a share) of shares of Fred Meyer Common Stock equal to the quotient of (i) the Applicable Percentage of the Per Share Value divided by (ii) the Average Fred Meyer Price (the "Common Stock Consideration") and (b) if the Applicable Percentage is less than 100% at the FM/Food 4 Less Merger Effective Time, a percentage interest (the "Escrow Percentage Interest") in any Escrowed Shares (as defined under
"-- Escrowed Shares") equal to one divided by the Fully-Diluted Basis (the Common Stock Consideration and any Escrow Percentage Interest described in (ii) above referred to as the "Common Merger Consideration").

     At the FM/Food 4 Less Merger Effective Time, each outstanding share of Food 4 Less Preferred Stock will be converted into a number of shares of Fred Meyer Common Stock equal to the Common Stock Consideration times the number of shares of Food 4 Less Common Stock into which such share of Food 4 Less Preferred Stock is convertible and if the Applicable Percentage is less than 100% at the FM/Food 4 Less Merger Effective Time, an Escrow Percentage Interest in any Escrowed Shares equal to one divided by the Fully-Diluted Basis (the "Preferred Merger Consideration").

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

     Any share of Food 4 Less Common Stock that is held in the treasury of Food 4 Less or owned by Fred Meyer, Food 4 Less Sub or any other subsidiary of Fred Meyer or of Food 4 Less will be canceled. Each share of capital stock of Food 4 Less Sub outstanding immediately prior to the FM/Food 4 Less Merger Effective Time will remain outstanding and will be unchanged after the FM/Food 4 Less Merger and will thereafter constitute all of the issued and outstanding capital stock of Food 4 Less.

     Consequently, as a result of the FM/Food 4 Less Merger, Food 4 Less will become a wholly owned direct subsidiary of Fred Meyer, and holders of Food 4 Less Stock will become holders of Fred Meyer Common Stock.

ESCROWED SHARES

     If the Applicable Percentage is less than 100%, immediately prior to the FM/Food 4 Less Merger Effective Time, (i) Fred Meyer, and Ronald W. Burkle, George G. Golleher and John H. Kissick (the "Stockholders' Representatives") and an escrow agent selected by Fred Meyer and reasonably acceptable to Food 4 Less (the "Escrow Agent") shall enter into an escrow agreement (the "Escrow Agreement") and (ii) Fred Meyer shall deposit with the Escrow Agent, in trust, a number of shares of Fred Meyer Common Stock ("Escrowed Shares" and the percentage interest in such shares, the "Escrow Percentage Interests") equal to the quotient of (A) the product of (i) one minus the Applicable Percentage times
(ii) the product of the (a) Per Share Value times (b) the Fully-Diluted Basis divided by (B) the Average Fred Meyer Price. The Stockholders' Representatives shall have full power and authority to act on behalf of the holders of the Escrow Percentage Interests with respect to all matters relating to the Escrowed Shares and the Escrow Agreement.

     Pursuant to the Escrow Agreement, on or prior to the Distribution Date (as defined below), the Escrowed Shares shall be distributed: (a) first to Fred Meyer, a number of shares equal to the fees and expenses of the Escrow Agent divided by the Average Fred Meyer Price, (b) second to Fred Meyer, a number of shares equal to the Total Deduction Amount divided by the Average Fred Meyer Price and (c) the remainder of such shares, if any, to the holders of the Escrow Percentage Interests. "Distribution Date" means the fifth business day after the earliest of (x) the termination of the FM/QFC Merger Agreement, (y) the execution of the Settlement Agreement (as defined below under "-- Antitrust Clearance; Estimated Gain") and (z) six months from the FM/Food 4 Less Merger Effective Time.

     For so long as the Escrowed Shares remain in escrow, the holders of the Escrow Percentage Interests will be entitled to receive cash dividends and other taxable distributions in respect of such shares and will be entitled to vote such shares, in each case in accordance with their respective Escrow Percentage Interests.

FRACTIONAL SHARES

     No fractional shares of Fred Meyer Common Stock will be issued in connection with the FM/Food 4 Less Merger. In lieu of any such fractional shares, each holder of shares of Food 4 Less Stock who would otherwise have been entitled to receive a fraction of a share of Fred Meyer Common Stock (after taking into account all shares of Food 4 Less Stock then held of record by such holder) will receive cash (without interest) in an amount equal to the product of such fractional part of a share of Fred Meyer Common Stock multiplied by the Average Fred Meyer Price.

EXCHANGE OF CERTIFICATES

     Promptly after the FM/Food 4 Less Merger Effective Time, Fred Meyer will cause the Exchange Agent to mail to each record holder as of the FM/Food 4 Less Merger Effective Time of outstanding certificates which immediately prior to the FM/Food 4 Less Merger Effective Time represented shares of Food 4 Less Stock (the "Food 4 Less Certificates"), a form of letter of transmittal (the "Food 4 Less Letter of Transmittal") and instructions for use in effecting the surrender of the Food 4 Less Certificates in exchange for certificates representing shares of Fred Meyer Common Stock. Upon surrender to the Exchange Agent of an Food 4 Less Certificate, together with an Food 4 Less Letter of Transmittal duly executed and any other required documents, the holder of such Food 4 Less Certificate will be entitled to receive (i) a certificate

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

representing that number of whole shares of Fred Meyer Common Stock which such holder has the right to receive, (ii) cash in lieu of any fractional shares of Fred Meyer Common Stock to which such holder is entitled, after giving effect to any required tax withholdings, and (iii) any dividends or distributions to which such holder is entitled, and the Food 4 Less Certificate so surrendered will forthwith be canceled.

     If the exchange of certificates representing shares of Fred Meyer Common Stock is to be made to a person other than the person in whose name the surrendered Food 4 Less Certificate is registered, it will be a condition of exchange that the Food 4 Less Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the person requesting such exchange will have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Fred Meyer Common Stock to a person other than the registered holder of the Food 4 Less Certificate surrendered or will have established that such tax either has been paid or is not applicable.

     No dividends or other distributions declared or made after the FM/Food 4 Less Merger Effective Time with respect to shares of Fred Meyer Common Stock will be paid to the holder of any unsurrendered Food 4 Less Certificate, and no cash payment in lieu of fractional shares will be paid, until such Food 4 Less Certificate has been surrendered to the Exchange Agent. Upon such surrender, such dividends and distributions and such cash payment in lieu of fractional shares will be paid without interest.

     HOLDERS OF FOOD 4 LESS STOCK SHOULD NOT FORWARD CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED AN FOOD 4 LESS LETTER OF TRANSMITTAL. HOLDERS OF FOOD 4 LESS STOCK SHOULD NOT RETURN THEIR CERTIFICATES WITH THE ENCLOSED CONSENT FORM.

EFFECT ON STOCK OPTIONS

     Immediately prior to the FM/Food 4 Less Merger Effective Time, each Food 4 Less Option under any stock option or equity incentive plan of Food 4 Less shall be canceled in exchange for the payments set forth below. With respect to such portion of an Food 4 Less Option which is exercisable immediately prior to March 20, 1998 (a "Vested Option Portion"), Food 4 Less shall pay to each holder of the Food 4 Less Option a cash payment in an amount equal to the excess, if any, of the Per Share Value minus the per share exercise price of such Food 4 Less Option, multiplied by the number of shares of Food 4 Less Common Stock subject to such Vested Option Portion, subject to applicable income tax withholding and employer taxes. With respect to such portion of an Food 4 Less Option which is not exercisable immediately prior to March 20, 1998 (an "Unvested Option Portion"), subject to the following sentence, if a Qualifying Employee of the Food 4 Less Option is employed by Food 4 Less on the first anniversary of the FM/Food 4 Less Merger Effective Time, Food 4 Less shall pay to the Qualifying Employee within 10 days after such first anniversary, a cash payment in an amount equal to the excess, if any, of the Per Share Value minus the per share exercise price of such Food 4 Less Option, multiplied by the number of shares of Food 4 Less Common Stock subject to such Unvested Option Portion, plus a pro rata portion (based on the ratio of the amounts payable to Qualifying Employees) of any amounts which would have been payable to holders but who are not Qualifying Employees, subject to applicable income tax withholding and employer taxes. If Food 4 Less or any successor thereto terminates the employment of a holder of a Food 4 Less Option after the FM/Food 4 Less Merger Effective Time and prior to the first anniversary thereof without "cause" or such holder terminates such employment for "good reason," such holder shall be a "Qualifying Employee" and such holder shall be entitled to receive the payments set forth in the preceding sentence with respect to the Unvested Option Portion of such holder's Food 4 Less Options.

EFFECT ON WARRANTS

     Prior to the FM/Food 4 Less Merger Effective Time, the Fred Meyer Board will adopt appropriate resolutions and take all other actions necessary to provide that, effective at the FM/Food 4 Less Merger Effective Time, all the Food 4 Less Warrants granted under the Warrant Agreement of Food 4 Less dated December 31, 1992 (but not including the Yucaipa Warrant) will be assumed by Fred Meyer and converted automatically into a warrant to purchase shares of Fred Meyer Common Stock and Escrow Percentage Interests (collectively, a "New Warrant") in an amount and, if applicable, at an exercise price determined as

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

follows: (i) the number of shares of Fred Meyer Common Stock to be subject to the New Warrant will be equal to the product of the number of shares of Food 4 Less Common Stock remaining subject (as of immediately prior to the FM/Food 4 Less Merger Effective Time) to the Food 4 Less Warrants times the quotient of
(A) the Applicable Percentage of the Per Share Value divided by (B) the Average Fred Meyer Price, provided that any fractional shares of Fred Meyer Common Stock resulting from such multiplication shall be rounded down to the nearest share;
(ii) the Escrow Percentage Interest to be subject to the New Warrant will be equal to the quotient of the number of shares of Food 4 Less Common Stock remaining subject (as of immediately prior to the FM/Food 4 Less Merger Effective Time) to the Food 4 Less Warrants divided by the Fully-Diluted Basis; and (iii) the exercise price per share of Fred Meyer Common Stock under the New Warrant will be equal to the product of (A) the exercise price per share of the Food 4 Less Common Stock under the Food 4 Less Warrants divided by the Per Share Value, multiplied by (B) Average Fred Meyer Price, provided that such exercise price shall be rounded down to the nearest cent. Food 4 Less is soliciting all of its warrant holders to exercise their Food 4 Less Warrants prior to the Food 4 Less Merger Effective Time. Food 4 Less believes such exercise will benefit its warrant holders because such holders will, as a result, be entitled to receive shares of Fred Meyer Common Stock in the FM/Food 4 Less Merger that will have been publicly registered and therefore will not be restricted securities under Rule 144 of the Securities Act. It is expected that substantially all Food 4 Less Warrants, other than the Yucaipa Warrant, will be exercised for shares of Food 4 Less Common Stock prior to the FM/Food 4 Less Merger Effective Time.

TREATMENT OF YUCAIPA CONSULTING AGREEMENT AND YUCAIPA WARRANT

     At the FM/Food 4 Less Merger Effective Time, the Consulting Agreement between Food 4 Less and Yucaipa will be terminated and Food 4 Less or Fred Meyer will make a termination payment to Yucaipa or its assignee in the amount of $20 million in lieu of all other payments required thereunder and as consideration for advisory services rendered by Yucaipa in connection with the FM/Food 4 Less Merger. In addition, the Yucaipa Warrant shall be terminated in consideration for Fred Meyer's delivery at the FM/Food 4 Less Merger Effective Time to Yucaipa or its assignee of shares of Fred Meyer Common Stock (and Escrow Percentage Interests) equal to the number of shares of Fred Meyer Common Stock (and Escrow Percentage Interests) which the holder of two percent of the Food 4 Less Common Stock, measured on a fully diluted basis (after giving effect to such two percent of Food 4 Less Common Stock as though it were outstanding), would have received in the FM/Food 4 Less Merger.

REPRESENTATIONS AND WARRANTIES

     The FM/Food 4 Less Merger Agreement contains customary reciprocal representations and warranties by Fred Meyer and Food 4 Less relating to, among other things, (a) their respective organizations, the organizations of their respective subsidiaries and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the FM/Food 4 Less Merger Agreement and related matters; (c) their respective capital structures; (d) compliance with applicable laws and agreements; (e) the accuracy of certain reports and financial statements filed with the Commission; (f) the absence of adverse material suits, claims or proceedings and other litigation; (g) the absence of any material adverse changes to their respective business, operations, condition (financial or otherwise), results of operations, assets or liabilities; (h) tax matters; (i) employee benefit plans; (j) the delivery of fairness opinions by their respective financial advisors; (k) their respective assets; (l) their respective material contracts and commitments; (m) labor matters; (n) insurance matters; (o) environmental matters; (p) brokers' and finders' fees; (q) the required vote of their respective stockholders; and (r) the absence of any action that would prevent the FM/Food 4 Less Merger from qualifying as a tax-free reorganization. The FM/Food 4 Less Merger Agreement also contains additional customary representations and warranties of Food 4 Less relating to, among other things, (a) the absence of other agreements to sell Food 4 Less; (b) affiliate transactions; and (c) the inapplicability of Section 203 of the DGCL, relating to business combinations with interested stockholders, to the FM/Food 4 Less Merger Agreement and related agreements and transactions.

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

CONDUCT OF BUSINESS OF FOOD 4 LESS PENDING FM/FOOD 4 LESS MERGER

     Pursuant to the FM/Food 4 Less Merger Agreement, Food 4 Less has agreed that, during the period from the date of the FM/Food 4 Less Merger Agreement until the FM/Food 4 Less Merger Effective Time, it will, subject to certain exceptions specified therein, conduct its business and the business of its subsidiaries only in the ordinary course of business and in a manner consistent with past practice, and it will not, among other things: (a) make any capital expenditures in excess of amounts reflected in the most recent financial models disclosed to Fred Meyer prior to the date of the FM/Food 4 Less Merger Agreement; (b) incur any indebtedness for borrowed money or guarantee such indebtedness of another person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other person or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (c) (i) amend its certificate of incorporation or bylaws or the charter or bylaws of any of its subsidiaries, (ii) split, combine or reclassify the outstanding shares of its capital stock or declare, set aside or pay any dividend or make any other distribution with respect to such shares of capital stock, (iii) redeem, purchase or otherwise acquire any shares of its capital stock or (iv) sell or pledge any stock of any of its subsidiaries; (d) (i) issue or sell any additional shares of, or grant, confer or award any options, warrants or rights of any kind to acquire any shares of, its capital stock, (ii) enter into any agreement out of the ordinary course of its business to dispose of or acquire a segment of its business, (iii) sell, pledge, dispose of or encumber any material assets, except in the ordinary course of business consistent with past practice, or (iv) acquire any corporation, partnership or other business organization or division thereof or any material assets (other than inventory in the ordinary course of business consistent with past practice) or make any material investment in any other person; (e) grant any new severance or termination pay or increase the benefits payable under its severance or termination pay policies or agreements or enter into any new employment or severance agreement with any officer, director or employee; (f) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee or grant, confer, award or pay any forms of cash incentive, bonuses or other benefit not required by any existing plan, arrangement or agreement; (g) enter into or amend any contract for the purchase of inventory with a term in excess of three years which is not cancelable within one year without penalty, cost or liability; (h) negotiate, enter into or modify any material collective bargaining agreements; (i) make any material change in its tax or accounting policies or any material reclassification of assets or liabilities except as required by law or GAAP; (j) satisfy any claims, liabilities or obligations, except in the ordinary course of business consistent with past practice or in accordance with the existing terms thereof, or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing contract, except in the ordinary course of business consistent with past practice; (k) settle or compromise material litigation; (l) take any action (without regard to any action taken or agreed to be taken by Fred Meyer or any of its affiliates) with knowledge that such action would prevent the FM/Food 4 Less Merger from qualifying as a tax-free reorganization; and (m) take any action which would result in any condition to the FM/Food 4 Less Merger not being satisfied.

CONDUCT OF BUSINESS OF FRED MEYER PENDING THE FM/FOOD 4 LESS MERGER

     Pursuant to the FM/Food 4 Less Merger Agreement, Fred Meyer has agreed that, during the period from the date of the FM/Food 4 Less Merger Agreement until the FM/Food 4 Less Merger Effective Time, it will, subject to certain exceptions specified therein, conduct its business and the business of its subsidiaries only in the ordinary course of business and in a manner consistent with past practice, and it will not, among other things: (a) amend its certificate of incorporation or change the size of the Fred Meyer Board (except as contemplated by the FM/Food 4 Less Merger Agreement and the FM/QFC Merger Agreement); (b) issue, deliver, sell, pledge, dispose of or encumber, or authorize any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of Fred Meyer or any of its subsidiaries (except for the issuance of shares of Fred Meyer Common Stock issuable in accordance with the terms of Fred Meyer's employee benefit plans and arrangements or other existing stock-based contractual requirements, directors' deferred compensation plan and the Yucaipa Warrant and except for the issuance of

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

shares of Fred Meyer Common Stock pursuant to the FM/QFC Merger Agreement), other than in connection with acquisitions having a value (on a per-acquisition basis) of not more than $50,000,000; (c) (i) split, combine or reclassify or otherwise alter Fred Meyer Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Fred Meyer Common Stock or (ii) redeem, purchase or otherwise acquire any shares of Fred Meyer Common Stock; (d) acquire (other than pursuant to the FM/QFC Merger Agreement) any corporation, partnership or other business organization or division thereof, if any such action could reasonably be expected to (i) delay materially obtaining the antitrust clearances referenced under "-- Antitrust Clearance; Estimated Gain," (ii) increase the amount of Lost EBITDA or (iii) require an amendment of this Joint Proxy and Consent Solicitation Statement/Prospectus; (e) consummate certain acquisitions except in accordance with the terms disclosed to Food 4 Less prior to the date of the FM/Food 4 Less Merger Agreement; and (f) take any action which would result in any condition to the FM/Food 4 Less Merger not being satisfied.

ANTITRUST CLEARANCE; ESTIMATED GAIN

     Each of Fred Meyer and Food 4 Less has agreed to use its reasonable best efforts to take all appropriate action and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the FM/Food 4 Less Merger Agreement, including, without limitation, (i) in the case of Fred Meyer, promptly, if required by the FTC or its staff, the Assistant Attorney General in charge of the Antitrust Division or his staff, any state attorney general or its staff or any other similar governmental entity, in each case in order to consummate the FM/Food 4 Less Merger, taking all steps and making all undertakings to secure antitrust clearance (including steps to effect the sale or other disposition of particular Facilities of Fred Meyer, its subsidiaries, QFC, its subsidiaries and/or Food 4 Less and its subsidiaries and to hold separate such Facilities pending such sale or other disposition), (ii) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party, in connection with the transactions contemplated by the FM/Food 4 Less Merger Agreement or pursuant to the FM/QFC Merger, (iii) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the FM/Food 4 Less Merger Agreement or pursuant to the FM/QFC Merger, and (iv) permitting the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the other person, give the other party the opportunity to attend and participate in such meetings and conferences. In case at any time after the FM/Food 4 Less Merger Effective Time any further action is necessary or desirable to carry out the purposes of the FM/Food 4 Less Merger Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such necessary action. For purposes of meeting, holding discussions and entering into any proposed settlement with such governmental authorities, Fred Meyer shall appoint a committee consisting of Ronald W. Burkle (or his designee), Roger A. Cooke (or his designee) and one representative designated by each of Food 4 Less and QFC.

     Food 4 Less shall make, subject to the condition that the FM/Food 4 Less Merger is consummated, any undertakings (including undertakings to make sales or other dispositions) provided that such divestitures need not themselves be made until after the FM/Food 4 Less Merger is consummated in order to obtain antitrust clearances for the FM/Food 4 Less Merger.

     Within five business days after such time as any agreement is reached by Fred Meyer with the FTC or its staff, the Assistant Attorney General in charge of the Antitrust Division or his staff, any state attorney general or its staff or any other similar governmental entity to sell or dispose of any Facilities (the "Settlement Agreement"), Fred Meyer will furnish or cause to be furnished to Food 4 Less a report (the "Preliminary Report"), based on such information as Fred Meyer shall determine to be relevant, stating in reasonable detail Fred Meyer's good faith determination of the Estimated Gain and Lost EBITDA with respect to such

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Facilities. Unless Food 4 Less provides specific written notice to Fred Meyer of an objection to any aspect of the Preliminary Report before the close of business on the 10th business day after Food 4 Less' receipt thereof, the Preliminary Report shall then become binding upon Fred Meyer and Food 4 Less, and shall be the "Final Report". If Food 4 Less, by delivering its own report (the "Food 4 Less Report") stating in reasonable detail Food 4 Less' good faith determination of the Estimated Gain and Lost EBITDA to Fred Meyer before the close of business on such business day, makes any good faith objection to any aspect of the Fred Meyer's proposed Estimated Gain set forth in the Preliminary Report, then those aspects as to which the objection was made shall not become binding, Fred Meyer and Food 4 Less shall discuss such objection in good faith and, if they reach written agreement amending the Preliminary Report (or portions thereof), the Preliminary Report, as amended by such written agreement, shall become binding upon Fred Meyer and Food 4 Less, and shall be the "Final Report". If Fred Meyer and Food 4 Less do not reach such written agreement within five days after Food 4 Less gives such notices of objection, those aspects as to which such objection was made (relating to Estimated Gain, and not Lost EBITDA) and as to which written agreement has not been reached shall be submitted for arbitration to one or more independent business and/or real estate appraisal firms of recognized national standing with expertise in the valuation of businesses and/or properties comparable to the Facilities chosen by agreement of Fred Meyer and Food 4 Less. Such firm shall prepare a valuation report with respect to the real estate and other assets comprising the Facilities, which report, when delivered to Fred Meyer and Food 4 Less, shall become binding upon Fred Meyer and Food 4 Less for purposes of determining the Estimated Gain, and shall (unless a determination made in such report is higher or lower than both the determination set forth in the Preliminary Report and the determination set forth in the Food 4 Less Report, in which case the determination set forth in the Preliminary Report or the Food 4 Less Report, whichever is closer to such firm's determination, shall), together with those aspects of the Preliminary Report as to which no objection was made or as to which written agreement has been reached, be the "Final Report".

     The "Estimated Gain" is the amount set forth in the Final Report and is equal to the aggregate net proceeds estimated to be realized by Fred Meyer or any of its subsidiaries on the sale or other disposition of any Facilities in excess of the book value of the Facilities to be so divested as of the date of determination thereof. The foregoing notwithstanding, if within three days following issuance of the Final Report, Food 4 Less shall produce a signed bona-fide offer from a qualified buyer to purchase any or all of the Facilities to be disposed of at a price higher than that contained in the Final Report, then, in such event, the Estimated Gain shall be increased by the amount by which such offer exceeds the valuation in the Final Report for such Facilities.

NO SOLICITATION

     In the FM/Food 4 Less Merger Agreement, Food 4 Less has agreed that it would, and would cause its subsidiaries and their respective officers, directors, employees, representatives and agents to, immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the date of the FM/Food 4 Less Merger Agreement with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 20% of the outstanding equity interest in Food 4 Less or any material equity interest in any of its subsidiaries, or any business combination with Food 4 Less or any of its subsidiaries. Neither Food 4 Less nor any of its subsidiaries, nor any of its or their respective officers, directors, employees, representatives or agents, will, directly or indirectly, encourage, solicit, participate in, facilitate or initiate discussions or negotiations with, or provide any information to, any person or group (other than Fred Meyer and Food 4 Less Sub or any designees thereof) concerning any merger, sale of assets, sale of more than 20% of the outstanding shares of capital stock or similar transactions (including an exchange of stock or assets) involving Food 4 Less or any subsidiary or division of Food 4 Less or any business combination with Food 4 Less or any of its subsidiaries (each, an "Food 4 Less Transaction"). Food 4 Less shall notify Fred Meyer immediately if it receives any unsolicited proposal concerning an Food 4 Less Transaction, the identity of the person making any such proposal and all the terms and conditions thereof and shall keep Fred Meyer promptly advised of all developments relating thereto.

EMPLOYEE BENEFIT MATTERS

     Pursuant to the FM/Food 4 Less Agreement, Food 4 Less will, or Fred Meyer will cause Food 4 Less to, promptly pay or provide when due all compensation and benefits earned through or prior to the FM/Food 4 Less Merger Effective Time as provided pursuant to the terms of any plans in existence as of the date of the FM/Food 4 Less Merger Agreement for the benefit of all employees (and former employees) and directors (and former directors) of Food 4 Less. Fred Meyer and Food 4 Less have agreed that Food 4 Less will pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect and disclosed to Fred Meyer as of the date of the FM/Food 4 Less Merger Agreement.

DIRECTORS' AND OFFICERS' INDEMNIFICATION; INSURANCE

     The Food 4 Less bylaws after the FM/Food 4 Less Merger Effective Time shall contain provisions no less favorable with respect to indemnification and exculpation from liability than were set forth in the Food 4 Less Certificate and the Food 4 Less Bylaws on the date of the FM/Food 4 Less Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the FM/Food 4 Less Merger Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the FM/Food 4 Less Merger Effective Time were directors, officers, employees or agents of Food 4 Less. Without limiting the generality of the foregoing, in the event any person entitled to indemnification under such provisions becomes involved in any claim, action, proceeding or investigation after the FM/Food 4 Less Merger Effective Time, Food 4 Less shall periodically advance to such person his or her reasonable legal and other reasonably incurred expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such person providing an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such person is not entitled thereto.

     For six years from the FM/Food 4 Less Merger Effective Time, Fred Meyer shall maintain in effect the current directors' and officers' liability insurance covering those persons who are currently covered by Food 4 Less' directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or prior to the FM/Food 4 Less Merger Effective Time, so long as the annual premium therefor would not be in excess of 150% of the Current Premium. If such premiums for such insurance would at any time exceed 150% of the Current Premium, then Fred Meyer shall cause to be maintained policies of insurance which in Fred Meyer's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the Current Premium.

DIRECTORS


     The FM/Food 4 Less Merger Agreement provides that the Fred Meyer Board will elect Robert Beyer and one additional person selected by Food 4 Less to be directors of Fred Meyer, with such elections to be effective at the FM/Food 4 Less Effective Time. Food 4 Less has selected Carlton J. Jenkins, Chairman, President and Chief Executive Officer of Founders National Bank of Los Angeles as the additional director.


CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE FM/FOOD 4 LESS MERGER

     The respective obligations of each party to effect the FM/Food 4 Less Merger will be subject to the following conditions:

          (i) The FM/Food 4 Less Merger Agreement will have been approved by the stockholders of Food 4 Less. The issuance of Fred Meyer Common Stock in the FM/Food 4 Less Merger will have been approved by the stockholders of Fred Meyer.

          (ii) No statute, rule, regulation, executive order, decree, ruling, injunction or other order will have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the FM/Food 4 Less Merger.

          (iii) Any waiting period applicable to the FM/Food 4 Less Merger under the HSR Act will have terminated or expired.

          (iv) The Registration Statement will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of Fred Meyer Common Stock to be exchanged for Food 4 Less Stock will have been complied with.

          (v) The shares of Fred Meyer Common Stock issuable to the holders of Food 4 Less Stock pursuant to the FM/Food 4 Less Merger will have been approved for listing on the NYSE, subject to official notice of issuance.

CONDITIONS TO OBLIGATIONS OF FOOD 4 LESS TO EFFECT THE FM/FOOD 4 LESS MERGER

     The obligation of Food 4 Less to effect the FM/Food 4 Less Merger will be subject to the following additional conditions:

          (i) Fred Meyer and Food 4 Less Sub will have performed or complied with in all material respects their agreements and covenants contained in the FM/Food 4 Less Merger Agreement required to be performed or complied with on or prior to the FM/Food 4 Less Merger Closing Date, and the representations and warranties of Fred Meyer and Food 4 Less Sub contained in the FM/Food 4 Less Merger Agreement qualified as to materiality will be true in all respects, and those not so qualified will be true in all material respects, in each case when made and on and as of the FM/Food 4 Less Merger Closing Date with the same force and effect as if made on and as of such date.

          (ii) Food 4 Less will have received an opinion of Latham & Watkins as described in "The FM/Food 4 Less Merger -- Certain United States Federal Income Tax Consequences."

          (iii) There will not be pending or threatened by any governmental entity any suit, action or proceeding, which could reasonably be expected, if adversely determined, to result in criminal or material uninsured and unindemnified or unindemnifiable personal liability on the part of one or more directors of Food 4 Less, (i) challenging or seeking to restrain or prohibit the consummation of the FM/Food 4 Less Merger or (ii) seeking to prohibit or limit the ownership or operation by Food 4 Less, Fred Meyer or any of their respective subsidiaries of any material portion of the business or assets of Food 4 Less, Fred Meyer or any of their respective subsidiaries, or to dispose of or hold separate any material portion of the business or assets of Food 4 Less, Fred Meyer or any of their respective subsidiaries, as a result of the FM/Food 4 Less Merger.

          (iv) If necessary, each of Fred Meyer and the Escrow Agent will have executed and delivered the Escrow Agreement and Fred Meyer will have deposited the Escrowed Shares with the Escrow Agent.

          (v) Fred Meyer will have executed and delivered the Food 4 Less Registration Rights Agreement.

CONDITIONS TO OBLIGATIONS OF FRED MEYER AND FOOD 4 LESS SUB TO EFFECT THE FM/FOOD 4 LESS MERGER

     The obligations of Fred Meyer and Food 4 Less Sub to effect the FM/Food 4 Less Merger will be subject to the following additional conditions:

          (i) Food 4 Less will have performed or complied with in all material respects its agreements and covenants contained in the FM/Food 4 Less Merger Agreement required to be performed or complied with at or prior to the FM/Food 4 Less Merger Closing Date, and the representations and warranties of Food 4 Less contained in the FM/Food 4 Less Merger Agreement qualified as to materiality will be true in all respects, and those not so qualified will be true in all material respects, in each case when made and on and as of the FM/Food 4 Less Merger Closing Date with the same force and effect as if made on and as of such date.

          (ii) Fred Meyer will have received an opinion of Simpson Thacher & Bartlett as described in "The FM/Food 4 Less Merger -- Certain United States Federal Income Tax Consequences."

          (iii) Subject to Fred Meyer's compliance with provisions described under "-- Antitrust Clearance; Estimated Gain," there will not be pending or threatened by any governmental entity any suit, action or proceeding,
     (i) challenging or seeking to restrain or prohibit the consummation of the FM/Food 4 Less Merger or seeking to obtain from Fred Meyer or any of its subsidiaries any damages that are material in relation to Fred Meyer and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Food 4 Less, Fred Meyer or any of their respective subsidiaries of any material portion of the business or assets of Food 4 Less, Fred Meyer or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of Food 4 Less, Fred Meyer or any of their respective subsidiaries, as a result of the FM/Food 4 Less Merger, or (iii) seeking to prohibit Fred Meyer or any of its subsidiaries from effectively controlling in any material respect the business or operations of Food 4 Less or its subsidiaries.

          (iv) Holders of not more than five percent of the outstanding shares of Food 4 Less Common Stock shall have exercised appraisal rights.

TERMINATION

     The FM/Food 4 Less Merger Agreement may be terminated and the FM/Food 4 Less Merger may be abandoned at any time prior to the FM/Food 4 Less Merger Effective Time:

          (i) By mutual written consent of Fred Meyer and Food 4 Less;

          (ii) By either Fred Meyer or Food 4 Less, if the FM/Food 4 Less Merger shall not have been consummated on or before August 31, 1998 (other than due to the failure of the party seeking to terminate the FM/Food 4 Less Merger Agreement to perform its obligations thereunder required to be performed at or prior to the FM/Food 4 Less Merger Effective Time);

          (iii) By Fred Meyer or Food 4 Less, if any required approval of the stockholders of Food 4 Less for the FM/Food 4 Less Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (iv) By Food 4 Less or Fred Meyer, if the required approval of the stockholders of Fred Meyer for the issuance of Fred Meyer Common Stock pursuant to the FM/Food 4 Less Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (v) By Fred Meyer (subject to Fred Meyer's compliance with the provisions described under "-- Antitrust Clearance; Estimated Gain") or Food 4 Less, if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the FM/Food 4 Less Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (vi) By Food 4 Less, if (i) any representation or warranty on the part of Fred Meyer contained in the FM/Food 4 Less Merger Agreement is incorrect in any material respect and which could reasonably be expected to have a material adverse effect with respect to Fred Meyer or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the FM/Food 4 Less Merger or (ii) there shall have been a breach of any covenant or agreement on the part of Fred Meyer contained in the FM/Food 4 Less Merger Agreement which could reasonably be expected to have a material adverse effect with respect to Fred Meyer or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the FM/Food 4 Less Merger, which breach, in the case of clause (ii), shall not have been cured prior to 10 days following notice thereof; or

          (vii) By Fred Meyer, if (i) there shall have been a breach of any representation or warranty on the part of Food 4 Less contained in the FM/Food 4 Less Merger Agreement which could reasonably be expected to have a material adverse effect with respect to Food 4 Less or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the FM/Food 4 Less Merger or (ii) there shall have been a breach of any covenant or agreement on the part of Food 4 Less contained in the FM/Food 4 Less Merger Agreement which could reasonably be expected to have a material adverse effect with respect to Food 4 Less or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the FM/Food 4 Less Merger, which breach, in the case of clause (ii), shall not have been cured prior to 10 days following notice thereof.

AMENDMENT AND WAIVER

     The FM/Food 4 Less Merger Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval of matters presented in connection with the FM/Food 4 Less Merger by the stockholders of either Food 4 Less or Fred Meyer; provided, however, that after any such approval, no amendment will be made that by law requires further approval by such stockholders without the further approval of such stockholders. In addition, either party may waive, by written instrument signed on its behalf, any provision of the FM/Food 4 Less Merger Agreement.

CERTAIN DEFINITIONS

     As used in this description of the FM/Food 4 Less Merger Agreement, the following terms shall have the following meanings:

          "Aggregate Exercise Price" shall mean the sum of (i) the aggregate cash consideration payable to Food 4 Less upon the exercise of all Food 4 Less Options outstanding immediately prior to their cancellation as provided under "-- Effect on Stock Options" and (ii) the aggregate cash consideration received by Food 4 Less from the issuance of shares of Food 4 Less Common Stock after the date of the FM/Food 4 Less Merger Agreement and prior to the FM/Food 4 Less Merger Effective Time.

          "Aggregate Purchase Price" shall mean the following:

             (i) the Average Fred Meyer Price times 22,500,000, if the Average Fred Meyer Price is greater than $26.6667;

             (ii) $600,000,000, if the Average Fred Meyer Price is less than or equal to $26.6667 but greater than $25.00; or

             (iii) the Average Fred Meyer Price times 24,000,000, if the Average Fred Meyer Price is less than or equal to $25.00.

          "Applicable Percentage" shall mean a percentage equal to the greater of (a) 90% and (b) the percentage determined by (i) subtracting the Total Deduction Amount attributable to any Pending Settlement Proposal from the Aggregate Purchase Price and (ii) dividing the resulting amount by the Aggregate Purchase Price; provided that if the Settlement Agreement has been entered into as of the FM/Food 4 Less Merger Effective Time, the Applicable Percentage shall be 100%.

          "Average Fred Meyer Price" shall be equal to the average of the closing prices of the Fred Meyer Common Stock on the NYSE as reported on the NYSE Composite Transaction Tape for the 15 trading days randomly selected by lot out of the 35 trading days ending on the second trading day preceding the FM/Food 4 Less Merger Effective Time.

          "Fully Diluted Basis" shall mean the Total Share Amount minus the quotient of (i) the Aggregate Exercise Price divided by (ii) the Per Share Value.

          "Lost EBITDA" shall be equal to the aggregate earnings (or losses) before interest, taxes, corporate allocation costs for administration (including costs for management information systems), depreciation and amortization from the continuing operations of any Facilities to be divested as described under "-- Antitrust Clearance; Estimated Gain" during the twelve-month period ending on the second most recent month-end prior to the earlier of (i) the agreement of Fred Meyer with the applicable governmental or regulatory authority to divest such Facilities and (ii) the FM/Food 4 Less Merger Effective Time; provided, that, for any New Facility Lost EBITDA for such New Facility shall be an amount equal to 80% of the Average Facility EBITDA.

          "Pending Settlement Proposal" shall mean a proposal made by any regulatory authority referred to under "-- Antitrust Clearance; Estimated Gain" with respect to the divestiture of Facilities which is outstanding or otherwise under consideration by Fred Meyer and Food 4 Less at the FM/Food 4 Less Merger Effective Time.

          "Per Share Value" shall mean an amount equal to the result obtained by dividing (a) the sum of (i) 0.98 times the Aggregate Purchase Price plus
     (ii) the Aggregate Exercise Price by (b) the Total Share Amount.

          "Total Deduction Amount" shall be equal to (i) the product of (A) four and (B) the Lost EBITDA in excess of $15 million, minus (ii) 50% of the Estimated Gain.

          "Total Share Amount" shall mean the sum of the following, all measured immediately prior to the FM/Food 4 Less Merger Effective Time: (i) the total number of shares of Food 4 Less Common Stock then issued and outstanding plus (ii) the total number of shares of Food 4 Less Common Stock then issuable upon conversion into shares of Food 4 Less Common Stock of the shares of Food 4 Less Preferred Stock then outstanding plus (iii) the total number of shares of Food 4 Less Common Stock issuable upon exercise of Food 4 Less Options then outstanding plus (iv) the total number of shares of Food 4 Less Common Stock issuable upon exercise of the Food 4 Less Warrants or any other rights to acquire any Food 4 Less Common Stock then outstanding (without duplication of clauses (ii) or (iii) above), but excluding the Yucaipa Warrant.

                   OTHER AGREEMENTS -- FM/FOOD 4 LESS MERGER

STOCKHOLDERS AGREEMENTS

     As an inducement and condition to the willingness of Fred Meyer to enter into the FM/Food 4 Less Merger Agreement, the Food 4 Less Stockholders entered into the Stockholders Agreements with Fred Meyer.

     Together, the Food 4 Less Stockholders held, at the Food 4 Less Record Date, approximately 66% of the outstanding voting power of Food 4 Less and, therefore, are able to control the vote on the approval and adoption of the FM/Food 4 Less Merger Agreement and the transactions contemplated thereby.

     In the Stockholders Agreements, each Food 4 Less Stockholder has agreed, at any meeting of stockholders of Food 4 Less or at any adjournment thereof or in any other circumstances upon which such Food 4 Less Stockholder's vote, consent or other approval is sought, such Food 4 Less Stockholder shall vote, or execute a written consent in respect of, all of such Food 4 Less Stockholder's shares of Food 4 Less Stock (the "Subject Shares") in favor of all such matters submitted to the stockholders of Food 4 Less in connection with the FM/Food 4 Less Merger including, without limitation, the adoption by Food 4 Less of the FM/Food 4 Less Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated thereby.

     Additionally, in the Stockholders Agreements, each Food 4 Less Stockholder has agreed, subject to certain limited exceptions, not to (i) Transfer or enter into any contract, option or other arrangement (including any profitsharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the FM/Food 4 Less Merger Agreement or to a transferee following the due execution and delivery to Fred Meyer by such transferee of a legal, valid and binding counterpart to the respective Stockholders Agreement or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise.

     Pursuant to the terms of the Stockholders Agreements, each Food 4 Less Stockholder shall not, nor shall he or it cause or permit any of his or its affiliates, directors, officers, employees, investment bankers, attorneys and other advisers or representatives to directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined in the Stockholders Agreements), or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or taking any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal.

     Each of the Stockholders Agreements will terminate upon the earlier of (a) August 31, 1998, (b) the FM/Food 4 Less Merger Effective Time, (c) upon execution of any amendment to the FM/Food 4 Less Merger Agreement not approved by the respective Food 4 Less Stockholder and (d) the termination of the FM/Food 4 Less Merger Agreement.

REGISTRATION RIGHTS AGREEMENT

     At or prior to the FM/Food 4 Less Merger Effective Time, Fred Meyer and the Food 4 Less Stockholders shall enter into the Food 4 Less Registration Rights Agreement providing for the "shelf" and "demand" registration rights described below.

     As soon as practicable, Fred Meyer shall prepare and file with the Commission a shelf registration statement on an appropriate form that shall include all Registrable Securities (as defined below), and may include securities of Fred Meyer for sale for Fred Meyer's own account. Fred Meyer shall use its reasonable best efforts to cause such shelf registration statement to be declared effective as soon as practicable following the FM/Food 4 Less Merger Effective Time; provided, however, that to the extent necessary to preserve "pooling-of-interest" accounting treatment for the FM/QFC Merger, Fred Meyer shall have no such obligation to effect such registration until 15 days after the first public release by Fred Meyer of the combined financial results of Fred Meyer and Food 4 Less. Fred Meyer shall only be obligated to keep such shelf registration statement effective until the one year anniversary date (the "Shelf Termination Date") of the date such shelf registration statement has been declared effective. "Registrable Securities" mean all shares of Fred Meyer Common Stock acquired by the Food 4 Less Stockholders pursuant to the FM/Food 4 Less Merger.

     Upon written notice to Fred Meyer from Apollo or certain of its affiliates at any time after the Shelf Termination Date (but not later than the date that is 180 days after the Shelf Termination Date) requesting that Fred Meyer effect the registration under the Securities Act of any or all of the Registrable Securities held by such Food 4 Less Stockholders, Fred Meyer shall prepare and, within 60 days after such request, file with the Commission a registration statement with respect to such Registrable Securities and thereafter use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act.

     In addition, Fred Meyer has agreed to amend its existing registration rights agreement with Yucaipa and certain of its affiliates so that Registrable Securities of Yucaipa are "registrable securities" under such existing agreement.

     Fred Meyer has agreed to pay its expenses associated with the registration of Registrable Securities, regardless of whether any registration statement required by the Food 4 Less Registration Rights Agreement becomes effective. In addition, Fred Meyer will provide customary securities law indemnification to any party who participates in any registration effected under the Food 4 Less Registration Rights Agreement.

                            REFINANCING ARRANGEMENTS

     In connection with the Mergers, Fred Meyer intends to refinance and consolidate a majority of the indebtedness and a portion of the leasing arrangements of the combined company. Any refinancing is expected to be completed concurrently with the closing of the Mergers, but is not a condition to the obligations of Fred Meyer, QFC or Food 4 Less to effect the Mergers. Fred Meyer expects to enter into a commitment letter (the "Financing Commitment") with Chase Manhattan Bank, Bankers Trust Company, Salomon Brothers Inc and NationsBank of Texas, N.A., and/or certain of their respective affiliates (collectively, the "Banks"), which Fred Meyer anticipates will provide the sources of funds required to complete the bank facility portion of the refinancing. Pursuant to the Financing Commitment, the Banks are expected to agree to provide senior credit facilities to Fred Meyer and lease financing programs for Fred Meyer in the event that both the Mergers are consummated. In addition, the Banks would be expected to agree to issue modified financing commitments in the event that the FM/QFC Merger or the FM/Food 4 Less Merger are consummated, but not both. Fred Meyer also intends to issue fixed rate notes for a portion of the total indebtedness of the combined company, the amount of which is dependent upon whether the FM/QFC Merger, the FM/Food 4 Less Merger or both Mergers are consummated. The senior credit facilities, the lease financing program and the fixed rate notes will be obligations of Fred Meyer, guaranteed by substantially all of the direct and indirect wholly-owned subsidiaries (other than inactive subsidiaries or other subsidiaries which are immaterial) of Fred Meyer, including those companies which become subsidiaries as a result of the Mergers. The expected refinancing arrangements for both Mergers considered together, and each Merger considered separately, are described below.

THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

     If both of the Mergers are consummated, the Banks are expected to agree to provide senior credit facilities to Fred Meyer in an aggregate amount of up to $3.75 billion (the "FM/QFC/Food 4 Less Credit Facility") and a lease financing program for Fred Meyer in an aggregate amount of up to $500 million (the "FM/QFC/Food 4 Less Lease Facility"). The FM/QFC/Food 4 Less Credit Facility is expected to consist of (i) a five-year $2.00 billion revolving credit facility (the "FM/QFC/Food 4 Less Revolving Credit Facility") and (ii) a $1.75 billion five-year term facility (the "FM/QFC/Food 4 Less Term Facility"). The obligations of Fred Meyer under the FM/QFC/Food 4 Less Credit Facility will be guaranteed by its material subsidiaries (including QFC and Food 4 Less). In addition to providing funds for refinancing a portion of Fred Meyer's, QFC's and Food 4 Less' current indebtedness, the FM/QFC/Food 4 Less Revolving Credit Facility would be available to satisfy working capital, capital expenditure and other ongoing financing requirements of Fred Meyer. The FM/QFC/Food 4 Less Lease Facility will be available to refinance existing leases of Fred Meyer and to fund new store construction.

     If both Mergers are consummated, Fred Meyer also intends to issue up to $1.50 billion principal amount of notes (the "Fred Meyer Notes") to refinance in part the indebtedness of the combined company. The Fred Meyer Notes are expected to mature seven and ten years from the date of issuance and bear interest at rates based upon the then prevailing rate for seven-year and ten-year U.S. Treasury securities, respectively, plus a spread to be determined, payable in cash semi-annually in arrears. The obligations of Fred Meyer under the Fred Meyer Notes will be guaranteed by its material subsidiaries (including QFC and Food 4 Less).

     The following table illustrates the pro forma sources and uses of funds in the proposed refinancing and certain fees and expenses related to the Mergers, assuming the Mergers were consummated as of March 10, 1998. Although Fred Meyer believes the pro forma amounts estimated below are reasonable under the circumstances, actual sources and uses may differ from those set forth below.

                                SOURCES AND USES
                             (DOLLARS IN MILLIONS)

              SOURCES                                              USES
------------------------------------               ------------------------------------
FM/QFC/Food 4 Less Credit
  Facility..........................  $3,411(a)    Fred Meyer Credit Facility..........  $1,770
Fred Meyer Notes....................   1,500       QFC Credit Facility.................     205
                                                   Food 4 Less Credit Facility.........     710
                                                   QFC Notes...........................     150
                                                   Food 4 Less Notes...................   1,626
                                                   Debt repayment premiums.............     300
                                                   Fees and expenses...................     150
                                      ------                                             ------
     Total Sources..................  $4,911       Total Uses..........................  $4,911
                                      ======                                             ======

---------------

(a) The aggregate amount expected to be available under the FM/QFC/Food 4 Less Credit Facility is $3.75 billion.

THE FM/QFC MERGER

     If only the FM/QFC Merger is consummated, the Banks are expected to agree to provide senior credit facilities to Fred Meyer in an aggregate amount of up to $2.30 billion (the "FM/QFC Credit Facility") and a lease financing program for Fred Meyer in an aggregate amount of $320 million (the "FM/QFC Lease Facility"). The FM/QFC Credit Facility is expected to consist of a five-year $2.30 billion revolving credit facility. The obligations of Fred Meyer under the FM/QFC Credit Facility will be guaranteed by its material subsidiaries (including QFC). In addition to providing funds for refinancing a portion of Fred Meyer's and QFC's current indebtedness, the FM/QFC Credit Facility would be available to satisfy working capital, capital expenditure and other ongoing financing requirements of Fred Meyer. The FM/QFC Lease Facility will be available to refinance existing leases of Fred Meyer and to fund new store construction.

     The following table illustrates the pro forma sources and uses of funds in the proposed refinancing and certain fees and expenses related to the FM/QFC Merger, assuming the FM/QFC Merger was consummated as of March 10, 1998. Although Fred Meyer believes the pro forma amounts estimated below are reasonable under the circumstances, actual sources and uses may differ from those set forth below.

                                SOURCES AND USES
                             (DOLLARS IN MILLIONS)

              SOURCES                                              USES
------------------------------------               ------------------------------------
FM/QFC Credit Facility..............  $2,030(a)    Fred Meyer Credit Facility..........  $1,770
                                                   QFC Credit Facility.................     205
                                                   Fees and expenses...................      55
                                      ------                                             ------
     Total Sources..................  $2,030       Total Uses..........................  $2,030
                                      ======                                             ======

---------------

(a) The aggregate amount expected to be available under the FM/QFC Credit Facility is $2.30 billion.

THE FM/FOOD 4 LESS MERGER

     If only the FM/Food 4 Less Merger is consummated, the Banks are expected to agree to provide senior credit facilities to Fred Meyer in an aggregate amount of up to $3.88 billion (the "FM/Food 4 Less Credit Facility") and a lease financing program for Fred Meyer in an aggregate amount of $320 million (the "FM/Food 4 Less Lease Facility"). The FM/Food 4 Less Credit Facility is expected to consist of (i) a five-year $1.88 billion revolving credit facility (the "FM/Food 4 Less Revolving Credit Facility") and (ii) a $2.00 billion five-year term facility (the "FM/Food 4 Less Term Facility"). The obligations of Fred Meyer under the FM/Food 4 Less Credit Facility will be guaranteed by its material subsidiaries (including Food 4 Less). In addition to providing funds for refinancing a portion of Fred Meyer's and Food 4 Less' current indebtedness, the FM/Food 4 Less Revolving Credit Facility would be available to satisfy working capital, capital expenditures and other ongoing financing requirements of Fred Meyer. The FM/Food 4 Less Lease Facility will be available to refinance existing leases of Fred Meyer and to fund new store construction.

     If only the FM/Food 4 Less Merger is consummated, Fred Meyer also intends to issue $1.00 billion principal amount of Fred Meyer Notes to refinance in part the indebtedness of the combined company. The Fred Meyer Notes are expected to mature 10 years from the date of issuance and bear interest at a rate based upon the then prevailing rate for ten-year U.S. Treasury securities plus a spread to be determined, payable in cash, semi-annually in arrears. The obligations of Fred Meyer under the Fred Meyer Notes will be guaranteed by its material subsidiaries (including Food 4 Less).

     The following table illustrates the pro forma sources and uses of funds in the proposed refinancing and certain fees and expenses related to the FM/Food 4 Less Merger assuming the FM/Food 4 Less Merger was consummated as of March 10, 1998. Although Fred Meyer believes the pro forma amounts estimated below are reasonable under the circumstances, actual sources and uses may differ from those set forth below.

                                SOURCES AND USES
                             (DOLLARS IN MILLIONS)

              SOURCES                                              USES
------------------------------------               ------------------------------------
FM/Food 4 Less Credit Facility......  $3,516(a)    Fred Meyer Credit Facility..........  $1,770
Fred Meyer Notes....................   1,000       Food 4 Less Credit Facility.........     710
                                                   Food 4 Less Notes...................   1,626
                                                   Debt repayment premiums.............     280
                                                   Fees and expenses...................     130
                                      ------                                             ------
     Total Sources..................  $4,516       Total Uses..........................  $4,516
                                      ======                                             ======

---------------

(a) The aggregate amount expected to be available under the FM/Food 4 Less Credit Facility is $3.88 billion.

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements of Fred Meyer give effect to the FM/QFC Merger as if such transaction occurred as of January 30, 1994 with respect to the unaudited pro forma condensed combined statements of operations for the fiscal years ended January 28, 1995, February 3, 1996, and February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet. In addition, such unaudited pro forma condensed combined financial statements give effect to the FM/Food 4 Less Merger as if such transaction occurred as of February 4, 1996 with respect to the unaudited pro forma condensed combined statements of operations for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet. Finally, the unaudited pro forma condensed combined financial statements give effect to refinancing certain Fred Meyer, QFC and Food 4 Less debt, as if such refinancing occurred as of February 4, 1996 with respect to the unaudited pro forma condensed combined statements of operations for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet.

     Such pro forma information includes: (i) the historical results of operations of Fred Meyer for the fiscal years ended January 28, 1995 and February 3, 1996, and the historical balance sheet of Fred Meyer as of November 8, 1997; (ii) the pro forma results of operations of Fred Meyer for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997; (iii) the historical results of operations of QFC for fiscal years ended December 31, 1994 and December 30, 1995, and the historical balance sheet of QFC as of September 6, 1997; (iv) the pro forma results of operations of QFC for the fiscal year ended December 28, 1996 and the 36 weeks ended September 6, 1997, (v) the historical results of operations of Food 4 Less for the fiscal year ended February 2, 1997 and the 36 weeks ended October 12, 1997 and the historical balance sheet of Food 4 Less as of October 12, 1997. The Fred Meyer and QFC pro forma results of operations include adjustments for acquisitions made by both Fred Meyer and QFC during the most recent fiscal year and interim period presented as if such acquisitions occurred at the beginning of the most recent fiscal year presented.

     The FM/QFC Merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Fred Meyer and QFC will be carried forward to Fred Meyer's consolidated financial statements at their historical amounts and the consolidated earnings of Fred Meyer will include the earnings of Fred Meyer and QFC for the entire fiscal year in which the FM/QFC Merger occurs and for all prior years presented and the reported retained earnings of Fred Meyer and QFC for prior periods will be combined and restated as consolidated retained earnings of Fred Meyer.

     The FM/Food 4 Less Merger will be accounted for as a purchase of Food 4 Less by Fred Meyer. Under purchase accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values. The adjustments included in the unaudited pro forma condensed combined financial statements represent a preliminary determination of these adjustments based upon available information. The purchase price is expected to exceed the fair value of the net assets acquired. This difference has been allocated to goodwill which will be amortized over 40 years. Such allocations are subject to final determination based on real estate, leasehold and equipment valuation studies and a review of the books, records and accounting policies of Food 4 Less. These studies are expected to be completed before the end of the 1998 fiscal year. Accordingly, the final allocations will be different from the amounts reflected herein.

     The unaudited pro forma condensed combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the FM/QFC Merger and the FM/Food 4 Less Merger had been consummated as of the indicated dates. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Fred Meyer, QFC and Food 4 Less together with the related notes thereto, which are incorporated by reference in this Joint Proxy and Consent Solicitation Statement/Prospectus.

     The unaudited pro forma condensed combined statements of operations included herein do not reflect an extraordinary charge of approximately $220 million (net of taxes) relating to refinancing certain debt. Any divestitures that may be required by federal or state regulatory authorities as a result of the Mergers have not been considered and are not reflected in the following unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of operations also do not reflect approximately $50 million, $70 million, $90 million and $100 million in annualized operating savings that management of Fred Meyer believes are achievable by the end of 1998, 1999, 2000 and 2001, respectively.

     If shareholders approve either the FM/QFC Merger or the FM/Food 4 Less Merger but not both, Fred Meyer intends to proceed with the merger that is approved. Accordingly, in addition to the accompanying unaudited pro forma condensed combined financial statements reflecting the FM/QFC Merger and FM/Food 4 Less Merger, shareholders are encouraged to read the accompanying unaudited pro forma condensed combined financial statements separately reflecting (i) the FM/QFC Merger only, and (ii) the FM/Food 4 Less Merger only.

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                NOVEMBER 8, 1997
                                 (IN THOUSANDS)

                                           FRED MEYER              QFC              FOOD 4 LESS
                                        NOVEMBER 8, 1997    SEPTEMBER 6, 1997    OCTOBER 12, 1997     PRO FORMA        PRO FORMA
                                           HISTORICAL           HISTORICAL          HISTORICAL       ADJUSTMENTS       COMBINED
                                        -----------------   ------------------   -----------------   ------------     -----------
                                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............    $   117,375          $   90,088          $    63,524       $       --(1)   $   270,987
  Trade and other receivables..........        100,191              25,324               46,130                           171,645
  Inventories..........................      1,200,557             119,021              492,894           26,600(2)     1,839,072
  Prepaid expenses and other...........         52,207              17,203               23,713                            93,123
  Deferred tax assets..................         81,610                                                   147,035(3)       228,645
  Assets held for sale.................          9,721                                                                      9,721
                                            ----------          ----------           ----------       ----------      -----------
         TOTAL CURRENT ASSETS..........      1,561,661             251,636              626,261          173,635        2,613,193
PROPERTY AND EQUIPMENT, NET............      1,941,983             501,779            1,080,688          129,673(2)     3,654,123
OTHER ASSETS:
  Goodwill, net........................      1,026,514             226,133            1,286,560        1,081,926(2)     3,621,133
  Deferred financing costs, net........          9,313               6,145               50,764          (61,013)(3)
                                                                                                          68,000(1)        73,209
  Other................................         33,790              39,571               32,495                           105,856
                                            ----------          ----------           ----------       ----------      -----------
         TOTAL ASSETS..................    $ 4,573,261          $1,025,264          $ 3,076,768       $1,392,221      $10,067,514
                                            ==========          ==========           ==========       ==========      ===========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and outstanding
    checks.............................    $   830,429          $   86,600          $   302,081                       $ 1,219,110
  Current portion of long-term debt and
    capital leases.....................          3,364               8,377               38,456       $   (3,500)(1)       46,697
  Income taxes payable.................                              8,878                1,929                            10,807
  Accrued compensation.................        140,305              42,044              110,476                           292,825
  Other accrued expenses...............        191,715              47,567              323,387                           562,669
                                            ----------          ----------           ----------       ----------      -----------
         TOTAL CURRENT LIABILITIES.....      1,165,813             193,466              776,329           (3,500)       2,132,108
LONG-TERM DEBT, less current
  maturities...........................      1,900,504             392,708            2,314,911          453,500(1)     5,061,623
CAPITAL LEASE OBLIGATIONS, less current
  portion..............................         53,238              28,980              133,177                           215,395
DEFERRED INCOME TAXES..................         23,150              57,154               20,874           59,165(2)       160,343
OTHER LONG-TERM LIABILITIES............        145,531              18,156              252,488            4,568(2)       420,743
         TOTAL STOCKHOLDERS' EQUITY
           (DEFICIT)...................      1,285,025             334,800             (421,011)         878,488(3)     2,077,302
                                            ----------          ----------           ----------       ----------      -----------
         TOTAL LIABILITIES AND
           STOCKHOLDERS'
           EQUITY(DEFICIT).............    $ 4,573,261          $1,025,264          $ 3,076,768       $1,392,221      $10,067,514
                                            ==========          ==========           ==========       ==========      ===========

                See The FM/QFC Merger and FM/Food 4 Less Merger
         Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                                 (IN THOUSANDS)

(1) The net effect on cash and cash equivalents of the FM/QFC Merger and the FM/Food 4 Less Merger and the concurrent debt refinancing reflects the following:

        TOTAL SOURCES:
        FM/QFC/Food 4 Less Credit Facility...............................  $3,411,000
        Fred Meyer Notes.................................................   1,500,000
                                                                           -----------
                                                                           $4,911,000
                                                                           ===========
        TOTAL USES:
        Fred Meyer Credit Facility.......................................  $1,770,000
        QFC Credit Facility..............................................     205,000
        Food 4 Less Credit Facility......................................     710,000
        QFC Notes........................................................     150,000
        Food 4 Less Notes................................................   1,626,000
        Debt repayment premiums..........................................     300,000
        Financing fees...................................................      68,000
        Other fees and expenses..........................................      82,000
                                                                           -----------
                                                                           $4,911,000
                                                                           ===========

(2) The purchase cost and preliminary allocation of the excess of cost over the net book value of the assets acquired in the FM/Food 4 Less Merger is as follows. The market value of Fred Meyer Common Stock issued reflects 22.5 million shares multiplied by the average market price of Fred Meyer Common Stock on the day Fred Meyer and Food 4 Less reached agreement on the purchase price and the proposed FM/Food 4 Less Merger was announced and the three trading days preceding and following the announcement date.

        Market value of Fred Meyer Common Stock issued..................  $   687,455
        Transaction fees and expenses...................................       66,000
                                                                          -----------
                  Total purchase cost...................................      753,455
        Book value of net asset acquired................................     (421,011)
                                                                          -----------
                  Excess of purchase cost over net book value of assets
                    acquired............................................  $ 1,174,466
                                                                          ===========
        Allocated to:
          Increase in value of inventory................................  $    26,600
          Increase in value of property and equipment...................      129,673
          Food 4 Less historical net goodwill...........................   (1,286,560)
          Adjust accrued pension and postretirement benefit
             obligation.................................................       (4,568)
          Adjust deferred taxes for temporary differences (39% effective
             rate)......................................................      (59,165)
          Residual excess purchase cost.................................    2,368,486
                                                                          -----------
        Total allocation................................................  $ 1,174,466
                                                                          ===========

(3) Represents the net change in stockholders' equity as a result of the FM/QFC Merger and the FM/Food 4 Less Merger and concurrent refinancing of certain Fred Meyer, QFC and Food 4 Less debt:

        Issuance of Fred Meyer Common Stock in FM/Food 4 Less Merger....  $   687,455
        Elimination of Food 4 Less historical stockholders' deficit.....      421,011
        Write-off of Fred Meyer historical deferred financing costs, net
          of tax of $1,755..............................................       (2,745)
        Write-off of Food 4 Less historical deferred financing costs,
          net of tax of $19,798.........................................      (30,966)
        Write-off of QFC historical deferred financing costs, net of tax
          of $2,242.....................................................       (3,507)
        Estimated premiums related to repayment of Food 4 Less and QFC
          debt, net of tax of $117,000..................................     (183,000)
        FM/QFC Merger fees and expenses, net of tax of $6,240...........       (9,760)
                                                                          -----------
        Pro forma adjustment to stockholders' equity....................  $   878,488
                                                                          ===========

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 40 WEEKS ENDED NOVEMBER 8, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 FRED MEYER             QFC
                               40 WEEKS ENDED     36 WEEKS ENDED       FOOD 4 LESS
                              NOVEMBER 8, 1997   SEPTEMBER 6, 1997    36 WEEKS ENDED
                                 PRO FORMA           PRO FORMA       OCTOBER 12, 1997    PRO FORMA         PRO FORMA
                                COMBINED (1)       COMBINED (3)       HISTORICAL (2)    ADJUSTMENTS        COMBINED
                              ----------------   -----------------   ----------------   ------------      -----------
Net sales....................    $5,471,428         $ 1,468,001         $3,778,470                        $10,717,899
Cost of goods sold...........     3,934,892           1,022,806          2,962,209                          7,919,907
                                 ----------          ----------         ----------        --------        -----------
  Gross margin...............     1,536,536             445,195            816,261                          2,797,992
Operating and administrative
  expenses...................     1,115,345             344,136            557,604        $ (3,000)(4)      2,014,085
Depreciation and amortization
  expense....................       185,886              33,934            121,047          27,107(5)         367,974
                                 ----------          ----------         ----------        --------        -----------
  Income from operations.....       235,305              67,125            137,610         (24,107)           415,933
Interest expense.............        98,089              21,633            187,122         (12,599)(6)        294,245
Amortization of deferred
  financing costs............         1,092                 430              4,406           2,974(7)           8,902
                                 ----------          ----------         ----------        --------        -----------
  Income (loss) before income
    taxes and extraordinary
    charge...................       136,124              45,062            (53,918)        (14,482)           112,786
Provision for income taxes...        60,862              18,747                             (9,143)(8)         70,466
                                 ----------          ----------         ----------        --------        -----------
  Income (loss) before
    extraordinary charge.....    $   75,262         $    26,315         $  (53,918)       $ (5,339)       $    42,320
                                 ==========          ==========         ==========        ========        ===========
  Income before extraordinary
    charge per share of
    common stock (9).........    $     0.83         $      1.22                                           $      0.27
                                 ==========          ==========                                           ===========
  Weighted average common
    shares outstanding (9)...        90,422              21,573                             41,916(9)         153,911
                                 ==========          ==========                           ========        ===========

             See The FM/QFC Merger and FM/Food 4 Less Merger Notes to Unaudited Pro Forma Condensed Combined Statement of Operations.

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 40 WEEKS ENDED NOVEMBER 8, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) The following Fred Meyer unaudited pro forma condensed combined statement of operations is based on historical financial statements of Fred Meyer and Smith's and has been prepared to illustrate the effects of Fred Meyer's acquisition of Smith's (the "Smith's Acquisition") and other related transactions described below and the assumed financing therefor.

     The Fred Meyer unaudited pro forma condensed statement of operations for the 40 weeks ended November 8, 1997 give effect to the Smith's Acquisition as if such transaction had been completed as of February 4, 1996. Such pro forma information includes the historical results of operations of Fred Meyer for the 40 weeks ended November 8, 1997 and the historical results of operations for Smith's from February 2, 1997 to September 8, 1997.

     The Smith's Acquisition was accounted for as a purchase of Smith's by Fred Meyer. Under purchase accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations represent a preliminary determination of these adjustments based upon available information.

     The unaudited pro forma condensed combined statement of operations for the Smith's Acquisition included in the table below does not reflect an extraordinary charge of approximately $91 million (net of taxes) relating to refinancing certain debt.

                                                                   SMITH'S
                                             FRED MEYER          PERIOD FROM
                                           40 WEEKS ENDED    FEBRUARY 2, 1997 TO                  FRED MEYER
                                          NOVEMBER 8, 1997    SEPTEMBER 8, 1997     PRO FORMA     PRO FORMA
                                             HISTORICAL          HISTORICAL        ADJUSTMENTS     COMBINED
                                          ----------------   -------------------   ------------   ----------
Net sales...............................     $3,611,323          $ 1,860,105                      $5,471,428
Cost of goods sold......................      2,500,908            1,433,984                       3,934,892
                                             ----------           ----------         --------     ----------
  Gross margin..........................      1,110,415              426,121                       1,536,536
Operating and administrative expenses...        860,904              254,728         $   (287)     1,115,345
Depreciation and amortization expense...        118,225               57,472           10,189        185,886
                                             ----------           ----------         --------     ----------
  Income from operations................        131,286              113,921           (9,902)       235,305
Interest expense........................         46,242               71,938          (20,091)        98,089
Amortization of deferred financing
  costs.................................            198                2,953           (2,059)         1,092
                                             ----------           ----------         --------     ----------
  Income before income taxes and
     extraordinary charge...............         84,846               39,030           12,248        136,124
Provision for income taxes..............         34,190               16,490           10,182         60,862
                                             ----------           ----------         --------     ----------
  Income before extraordinary charge....     $   50,656          $    22,540         $  2,066     $   75,262
                                             ==========           ==========         ========     ==========
  Income before extraordinary charge per
     share of common stock..............     $     0.79                                           $     0.83
                                             ==========                                           ==========
  Weighted average common shares
     outstanding........................         64,117                                26,305         90,422
                                             ==========                              ========     ==========

     The unaudited pro forma condensed combined statement of operations gives effect to the following significant pro forma adjustments: (i) the adjustment for additional depreciation and amortization expense resulting from the allocation of the purchase price for Smith's to the assets acquired, including an increase in property, plant, and equipment, leasehold interest, and identifiable intangible assets to their estimated fair market values and the recording of goodwill associated with the acquisition; (ii) the adjustment to interest expense associated with the transaction financing and the corresponding adjustments to the amortization of

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS (CONTINUED)
                    FOR THE 40 WEEKS ENDED NOVEMBER 8, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

related financing fees; and (iii) the adjustment to the provision for income taxes based upon a tax rate of 39% applied to the pro forma operating income before income taxes adjusted for amortization of goodwill.

(2) Certain reclassifications were made to Food 4 Less historical information to conform with the Fred Meyer presentation.

(3) The following QFC unaudited pro forma condensed combined statement of operations is based on historical financial statements of QFC, Hughes and KUI, and has been prepared to illustrate the effects of the QFC acquisitions of Hughes and KUI (the "QFC Acquisitions") and other related transactions described below and the assumed financing therefor.

     Certain reclassifications have been made to QFC, Hughes and KUI historical information to conform with the Fred Meyer presentation.

     The QFC unaudited pro forma condensed combined statement of operations for the 36 weeks ended September 6, 1997 gives effect to each of the following transactions as if such transactions had been completed as of December 29, 1996:
(i) the Hughes acquisition and certain related transactions; (ii) KUI's spin off of certain assets and liabilities, primarily related to non-grocery operations, prior to the KUI acquisition; (iii) the KUI acquisition and certain related transactions; (iv) the application of the net proceeds from the sale of 5,175,000 shares of QFC Common Stock in a public offering (the "QFC Common Stock Offering") and the sale of $150.0 million aggregate principal amount of 8.70% Senior Subordinated Notes, due 2007 (the "QFC Notes" and together with the QFC Common Stock Offering, the "QFC Offerings") and borrowings under QFC's credit facility (the "QFC Credit Facility"), which consists of (A) a $250 million term loan facility, (B) a $125 million revolving credit facility and (C) a $225 million reducing revolving credit facility, to finance the Hughes acquisition and to refinance bank debt of QFC which was outstanding at the time of the closing of the Hughes acquisition (including indebtedness which was incurred in connection with the KUI acquisition); and (v) QFC's proposed divestiture of five recently acquired KUI stores.

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS (CONTINUED)
                    FOR THE 40 WEEKS ENDED NOVEMBER 8, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The QFC Acquisitions were accounted for as purchases by QFC. Under purchase accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations represent a preliminary determination of these adjustments based upon available information.

                                                                                                         PRO FORMA
                                                      HUGHES                KUI                         ADJUSTMENTS
                                     QFC            PERIOD FROM         PERIOD FROM                         FOR
                                36 WEEKS ENDED   DECEMBER 29, 1996   DECEMBER 29, 1996                  ACQUISITIONS
                                 SEPTEMBER 6,         THROUGH             THROUGH            KUI            AND           QFC
                                     1997         MARCH 18, 1997     FEBRUARY 14, 1997    PRO FORMA      OFFERINGS     PRO FORMA
                                  HISTORICAL        HISTORICAL          HISTORICAL       ADJUSTMENTS      COMBINED      COMBINED
                                --------------   -----------------   -----------------   ------------   ------------   ----------
Net sales.....................    $1,225,261         $ 211,425            $46,793          $ (1,492)      $(13,986)    $1,468,001
Cost of goods sold............       854,100           146,955             33,480              (907)       (10,822)     1,022,806
                                  ----------          --------            -------           -------       --------     ----------
  Gross margin................       371,161            64,470             13,313              (585)        (3,164)       445,195
Operating and administrative
  expenses....................       282,388            54,932             10,301              (648)        (2,837)       344,136
Depreciation and amortization
  expense.....................        28,039             3,847                337               (43)         1,754         33,934
                                  ----------          --------            -------           -------       --------     ----------
    Income from operations....        60,734             5,691              2,675               106         (2,081)        67,125
Interest expense..............        16,755               538                204                            4,136         21,633
Amortization of deferred
  financing costs.............           430                                                                                  430
                                  ----------          --------            -------           -------       --------     ----------
  Income before income taxes
    and extraordinary
    charge....................        43,549             5,153              2,471               106         (6,217)        45,062
Provision for income taxes....        17,220             2,437                860                36         (1,806)        18,747
                                  ----------          --------            -------           -------       --------     ----------
  Income before extraordinary
    charge....................    $   26,329         $   2,716            $ 1,611          $     70       $ (4,411)    $   26,315
                                  ==========          ========            =======           =======       ========     ==========
  Income before extraordinary
    charge per share of common
    stock.....................    $     1.33                                                                           $     1.22
                                  ==========                                                                           ==========
  Weighted average common
    shares outstanding........        19,757                                                                 1,816         21,573
                                  ==========                                                              ========     ==========

     The unaudited pro forma condensed combined statement of operations gives effect to the following significant pro forma adjustments: (i) the elimination of sales and certain expenses attributable to certain assets and liabilities of KUI, primarily related to non-grocery operations which were spun off by KUI prior to its acquisition by QFC; (ii) the adjustment for additional depreciation and amortization expense resulting from the allocations of the purchase prices for KUI and Hughes to the assets acquired, including an increase in property, plant, and equipment, leasehold interest and identifiable intangible assets to their estimated fair market values and the recording of goodwill associated with the acquisitions; (iii) the adjustment to interest expense associated with the transaction financing and the corresponding adjustments to the amortization of related financing fees; and (iv) the adjustment to the provision for income taxes based upon a tax rate of 38% applied to the pro forma operating income before income taxes adjusted for amortization of goodwill.

(4) To eliminate management fees paid by Food 4 Less.

(5) To increase depreciation and amortization expense for revaluation of property and equipment in the amount of $6.8 million and increase amortization of goodwill in the amount of $20.3 million as a result of the FM/Food 4 Less Merger. The adjustment to depreciation and amortization expense assumes an average useful life of acquired property and equipment of 11 years and the adjustment to goodwill amortization assumes an amortization period for acquired goodwill of 40 years.

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS (CONTINUED)
                    FOR THE 40 WEEKS ENDED NOVEMBER 8, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(6) In connection with the FM/QFC Merger and FM/Food 4 Less Merger, Fred Meyer intends to refinance and consolidate approximately $4,461 million of existing indebtedness of Fred Meyer, QFC and Food 4 Less. See "Refinancing
Arrangements -- The FM/QFC Merger and FM/Food 4 Less Merger." The following table reflects the pro forma adjustments to interest expense related to the refinancing of certain debt:

        Historical interest expense
          Fred Meyer -- historical pro forma.............................  $  98,089
          QFC -- historical pro forma....................................     21,633
          Food 4 Less -- historical......................................    187,122
                                                                            --------
                                                                             306,844
        Less: amount in historical pro forma statement of operations for refinanced debt................................................  (266,818)
        Add: amounts for new facility and debt...........................    254,219
                                                                            --------
        Pro forma interest expense.......................................  $ 294,245
                                                                            ========

     The pro forma adjustment to interest expense assumes a weighted average interest rate of 7.1% per annum. A 0.125% increase or decrease in the weighted average interest rate would change pro forma interest expense by $4.7 million for the 40 weeks ended November 8, 1997.

(7) To adjust for the change in amortization of deferred financing costs as a result of the refinancing of certain Fred Meyer, Food 4 Less and QFC debt.

(8) The pro forma adjustment to the provision for income taxes is based upon a tax rate of 39% applied to the pro forma income before income taxes adjusted for amortization of goodwill. The following table presents a reconciliation of pro forma provision for income taxes:

        Income before income taxes and extraordinary charge...............  $112,786
        Non-deductible goodwill amortization..............................    67,896
                                                                            --------
          Pro forma taxable income........................................   180,682
        Pro forma effective tax rate......................................        39%
                                                                            --------
          Pro forma provision for income taxes............................  $ 70,466
                                                                            ========

(9) All share and per share data has been adjusted to reflect a two-for-one stock split of Fred Meyer Common Stock effected as a 100% stock dividend which was effective September 30, 1997. An assumed (i) exchange ratio of 1.9 shares of Fred Meyer Common Stock for each share of QFC Common Stock issued and outstanding immediately prior to the FM/QFC Merger Effective Time in connection with the FM/QFC Merger and (ii) issuance of 22.5 million shares of Fred Meyer Common Stock in connection with the FM/ Food 4 Less Merger were used in preparing the pro forma combined share and per share data. See "The FM/ QFC Merger Agreement -- Conversion of Shares" and "The FM/Food 4 Less Merger Agreement -- Conversion of Shares."

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS (CONCLUDED)
                    FOR THE 40 WEEKS ENDED NOVEMBER 8, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents a reconciliation of the pro forma weighted average number of shares outstanding used in calculating pro forma income per share of Fred Meyer Common Stock:

        Pro forma weighted average number of shares of QFC Common Stock
          outstanding as of September 6, 1997..............................    21,573
        Exchange ratio.....................................................       1.9
                                                                              -------
        Number of shares of Fred Meyer Common Stock issued in the FM/QFC
          Merger...........................................................    40,989
        Number of shares of Fred Meyer Common Stock issued in the FM/Food 4
          Less Merger......................................................    22,500
                                                                              -------
        Number of shares of Fred Meyer Common Stock issued in the FM/QFC
          Merger and FM/Food 4 Less Merger.................................    63,489
        Pro forma weighted average number of shares of Fred Meyer Common
          Stock outstanding as of November 8, 1997.........................    90,422
                                                                              -------
        Pro forma number of shares of Fred Meyer Common Stock outstanding after completion of the FM/QFC Merger and FM/Food 4 Less
          Merger...........................................................   153,911
                                                                              =======

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       FRED MEYER             QFC
                                     52 WEEKS ENDED    FISCAL YEAR ENDED     FOOD 4 LESS
                                    FEBRUARY 1, 1997   DECEMBER 28, 1996    53 WEEKS ENDED
                                       PRO FORMA           PRO FORMA       FEBRUARY 2, 1997    PRO FORMA        PRO FORMA
                                      COMBINED (1)       COMBINED (3)       HISTORICAL (2)    ADJUSTMENTS       COMBINED
                                    ----------------   -----------------   ----------------   -----------      -----------
Net sales.........................     $6,742,523         $ 2,099,756         $5,516,259                       $14,358,538
Cost of goods sold................      4,928,596           1,478,720          4,270,538                        10,677,854
                                       ----------          ----------         ----------      ----------        ----------
  Gross margin....................      1,813,927             621,036          1,245,721                         3,680,684
Operating and administrative
  expenses........................      1,293,941             504,550            910,740       $  (4,000)(4)     2,705,231
Depreciation and amortization
  expense.........................        232,345              47,189            180,344          36,143(5)        496,021
                                       ----------          ----------         ----------      ----------        ----------
  Income from operations..........        287,641              69,297            154,637         (32,143)          479,432
Interest expense..................        129,984              33,350            273,550         (23,602)(6)       413,282
Amortization of deferred financing
  costs...........................          1,664                 185             10,667            (648)(7)        11,868
                                       ----------          ----------         ----------      ----------        ----------
  Income (loss) before income
     taxes and extraordinary
     charge.......................        155,993              35,762           (129,580)         (7,893)           54,282
Provision for income taxes........         74,512              16,217                            (34,253)(8)        56,476
                                       ----------          ----------         ----------      ----------        ----------
  Income (loss) before
     extraordinary charge.........     $   81,481         $    19,545         $ (129,580)      $  26,360       $    (2,194)
                                       ==========          ==========         ==========      ==========        ==========
  Income (loss) before
     extraordinary charge per
     share of common stock (9)....     $     0.90         $      0.93                                          $     (0.01)
                                       ==========          ==========                                           ==========
  Weighted average common shares
     outstanding (9)..............         90,220              20,968                             41,371(9)        152,559
                                       ==========          ==========                         ==========        ==========

                See The FM/QFC Merger and FM/Food 4 Less Merger
    Notes to Unaudited Pro Forma Condensed Combined Statement of Operations.

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS
                    FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) The following Fred Meyer unaudited pro forma condensed combined statement of operations is based on historical financial statements of Fred Meyer, Smith's and Smitty's Supermarkets, Inc., a subsidiary of Smith's ("Smitty's"), and have been prepared to illustrate the effects of Fred Meyer's acquisition of Smith's, Smith's acquisition of Smitty's (the "Smitty's Acquisition"), and other related transactions described below and the assumed financing therefor.

     The Fred Meyer unaudited pro forma condensed combined statement of operations for the 52 weeks ended February 1, 1997 gives effect to the Smith's Acquisition and the Smitty's Acquisition as if such transactions occurred as of February 3, 1996. Such pro forma information includes: (i) the historical results of operations of Fred Meyer for the 52 weeks ended February 1, 1997 and
(ii) the historical results of operations of Smith's for the 52 weeks ended December 28, 1996, as adjusted (x) to eliminate the effect of Smith's California Disposition (as described below), (y) to reflect the results of operations of Smitty's from January 15, 1996 through May 22, 1996 and (z) to eliminate certain non-recurring expenses incurred in connection with the Smitty's Acquisition.

     In December 1995, Smith's decided to sell, lease or close all 34 stores and the distribution center comprising its California region. During 1996, Smith's sold or leased 23 of its California stores and related equipment and six non-operating properties to various supermarket companies and others and closed the remaining eleven California stores, and also adopted a strategy to accelerate the disposition of its remaining real estate in California (the "California Disposition"), including non-operating stores and excess land. Accordingly, Smith's recorded restructuring charges of $201.6 million relating to the difference between the anticipated cash proceeds from the accelerated dispositions and the existing book values and other charges resulting from its decision to close the California region. The adjustments to Smith's historical results of operations for the California Disposition differ from a complete statement of operations because certain corporate allocations such as benefits of corporate buying, distribution and manufacturing operations and corporate overhead are included, but certain other corporate services and interest expense are not included.

     The Smith's Acquisition was accounted for as a purchase of Smith's by Fred Meyer and the Smitty's Acquisition was accounted for as a purchase of Smitty's by Smith's. Under purchase accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments for the Smith's Acquisition included in the unaudited pro forma condensed combined statement of operations represent a preliminary determination of these adjustments based upon available information.

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED STATEMENT OF OPERATIONS (CONTINUED)
                    FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma condensed combined statement of operations does not reflect an extraordinary charge of approximately $91 million (net of taxes) relating to refinancing certain debt.

                                                                             ADJUSTMENTS
                          FRED MEYER         SMITH'S         SMITTY'S            FOR
                        52 WEEKS ENDED    52 WEEKS ENDED     18 WEEKS        CALIFORNIA
                          FEBRUARY 1,      DECEMBER 28,        ENDED         DISPOSITION                    FRED MEYER
                             1997              1996        MAY 22, 1996     AND SMITTY'S      PRO FORMA      PRO FORMA
                          HISTORICAL        HISTORICAL      HISTORICAL       ACQUISITION     ADJUSTMENTS     COMBINED
                        ---------------   --------------   -------------   ---------------   ------------   -----------
Net sales.............    $ 3,724,839       $2,889,988       $ 200,770        $ (73,074)                    $6,742,523
Cost of goods sold....      2,612,325        2,237,789         144,392          (65,910)                     4,928,596
                           ----------       ----------        --------         --------         -------     ----------
  Gross margin........      1,112,514          652,199          56,378           (7,164)                     1,813,927
Operating and
  administrative
  expenses............        861,800          449,247          45,684          (62,290)       $   (500)     1,293,941
Depreciation and
  amortization
  expense.............        116,854           93,951           5,309             (954)         17,185        232,345
Restructuring
  charges.............                         201,622                         (201,622)
                           ----------       ----------        --------         --------         -------     ----------
  Income (loss)from
    operations........        133,860          (92,621)          5,385          257,702         (16,685)       287,641
Interest expense......         39,432          104,602           6,046           28,384         (48,480)       129,984
Amortization of
  deferred financing
  costs...............                           5,406             344            3,466          (7,552)         1,664
                           ----------       ----------        --------         --------         -------     ----------
  Income (loss) before
    income taxes and
    extraordinary
    charge............         94,428         (202,629)         (1,005)         225,852          39,347        155,993
Provision (benefit)
  for income taxes....         35,883          (80,245)                          90,111          28,763         74,512
                           ----------       ----------        --------         --------         -------     ----------
  Income (loss) before
    extraordinary
    charge............    $    58,545       $ (122,384)      $  (1,005)       $ 135,741        $ 10,584     $   81,481
                           ==========       ==========        ========         ========         =======     ==========
  Income before
    extraordinary
    charge per share
    of common stock...    $      1.05                                                                       $     0.90
                           ==========                                                                       ==========
  Weighted average
    common shares
    outstanding.......         55,924                                                            34,296         90,220
                           ==========                                                           =======     ==========

     The unaudited pro forma condensed combined statement of operations gives effect to the following significant pro forma adjustments: (i) elimination of the 1996 operating results and restructuring charges for Smith's closed California region recorded in connection with the California Disposition; (ii) the elimination of nonrecurring expenses totaling $28.1 million recorded in operating and administrative expenses by Smith's as a result of the Smitty's Acquisition; (iii) the adjustment for additional depreciation and amortization expense resulting from the allocations of the purchase prices for Smith's and Smitty's to the assets acquired, including an increase in property and equipment, leasehold interest, and identifiable intangible assets to their estimated fair market values and the recording of goodwill associated with the acquisitions; (iv) the adjustment to interest expense associated with the transaction financing and the corresponding adjustments to the amortization of related financing fees; and (v) the adjustment to the provision for income taxes based upon a tax rate of 39% applied to the pro forma operating income before income taxes adjusted for amortization of goodwill.

(2) Certain reclassifications were made to Food 4 Less historical information to conform with the Fred Meyer presentation.

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED STATEMENT OF OPERATIONS (CONTINUED)
                    FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(3) The following QFC unaudited pro forma condensed combined statement of operations is based on historical financial statements of QFC, Hughes and KUI and have been prepared to illustrate the effects of the QFC Acquisitions and other related transactions described below and the assumed financing therefor.

     Certain reclassifications were made to QFC, Hughes and KUI historical information to conform with the Fred Meyer presentation.

     The unaudited pro forma condensed combined statement of operations for the year ended December 28, 1996 gives effect to each of the following transactions as if such transactions had been completed as of December 31, 1995: (i) the acquisition of Hughes and certain related transactions; (ii) KUI's spin off of certain assets and liabilities, primarily related to non-grocery operations, prior to the acquisition of KUI; (iii) the acquisition of KUI and certain related transactions; (iv) the application of the net proceeds from the QFC offerings and borrowings under the QFC Credit Facility to finance the acquisition of Hughes and to refinance bank debt of QFC which was outstanding at the time of the closing of the acquisition of Hughes (including indebtedness which was incurred in connection with the acquisition of KUI); and (v) QFC's proposed divestiture of five recently acquired KUI stores.

     The QFC Acquisitions were accounted for as purchases by QFC. Under purchase accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations represent a preliminary determination of these adjustments based upon available information.

                                                                                                         PRO FORMA
                                                                               KUI                      ADJUSTMENTS
                                             QFC FISCAL                    FISCAL YEAR                      FOR
                                             YEAR ENDED    HUGHES FISCAL      ENDED                     ACQUISITION
                                            DECEMBER 28,    YEAR ENDED     DECEMBER 28,     KUI PRO         AND           QFC
                                                1996       MARCH 2, 1997       1996          FORMA       OFFERINGS     PRO FORMA
                                             HISTORICAL     HISTORICAL      HISTORICAL    ADJUSTMENTS     COMBINED      COMBINED
                                            ------------   -------------   ------------   -----------   ------------   ----------
Net sales.................................    $805,281      $ 1,001,042      $348,915      $ (12,864)     $(42,618)    $2,099,756
Cost of goods sold........................     560,511          703,838       258,720        (11,236)      (33,113)     1,478,720
                                              --------       ----------      --------       --------      --------     ----------
  Gross margin............................     244,770          297,204        90,195         (1,628)       (9,505)       621,036
Operating and administrative expenses.....     176,296          257,416        84,494         (2,288)      (11,368)       504,550
Depreciation and amortization expense.....      19,477           17,748         2,739           (200)        7,425         47,189
                                              --------       ----------      --------       --------      --------     ----------
  Income from operations..................      48,997           22,040         2,962            860        (5,562)        69,297
Interest expense..........................       9,238            3,160         1,682                       19,270         33,350
Amortization of deferred financing
  costs...................................         185                                                                        185
                                              --------       ----------      --------       --------      --------     ----------
  Income before income taxes and
    extraordinary charge..................      39,574           18,880         1,280            860       (24,832)        35,762
Provision (benefit) for income taxes......      14,156            8,917           442            292        (7,590)        16,217
                                              --------       ----------      --------       --------      --------     ----------
  Income before extraordinary charge......    $ 25,418      $     9,963      $    838      $     568      $(17,242)    $   19,545
                                              ========       ==========      ========       ========      ========     ==========
  Income before extraordinary charge per
    share of common stock.................    $   1.71                                                                 $     0.93
                                              ========                                                                 ==========
  Weighted average common shares
    outstanding...........................      14,888                                                       6,080         20,968
                                              ========                                                    ========     ==========

     The unaudited pro forma condensed combined statement of operations gives effect to the following significant pro forma adjustments: (i) the elimination of certain assets and liabilities of KUI, primarily related to non-grocery operations, and the elimination of sales and certain expenses attributable to those assets and liabilities, which were spun off by KUI prior to its acquisition by QFC; (ii) the adjustment for additional depreciation and amortization expense resulting from the allocations of the purchase prices for KUI and Hughes to the assets acquired, including an increase in property, plant, and equipment, leasehold interest, and identifiable intangible assets to their estimated fair market values and the recording of goodwill associated with

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED STATEMENT OF OPERATIONS (CONTINUED)
                    FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

the acquisitions; (iii) the adjustment to interest expense associated with the transaction financing and the corresponding adjustments to the amortization of related financing fees; and (iv) the adjustment to the provision for income taxes based upon a tax rate of 39% applied to the pro forma operating income before income taxes adjusted for amortization of goodwill.

(4) To eliminate management fees paid by Food 4 Less.

(5) To increase depreciation and amortization expense for revaluation of property and equipment in the amount of $9.1 million and increase amortization of goodwill in the amount of $27.0 million as a result of the FM/Food 4 Less Merger. The adjustment to depreciation and amortization expense assumes an average useful life of acquired property and equipment of 11 years and the adjustment to goodwill amortization assumes an amortization period for acquired goodwill of 40 years.

(6) In connection with the FM/QFC Merger and FM/Food 4 Less Merger, Fred Meyer intends to refinance and consolidate approximately $4,461 million of existing indebtedness of Fred Meyer, QFC and Food 4 Less. See "Refinancing
Arrangements -- The FM/QFC Merger and FM/Food 4 Less Merger." The following table reflects the pro forma adjustments to interest expense related to the refinancing of certain debt:

        Historical interest expense
          Fred Meyer -- historical pro forma..........................     $ 129,984
          QFC -- historical pro forma.................................        33,350
          Food 4 Less -- historical...................................       273,550
                                                                           ---------
                                                                             436,884
        Less: amount in historical pro forma statement of operations
          for refinanced debt.........................................      (382,174)
        Add: amounts for new facility and debt........................       358,572
                                                                           ---------
        Pro forma interest expense....................................     $ 413,282
                                                                           =========

     The pro forma adjustment to interest expense assumes a weighted average interest rate of 7.1% per annum. A 0.125% increase or decrease in the weighted average interest rate would change pro forma interest expense by $6.4 million for the 52 weeks ended February 1, 1997.

(7) To adjust for the change in amortization of deferred financing costs as a result of the refinancing of certain Fred Meyer, Food 4 Less and QFC debt.

(8) The pro forma adjustment to the provision for income taxes is based upon a tax rate of 39% applied to the pro forma income before income taxes adjusted for amortization of goodwill. The following table presents a reconciliation of the pro forma provision for income taxes:

        Income before income taxes and extraordinary charge..............  $  54,282
        Non-deductible goodwill amortization.............................     90,528
                                                                           ---------
          Pro forma taxable income.......................................    144,810
        Pro forma effective tax rate.....................................         39%
                                                                           ---------
          Pro forma provision for income taxes...........................  $  56,476
                                                                           =========

(9) All share and per share data has been adjusted to reflect a two-for-one stock split of Fred Meyer Common Stock effected as a 100% stock dividend which was effective September 30, 1997. An assumed (i) exchange ratio of 1.9 shares of Fred Meyer Common Stock for each share of QFC Common Stock issued and outstanding immediately prior to the FM/QFC Merger Effective Time in connection with the FM/QFC

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                  COMBINED STATEMENT OF OPERATIONS (CONCLUDED)
                    FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Merger and (ii) issuance of 22.5 million shares of Fred Meyer Common Stock in connection with the FM/Food 4 Less Merger were used in preparing the pro forma combined share and per share data. See "The FM/QFC Merger
Agreement -- Conversion of Shares" and "The FM/Food 4 Less Merger Agreement -- Conversion of Shares."

     The following table presents a reconciliation of the pro forma weighted average number of shares outstanding used in calculating pro forma income per share of common stock:

        Pro forma weighted average number of shares of QFC Common Stock
          outstanding as of December 28, 1996..............................    20,968
        Exchange ratio.....................................................       1.9
                                                                             --------
        Number of shares of Fred Meyer Common Stock issued in the FM/QFC
          Merger...........................................................    39,839
        Number of shares of Fred Meyer Common Stock issued in the FM/Food 4
          Less Merger......................................................    22,500
                                                                             --------
        Number of shares of Fred Meyer Common Stock issued in the FM/QFC
          Merger and FM/Food 4 Less Merger.................................    62,339
        Pro forma weighted average number of shares of Fred Meyer Common
          Stock outstanding as of February 1, 1997.........................    90,220
                                                                             --------
        Pro forma number of shares of Fred Meyer Common Stock outstanding after completion of the FM/QFC Merger and FM/Food 4 Less
          Merger...........................................................   152,559
                                                                             ========

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 53 WEEKS ENDED FEBRUARY 3, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        FRED MEYER               QFC
                                      53 WEEKS ENDED      FISCAL YEAR ENDED
                                     FEBRUARY 3, 1996     DECEMBER 30, 1995      PRO FORMA      PRO FORMA
                                        HISTORICAL           HISTORICAL         ADJUSTMENTS      COMBINED
                                     ----------------     -----------------     -----------     ----------
Net sales..........................     $3,422,718            $ 729,856                         $4,152,574
Cost of goods sold.................      2,442,222              512,910                          2,955,132
                                        ----------            ---------          --------       ----------
  Gross margin.....................        980,496              216,946                          1,197,442
Operating and administrative
  expenses.........................        784,684              157,999                            942,683
Depreciation and amortization
  expense..........................        107,385               16,170                            123,555
                                        ----------            ---------          --------       ----------
  Income from operations...........         88,427               42,777                            131,204
Interest expense...................         39,578                8,995                             48,573
Amortization of deferred financing
  costs............................                                 143                                143
Other charge.......................                               1,400                              1,400
                                        ----------            ---------          --------       ----------
  Income before income taxes and
     extraordinary charge..........         48,849               32,239                             81,088
Provision for income taxes.........         18,563               12,023                             30,586
                                        ----------            ---------          --------       ----------
  Income before extraordinary
     charge........................     $   30,286            $  20,216                         $   50,502
                                        ==========            =========          ========       ==========
  Income before extraordinary
     charge per share of common
     stock (1).....................     $     0.53            $    1.28                         $     0.58
                                        ==========            =========                         ==========
  Weighted average common shares
     outstanding (1)...............         56,666               15,830            14,247           86,743
                                        ==========            =========          ========       ==========

---------------

(1) All share and per share data has been adjusted to reflect the two-for-one stock split of Fred Meyer Common Stock effected as a 100% stock dividend which was effective September 30, 1997. The number of shares of Fred Meyer Common Stock that will be issued in exchange for the outstanding shares of QFC Common Stock is based on an assumed exchange ratio of 1.9.

                  THE FM/QFC MERGER AND FM/FOOD 4 LESS MERGER

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 52 WEEKS ENDED JANUARY 28, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      FRED MEYER
                                    52 WEEKS ENDED             QFC
                                      JANUARY 28,       FISCAL YEAR ENDED
                                         1995           DECEMBER 31, 1994       PRO FORMA       PRO FORMA
                                      HISTORICAL            HISTORICAL         ADJUSTMENTS       COMBINED
                                    ---------------     ------------------     ------------     ----------
Net sales.........................    $ 3,122,635            $575,879                           $3,698,514
Cost of goods sold................      2,254,488             404,412                            2,658,900
                                       ----------            --------             ------        ----------
  Gross margin....................        868,147             171,467                            1,039,614
Operating and administrative
  expenses........................        724,969             120,651                              845,620
Depreciation and amortization
  expense.........................         89,782              11,604                              101,386
Write-down of California assets...         15,978                                                   15,978
                                       ----------            --------             ------        ----------
  Income from operations..........         37,418              39,212                               76,630
Interest expense (income).........         25,857                (933)                              24,924
                                       ----------            --------             ------        ----------
  Income before income taxes and
     extraordinary charge.........         11,561              40,145                               51,706
Provision for income taxes........          4,393              13,768                               18,161
                                       ----------            --------             ------        ----------
  Income before extraordinary
     charge.......................    $     7,168            $ 26,377                           $   33,545
                                       ==========            ========             ======        ==========
  Income before extraordinary
     charge per share of common
     stock (1)....................    $      0.13            $   1.34                           $     0.35
                                       ==========            ========                           ==========
  Weighted average common shares
     outstanding (1)..............         57,250              19,656             17,690            94,596
                                       ==========            ========             ======        ==========

---------------

(1) All share and per share data has been adjusted to reflect the two-for-one stock split of Fred Meyer Common Stock effected as a 100% stock dividend which was effective September 30, 1997. The number of shares of Fred Meyer Common Stock that will be issued in exchange for the outstanding shares of QFC Common Stock is based on an assumed exchange ratio of 1.9.

                               THE FM/QFC MERGER

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements of Fred Meyer give effect to the FM/QFC Merger (and not the FM/Food 4 Less Merger) as if such transaction occurred as of January 30, 1994 with respect to the unaudited pro forma condensed combined statements of operations for the fiscal years ended January 28, 1995, February 3, 1996, and February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet. In addition, the unaudited pro forma condensed combined financial statements give effect to refinancing certain Fred Meyer and QFC debt, as if such refinancing occurred as of February 4, 1996 with respect to the unaudited pro forma condensed statements of operations for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet. Such pro forma information includes: (i) the historical results of operations of Fred Meyer for fiscal years ended January 28, 1995 and February 3, 1996, and the historical balance sheet of Fred Meyer as of November 8, 1997; (ii) the pro forma results of operations of Fred Meyer for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997; (iii) the historical results of operations of QFC for fiscal years ended December 31, 1994 and December 30, 1995, and the historical balance sheet of QFC as of September 6, 1997; and (iv) the pro forma results of operations of QFC for the fiscal year ended December 28, 1996 and the 36 weeks ended September 6, 1997. The Fred Meyer and QFC pro forma results of operations includes adjustments for acquisitions made by both Fred Meyer and QFC during the most recent fiscal year and interim period presented as if such acquisitions occurred at the beginning of the most recent fiscal year presented.

     The FM/QFC Merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Fred Meyer and QFC will be carried forward to Fred Meyer's consolidated financial statements at their historical amounts and the consolidated earnings of Fred Meyer will include the earnings of Fred Meyer and QFC for the entire fiscal year in which the FM/QFC Merger occurs and for all prior years presented and the reported retained earnings of Fred Meyer and QFC for prior periods will be combined and restated as consolidated retained earnings of Fred Meyer.

     The unaudited pro forma condensed combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the FM/QFC Merger had been consummated as of the indicated dates. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Fred Meyer and QFC, together with the related notes thereto, which are incorporated by reference in this Joint Proxy and Consent Solicitation Statement/Prospectus.

     The unaudited pro forma condensed combined statements of operations included herein do not reflect an extraordinary charge of approximately $6.3 million (net of taxes) relating to refinancing certain debt. The unaudited pro forma condensed combined statements of operations also do not reflect approximately $20 million, $25 million, $30 million and $30 million in annualized operating savings that management of Fred Meyer believes are achievable by the end of 1998, 1999, 2000 and 2001, respectively.

                               THE FM/QFC MERGER

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                NOVEMBER 8, 1997
                                 (IN THOUSANDS)

                           FRED MEYER                QFC                                             ADJUSTMENTS       ADJUSTED
                        NOVEMBER 8, 1997      SEPTEMBER 6, 1997       PRO FORMA        PRO FORMA         FOR           PRO FORMA
                           HISTORICAL             HISTORICAL         ADJUSTMENTS       COMBINED      REFINANCING       COMBINED
                       -------------------   --------------------   -------------     -----------   -------------     -----------
                                                             ASSETS
CURRENT ASSETS:
  Cash and cash
    equivalents......      $   117,375            $   90,088          $ (38,000)(1)   $  169,463      $  38,000(1)    $  207,463
  Trade and other
    receivables......          100,191                25,324                             125,515                         125,515
  Inventories........        1,200,557               119,021                           1,319,578                       1,319,578
  Prepaid expenses
    and other........           52,207                17,203                              69,410                          69,410
  Deferred tax
    assets...........           81,610                                   14,820(2)        96,430          3,997(2)       100,427
  Assets held for
    sale.............            9,721                                                     9,721                           9,721
                            ----------            ----------           --------       ----------       --------       ----------
    TOTAL CURRENT
      ASSETS.........        1,561,661               251,636            (23,180)       1,790,117         41,997        1,832,114
PROPERTY AND
  EQUIPMENT, NET.....        1,941,983               501,779                           2,443,762                       2,443,762
OTHER ASSETS:
  Goodwill, net......        1,026,514               226,133                           1,252,647                       1,252,647
  Deferred financing
    costs, net.......            9,313                 6,145                              15,458         17,000(1)
                                                                                                        (10,249)(2)       22,209
  Other..............           33,790                39,571                              73,361                          73,361
                            ----------            ----------           --------       ----------       --------       ----------
    TOTAL ASSETS.....      $ 4,573,261            $1,025,264          $ (23,180)      $5,575,345      $  48,748       $5,624,093
                            ==========            ==========           ========       ==========       ========       ==========
                                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable
    and outstanding
    checks...........      $   830,429            $   86,600                          $  917,029                      $  917,029
  Current portion of
    long-term debt
    and capital
    leases...........            3,364                 8,377                              11,741      $    --(1)          11,741
  Income taxes
    payable..........                                  8,878                               8,878                           8,878
  Accrued
    compensation.....          140,305                42,044                             182,349                         182,349
  Other accrued
    expenses.........          191,715                47,567                             239,282                         239,282
                            ----------            ----------           --------       ----------       --------       ----------
    TOTAL CURRENT
      LIABILITIES....        1,165,813               193,466                           1,359,279                       1,359,279
LONG-TERM DEBT, less
  current
  maturities.........        1,900,504               392,708                           2,293,212         55,000(1)     2,348,212
CAPITAL LEASE
  OBLIGATIONS, less
  current portion....           53,238                28,980                              82,218                          82,218
DEFERRED INCOME
  TAXES..............           23,150                57,154                              80,304                          80,304
OTHER LONG-TERM
  LIABILITIES........          145,531                18,156                             163,687                         163,687
    TOTAL
      STOCKHOLDERS'
      EQUITY.........        1,285,025               334,800          $ (23,180)(2)    1,596,645         (6,252)(2)    1,590,393
                            ----------            ----------           --------       ----------       --------       ----------
    TOTAL LIABILITIES
      AND
      STOCKHOLDERS'
      EQUITY.........      $ 4,573,261            $1,025,264          $ (23,180)      $5,575,345      $  48,748       $5,624,093
                            ==========            ==========           ========       ==========       ========       ==========

               See The FM/QFC Merger Notes to Unaudited Pro Forma
                       Condensed Combined Balance Sheet.

                               THE FM/QFC MERGER

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                                 (IN THOUSANDS)

(1) The net effect on cash and cash equivalents of the FM/QFC Merger and concurrent debt refinancing reflects the following:

        TOTAL SOURCES:
          FM/QFC Facility................................................  $2,030,000
                                                                           ----------
                                                                           $2,030,000
                                                                           ==========
        TOTAL USES:
          Fred Meyer Credit Facility.....................................  $1,770,000
          QFC Credit Facility............................................     205,000
          Financing fees.................................................      17,000
          Other fees and expenses........................................      38,000
                                                                           ----------
                                                                           $2,030,000
                                                                           ==========

(2) Represents the net change in stockholders' equity as a result of the FM/QFC Merger and concurrent refinancing of certain Fred Meyer and QFC debt:

        Write-off of Fred Meyer historical deferred financing costs, net of tax of $1,755................................................  $ (2,745)
        Write-off of QFC historical deferred financing cost, net of tax of
          $2,242..........................................................    (3,507)
        Merger fees and expenses, net of tax of $14,820...................   (23,180)
                                                                             -------
        Combined pro forma adjustments to stockholders' equity............  $(29,432)
                                                                             =======

                               THE FM/QFC MERGER

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 40 WEEKS ENDED NOVEMBER 8, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     FRED MEYER             QFC
                                   40 WEEKS ENDED      36 WEEKS ENDED
                                  NOVEMBER 8, 1997   SEPTEMBER 6, 1997                                 ADJUSTMENTS      ADJUSTED
                                     PRO FORMA           PRO FORMA         PRO FORMA      PRO FORMA        FOR         PRO FORMA
                                    COMBINED (1)        COMBINED (2)      ADJUSTMENTS      COMBINED    REFINANCING      COMBINED
                                  ----------------   ------------------   -----------     ----------   -----------     ----------
Net sales.......................     $5,471,428          $1,468,001                       $6,939,429                   $6,939,429
Cost of goods sold..............      3,934,892           1,022,806                        4,957,698                    4,957,698
                                     ----------          ----------         --------      ----------     --------      ----------
  Gross margin..................      1,536,536             445,195                        1,981,731                    1,981,731
Operating and administrative
  expenses......................      1,115,345             344,136                        1,459,481                    1,459,481
Depreciation and amortization
  expense.......................        185,886              33,934                          219,820                      219,820
                                     ----------          ----------         --------      ----------     --------      ----------
  Income from operations........        235,305              67,125                          302,430                      302,430
Interest expense................         98,089              21,633                          119,722    $  11,888(4)      131,610
Amortization of deferred
  financing costs...............          1,092                 430                            1,522        1,430(5)        2,952
                                     ----------          ----------         --------      ----------     --------      ----------
  Income before income taxes and
    extraordinary charge........        136,124              45,062                          181,186      (13,318)        167,868
Provision for income taxes......         60,862              18,747                           79,609       (5,194)(6)      74,415
                                     ----------          ----------         --------      ----------     --------      ----------
  Income before extraordinary
    charge......................     $   75,262          $   26,315                       $  101,577    $  (8,124)     $   93,453
                                     ==========          ==========         ========      ==========     ========      ==========
  Income before extraordinary
    charge per share of common
    stock (3)...................     $     0.83          $     1.22                       $     0.77                   $     0.71
                                     ==========          ==========                       ==========                   ==========
  Weighted average common shares
    outstanding (3).............         90,422              21,573           19,416(7)      131,411                      131,411
                                     ==========          ==========         ========      ==========                   ==========

               See The FM/QFC Merger Notes to Unaudited Pro Forma
                  Condensed Combined Statement of Operations.

                               THE FM/QFC MERGER

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    FRED MEYER              QFC
                                  52 WEEKS ENDED     FISCAL YEAR ENDED
                                 FEBRUARY 1, 1997    DECEMBER 28, 1996                                ADJUSTMENTS       ADJUSTED
                                     PRO FORMA           PRO FORMA        PRO FORMA      PRO FORMA        FOR          PRO FORMA
                                   COMBINED (1)        COMBINED (2)      ADJUSTMENTS      COMBINED    REFINANCING       COMBINED
                                 -----------------   -----------------   -----------     ----------   ------------     ----------
Net sales......................     $ 6,742,523         $ 2,099,756                      $8,842,279                    $8,842,279
Cost of goods sold.............       4,928,596           1,478,720                       6,407,316                     6,407,316
                                     ----------          ----------         ------       ----------     --------       ----------
  Gross margin.................       1,813,927             621,036                       2,434,963                     2,434,963
Operating and administrative
  expenses.....................       1,293,941             504,550                       1,798,491                     1,798,491
Depreciation and amortization
  expense......................         232,345              47,189                         279,534                       279,534
                                     ----------          ----------         ------       ----------     --------       ----------
  Income from operations.......         287,641              69,297                         356,938                       356,938
Interest expense...............         129,984              33,350                         163,334     $ 17,800(4)       181,134
Amortization of deferred
  financing costs..............           1,664                 185                           1,849        2,086(5)         3,935
                                     ----------          ----------         ------       ----------     --------       ----------
  Income before income taxes
    and extraordinary charge...         155,993              35,762                         191,755      (19,886)         171,869
Provision for income taxes.....          74,512              16,217                          90,729       (7,756)(6)       82,973
                                     ----------          ----------         ------       ----------     --------       ----------
  Income before extraordinary
    charge.....................     $    81,481         $    19,545                      $  101,026     $(12,130)      $   88,896
                                     ==========          ==========         ======       ==========     ========       ==========
  Income before extraordinary
    charge per share of common
    stock (3)..................     $      0.90         $      0.93                      $     0.78                    $     0.68
                                     ==========          ==========                      ==========                    ==========
  Weighted average common
    shares outstanding (3).....          90,220              20,968         18,871(7)       130,059                       130,059
                                     ==========          ==========         ======       ==========                    ==========

               See The FM/QFC Merger Notes to Unaudited Pro Forma
                  Condensed Combined Statement of Operations.

                               THE FM/QFC MERGER

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 53 WEEKS ENDED FEBRUARY 3, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     FRED MEYER                QFC
                                   53 WEEKS ENDED       FISCAL YEAR ENDED
                                  FEBRUARY 3, 1996      DECEMBER 30, 1995       PRO FORMA         PRO FORMA
                                     HISTORICAL             HISTORICAL         ADJUSTMENTS         COMBINED
                                  -----------------     ------------------     ------------       ----------
Net sales.......................     $ 3,422,718             $729,856                             $4,152,574
Cost of goods sold..............       2,442,222              512,910                              2,955,132
                                      ----------             --------             ------          ----------
  Gross margin..................         980,496              216,946                              1,197,442
Operating and administrative
  expenses......................         784,684              157,999                                942,683
Depreciation and amortization
  expense.......................         107,385               16,170                                123,555
                                      ----------             --------             ------          ----------
  Income from operations........          88,427               42,777                                131,204
Interest expense................          39,578                8,995                                 48,573
Amortization of deferred
  financing costs...............                                  143                                    143
Other charge....................                                1,400                                  1,400
                                      ----------             --------             ------          ----------
  Income before income taxes and
     extraordinary charge.......          48,849               32,239                                 81,088
Provision for income taxes......          18,563               12,023                                 30,586
                                      ----------             --------             ------          ----------
  Income before extraordinary
     charge.....................     $    30,286             $ 20,216                             $   50,502
                                      ==========             ========             ======          ==========
  Income before extraordinary
     charge per share of common
     stock (3)..................     $      0.53             $   1.28                             $     0.58
                                      ==========             ========                             ==========
  Weighted average common shares
     outstanding (3)............          56,666               15,830             14,247(7)           86,743
                                      ==========             ========             ======          ==========

               See The FM/QFC Merger Notes to Unaudited Pro Forma
                  Condensed Combined Statement of Operations.

                               THE FM/QFC MERGER

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 52 WEEKS ENDED JANUARY 28, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     FRED MEYER                QFC
                                   52 WEEKS ENDED       FISCAL YEAR ENDED
                                  JANUARY 28, 1995      DECEMBER 31, 1994       PRO FORMA         PRO FORMA
                                     HISTORICAL             HISTORICAL         ADJUSTMENTS         COMBINED
                                  -----------------     ------------------     ------------       ----------
Net sales.......................     $ 3,122,635             $575,879                             $3,698,514
Cost of goods sold..............       2,254,488              404,412                              2,658,900
                                      ----------             --------             ------          ----------
  Gross margin..................         868,147              171,467                              1,039,614
Operating and administrative
  expenses......................         724,969              120,651                                845,620
Depreciation and amortization
  expense.......................          89,782               11,604                                101,386
Write-down of California
  assets........................          15,978                                                      15,978
                                      ----------             --------             ------          ----------
  Income from operations........          37,418               39,212                                 76,630
Interest expense (income).......          25,857                 (933)                                24,924
                                      ----------             --------             ------          ----------
  Income before income taxes and
     extraordinary charge.......          11,561               40,145                                 51,706
Provision for income taxes......           4,393               13,768                                 18,161
                                      ----------             --------             ------          ----------
  Income before extraordinary
     charge.....................     $     7,168             $ 26,377                             $   33,545
                                      ==========             ========             ======          ==========
  Income before extraordinary
     charge per share of common
     stock (3)..................     $      0.13             $   1.34                             $     0.35
                                      ==========             ========                             ==========
  Weighted average common shares
     outstanding (3)............          57,250               19,656             17,690(7)           94,596
                                      ==========             ========             ======          ==========

               See The FM/QFC Merger Notes to Unaudited Pro Forma
                  Condensed Combined Statement of Operations.

                               THE FM/QFC MERGER

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) See note (1) to The FM/QFC Merger and FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Statement of Operations for the 40 weeks ended November 8, 1997 and the 52 weeks ended February 1, 1997.

(2) See note (3) to The FM/QFC Merger and FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Statement of Operations for the 36 weeks ended September 6, 1997 and the fiscal year ended December 28, 1996.

(3) All share and per share data has been adjusted to reflect a two-for-one split of Fred Meyer Common Stock effected as a 100% stock dividend which was effective September 30, 1997.

(4) In connection with the FM/QFC Merger, Fred Meyer intends to refinance and consolidate approximately $1,975 million of existing indebtedness of Fred Meyer and QFC. See "Refinancing Arrangements -- The FM/QFC Merger." The following table reflects the pro forma adjustments to interest expense related to the refinancing of certain debt:

                                                                             52 WEEKS ENDED
                                                         40 WEEKS ENDED       FEBRUARY 1,
                                                        NOVEMBER 8, 1997          1997
                                                        ----------------     --------------
        Historical interest expense
          Fred Meyer -- historical pro forma..........      $ 98,089            $129,984
          QFC -- historical pro forma.................        21,633              33,350
                                                            --------            --------
                                                             119,722             163,334
        Less: amount in historical pro forma statement
          of operations for refinanced debt...........       (93,468)           (132,659)
        Add: amounts for new facility and debt........       105,356             150,459
                                                            --------            --------
        Pro forma interest expense....................      $131,610            $181,134
                                                            ========            ========

     The pro forma adjustment to interest expense assumes a weighted average interest rate of 6.6% per annum. A 0.125% increase or decrease in the weighted average interest rate would change pro forma interest expense by $2.0 million and $2.8 million for the 40 weeks ended November 8, 1997 and the 52 weeks ended February 1, 1997, respectively.

(5) To adjust for the change in amortization of deferred financing costs as a result of the refinancing of certain Fred Meyer and QFC debt.

(6) The pro forma adjustment to the provision for income taxes is based upon a tax rate of 39% applied to the pro forma income before income taxes.

(7) An assumed exchange ratio of 1.9 shares of Fred Meyer Common Stock for each share of QFC Common Stock issued and outstanding immediately prior to the FM/QFC Merger Effective Time in connection with the FM/QFC Merger was used in preparing the pro forma share and per share data. See "The FM/QFC Merger
Agreement -- Conversion of Shares."

                           THE FM/FOOD 4 LESS MERGER

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements of Fred Meyer give effect to the FM/Food 4 Less Merger (but not the FM/QFC Merger) and the refinancing of certain Fred Meyer and Food 4 Less debt as if such transactions occurred as of February 4, 1996 with respect to the unaudited pro forma condensed combined statements of operations for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the unaudited pro forma condensed combined balance sheet. Such pro forma information includes: (i) the historical balance sheet of Fred Meyer as of November 8, 1997; (ii) the pro forma results of operations of Fred Meyer for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997; (iii) the historical balance sheet of Food 4 Less as of October 12, 1997; and (iv) the historical results of operations of Food 4 Less for the fiscal year ended February 2, 1997 and the 36 weeks ended October 12, 1997. The Fred Meyer pro forma results of operations includes adjustments for an acquisition made by Fred Meyer during the interim period presented as if such acquisition occurred as of the beginning of the most recent fiscal year presented.

     The FM/Food 4 Less Merger will be accounted for as a purchase of Food 4 Less by Fred Meyer. Under purchase accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values. The adjustments included in the unaudited pro forma condensed combined financial statements represent a preliminary determination of these adjustments based upon available information. The purchase price is expected to exceed the fair value of the net assets acquired. This difference has been allocated to goodwill which will be amortized over 40 years. Such allocations are subject to final determination based on real estate, leasehold and equipment valuation studies and a review of the books, records and accounting policies of Food 4 Less. These studies are expected to be completed before the end of the 1998 fiscal year. Accordingly, the final allocations will be different from the amount reflected herein.

     The unaudited pro forma condensed combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the FM/Food 4 Less Merger had been consummated as of the indicated dates. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Fred Meyer and Food 4 Less, together with the related notes thereto, which are incorporated by reference in this Joint Proxy and Consent Solicitation Statement/Prospectus.

     The unaudited pro forma condensed combined statements of operations included herein do not reflect an extraordinary charge of approximately $205 million (net of taxes) relating to refinancing certain debt. The unaudited pro forma condensed combined statements of operations also do not reflect approximately $10 million and $15 million in annualized operating savings that management of Fred Meyer believes are achievable by the end of 2000 and 2001, respectively.

                           THE FM/FOOD 4 LESS MERGER

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                NOVEMBER 8, 1997
                                 (IN THOUSANDS)

                                                  FRED MEYER        FOOD 4 LESS
                                               NOVEMBER 8, 1997   OCTOBER 12, 1997    PRO FORMA        PRO FORMA
                                                  HISTORICAL         HISTORICAL      ADJUSTMENTS        COMBINED
                                               ----------------   ----------------   -----------       ----------
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................     $  117,375         $   63,524      $       -- (1)    $  180,899
  Trade and other receivables................        100,191             46,130                           146,321
  Inventories................................      1,200,557            492,894          26,600 (2)     1,720,051
  Prepaid expenses and other.................         52,207             23,713                            75,920
  Deferred tax assets........................         81,610                            130,753 (3)       212,363
  Assets held for sale.......................          9,721                                                9,721
                                                  ----------         ----------      ----------        ----------
    TOTAL CURRENT ASSETS.....................      1,561,661            626,261         157,353         2,345,275
PROPERTY AND EQUIPMENT, NET..................      1,941,983          1,080,688         129,673 (2)     3,152,344
OTHER ASSETS:
  Goodwill, net..............................      1,026,514          1,286,560       1,081,926 (2)     3,395,000
  Deferred financing costs, net..............          9,313             50,764         (55,264) (3)
                                                                                         64,000 (1)        68,813
  Other......................................         33,790             32,495                            66,285
                                                  ----------         ----------      ----------        ----------
    TOTAL ASSETS.............................     $4,573,261         $3,076,768      $1,377,688        $9,027,717
                                                  ==========         ==========      ==========        ==========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable and outstanding checks....     $  830,429         $  302,081                        $1,132,510
  Current portion of long-term debt and
    capital leases...........................          3,364             38,456      $   (3,500) (1)       38,320
  Income taxes payable.......................                             1,929                             1,929
  Accrued compensation.......................        140,305            110,476                           250,781
  Other accrued expenses.....................        191,715            323,387                           515,102
                                                  ----------         ----------      ----------        ----------
    TOTAL CURRENT LIABILITIES................      1,165,813            776,329          (3,500)        1,938,642
LONG-TERM DEBT, less current maturities......      1,900,504          2,314,911         413,500 (1)     4,628,915
CAPITAL LEASE OBLIGATIONS, less current
  portion....................................         53,238            133,177                           186,415
DEFERRED INCOME TAXES........................         23,150             20,874          59,165 (2)       103,189
OTHER LONG-TERM LIABILITIES..................        145,531            252,488           4,568 (2)       402,587
    TOTAL STOCKHOLDERS' EQUITY (DEFICIT).....      1,285,025           (421,011)        903,955 (3)     1,767,969
                                                  ----------         ----------      ----------        ----------
    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY (DEFICIT).......................     $4,573,261         $3,076,768      $1,377,688        $9,027,717
                                                  ==========         ==========      ==========        ==========

                      See The FM/Food 4 Less Merger Notes
            to Unaudited Pro Forma Condensed Combined Balance Sheet

                           THE FM/FOOD 4 LESS MERGER

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

(1) The net effect on cash and cash equivalents of the FM/Food 4 Less Merger and concurrent debt refinancing reflects the following:

        TOTAL SOURCES:
          FM/Food 4 Less Credit Facility.................................  $3,516,000
          Fred Meyer Notes...............................................   1,000,000
                                                                           ----------
                                                                           $4,516,000
                                                                           ==========
        TOTAL USES:
          Fred Meyer Credit Facility.....................................  $1,770,000
          Food 4 Less Credit Facility....................................     710,000
          Food 4 Less Notes..............................................   1,626,000
          Debt repayment premiums........................................     280,000
          Financing fees.................................................      64,000
          Other fees and expenses........................................      66,000
                                                                           ----------
                                                                           $4,516,000
                                                                           ==========

(2) The purchase cost and preliminary allocation of the excess of cost over the net book value of the assets acquired in the FM/Food 4 Less Merger is as follows. The market value of Fred Meyer Common Stock issued reflects 22.5 million shares multiplied by the average market price of Fred Meyer Common Stock on the day Fred Meyer and Food 4 Less reached agreement on the purchase price and the proposed FM/Food 4 Less Merger was announced and the three trading days preceding and following the announcement date.

        Market value of Fred Meyer Common Stock issued...................  $  687,455
        Transaction fees and expenses....................................      66,000
                                                                           ----------
          Total purchase cost............................................     753,455
        Book value of net asset acquired.................................    (421,011)
                                                                           ----------
          Excess of purchase cost over net book value of assets
             acquired....................................................  $1,174,466
                                                                           ==========
        Allocated to:
          Increase in value of inventory.................................  $   26,600
          Increase in value of property and equipment....................     129,673
          Food 4 Less historical net goodwill............................  (1,286,560)
          Adjust accrued pension and postretirement benefit obligation...      (4,568)
          Adjust deferred taxes for temporary differences (39% effective
             rate).......................................................     (59,165)
          Residual excess purchase cost..................................   2,368,486
                                                                           ----------
        Total allocation.................................................  $1,174,466
                                                                           ==========

(3) Represents the net change in stockholders' equity as a result of the FM/Food 4 Less Merger and refinancing of certain Fred Meyer and Food 4 Less debt concurrent with the FM/Food 4 Less Merger:

        Issuance of Fred Meyer Common Stock in FM/Food 4 Less Merger.....  $ 687,455
        Elimination of Food 4 Less historical equity.....................    421,011
        Write-off of Fred Meyer historical deferred financing costs, net
          of tax of $1,755...............................................     (2,745)
        Write-off of Food 4 Less historical deferred financing costs, net
          of tax of $19,798..............................................    (30,966)
        Estimated premiums related to repayment of Food 4 Less debt, net
          of tax of $109,200.............................................   (170,800)
                                                                            --------
        Pro forma adjustment to stockholders' equity.....................  $ 903,955
                                                                            ========

                           THE FM/FOOD 4 LESS MERGER

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 40 WEEKS ENDED NOVEMBER 8, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            FRED MEYER
                                          40 WEEKS ENDED        FOOD 4 LESS
                                         NOVEMBER 8, 1997     36 WEEKS ENDED
                                            PRO FORMA        OCTOBER 12, 1997     PRO FORMA       PRO FORMA
                                           COMBINED (1)       HISTORICAL (2)     ADJUSTMENTS       COMBINED
                                        ------------------   -----------------   -----------      ----------
Net sales.............................      $5,471,428          $ 3,778,470                       $9,249,898
Cost of goods sold....................       3,934,892            2,962,209                        6,897,101
                                            ----------           ----------         -------       ----------
  Gross margin........................       1,536,536              816,261                        2,352,797
Operating and administrative
  expenses............................       1,115,345              557,604       $  (3,000)(3)    1,669,949
Depreciation and amortization
  expense.............................         185,886              121,047          27,107(4)       334,040
                                            ----------           ----------         -------       ----------
  Income from operations..............         235,305              137,610         (24,107)         348,808
Interest expense......................          98,089              187,122          (2,250)(5)      282,961
Amortization of deferred financing
  costs...............................           1,092                4,406           2,507(6)         8,005
                                            ----------           ----------         -------       ----------
  Income (loss) before income taxes
     and extraordinary charge.........         136,124              (53,918)        (24,364)          57,842
Provision for income taxes............          60,862                              (13,478)(7)       47,384
                                            ----------           ----------         -------       ----------
  Income (loss) before extraordinary
     charge...........................      $   75,262          $   (53,918)      $ (10,886)      $   10,458
                                            ==========           ==========         =======       ==========
  Income before extraordinary charge
     per share of common stock(8).....      $     0.83                                            $     0.09
                                            ==========                                            ==========
  Weighted average common shares
     outstanding(8)...................          90,422                               22,500(8)       112,922
                                            ==========                              =======       ==========

                      See The FM/Food 4 Less Merger Notes
       to Unaudited Pro Forma Condensed Combined Statement of Operations.

                           THE FM/FOOD 4 LESS MERGER

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          FRED MEYER
                                        52 WEEKS ENDED        FOOD 4 LESS
                                       FEBRUARY 1, 1997     53 WEEKS ENDED
                                           PRO FORMA       FEBRUARY 2, 1997       PRO FORMA       PRO FORMA
                                         COMBINED (1)       HISTORICAL (2)       ADJUSTMENTS      COMBINED
                                       -----------------   -----------------     -----------     -----------
Net sales............................     $ 6,742,523         $ 5,516,259                        $12,258,782
Cost of goods sold...................       4,928,596           4,270,538                          9,199,134
                                           ----------          ----------          --------      -----------
  Gross margin.......................       1,813,927           1,245,721                          3,059,648
Operating and administrative
  expenses...........................       1,293,941             910,740         $  (4,000)(3)    2,200,681
Depreciation and amortization
  expense............................         232,345             180,344            36,143(4)       448,832
                                           ----------          ----------          --------      -----------
  Income from operations.............         287,641             154,637           (32,143)         410,135
Interest expense.....................         129,984             273,550            (8,723)(5)      394,811
Amortization of deferred financing
  costs..............................           1,664              10,667            (1,658)(6)       10,673
                                           ----------          ----------          --------      -----------
  Income (loss) before income taxes
     and extraordinary charge........         155,993            (129,580)          (21,762)           4,651
Provision for income taxes...........          74,512                               (39,597)(7)       34,915
                                           ----------          ----------          --------      -----------
  Income (loss) before extraordinary
     charge..........................     $    81,481         $  (129,580)           17,835      $   (30,264)
                                           ==========          ==========          ========      ===========
  Income (loss) before extraordinary
     charge per share of common
     stock(8)........................     $      0.90                                            $     (0.27)
                                           ==========                                            ===========
  Weighted average common shares
     outstanding(8)..................          90,220                                22,500(8)       112,720
                                           ==========                              ========      ===========

                      See The FM/Food 4 Less Merger Notes
       to Unaudited Pro Forma Condensed Combined Statement of Operations.

                           THE FM/FOOD 4 LESS MERGER
                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) See note (1) to The FM/QFC Merger and FM/Food 4 Less Merger Unaudited Pro Forma Condensed Combined Statement of Operations for the 40 weeks ended November 8, 1997 and the 52 weeks ended February 1, 1997.

(2) Certain reclassifications were made to Food 4 Less historical information to conform with the Fred Meyer presentation.

(3) To eliminate management fees paid by Food 4 Less.

(4) To increase depreciation and amortization expense for revaluation of property and equipment and increase amortization of goodwill as a result of the FM/Food 4 Less Merger as presented in the following table. The adjustment to depreciation and amortization expense assumes an average useful life of acquired property and equipment of 11 years and the adjustment to goodwill amortization assumes an amortization period for acquired goodwill of 40 years.

                                                                             52 WEEKS ENDED
                                                        40 WEEKS ENDED        FEBRUARY 1,
                                                       NOVEMBER 8, 1997           1997
                                                       -----------------     --------------
        Depreciation and amortization:
          Increase in depreciation for revaluation of
             property, plant and equipment...........       $ 6,821             $  9,095
          Increase in amortization of goodwill.......        20,286               27,048
                                                            -------              -------
                                                            $27,107             $ 36,143
                                                            =======              =======

(5) In connection with the FM/Food 4 Less Merger, Fred Meyer intends to refinance and consolidate approximately $4,106 million of existing indebtedness of Fred Meyer and Food 4 Less. See "Refinancing Arrangements -- The FM/Food 4 Less Merger." The following table reflects the pro forma adjustments to interest expense related to the refinancing of certain debt:

                                                        40 WEEKS ENDED        52 WEEKS ENDED
                                                       NOVEMBER 8, 1997      FEBRUARY 1, 1997
                                                       -----------------     -----------------
        Historical interest expense:
          Fred Meyer -- historical pro forma.........      $  98,089             $ 129,984
          Food 4 Less -- historical..................        187,122               273,550
                                                           ---------             ---------
                                                             285,211               403,534
        Less: amount in historical pro forma
          statement of operations for refinanced
          debt.......................................       (249,401)             (357,016)
        Add: amounts for new facility and debt.......        247,151               348,293
                                                           ---------             ---------
        Pro forma interest expense...................      $ 282,961             $ 394,811
                                                           =========             =========

     The pro forma adjustment to interest expense assumes a weighted average interest rate of 7.5% per annum. A 0.125% increase or decrease in the weighted average interest rate would change pro forma interest expense by $4.3 million and $5.9 million for the 40 weeks ended November 8, 1997 and the 52 weeks ended February 1, 1997, respectively.

(6) To adjust for the change in amortization of deferred financing costs as a result of the refinancing of certain Fred Meyer and Food 4 Less debt.

                           THE FM/FOOD 4 LESS MERGER
                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS (CONCLUDED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(7) The pro forma adjustment to the provision for income taxes is based upon a tax rate of 39% applied to the pro forma income before income taxes adjusted for amortization of goodwill. The following table presents a reconciliation of the pro forma provision for income taxes:

                                                        40 WEEKS ENDED        52 WEEKS ENDED
                                                          NOVEMBER 8,           FEBRUARY 1,
                                                             1997                  1997
                                                       -----------------     -----------------
        Income before income taxes and extraordinary
          charge.....................................      $  57,842              $ 4,651
        Non-deductible goodwill amortization.........         63,656               84,875
                                                            --------              -------
          Pro forma taxable income...................        121,498               89,526
        Effective tax rate...........................             39%                  39%
                                                            --------              -------
          Pro forma provision for income taxes.......      $  47,384              $34,915
                                                            ========              =======

(8) All share and per share data has been adjusted to reflect a two-for-one split of Fred Meyer Common Stock effected as a 100% stock dividend which was effective September 30, 1997. An assumed issuance of 22.5 million shares of Fred Meyer Common Stock in connection with the FM/Food 4 Less Merger was used in preparing the pro forma combined financial data. See "The FM/Food 4 Less Merger Agreement -- Conversion of Shares."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     The Fred Meyer Common Stock and the QFC Common Stock are listed on the NYSE under the ticker symbols FMY and XQ, respectively. No public market exists for any of Food 4 Less' capital stock.

     The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the Fred Meyer Common Stock and the QFC Common Stock as reported on the NYSE Composite Transactions Reporting System, in each case based on published financial sources.


                                                   FRED MEYER                  QFC
                                                  COMMON STOCK            COMMON STOCK
                                                MARKET PRICE (1)          MARKET PRICE
                                                -----------------       -----------------
                                                 HIGH       LOW          HIGH       LOW
                                                ------     ------       ------     ------
        1996
          First Quarter.......................  $14.94     $10.25       $24.50     $20.00
          Second Quarter......................   16.00      13.50        29.50      23.75
          Third Quarter.......................   16.88      13.06        35.63      25.75
          Fourth Quarter......................   18.81      14.94        39.75      32.75
        1997
          First Quarter.......................  $21.00     $16.19       $42.50     $33.25
          Second Quarter......................   25.94      19.06        43.50      36.25
          Third Quarter.......................   28.97      25.50        43.63      37.00
          Fourth Quarter......................   37.00      25.00        68.50      40.88
        1998
          First Quarter (through January 26,
             1998)............................  $37.75     $32.75       $70.38     $61.63


---------------

(1) Price adjusted to reflect two-for-one stock split of Fred Meyer Common Stock effective on September 30, 1997.


     On November 6, 1997, the last trading day preceding the public announcement of the proposed Mergers, the closing price on the NYSE Composite Transaction Tape was $30.94 per share of Fred Meyer Common Stock and $51.63 per share of QFC Common Stock. On January 26, 1998, the most recent practicable date prior to the date of this Joint Proxy and Consent Solicitation Statement/Prospectus, the closing price on the NYSE Composite Transaction Tape was $37.375 per share of Fred Meyer Common Stock and $69.8125 per share of QFC Common Stock. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the Mergers.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     The following comparison of stockholders' rights is necessarily a summary thereof and is subject, in all respects, and is qualified by reference to Delaware law, Washington law and to the provisions of the Fred Meyer Certificate, the bylaws of Fred Meyer (the "Fred Meyer Bylaws"), the Food 4 Less Certificate, the Food 4 Less Bylaws, the QFC Charter and the QFC Bylaws.

     The rights of QFC's shareholders are governed by the QFC Charter, the QFC Bylaws and the WBCA. The rights of Food 4 Less' stockholders are governed by the Food 4 Less Certificate, Food 4 Less Bylaws and the DGCL. The rights of QFC shareholders and Food 4 Less stockholders who become Fred Meyer stockholders will be governed by the Fred Meyer Certificate, the Fred Meyer Bylaws and the DGCL. The following is a summary comparison of certain differences between the rights of QFC shareholders and Food 4 Less stockholders under the QFC Charter and Bylaws and WBCA and the Food 4 Less Certificate and Bylaws and DGCL, respectively, and the rights of Fred Meyer stockholders under the Fred Meyer Certificate and Bylaws and DGCL.

     Certain differences, including all material differences, that may affect the rights and interests of QFC shareholders and Fred Meyer and Food 4 Less stockholders are set forth below.

COMPARISON OF RIGHTS OF HOLDERS OF QFC COMMON STOCK AND HOLDERS OF FRED MEYER COMMON STOCK

     Fred Meyer is incorporated under the laws of the State of Delaware and, accordingly, the rights of Fred Meyer's stockholders are governed by the Fred Meyer Certificate, the Fred Meyer Bylaws and the DGCL. QFC is incorporated under the laws of the State of Washington and, accordingly, the rights of QFC shareholders are governed by the QFC Charter, the QFC Bylaws and the WBCA.

     Upon the consummation of the FM/QFC Merger, shareholders of QFC will become stockholders of Fred Meyer, and, as such, their rights will be governed by the Fred Meyer Certificate, the Fred Meyer Bylaws and the DGCL. The following is a summary of material differences between the rights of a Fred Meyer stockholder under the Fred Meyer Certificate and Bylaws and under the DGCL, on the one hand, and the rights of a QFC shareholder under the QFC Charter and Bylaws and under the WBCA, on the other hand.

     Number of Directors. Under the Fred Meyer Certificate, the Fred Meyer Board is composed of between three and 15 directors, as fixed by the Fred Meyer Board from time to time. The Fred Meyer Board now consists of 11 directors and will be increased by two additional directors if the FM/QFC Merger is effected and by two additional directors if the FM/Food 4 Less Merger is effected so that the Fred Meyer Board would consist of 15 directors if both Mergers are effected. If the proposed amendment to the Fred Meyer Certificate is approved at the Fred Meyer Special Meeting, there will be no limitations in the Fred Meyer Certificate on the size of the Fred Meyer Board.

     Under the QFC Bylaws, the QFC Board is comprised of between two and 10 directors, as determined by resolution from time to time of the QFC Board. The QFC Board now consists of 10 directors.

     Classified Board of Directors. The Fred Meyer Certificate and Bylaws provide for the Fred Meyer Board to be divided into three classes of directors, with each class being as nearly equal in size as possible. At each annual meeting of stockholders, one class is to be elected to a three-year term. The QFC Charter provides for the QFC Board to be divided into three classes of directors, with each class being as nearly equal in size as possible. At each annual meeting, one class is to be elected to a three-year term.

     Removal of Directors. The Fred Meyer Certificate provides for the removal of directors only for cause and only by the affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of capital stock of Fred Meyer entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose.

     Under the QFC Charter, generally, a director of QFC can be removed prior to the expiration of his or her term only for cause and by the affirmative vote of the holders of a majority of the outstanding shares of QFC capital stock entitled to vote generally in the election of directors at a meeting called expressly for that purpose.

     Vacancies on the Board of Directors. Under the Fred Meyer Certificate and Bylaws, vacancies on the Fred Meyer Board may be filled by the designee of a majority of the directors then in office, even if less than a quorum. A director so designated will hold office for a term coinciding with the term of the class to which such director is elected and until his or her successor is elected and qualified. Any vacancy not filled by the Fred Meyer Board will be filled by election at an annual meeting or special meeting of stockholders called expressly for that purpose.

     Under the QFC Bylaws, vacancies on the QFC Board may be filled by the designee of a majority of the directors then in office, even if less than a quorum. A director so designated will hold office until the next shareholders' meeting at which directors are elected and until his or her successor is elected and qualified.

     Liability of Directors. Both the WBCA and the DGCL allow charter documents to eliminate or limit the personal liability of directors, with the WBCA giving directors greater protection. Under the WBCA, a corporation's articles of incorporation may not eliminate or limit the liability of a director for (i) acts or omissions involving intentional misconduct or a knowing violation of law, (ii) approval of certain distributions contrary to law or the articles of incorporation, or (iii) any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

     The DGCL bars any elimination or limitation of director liability (a) where a director has breached the duty of loyalty to the corporation or its stockholders or (b) for acts or omissions not in good faith. Both of the QFC Charter and the Fred Meyer Certificate provides for the limitation or elimination of liability of directors to the fullest extent permitted by law.

     Indemnification of Directors and Officers. Although the DGCL, the Fred Meyer Certificate and the Fred Meyer Bylaws, on the one hand, and the WBCA, the QFC Charter and the QFC Bylaws, on the other hand, contain similar provisions with respect to the indemnification of directors, officers, employees and agents of Fred Meyer and QFC, respectively, there are significant differences in the treatment of potential indemnitees who are successful on one or more but less than all claims or issues in proceedings. The DGCL makes indemnification mandatory to the extent that a person is wholly successful on the merits, or otherwise, as to one or more, but less than all, claims or issues in a proceeding. Thus, under the DGCL, an indemnitee may be entitled to partial indemnification even if he or she is found liable for one or more counts of an action if one or more of the other counts is dismissed. Under the WBCA, a person is not entitled to mandatory indemnification unless he or she is wholly successful on the merits, or otherwise, in the entire proceeding.

     In addition, under the DGCL and the Fred Meyer Certificate, a corporation may indemnify its directors or officers for payments made in settlement of derivative actions to the extent the directors or officers acted in good faith and in a manner the director or officer believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made if such officer or director is adjudged liable to the corporation unless a court determines in view of all the circumstances of the case that such officer or director is fairly and reasonably entitled to indemnify for expenses.

     Finally, the Fred Meyer Certificate provides that with respect to current and former employees, indemnification is subject to the discretion of the Fred Meyer Board (in contrast to mandatory indemnification for current and former directors and officers).

     Payment of Dividends. Under the DGCL, dividends may be paid by Fred Meyer either out of Fred Meyer's surplus (defined as the excess of the net assets of the corporation over the stated capital of the corporation) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (but directors may not declare and pay dividends out of such net profits if the amount of capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets).

     In accordance with the WBCA and the QFC Bylaws, dividends may be paid by QFC at the discretion of the QFC Board only if, after giving effect to the dividend, QFC will be able to pay its debts as they become due in the usual course of business and QFC's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if QFC were to be dissolved at the time of the dividend, to satisfy the

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preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

     Stockholder Action by Written Consent. The Fred Meyer Certificate provides that stockholder actions may only be taken at an annual or special meeting of stockholders. In accordance with the WBCA, any action permitted or required to be taken at a special or annual meeting of shareholders of QFC may be taken by the written consent of such shareholders in lieu of a meeting but only if taken by all the shareholders.

     Amendments of Certificate/Articles of Incorporation. The DGCL provides that, unless a higher percentage is specified in a corporation's certificate of incorporation, such certificate may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon. The Fred Meyer Certificate provides that the provisions relating to: (i) the classified Fred Meyer Board; (ii) the number of directors; (iii) the filling of vacancies on the Fred Meyer Board; and (iv) the removal of directors, may not be amended or repealed without the affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of capital stock of Fred Meyer entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose.

     The WBCA authorizes a corporation's board of directors to make various changes to the corporation's articles of incorporation, including changes of corporate name, and, in the case of a corporation having only one class of shares outstanding, changes in the number of authorized shares in order to effectuate a stock split or stock dividend in the corporation's own shares and changes to or elimination of provisions with respect to the par value of its stock. In general, other amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors (unless the board determines that, because of a conflict of interest or other special circumstances, it should make no recommendation), and approved by a majority of all votes entitled to be cast by each voting group which has a right to vote on such amendment, unless a higher percentage is specified in the WBCA, the corporation's articles of incorporation or by the corporation's board of directors. The QFC Charter may, in some cases, be amended by an affirmative vote of a majority of the QFC Board and of holders of a majority of the outstanding shares of capital stock of QFC entitled to vote generally in the election of directors. In most cases, however, any amendment to the QFC Charter must also be approved by a majority of the authorized members of the QFC Board or by an affirmative vote of holders of 66 2/3% of the outstanding shares of capital stock of QFC entitled to vote generally in the election of directors.

     Amendment of Bylaws. The Fred Meyer Certificate provides that the Fred Meyer Bylaws may be altered, amended or repealed either by an affirmative vote of the Fred Meyer Board or by an affirmative vote of the holders of a majority of outstanding Fred Meyer Common Stock, except that the provisions relating to advance notice of stockholder proposals and nominations for directors may only be amended, altered, changed or repealed by the Fred Meyer Board or by the affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of capital stock of Fred Meyer entitled to vote generally at an annual or special meeting of stockholders cast at a meeting of the stockholders called for that purpose.

     The QFC Charter and Bylaws provide generally that the QFC Bylaws may be amended, repealed or replaced by approval of the QFC Board; provided, however, that any such Bylaws or any amendment or repeal may be subsequently changed or repealed by the affirmative vote of the holders of a majority of the QFC capital stock entitled to vote at any shareholders' meeting.

     Notice of Stockholders Proposals/Nominations of Directors. Under the Fred Meyer Bylaws, for stockholders to properly introduce business to be transacted at an annual meeting or any special meeting of stockholders, a stockholder of record, on the date both of giving such notice and of determining stockholders entitled to vote at the annual or special meeting, must give timely notice of such proposal in a proper written form to Fred Meyer's corporate secretary, as provided in the Fred Meyer Bylaws. To be timely, a stockholder's notice to the secretary must be delivered to or mailed and received at Fred Meyer's principal executive offices not more than 90 nor less than 60 days prior to the first anniversary of the preceding year's annual meeting of stockholders, or, in the case of a special meeting, not more than 90 nor less than the later of 60 days prior to such special meeting or 10 days after the day on which a public announcement is first made of the date of the special meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days

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

before or more than 60 days after such anniversary date of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not more than 90 nor less than 60 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Fred Meyer.

     Under the QFC Charter, for a shareholder to properly introduce business to be transacted at an annual meeting of shareholders, such shareholder must give timely notice of such proposal in a proper written form to the corporate secretary, as provided in the QFC Charter. To be timely, a shareholder's notice to the secretary must be delivered to or mailed and received at QFC's principal executive offices not less than 30 nor more than 60 days prior to the meeting as originally scheduled, provided, however, that if less than 40 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made by QFC.

     Generally, the Fred Meyer Bylaws require that the stockholder's notice include (i) as to any business that the stockholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, (a) the name and address of such stockholder, as they appear on Fred Meyer's books, and of such beneficial owner and (b) the class and number of shares of Fred Meyer which are owned beneficially and of record by such stockholder and such beneficial owner.

     Generally, the QFC Charter requires that a shareholder's notice include:
(i) as to any business that the shareholder proposes to bring before the meeting, a brief description of the business and any material interest in such business and (ii) as to the shareholder giving the notice, (a) the name and address, as they appear on QFC's books, of such shareholder and (b) the class and number of shares of QFC which are beneficially owned by such shareholder.

     The Fred Meyer Bylaws permit stockholders to nominate persons for election to the Fred Meyer Board at any annual meeting of stockholders, or at any special meeting if the Fred Meyer Board has determined that directors will be elected at such meeting, if they are stockholders of record as of both the date of giving such notice and the date of determining stockholders entitled to vote at the annual or special meeting. A stockholder must give timely notice thereof in a proper written form to the corporate secretary, as provided in the Fred Meyer Bylaws. To be timely, the stockholder's notice must meet the same timeliness requirements as described above for providing advance notice of business to be transacted at a stockholders' meeting; provided, however, that if the number of directors to be elected to the Fred Meyer Board is increased and there is no public announcement by Fred Meyer naming all of the nominees for director or specifying the size of the increased Fred Meyer Board at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of Fred Meyer not later than the 10th day following the day on which such public announcement is first made by Fred Meyer.

     The QFC Charter permits shareholders entitled to vote for the election of directors to nominate persons for election to the QFC Board at any annual meeting. A shareholder must give timely notice thereof in a proper written form to the corporate secretary, as provided in the QFC Charter. To be timely, the notice must meet the same timeliness requirements as described above for providing advance notice of business to be transacted at an annual meeting.

     Under the Fred Meyer Bylaws, to be in proper written form, a stockholder's notice to the secretary relating to the nomination of directors must set forth
(i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such stockholder, as they appear on Fred Meyer's

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

books, and of such beneficial owner and (b) the class and number of shares of Fred Meyer which are owned beneficially and of record by such stockholder and such beneficial owner.

     Under the QFC Charter, to be in proper written form, a stockholder's notice to the secretary relating to the nomination of directors must set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to the Exchange Act; (ii) the name and address, as they appear on QFC's books, of such shareholder, and (iii) the class and number of shares of QFC which are beneficially owned by such shareholder.

     The notice to the secretary for each of Fred Meyer and QFC relating to the nomination of directors must be accompanied by a written consent of each proposed nominee to being named in the proxy statement as a nominee and to serving as a director if elected.

     Calling of Special Meeting of Stockholders. The Fred Meyer Bylaws provide that special meetings of the stockholders can only be called by the Chairman of the Fred Meyer Board, the President or by the Chairman, President or Secretary acting upon the direction of the Fred Meyer Board. The QFC Charter provides that special meetings of shareholders can only be called by the QFC Board.

     Appraisal/Dissenters' Rights. Under the DGCL, appraisal rights are generally available for the shares of any class or series of stock of a corporation that is a party to a merger or consolidation. Unless the corporation's certificate of incorporation provides otherwise (and the Fred Meyer Certificate has no such provision), such appraisal rights are not available in certain circumstances, including without limitation (a) the sale, lease or exchange of all or substantially all of the assets of a corporation,
(b) the merger or consolidation of a corporation the shares of which are either listed on a national securities exchange or on Nasdaq or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or on Nasdaq or held of record by more than 2,000 holders, plus cash in lieu of fractional shares or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. Stockholders of Fred Meyer do not have appraisal rights in connection with the FM/QFC Merger.

     Under the WBCA, shareholders of QFC generally have dissenters' rights in connection with (i) a plan of merger to which QFC is a party; (ii) a plan of share exchange to which QFC is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of QFC's property other than in the regular course of business; and (iv) amendments to the QFC Charter effecting a material reverse stock split. However, shareholders generally will not have such dissenters' rights if shareholder approval is not required for the corporate action. Shareholders of QFC are entitled to dissenters' rights in connection with the FM/QFC Merger. See "The FM/QFC Merger -- Dissenters' Rights."

     Business Combination Statute. Each of the DGCL and the WBCA contains provisions that may have the effect of delaying or discouraging a hostile takeover of a corporation, although the statutes differ in certain respects. A brief summary of such provisions follows. In addition, the QFC Charter generally requires the affirmative vote of 66 2/3% of the outstanding shares of QFC capital stock entitled to vote generally in the election of directors with respect to certain transactions involving a holder of 5% or more of the outstanding voting stock of QFC.

     Section 203 of the DGCL contains certain provisions which may have the effect of delaying or discouraging a hostile takeover of Fred Meyer. With few exceptions, the DGCL prohibits certain business combinations between a corporation and a stockholder who owns 15% or more of a corporation's voting securities (an "Interested Stockholder") during the three-year period after the Interested Stockholder achieved such level of ownership. Although the DGCL permits a corporation to opt out of the Interested

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Stockholder restrictions through a provision to such effect in the corporation's certificate of incorporation, Fred Meyer has not elected to opt out of such restrictions.

     The WBCA contains similar provisions that may have the effect of delaying or discouraging a hostile takeover of QFC. Chapter 19 of the WBCA prohibits a "Target Corporation" (as defined in the WBCA), with certain exceptions, from engaging in certain significant business transactions with an "Acquiring Person" (defined generally as a person who beneficially owns 10% or more of the corporation's voting securities) for a period of five years after the Acquiring Person achieved such level of ownership. The prohibited transactions include, among others, a merger, share exchange or consolidation with, disposition of assets to, or issuance, transfer or redemption of securities to, the Acquiring Person, or a reclassification of securities that has the effect of increasing the proportionate share of the outstanding securities held by the Acquiring Person. In addition, under the WBCA, certain restrictions continue after the end of the five year period. QFC, however, has expressly elected in the QFC Charter not to be covered by such continuing restrictions.

     Merger, Sale of Assets. Under the DGCL and the Fred Meyer Certificate, merger, dissolution or sale of all or substantially all the assets of Fred Meyer must be approved by the holders of a majority of the outstanding stock of Fred Meyer entitled to vote thereon.

     Under the WBCA, a merger, share exchange, dissolution or sale of all or substantially all the assets of a corporation must be approved by each voting group entitled to vote separately by 66 2/3% of all the votes entitled to be cast, unless otherwise provided in the articles of incorporation. Under the WBCA, a corporation may provide for a lesser vote, so long as the vote provided to each voting group entitled to vote separately is not less than a majority of all the votes to be cast. Consistent with the foregoing, the QFC Charter contains a provision requiring majority approval of any merger, share exchange, dissolution or sale of all or substantially all the assets involving QFC, except with respect to certain business combinations involving a shareholder who owns 5% or more of the outstanding shares of QFC capital stock entitled to vote generally in the election of directors, which require the affirmative vote of 66 2/3% of the outstanding shares of QFC capital stock entitled to vote generally in the election of directors.

     Transactions With Officers or Directors. The DGCL, applicable to Fred Meyer, provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders, or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

     The WBCA, applicable to QFC, sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if (i) it is approved by a majority, but no fewer than two, of the "qualified directors" on the board of directors or a duly appointed committee of the board, (ii) it is approved by the affirmative vote of a majority of all "qualified shares," or
(iii) at the time of the commitment, the transaction is established to have been fair to the corporation. For the purposes of this provision, a "qualified director" is one who does not have (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director who does have a conflict of interest respecting the transaction, which relationship would be reasonably expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest respecting the transaction or a related person of such director.

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COMPARISON OF RIGHTS OF HOLDERS OF FOOD 4 LESS COMMON STOCK AND HOLDERS OF FRED
MEYER COMMON STOCK

     The rights of Fred Meyer's stockholders are governed by the Fred Meyer Certificate, the Fred Meyer Bylaws and the DGCL. The rights of Food 4 Less' stockholders are governed by the Food 4 Less Certificate, the Food 4 Less Bylaws and the DGCL. After the FM/Food 4 Less Merger Effective Time, the rights of Food 4 Less stockholders who become Fred Meyer stockholders will be governed by the Fred Meyer Certificate, the Fred Meyer Bylaws and the DGCL. The following is a summary comparison of certain differences between the rights of Fred Meyer and Food 4 Less stockholders under the Fred Meyer Certificate and Bylaws and the Food 4 Less Certificate and Bylaws, respectively.

     Number of Directors. The Fred Meyer Certificate provides that the Fred Meyer Board will consist of between three and 15 members, the exact number to be fixed by the Fred Meyer Board from time to time. Currently, the Fred Meyer Board consists of 11 directors and will be increased by two additional directors if the FM/QFC Merger is effected and by two additional directors if the FM/Food 4 Less Merger is effected. If the proposed amendment to the Fred Meyer Certificate is approved at the Fred Meyer Special Meeting, there will be no limitations in the Fred Meyer Certificate on the size of the Fred Meyer Board. The Food 4 Less Bylaws provide that the number of directors which shall constitute the whole Food 4 Less Board shall be nine.

     Classified Board of Directors. The Fred Meyer Certificate and Bylaws provide for the Fred Meyer Board to be divided into three classes of directors, with each class being as nearly equal in size as is possible. At each annual meeting, one class is to be elected to a three-year term. The Food 4 Less Board is not classified, and the Food 4 Less Bylaws provide that the directors shall be elected at the annual meeting of the stockholders (or any special meeting of the stockholders called for the purpose of electing directors).

     Removal of Directors. The Fred Meyer Certificate provides for the removal of directors only for cause and only by the affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of capital stock of Fred Meyer entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose. The Food 4 Less Bylaws provide that, except as otherwise provided for in that certain Stockholders Agreement, dated as of June 14, 1995, of Food 4 Less or restricted by the Food 4 Less Certificate or Bylaws, any or all directors may be removed, either with or without cause, from the Food 4 Less Board at any meeting of stockholders by a majority of the Food 4 Less Stock represented and entitled to vote thereat.

     Vacancies on the Board Of Directors. Under the Fred Meyer Certificate and Bylaws, vacancies on the Fred Meyer Board may be filled by the designee of a majority of the directors then in office, even if less than a quorum. A director so designated will hold office for a term coinciding with the term of the class to which such director is elected. The Food 4 Less Bylaws provide that, except as otherwise provided for in that certain Stockholders Agreement, dated as of June 14, 1995, of Food 4 Less, vacancies on the Food 4 Less Board by reason of death, resignation, retirement, disqualification, removal from office or otherwise, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by the designee of a majority of the directors then in office, although less than a quorum, or by the designee of a sole remaining director. The directors so chosen shall hold office until the next annual election of directors and until their successors are duly elected, unless sooner displaced.

     Stockholder Action by Written Consent. The Fred Meyer Certificate provides that stockholder actions may only be taken at an annual or special meeting of stockholders. The Food 4 Less Bylaws provide that any action required to be taken at any annual or special meeting of stockholders of Food 4 Less, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     Amendments of Certificate of Incorporation. The DGCL provides that, unless a higher percentage is specified in a corporation's certificate of incorporation, such certificate may be amended by the affirmative

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

vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon. The Fred Meyer Certificate provides that the provisions thereof relating to: (i) the classified Fred Meyer Board, (ii) the number of directors, (iii) the filling of vacancies on the Fred Meyer Board, and
(iv) the removal of directors, may not be amended or repealed without the affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of capital stock of Fred Meyer entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose. The Food 4 Less Certificate may, in general, be amended by an affirmative vote of holders of shares of Food 4 Less Stock representing a majority of the combined voting power of Food 4 Less Stock entitled to vote generally thereon.

     Amendment of Bylaws. The Fred Meyer Certificate provides that the Fred Meyer Bylaws can be altered, amended or repealed either by an affirmative vote of the Fred Meyer Board or by an affirmative vote of the holders of a majority of outstanding Fred Meyer Common Stock, except that Section 1.11 of the Bylaws (relating to advance notice of stockholder proposals and nominations for directors) can only be amended, altered, changed or repealed by the Fred Meyer Board or by the affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of capital stock of Fred Meyer entitled to vote generally at an annual or special meeting of stockholders cast at a meeting of the stockholders called for that purpose. The Food 4 Less Bylaws provide that the Food 4 Less Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Food 4 Less Board at any regular meeting of the stockholders or of the Food 4 Less Board or at any special meeting of the stockholders or of the Food 4 Less Board if notice of such alternation, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting.

     Notice of Stockholders Proposals/Nominations of Directors. Under the Fred Meyer Bylaws, for stockholders to properly introduce business to be transacted at the annual or any special meeting of stockholders, a stockholder of record, on the date both of giving such notice and of determining stockholders entitled to vote at the annual or special meeting, must give timely notice of such proposal in a proper written form to Fred Meyer's corporate secretary, as provided in the Fred Meyer Bylaws. To be timely, a stockholder's notice to the secretary must be delivered to or mailed and received at Fred Meyer's principal executive offices not more than 90 nor less than 60 days prior to the first anniversary of the preceding year's annual meeting of stockholders, or, in the case of a special meeting, not more than 90 nor less than the later of 60 days prior to such special meeting or 10 days after the day on which a public announcement is first made of the date of the special meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not more than 90 nor less than 60 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Fred Meyer.

     Generally, the Fred Meyer Bylaws require that a stockholder's notice include: (i) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (a) the name and address of such stockholder, as they appear on Fred Meyer's books, and of such beneficial owner and (b) the class and number of shares of Fred Meyer which are owned beneficially and of record by such stockholder and such beneficial owner.

     The Fred Meyer Bylaws permit stockholders to nominate persons for election to the Fred Meyer Board at any annual meeting of stockholders, or at any special meeting if the Fred Meyer Board has determined that directors will be elected at such meeting, if they are stockholders of record as of both the date of giving such notice and the date of determining stockholders entitled to vote at the annual or special meeting. A stockholder must give timely notice thereof in a proper written form to the corporate secretary, as provided in the Fred Meyer Bylaws. To be timely, the stockholder's notice must meet the same timeliness requirements as described above for providing advance notice of business to be transacted at a stockholders' meeting; provided, however, that if the number of directors to be elected to the Fred Meyer Board is increased and there is no public announcement by Fred Meyer naming all of the nominees for director or specifying the size of the increased Fred Meyer Board at least 70 days prior to the first anniversary of the preceding year's annual

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meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of Fred Meyer not later than the 10th day following the day on which such public announcement is first made by Fred Meyer.

     To be in proper written form, a stockholder's notice to the secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such stockholder, as they appear on Fred Meyer's books, and of such beneficial owner and (ii) the class and number of shares of Fred Meyer which are owned beneficially and of record by such stockholder and such beneficial owner. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a director if elected.

     The Food 4 Less Bylaws do not contain any similar advance notice provisions.

     Calling of Special Meeting of Stockholders. The Fred Meyer Bylaws provide that special meetings of the stockholders can only be called by the Chairman of the Fred Meyer Board, the President or by the Chairman, President or Secretary acting upon the direction of the Fred Meyer Board. The Food 4 Less Bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called by the President and shall be called by the President or the Secretary at the written request of a majority of the Food 4 Less Board, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

                  PROPOSAL TO APPROVE AND ADOPT THE AMENDMENT
                  TO THE RESTATED CERTIFICATE OF INCORPORATION
                              OF FRED MEYER, INC.

     Pursuant to the FM/QFC Merger Agreement, the Fred Meyer Board will appoint two designees of QFC to the Fred Meyer Board if the FM/QFC Merger becomes effective. In addition, pursuant to the FM/Food 4 Less Merger Agreement, the Fred Meyer Board will appoint two designees of Food 4 Less to the Fred Meyer Board if the FM/Food 4 Less Merger becomes effective. If both Mergers are consummated, the Fred Meyer Board will be required to appoint a total of four new directors to the Board, bringing the total number of directors on the Fred Meyer Board to 15. Currently, the Fred Meyer Certificate states that the number of directors constituting the entire Fred Meyer Board shall not be more than 15. To retain the flexibility to make future increases in the size of the Fred Meyer Board, the Fred Meyer Board proposes to amend the Fred Meyer Certificate to provide that the maximum number of directors constituting the entire Fred Meyer Board shall be increased from 15 to 25. The amendment to the Fred Meyer Certificate would amend Article VIII, paragraph A to read as follows:

          The number of directors constituting the entire Board of Directors of the Corporation shall be not less than three nor more than 25 as fixed from time to time by the Board of Directors, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board of Directors shall be eleven until otherwise fixed by a majority of the entire Board of Directors.

     THE FRED MEYER BOARD RECOMMENDS THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE FRED MEYER CERTIFICATE BY FRED MEYER'S STOCKHOLDERS. The proposal must be approved by the holders of at least 75% of the outstanding shares of Fred Meyer Common Stock. Abstentions will be considered present at the Fred Meyer Special Meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of such matter and, therefore, will have the same effect as a vote against the approval and adoption of the amendment to the Fred Meyer Certificate. Broker non-votes will be counted for purposes of determining whether a quorum exists at the Fred Meyer Special Meeting, but will not be considered to have been voted in favor of any matter and therefore will have the same effect as a vote against the approval and adoption of the amendment to the Fred Meyer Certificate. If the proposal to amend the Fred Meyer Certificate is approved but one or both of the Mergers are not consummated, the amendment to the Certificate will become effective.

                                 LEGAL MATTERS

     The validity of the shares of Fred Meyer Common Stock offered hereby will be passed upon for Fred Meyer by Stoel Rives LLP.

     Certain United States federal income tax matters related to the FM/QFC Merger will be passed upon for Fred Meyer by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, and for QFC by Sidley & Austin, Chicago, Illinois. Certain United States federal income tax matters related to the FM/Food 4 Less Merger will be passed upon for Fred Meyer by Simpson Thacher & Bartlett and for Food 4 Less by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements incorporated in this Joint Proxy and Consent Solicitation Statement/Prospectus by reference from the Fred Meyer Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report of said firm given upon its authority as experts in accounting and auditing.

     The financial statements of QFC as of December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996 included in the QFC Form 10-K/A for the year ended December 28, 1996 dated July 23, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of Food 4 Less Holdings, Inc., as of February 2, 1997, January 28, 1996 and January 29, 1995 and the related consolidated statements of operations, cash flows and stockholders' equity for the 53 weeks ended February 2, 1997, the 52 weeks ended January 28, 1996, the 31 weeks ended January 29, 1995 and the 52 weeks ended June 25, 1994 and the related financial statement schedules included in the Food 4 Less Form 10-K for the year ended February 2, 1997 and incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Keith Uddenberg, Inc. as of December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996 included in the QFC Form 8-K/A dated November 12, 1996, and filed February 20, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Hughes Markets, Inc. incorporated by reference herein from Quality Food Centers, Inc.'s Current Report on Form 8-K/A dated February 20, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     Representatives of Deloitte & Touche LLP are expected to be present at the Fred Meyer Special Meeting and the QFC Special Meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Joint Proxy and Consent Solicitation Statement/Prospectus, the Fred Meyer Board and the QFC Board know of no matters that will be presented for consideration at the Fred Meyer Special Meeting or the QFC Special Meeting other than as described in this Joint Proxy and Consent Solicitation Statement/Prospectus. If any other matters shall properly come before either of such meetings or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Fred Meyer and QFC, as applicable.

                      WHERE YOU CAN FIND MORE INFORMATION

     Fred Meyer, QFC and Food 4 Less file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov."

     Fred Meyer filed a Registration Statement on Form S-4 to register with the Commission the Fred Meyer Common Stock to be issued to QFC shareholders and Food 4 Less stockholders in the Mergers. This Joint Proxy and Consent Solicitation Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Fred Meyer in addition to being a proxy statement of Fred Meyer and QFC for the Special Meetings and a consent solicitation statement for the Food 4 Less Consent Solicitation. As allowed by Commission rules, this Joint Proxy and Consent Solicitation Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The Commission allows us to "incorporate by reference" information into this Joint Proxy and Consent Solicitation Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Joint Proxy and Consent Solicitation Statement/Prospectus, except for any information superseded by information in this Joint Proxy and Consent Solicitation Statement/Prospectus. This Joint Proxy and Consent Solicitation Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about our companies and their finances.

FRED MEYER COMMISSION FILINGS
  (FILE NO. 1-13339)                           PERIOD
Annual Report on Form 10-K, as amended.......  Year ended February 1, 1997
Quarterly Reports on Form 10-Q, as amended...  Quarters ended May 24, 1997, August 16, 1997 and November 8, 1997
Current Reports on Form 8-K..................  Dated September 9, 1997 and November 6, 1997
QFC COMMISSION FILINGS (FILE NO. 0-15590)      PERIOD
Annual Report on Form 10-K, as amended.......  Year ended December 28, 1996
Quarterly Reports on Form 10-Q, as amended...  Quarters ended March 22, 1997, June 14, 1997 and September 6, 1997
Current Reports on Form 8-K..................  Dated March 19, 1997 and November 6, 1997
Amendments to Current Reports on Form 8-K....  Dated November 12, 1996 and March 19, 1997
FOOD 4 LESS COMMISSION FILINGS
  (FILE NO. 33-88894)                          PERIOD
Annual Report on Form 10-K, as amended.......  Year ended February 2, 1997
Quarterly Reports on Form 10-Q...............  Quarters ended April 27, 1997, July 20, 1997 and October 12, 1997
Current Report on Form 8-K...................  Dated November 6, 1997

     We are also incorporating by reference additional documents that we may file with the Commission between the date of this Joint Proxy and Consent Solicitation Statement/Prospectus and the dates of the Special Meetings and the completion of the Food 4 Less Consent Solicitation.

     Fred Meyer has supplied all information contained or incorporated by reference in this Joint Proxy and Consent Solicitation Statement/Prospectus relating to Fred Meyer, QFC has supplied all such information relating to QFC and Food 4 Less has supplied all such information relating to Food 4 Less. The pro forma financial data and financial statements contained in this Joint Proxy and Consent Solicitation Statement/Prospectus have been prepared by Fred Meyer.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy and Consent Solicitation Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy and Consent Solicitation Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

        Fred Meyer, Inc.                        Quality Food Centers, Inc.
        Attention: Roger A. Cooke, Secretary    Attention: Susan Obuchowski,
                                                Secretary
        3800 SE 22nd Avenue                     10112 NE 10th Street, Suite 201
        Portland, Oregon 97202                  Bellevue, Washington 98004
        (503) 232-8844                          (425) 462-2177

                       Food 4 Less Holdings, Inc.
                       Attention: Terrence J. Wallock, Secretary
                       1100 West Artesia Boulevard
                       Compton, California 90220
                       (310) 884-9900


     If you would like to request documents from us, please do so by February 26, 1998 to receive them before the Special Meetings and the completion of the Food 4 Less Consent Solicitation.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS TO VOTE ON THE MERGERS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS. THIS JOINT PROXY AND CONSENT
SOLICITATION STATEMENT/PROSPECTUS IS DATED             , 1998. YOU SHOULD NOT
ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN
            , 1998, AND NEITHER THE MAILING OF THE JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF FRED MEYER COMMON STOCK IN THE MERGERS SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                   APPENDICES

                                       TO

          JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS OF



                                FRED MEYER, INC.

                           QUALITY FOOD CENTERS, INC.

                           FOOD 4 LESS HOLDINGS, INC.

        APPENDIX A     --    FM/QFC Merger Agreement

        APPENDIX B     --    FM/Food 4 Less Merger Agreement

        APPENDIX C     --    Fairness Opinion of Salomon Brothers Inc (FM/QFC Merger)

        APPENDIX D     --    Fairness Opinion of Goldman, Sachs & Co. (FM/QFC Merger)

        APPENDIX E     --    Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (FM/QFC
                             Merger)

        APPENDIX F     --    Fairness Opinion of Salomon Brothers Inc (FM/Food 4 Less Merger)

        APPENDIX G     --    Fairness Opinion of Goldman, Sachs & Co. (FM/Food 4 Less Merger)

        APPENDIX H     --    Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (FM/Food 4
                             Less Merger)

        APPENDIX I     --    Fairness Opinion of Morgan Stanley & Co. Incorporated (FM/Food 4 Less Merger)

        APPENDIX J     --    Chapter 23B.13 of the Washington Business Corporation Act

        APPENDIX K     --    Section 262 of the Delaware General Corporation Law

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


                                      Among


                           QUALITY FOOD CENTERS, INC.,

                               Q-ACQUISITION CORP.

                                       and

                                FRED MEYER, INC.



                          Dated as of November 6, 19971


--------

1 Reflects changes effected pursuant to an Amendment Agreement dated as of January 20, 1998.

                                TABLE OF CONTENTS


                                                                   Page
                                                                   ----

                                    ARTICLE I

                                  THE MERGER .................        1
SECTION 1.1  The Merger ......................................        1
SECTION 1.2  Effective Time ..................................        2
SECTION 1.3  Effects of the Merger ...........................        2
SECTION 1.4  Articles of Incorporation; By-Laws ..............        2
SECTION 1.5  Directors and Officers ..........................        2
SECTION 1.6  Conversion of Securities ........................        2
SECTION 1.7  Treatment of Employee Options and Other
                   Employee Equity Rights ....................        5
SECTION 1.8  Fractional Interests ............................        6
SECTION 1.9  Surrender of Shares of Company Common
                   Stock; Stock Transfer Books ...............        6
SECTION 1.10  Closing and Closing Date .......................        9

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY        9
SECTION 2.1  Organization and Qualification ..................        9
SECTION 2.2  Authorization; Validity and Effect of
                   Agreement .................................        9
SECTION 2.3  Capitalization ..................................       10
SECTION 2.4  Subsidiaries ....................................       10
SECTION 2.5  Other Interests .................................       11
SECTION 2.6  No Conflict; Required Filings and
                   Consents ..................................       11
SECTION 2.7  Compliance ......................................       12
SECTION 2.8  SEC Documents ...................................       12
SECTION 2.9  Litigation ......................................       13
SECTION 2.10  Absence of Certain Changes .....................       13
SECTION 2.11  Taxes ..........................................       14
SECTION 2.12  Employee Benefit Plans .........................       15
SECTION 2.13 No Other Agreements to Sell the Company or
                   its Assets ................................       16
SECTION 2.14  Assets .........................................       16
SECTION 2.15  Contracts and Commitments ......................       18
SECTION 2.16  Absence of Breaches or Defaults ................       19
SECTION 2.17  Labor Matters ..................................       20
SECTION 2.18  Insurance ......................................       21
SECTION 2.19  Affiliate Transactions .........................       21
SECTION 2.20  Environmental Matters ..........................       21
SECTION 2.21  Forms S-3 and S-4; Offer to Purchase;
                   Joint Proxy Statement .....................       22
SECTION 2.22  Opinion of Financial Advisor ...................       23
SECTION 2.23  Brokers ........................................       23
SECTION 2.24  Vote Required ..................................       23
SECTION 2.25  Chapter 23B.19 of the WBCL; State
                   Takeover Statutes .........................       24

                                                                   Page
                                                                   ----
SECTION 2.26  Accounting Matters .............................       24
SECTION 2.27  Tax Matters ....................................       24

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                PARENT AND SUB ...............       24
SECTION 3.1  Organization and Qualification ..................       24
SECTION 3.2  Authorization; Validity and Effect of
                   Agreement .................................       25
SECTION 3.3  Capitalization ..................................       25
SECTION 3.4  Subsidiaries ....................................       26
SECTION 3.5  Other Interests .................................       26
SECTION 3.6  No Conflict; Required Filings and
                   Consents ..................................       26
SECTION 3.7  Compliance ......................................       27
SECTION 3.8  SEC Documents ...................................       28
SECTION 3.9  Litigation ......................................       29
SECTION 3.10  Absence of Certain Changes .....................       29
SECTION 3.11  Taxes ..........................................       29
SECTION 3.12  Employee Benefit Plans .........................       30
SECTION 3.13  Assets .........................................       32
SECTION 3.14  Contracts and Commitments ......................       33
SECTION 3.15  Absence of Breaches or Defaults ................       34
SECTION 3.16  Labor Matters ..................................       35
SECTION 3.17  Insurance ......................................       36
SECTION 3.18  Environmental Matters ..........................       36
SECTION 3.19  Forms S-3 and S-4; Offer to Purchase;
                   Joint Proxy Statement .....................       37
SECTION 3.20  Brokers ........................................       37
SECTION 3.21  Vote Required ..................................       38
SECTION 3.22  Opinion of Financial Advisor ...................       38
SECTION 3.23  Tax Matters ....................................       38

                                   ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER ...       38
SECTION 4.1  Conduct of Business of the Company Pending
                   the Merger ................................       38
SECTION 4.2  Conduct of Business of Parent Pending the
                   Merger ....................................       41

                                    ARTICLE V

                             ADDITIONAL AGREEMENTS ...........       43
SECTION 5.1  Preparation of Form S-4 and the Joint
                   Proxy Statement; Shareholder Meetings .....       43
SECTION 5.2  Accountants' Letters ............................       45
SECTION 5.3  Access to Information; Confidentiality ..........       46
SECTION 5.4  No Solicitation of Transactions .................       47
SECTION 5.5  Employee Benefits Matters .......................       47
SECTION 5.6  Directors' and Officers' Indemnification;
                   Insurance .................................       48
SECTION 5.7  Notification of Certain Matters .................       49

                                                                   Page
                                                                   ----
SECTION 5.8  Further Action ..................................       49
SECTION 5.9  Public Announcements ............................       52
SECTION 5.10  Stock Exchange Listing .........................       52
SECTION 5.11  Affiliates .....................................       52
SECTION 5.12  Directorships ..................................       52
SECTION 5.13  Parent Representations and Warranties ..........       52
SECTION 5.14  Real Estate Transfer Taxes .....................       53
SECTION 5.15  Registration Rights ............................       53
SECTION 5.16  Form S-3 .......................................       54

                                   ARTICLE VI

                             CONDITIONS OF MERGER ............       54
SECTION 6.1  Conditions to Obligation of Each Party to
                   Effect the Merger .........................       54
SECTION 6.2  Conditions to Obligations of the Company
                   to Effect the Merger ......................       55
SECTION 6.3  Conditions to Obligations of Parent and
                   Sub to Effect the Merger ..................       57

                                   ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER .....       58
SECTION 7.1  Termination .....................................       58
SECTION 7.2  Effect of Termination ...........................       60
SECTION 7.3  Fees and Expenses ...............................       60
SECTION 7.4  Amendment .......................................       62
SECTION 7.5  Waiver ..........................................       62

                                  ARTICLE VIII

                              GENERAL PROVISIONS .............       62
SECTION 8.1  Non-Survival of Representations,
                   Warranties and Agreements .................       62
SECTION 8.2  Notices .........................................       63
SECTION 8.3  Certain Definitions .............................       64
SECTION 8.4  Severability ....................................       68
SECTION 8.5  Entire Agreement; Assignment ....................       68
SECTION 8.6  Parties in Interest .............................       68
SECTION 8.7  Governing Law ...................................       69
SECTION 8.8  Headings ........................................       69
SECTION 8.9  Counterparts ....................................       69

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of November 6, 1997 (the "Agreement"), among FRED MEYER, INC., a Delaware corporation ("Parent"), Q-ACQUISITION CORP., a Washington corporation and a wholly owned subsidiary of Parent ("Sub"), and QUALITY FOOD CENTERS, INC., a Washington corporation (the "Company").

                  WHEREAS, the Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company and the Company becoming a wholly owned direct subsidiary of Parent (the "Merger") in accordance with the Washington Business Corporation Act ("WBCL") upon the terms and subject to the conditions set forth herein;

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain Company shareholders (the "Shareholders") have each entered into a shareholders agreement, dated as of the date hereof and attached as Annex A hereto (the "Shareholder Agreements"); and

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the WBCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At Parent's election, the Merger may alternatively be structured so that any direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

                  SECTION 1.2 Effective Time. The parties hereto shall cause the Merger to be consummated by filing articles of merger

(the "Articles of Merger") on the Closing Date with the Secretary of State of the State of Washington, in such form as required by and executed in accordance with the relevant provisions of the WBCL (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Washington or at such later time or date after such filing as may be specified in the Articles of Merger being the "Effective Time").

                  SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the WBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 1.4 Articles of Incorporation; By-Laws. (a) At the Effective Time and without any further action on the part of the Company and Sub, the text of the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended, restated and integrated to read in its entirety as set forth in Exhibit A hereto, and as so amended, restated and integrated shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under the WBCL.

                  (b) At the Effective Time and without any further action on the part of the Company and Sub, the By-Laws of Sub shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Articles of Incorporation of the Surviving Corporation and as provided by law.

                  SECTION 1.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

                  SECTION 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of the following securities:

                  (a) Subject to Sections 1.6(d) and 1.8, each share of Common Stock, par value $.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company

         Common Stock to be cancelled in accordance with Section 1.6(b) hereof) shall be converted into and represent the right to receive a number (rounded to the nearest ten- thousandth of a share) (adjusted as set forth below, the "Exchange Ratio") of fully paid and nonassessable shares of Common Stock, par value $.01 per share of Parent (the "Parent Common Stock"), equal to the greater of (i) 1.9 and (ii) the number equal to the lesser of (A) 2.3 and (B) the number determined by dividing $55 by the Average Parent Price (as defined below); provided, that the Exchange Ratio determined pursuant to this Section 1.6(a) shall be reduced by the Exchange Ratio Adjustment Amount (as defined below), if any (the "Merger Consideration"). The Merger Consideration shall be payable upon the surrender of the certificate formerly representing such share of Company Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.9 and (iii) any dividends and distributions in accordance with Section 1.9(e), in each case without interest. The "Average Parent Price" shall be equal to the average of the closing prices of the Parent Common Stock on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Transaction Tape for the 15 trading days randomly selected by lot out of the 35 trading days ending on the second trading day preceding the Effective Time. The "Exchange Ratio Adjustment Amount" shall be equal to (i) the Total Deduction Amount (as defined below) divided by (ii) the product of (x) the Average Parent Price and (y) the sum of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (without duplication) the aggregate number of shares of Company Common Stock in respect of which Company Stock Rights (as defined in Section 1.7) are outstanding immediately prior to the Effective Time. The "Total Deduction Amount" shall be equal to (i) the product of (A) four and (B) the Lost EBITDA (as defined below) in excess of $15 million, minus (ii) 50% of the Estimated Gain (as defined in Section 5.8). The "Lost EBITDA" shall be equal to the aggregate earnings before interest, taxes, corporate allocation costs for administration (including costs for management information systems), depreciation and amortization from the continuing operations of any Facilities (as defined in Section 2.14) to be divested pursuant to Section 5.8 (each a "Divested Facility") and located in the State of California during the twelve-month period ending on the second most recent month-end prior to the earlier of (i) the agreement of Parent with


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
         the applicable governmental or regulatory authority to divest such Divested Facilities pursuant to Section 5.8 and (ii) the Effective Time; provided, that, for any new Divested Facility to be divested which has not been in operation for such twelve-month period (each a "New Facility"), Lost EBITDA for such New Facility shall be an amount equal to 80% of the Average Facility EBITDA. "Average Facility EBITDA" is equal to the aggregate Lost EBITDA of all Facilities (other than New Facilities) owned by the company which is divesting such New Facility, assuming all such Facilities are to be divested pursuant to Section 5.8, divided by the total number of such Facilities (other than New Facilities).

                  (b) Each share of Company Common Stock that is (i) held in the treasury of the Company or (ii) owned by Parent, Sub or any other direct or indirect subsidiary of Parent or of the Company, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

                  (c) Each share of common, preferred or other capital stock of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

                  (d) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Common Stock in accordance with the WBCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal or it is determined that such holder does not have appraisal rights in accordance with the WBCL. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such shares of Company Common Stock shall be treated as if they had been exchanged as of the Effective Time for a right to receive the Merger Consideration. The Company shall give Parent and Sub prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent and Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with the prior written consent of Parent and Sub, make any payment with respect to, or settle or offer to settle, any such demands.


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
                  SECTION 1.7 Treatment of Employee Options and Other Employee Equity Rights. (a) Subject to Sections 1.7(b) and 1.7(c), prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) and the Board of Directors of Parent shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time, all the outstanding stock options, stock appreciation rights, limited stock appreciation rights, performance units and stock purchase rights (the "Company Stock Rights") heretofore granted under any stock option, performance unit or similar plan of the Company and its Subsidiaries (as defined in Section 8.3)(the "Stock Plans") shall be assumed by Parent and converted automatically into options to purchase shares of Parent Common Stock (collectively, "New Stock Rights") in an amount and, if applicable, at an exercise price determined as provided below:

                  (i) The number of shares of Parent Common Stock to be subject to the New Stock Right shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the original Company Stock Right and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                  (ii) The exercise price per share of Parent Common Stock under the New Stock Right shall be equal to the exercise price per share of the Company Common Stock under the original Company Stock Right divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. Subject to Sections 1.7(b) and 1.7(c), after the Effective Time, each New Stock Right shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Right immediately prior to the Effective Time (except that with regard to such New Stock Right, any references to the Company shall be deemed, as appropriate, to include Parent).

                  (b) Notwithstanding anything else to the contrary contained in this Agreement, each vested Stock Unit ("Stock Unit") outstanding under the Company's Director Stock Unit Plan shall at the Effective Time, be converted into that number of Shares of Parent Common Stock and such other property as would have been received by the holder if such Stock Unit had been exercised and converted into shares of Company Common Stock immediately prior to the Effective Time and the Company Common Stock that would have been received upon such exercise had been converted pursuant to Section 1.6(a).


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
                  (c) Prior to the Effective Time, the Company will take all actions necessary (i) to shorten the offering periods under the Company's 1990 Amended and Restated Employee Stock Purchase Plan (the "Stock Purchase Plan") currently scheduled to terminate on March 31, 1998, so that such offering periods terminate on the day prior to the Effective Time if the Effective Time occurs on or before March 31, 1998 and (ii) to terminate such plan effective as of the earliest of the Effective Time or March 31, 1998.

                  (d) The Company shall use reasonable best efforts so that following the Effective Time no holder of a Company Stock Right or any participant in any Stock Plans shall have any right thereunder to acquire capital stock of the Company, Sub, or the Surviving Corporation. The Company will use reasonable best efforts so that, as of the Effective Time, none of Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Company Stock Rights, other options, warrants, rights or agreements which would entitle any person, other than Sub or its affiliates, to own any capital stock of the Company, Sub, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof, except as otherwise provided herein.

                  (e) Parent agrees that it shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of shares of Parent Common Stock sufficient for issuance upon exercise of options as contemplated by Section 1.7.

                  SECTION 1.8 Fractional Interests. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a shareholder of Parent. In lieu of any such fractional interests, each holder of shares of Company Common Stock exchanged pursuant to Section 1.6(a) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the Average Parent Price.

                  SECTION 1.9 Surrender of Shares of Company Common Stock; Stock Transfer Books. (a) Prior to the Closing Date, Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Exchange Agent") to receive the shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) to which holders of shares of Company Common Stock shall become entitled pursuant to Sections 1.6(a) and 1.8. Immediately before the Effective Time, Parent will, or will cause Sub to, make available to the Exchange Agent sufficient shares of Parent


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
Common Stock and cash to make all exchanges pursuant to Section 1.9(b).

                  (b) Promptly after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.6(a), (ii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.8, after giving effect to any required tax withholdings, and (iii) any dividends or distributions to which such holder is entitled pursuant to Section 1.9(e), and the Certificate so surrendered shall forthwith be cancelled. If the exchange of certificates representing shares of Parent Common Stock is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such exchange shall have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Parent Common Stock to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

                  (c) At any time following 12 months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it or the Surviving Corporation any shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock and dividends or other distributions in respect thereof) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) payable upon due surrender of their Certificates.


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
Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable law.

(e)No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock it is entitled to receive and no cash payment in lieu of fractional interests shall be paid pursuant to Section 1.8 until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Agreement. Upon such surrender, Parent shall cause to be paid to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon.

                  (f) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                  SECTION 1.10 Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 7.1, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place
(a) at 10:00 a.m. (Pacific time) on the second business day after all of the conditions to the respective obligations of the parties set forth in Article VI hereof shall have been satisfied or waived or (b) at such other time and date as Parent and the Company shall agree (such date and time on and at which the Closing occurs being referred to herein as the "Closing Date"). The Closing shall take place at such location as Parent and the Company shall agree.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Sub that:

                  SECTION 2.1 Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3). The Company has previously made available to Parent true and correct copies of its articles of incorporation and bylaws or other organizational documents and the charter documents and bylaws or other organizational documents of each of its Subsidiaries, as currently in effect.

                  SECTION 2.2 Authorization; Validity and Effect of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the adoption and approval of this Agreement by the shareholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby


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
and the execution, delivery and performance of the Shareholders Agreements by the parties thereto. The Board of Directors of the Company has adopted for the purposes of Chapters 23B.11.010 and 23B.11.030 of the WBCL the plan of merger contained in this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock having a par value of $.001 per share (the "Company Preferred Stock"). As of October 31, 1997, 20,996,562 shares of Company Common Stock (none of which are held in the Company treasury), and no shares of Company Preferred Stock, were issued and outstanding. Except pursuant to the exercise of employee options prior to the date hereof, since October 31, 1997, no shares of Company Common Stock or Company Preferred Stock have been issued. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable. As of the date hereof, except as otherwise disclosed in
Section 2.3 of the disclosure schedule delivered by the Company to Parent and Sub prior to the execution of this Agreement (the "Disclosure Schedule"), there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require the Company or any of its Subsidiaries to issue or sell shares of Company Common Stock, Company Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Company Common Stock, Company Preferred Stock or any other equity securities of the Company or any of its Subsidiaries. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company has no commitments or obligations to purchase or redeem any shares of Company Common Stock.

                  SECTION 2.4 Subsidiaries. The only Subsidiaries of the Company are those set forth in Section 2.4 of the Disclosure Schedule. All of the outstanding shares of capital stock and other ownership interests of each of the Company's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 2.4 of the Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances (as defined in Section 8.3), and there are no existing options, warrants, calls, subscriptions, convertible securities or other


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
securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

                  SECTION 2.5 Other Interests. Except as set forth in Schedule
2.5 of the Disclosure Schedule, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment in the equity or debt for borrowed money of any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than the Company's Subsidiaries).

                  SECTION 2.6 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 2.6 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the Company's articles of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 2.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries, or cause an indemnity payment to be made by the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any properties, assets or business of the Company or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

                  (b) Except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and state securities or "blue sky" laws


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
("Blue Sky Laws"), (ii) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iii) for the filing of articles of merger pursuant to the WBCL, (iv) the filing of an affidavit relating to real estate excise taxes in the State of Washington and (v) with respect to matters set forth in Sections 2.6(a) or 2.6(b) of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person (as defined in Section 8.3) or entity is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 2.7 Compliance. The Company and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof (including, without limitation, all Environmental Laws), except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their respective businesses as they are now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 2.8 SEC Documents. (a) The Company has delivered or made available to Parent true and complete copies of each registration statement, proxy or information statement, form, report and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                  (c) Except as set forth in Section 2.8(c) of the Disclosure Schedule and except as set forth in the Company SEC Reports filed prior to the date of this Agreement (the "Recent Company SEC Reports"), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of December 28, 1996 and (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since December 28, 1996 which would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 2.9 Litigation. Except as set forth in Section 2.9 of the Disclosure Schedule and except as set forth in the Recent Company SEC Reports, there is no Action instituted, pending or, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, which would, individually or in the aggregate, directly or indirectly, have a Material Adverse Effect, nor is there any outstanding judgment, decree, or injunction, in each case against the Company or any of its Subsidiaries, or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency applicable to the Company or any of its Subsidiaries which has or will have, individually or in the aggregate, any Material Adverse Effect.

                  SECTION 2.10 Absence of Certain Changes. Except as set forth in Section 2.10 of the Disclosure Schedule and except as set forth in the Recent Company SEC Reports and except for the transactions expressly contemplated hereby, since December 28,

1996, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any (i) change in the Company's business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a Material Adverse Effect, or (ii) condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 2.10 of the Disclosure Schedule and except as set forth in the Recent Company SEC Reports, from September 6, 1997 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 4.1 hereof.

                  SECTION 2.11 Taxes. Except as set forth in Section 2.11 of the Disclosure Schedule:

                  (a) the Company and its Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as defined in Section 8.3) required to be filed by them and such Tax Returns are true, correct and complete in all respects, except where any such failure to file, or failure to be true, correct and complete, would not, individually or in the aggregate, have a Material Adverse Effect, and
(B) duly paid in full all Taxes shown to be due on such Tax Returns;

                  (b) the Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment of such withheld Taxes to the proper governmental authorities, except where any such failure to comply, withhold or pay over would not, individually or in the aggregate, have a Material Adverse Effect;

                  (c) All federal income Tax Returns of the Company and its Subsidiaries for periods through the taxable year ended in 1993 have been audited, and no federal or material state, local or foreign audits or other administrative proceedings or court proceedings are presently being conducted with regard to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor its Subsidiaries has received a written notice of any pending audits with respect to material Taxes or material Tax Returns of the Company, and neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations with respect to material Taxes;

                  (d) Neither the Internal Revenue Service nor any other taxing authority (whether domestic or foreign) has asserted in writing against the Company or any of its Subsidiaries any deficiency or claim for Taxes, except where any such deficiency or claim for Taxes, if decided adversely to the Company or any of


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its Subsidiaries, would not, individually or in the aggregate, have a Material
Adverse Effect;

                  (e) There are no material liens for Taxes upon any Property or Assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings, and no material written power of attorney that has been granted by the Company or its Subsidiaries (other than to the Company or a Subsidiary) currently is in force with respect to any matter relating to Taxes;

                  (f) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held by any of them, agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries; and

                  (g) Since January 1, 1994, none of the Company or its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income tax return other than a group the common parent of which is the Company.

                  SECTION 2.12  Employee Benefit Plans.

                  (a) Section 2.12 of the Disclosure Schedule contains a complete list of all Employee Plans which the Company and its Subsidiaries maintain, administer or contribute to, or are required to contribute to as of the date hereof. To the extent in the Company's or its Subsidiaries' possession, true and complete copies or descriptions of the Employee Plans of the Company and its Subsidiaries, including, without limitation, trust instruments, if any, that form a part thereof, and all amendments thereto have been furnished or made available to Parent and its counsel.

                  (b) Except as described in Section 2.12 of the Disclosure Schedule, each of the Employee Plans of the Company and of its ERISA Affiliates (other than any Multiemployer Plan) has been administered and is in compliance with the terms of such Employee Plan and all applicable laws, rules and regulations except for noncompliance which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (c) No "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code), "nondeductible contributions" (as such term is used in Section 4972 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Employee Plan (other than


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any Multiemployer Plan) of the Company or any ERISA Affiliate, except for such events which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) No litigation or administrative or other proceeding involving any Employee Plans of the Company or any of its ERISA Affiliates (other than any Multiemployer Plan) has occurred or are threatened where an adverse determination could, individually or in the aggregate, have a Material Adverse Effect.

                  (e) Except as set forth in Section 2.12 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA which remains unsatisfied, except for such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (f) All of the Employee Plans of the Company or its Subsidiaries (other than any Multiemployer Plan) can be terminated by the Company without incurring any material liability. Subject to any collective bargaining obligations, except as set forth in Section 2.12(f) of the Disclosure Schedule, the Company and its Subsidiaries can withdraw from participation in any Employee Plan that is a Multiemployer Plan. Except as set forth in Section 2.12(f) of the Disclosure Schedule, any termination of, or withdrawal from, any Employee Plans of the Company or its Subsidiaries, on or prior to the Closing Date, would not subject the Company to any liability under Title IV of ERISA that would individually or in the aggregate have a Material Adverse Effect.

                  (g) Neither the Company nor any of its controlled or controlling Affiliates is aware of any situation with respect to a Multiemployer Plan described in (b), (c) or (d) above, except as described in Section 2.12 of the Disclosure Schedule.

                  (h) The transactions contemplated by this Agreement will not cause the occurrence of a situation described in Section 2.12 (b), (c), (d) or
(e) as of or after the Effective Time.

                  SECTION 2.13 No Other Agreements to Sell the Company or its Assets. The Company has no legal obligation, absolute or contingent, to any other Person to sell any material portion of the Assets of the Company, to sell any material portion of the capital stock or other ownership interests of the Company or any of its Subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto.

                  SECTION 2.14 Assets. (a) Except as set forth in Section 2.14(a) of the Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to or a valid leasehold estate in all of the material properties and assets, real or personal, reflected on the Company's balance sheet at


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December 28, 1996 (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice). Except as set forth in Section 2.14(a) of the Disclosure Schedule, the Company and its Subsidiaries have good and marketable title or a valid right to use all of the real properties that are necessary, and all of the personal assets and properties that are materially necessary, for the conduct of the business of the Company or any of its Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances).

                  (b) Section 2.14(b) of the Disclosure Schedule sets forth a complete and accurate list of each improved or unimproved real property (whether owned or leased, "Property") and/or store, office, plant or warehouse ("Facility") owned or leased by the Company or any of its Subsidiaries, and the current use of such Property or Facility and indicating whether the Property or Facility is owned or leased.

                  (c) There are no pending or, to the knowledge of the Company, threatened condemnation or similar proceedings against the Company or any of its Subsidiaries or, to the knowledge of the Company, otherwise relating to any of the Properties or Facilities of the Company and its Subsidiaries except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) Section 2.14(d) of the Disclosure Schedule sets forth a complete and accurate list of all Leases (including subleases and licenses) of personal property entered into by the Company or any of its Subsidiaries and involving any annual expense to the Company or any such Subsidiary in excess of $250,000 and/or not cancelable (without material liability) within two (2) years.

                  (e) Section 2.14(e) of the Disclosure Schedule indicates each Lease entered into by the Company or any of its Subsidiaries, as a tenant or subtenant.

                  (f) The Company or its Subsidiaries, as the case may be, has in all material respects performed all obligations on its part required to have been performed with respect to (i) all Assets leased by it or to it (whether as lessor or lessee), and (ii) all Leases and there exists no material default or event which, with the giving of notice or lapse of time or both, would become a default on the part of the Company or any of its Subsidiaries under any Lease, in each case except where the failure to perform or such default or event would not, individually or in the aggregate, have a Material Adverse Effect.

                  (g) To the knowledge of the Company, each of the Leases is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights


                                      A-17


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generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, the Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a or Material Adverse Effect.

                  (h) Except as shown on Section 2.14(h) of the Disclosure Schedule, the Company has delivered to Parent, or otherwise made available, originals or true copies of all material Leases (as the same may have been amended or modified, in any material respect, from time to time).

                  SECTION 2.15 Contracts and Commitments. Section 2.15 of the Disclosure Schedule contains a complete and accurate list of all contracts (written or oral), plans, undertakings, commitments or agreements ("Contracts") of the following categories to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

                  (a) employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors or shareholders of the Company, and all severance, change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment to any officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment, or both;

                  (b) Labor contracts;

                  (c) material distribution, franchise, license, sales, agency or advertising contracts;

                  (d) Contracts for the purchase of inventory which are not cancelable (without material penalty, cost or other liability) within one (1) year (other than Contracts for the purchase of holiday goods in accordance with customary industry practices) and other Contracts made in the ordinary course of business involving annual expenditures or liabilities in excess of $400,000 which are not cancelable (without material penalty, cost or other liability) within ninety (90) days;


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
                  (e) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in excess of $250,000;

                  (f) Contracts (other than Leases) containing covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location;

                  (g) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any Property and/or Facility on behalf of the Company or its Subsidiaries;

                  (h) any Contract where the customer under such Contract is a federal, state or local government;

                  (i) any Contract pending for the acquisition, directly or indirectly (by merger or otherwise) of material assets (other than inventory) or capital stock of another Person; and

                  (j) Contracts involving annual expenditures or liabilities in excess of $400,000 which are not concealable (without material penalty, cost or other liability) within ninety (90) days.

                  True copies of the written Contracts identified in Section
2.15 of the Disclosure Schedule have been delivered or made available to Parent.

                  SECTION 2.16 Absence of Breaches or Defaults. Except as set forth in Section 2.16 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in default under, or in breach or violation of, any Contract identified on Section
2.15 of the Disclosure Schedule and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Contract identified on Section 2.15 of the Disclosure Schedule, except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Material Adverse Effect. Other than contracts which have terminated or expired in accordance with their terms, each of the Contracts identified on Section 2.15 of the Disclosure
Schedule is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Contracts will


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continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting the Company or any of its Subsidiaries (except for the execution of this Agreement and the Shareholder Agreements) to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company or any of its Subsidiaries, except as set forth in Section 2.16 of the Disclosure Schedule.

                  SECTION 2.17 Labor Matters.

                  (a) Section 2.17(a) of the Disclosure Schedule contains a complete list of all organizations representing the employees of the Company or any of its Subsidiaries. As of the date hereof, there is no strike, work stoppage or labor disturbance, pending or, to the knowledge of the Company, threatened, which involves any employees of the Company or any of its Subsidiaries.

                  (b) Section 2.17(b) of the Disclosure Schedule contains as of the date hereof (i) a list of all material unfair employment or labor practice charges which are presently pending which, to the knowledge of the Company, have been filed with any governmental authority by or on behalf of any employee against the Company or any of its Subsidiaries and (ii) a list of all material employment-related litigation, including, without limitation, arbitrations or administrative proceedings which are presently pending, filed by or on behalf of any former, current or prospective employee against the Company or any of its Subsidiaries.

                  (c) Except as described in Sections 2.17(a) and (b) of the Disclosure Schedule, there are not presently pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries any claims by any governmental authority, labor organization, or any former, current or prospective employee alleging that the Company or any such employer has violated any applicable laws respecting employment practices, except where such claims would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 2.17(c) of the Disclosure Schedule, the Company and each of its Subsidiaries is in compliance in all respects with its obligations under all statutes, executive orders and other governmental regulations or judicial decrees governing its employment practices, including, without limitation, provisions relating to wages, hours, equal opportunity and payment of social security and other taxes and has timely filed all regular federal and state employment related reports and other documents, except


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for such failures to be in compliance or failure to file that would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 2.18 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for normal risks incident to the business of the Company and its Subsidiaries and their respective Properties and Assets, and are in character and amount substantially equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                  SECTION 2.19 Affiliate Transactions. Except as set forth in the Recent Company SEC Reports and as set forth in Schedule 2.19 of the Disclosure Schedule, from December 31, 1996 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and Company Affiliates (other than wholly owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                  SECTION 2.20 Environmental Matters. Except as set forth in
Section 2.20 of the Disclosure Schedule, to the knowledge of the Company each of the Properties and Facilities has been maintained by the Company in compliance with all Environmental Laws, except where the failure to so comply, or any aggregation of such failures, would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 2.20, to the knowledge of the Company, there are no Hazardous Materials which have been or are being released or disposed of by the Company or any of its Subsidiaries, or in the case of asbestos only, is present, on any property, the cost of remediation of which to the Company would reasonably be expected individually or in the aggregate to have a Material Adverse Effect. Expect as disclosed on
Schedule 2.20, to the knowledge of the Company, there are no Hazardous Materials which have been or are being released by persons other than the Company or any of its Subsidiaries and which have encroached through the soil or groundwater onto or under the Properties and Facilities where the cost to Company of remediation of such Hazardous Materials would reasonably be expected individually or in the aggregate to have a Material Adverse Effect. Except as set forth in Section 2.20 of the Disclosure Schedule, (i) there are no existing uncured written notices of noncompliance, notices of violation, administrative actions, or lawsuits against the Company or any of its Subsidiaries arising under Environmental Laws or relating to


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
the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials, nor has the Company received any uncured written notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (ii) there are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any Environmental Law which have not already been fully satisfied and which name the Company or any of its Subsidiaries, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and (iii) to the knowledge of the Company, except as set forth in Section 2.20 of the Disclosure Schedule, no Properties or Facilities of the Company or any Subsidiary are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials. Except as set forth in Section 2.20 of the Disclosure Schedule, there are no budgeted expenses or capital costs that will be required in the next two years to maintain compliance with Environmental Laws, except in any such case which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 2.21 Forms S-3 and S-4; Offer to Purchase; Joint Proxy Statement. None of the information supplied by the Company for inclusion or incorporation by reference in (i) either the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger, or any of the amendments or supplements thereto (collectively, the "Form S-4"), or the registration statement on Form S-3 to be filed by Parent, F4LH, the Company and their respective subsidiaries relating to the debt securities that may be sold by Parent prior to or following the Merger (the "Form S-3") will, at the time such Form is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the joint proxy statement for use relating to the approval by the shareholders of the Company of the Merger and the approval by the stockholders of Parent of the issuance of shares of Parent Common Stock in the Merger or any of the amendments or supplements thereto (collectively, the "Joint Proxy Statement"), will, at the date it is first mailed to the Company's shareholders and Parent's stockholders and at the time of the meeting of the Company's shareholders held to vote on approval of this Agreement and at the time of the meeting of Parent's stockholders held to vote on approval of the issuance of the shares of Parent Common Stock in the Merger, contain any untrue statement of material fact or omit


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to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) the Offer to Purchase and Consent Solicitation Statement of the Company in connection with the consummation of the transactions pursuant to this Agreement (the "Offer to Purchase"), will, at the date it is first mailed to bondholders and at each consent date thereunder, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Joint Proxy Statement.

                  SECTION 2.22 Opinion of Financial Advisor. The Company has received the written opinion of Merrill Lynch & Co. (the "Company Financial Advisor"), dated the date hereof, to the effect that the consideration to be received in the Merger by the Company's shareholders is fair to such shareholders from a financial point of view. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by such Company Financial Adviser (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Form S-4 and the Joint Proxy Statement.

                  SECTION 2.23 Brokers. No broker, finder or investment banker (other than the Company Financial Adviser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Adviser pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

                  SECTION 2.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Board of Directors of the Company (the "Company Board") (at a meeting duly called and held) has (i) unanimously approved this Agreement and the Shareholder Agreements, (ii) determined that the Merger is fair to and in the best interests of the holders of Company Common Stock, (iii) resolved (subject to Section 5.1(b)) to recommend this Agreement and the Merger to such holders for approval and adoption and (iv) directed (subject to Section 5.1(b)) that this Agreement be submitted to the Company's shareholders. The Company hereby


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agrees to the inclusion in the Form S-4 and the Joint Proxy Statement of the
recommendations of the Company Board described in this Section 2.24.

                  SECTION 2.25 Chapter 23B.19 of the WBCL; State Takeover Statutes. Prior to the date hereof, the Board of Directors of the Company has approved this Agreement and the Shareholder Agreements, and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and any of such other transactions the provisions of Chapter 23B.19 of the WBCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Shareholder Agreements or any of the transactions contemplated hereby or thereby and no provision of the articles of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Company and its Subsidiaries that may be acquired or controlled by Parent as contemplated by this Agreement or the Shareholders Agreements.

                  SECTION 2.26 Accounting Matters. Neither the Company nor any of its Affiliates, has taken or agreed to take any action that, to the Company's knowledge (without regard to any action taken or agreed to be taken by Parent or any of its affiliates), would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

                  SECTION 2.27 Tax Matters. Neither the Company nor any of its Affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                 PARENT AND SUB

                  Parent and Sub hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 3.1 Organization and Qualification. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its businesses as presently conducted. Each of Parent and Sub is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of Parent and Sub to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect. Parent has previously made available to the Company true and correct copies of the certificate of incorporation and bylaws of each of Parent and Sub.

                  SECTION 3.2 Authorization; Validity and Effect of Agreement. Each of Parent and Sub has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Sub, and all other necessary corporate action on the part of Parent or Sub, other than the approval of the issuance of the shares of Parent Common Stock in the Merger by the shareholders of Parent, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  SECTION 3.3 Capitalization. (a) The authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock and (ii) 100,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). As of November 6, 1997, 91,506,211 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding; and no shares of Parent Common Stock are held in Parent's treasury as of the date hereof. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable. Except pursuant to the exercise of employee options prior to the date hereof, since November 7, 1977, no shares of Parent Common Stock or Parent Preferred Stock have been issued. As of the date hereof, except as set forth on Section 3.3 of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements (other than this Agreement), commitments or obligations which would require Parent to issue or sell shares of Parent Common Stock, Parent Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Parent Common Stock, Parent Preferred


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
Stock or any other equity securities of Parent as of the date hereof. Except as set forth on Section 3.3 of the Parent Disclosure Schedule, Parent has no commitments or obligations to purchase or redeem any shares of capital stock of any class of Parent Common Stock.

                  (b) The authorized capital stock of Sub consists of 100 shares of common stock, par value $.01 per share, 100 shares of which are duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by Parent free and clear of all liens, claims and encumbrances. Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  SECTION 3.4 Subsidiaries. The only Subsidiaries of Parent are those set forth in Section 3.4 of the Parent Disclosure Schedule. All of the outstanding shares of capital stock and other ownership interests of each of Parent's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 3.4 of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of Parent or which would require any Subsidiary of Parent to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

                  SECTION 3.5 Other Interests. Except as set forth in Schedule
3.5 of the Parent Disclosure Schedule, neither Parent nor any of Parent's Subsidiaries owns, directly or indirectly, any interest or investment in the equity or debt for borrowed money of any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than Parent's Subsidiaries).

                  SECTION 3.6 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.6 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by Parent and Sub of their obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with Parent's or Sub's certificate of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of its Subsidiaries or any of their properties or assets; or (iii) violate, breach, be in conflict


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with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or any of its Subsidiaries, or cause an indemnity payment to be made by the Parent or any of its Subsidiaries under, or result in the creation of imposition of any lien upon any properties, assets or business of Parent or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require Parent or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

                  (b) Except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, (ii) for the pre-merger notification requirements of the HSR Act, (iii) for the filing of articles of merger pursuant to the WBCL, and (iv) with respect to matters set forth in
Section 3.6(a) or 3.6(b) of the Parent Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person or entity is required to be made or obtained by Parent or Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.7 Compliance. Parent and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof (including, without limitation, all Environmental Laws), except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. Parent and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their


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respective businesses as they are now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.8 SEC Documents. (a) Parent has delivered or made available to the Company true and complete copies of each registration statement, proxy or information statement, form, report and other documents required to be filed by it (or by Fred Meyer Stores, Inc. ("FMSI") or Smith's Food & Drug Centers, Inc. ("Smith's") with the SEC since January 1, 1996 (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by Parent with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent (or FMSI or Smith's, as the case may be) and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Parent (or FMSI or Smith's, as the case may be) included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of Parent (or FMSI or Smith's, as the case may be) and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                  (c) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or reports filed by Smith's with the SEC prior to the date of this Agreement (together, the "Recent Parent SEC Reports"), neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheets of FMSI and Smith's as of February 1, 1997, (ii)


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liabilities and obligations incurred or acquired in connection with the transactions pursuant to the Smith's Merger Agreement and (iii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since February 1, 1997 which would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.9 Litigation. Except as set forth in Section 3.9 of the Parent Disclosure Schedule or in the Recent Parent SEC Reports there is no Action instituted, pending or, to the knowledge of Parent, threatened, in each case against Parent or any of its Subsidiaries, which would, individually or in the aggregate, directly or indirectly, have a Material Adverse Effect, nor is there any outstanding judgment, decree, or injunction, in each case against Parent or any of its Subsidiaries, or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency applicable to Parent or any of its Subsidiaries which has or will have, individually or in the aggregate, any Material Adverse Effect.

                  SECTION 3.10 Absence of Certain Changes. Except as set forth in Section 3.10 of the Parent Disclosure Schedule or the Recent Parent SEC Reports (including, without limitation, the transactions contemplated by the proxy statement of Parent dated August 6, 1997) and except for the transactions expressly contemplated hereby, since February 1, 1997, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any (i) change in Parent's business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a Material Adverse Effect, or (ii) condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.11 Taxes. Except as set forth in Section 3.11 of the Parent Disclosure Schedule:

                  (a) Parent and its Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as defined in Section 8.3) required to be filed by them and such Tax Returns are true, correct and complete in all respects, except where any such failure to file, or failure to be true, correct and complete, would not, individually or in the aggregate, have a Material Adverse Effect, and (B) duly paid in full and all Taxes shown to be due on such Tax Returns;

                  (b) Parent and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment of such


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withheld Taxes to the proper governmental authorities except where any such failure to comply, withhold or pay over would not, individually or in the aggregate, have a Material Adverse Effect;

                  (c) All federal income Tax Returns of Parent and its Subsidiaries for periods through the taxable year ended in 1993 have been audited, and no federal or material state, local or foreign audits or other administrative proceedings or court proceedings are presently being conducted with regard to any Taxes or Tax Returns of Parent or its Subsidiaries and neither Parent nor its Subsidiaries has received a written notice of any pending audits with respect to material Taxes or material Tax Returns of Parent, and neither Parent nor any of its Subsidiaries has waived in writing any statute of limitations with respect to material Taxes;

                  (d) Neither the Internal Revenue Service nor any other taxing authority (whether domestic or foreign) has asserted in writing against Parent or any of its Subsidiaries any deficiency or claim for Taxes, except where any such deficiency or claim for Taxes, if decided adversely to the Parent or any of its Subsidiaries, would not, individually or in the aggregate, have a Material Adverse Effect;

                  (e) There are no material liens for Taxes upon any Property or Assets of Parent or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings, and no material written power of attorney that has been granted by Parent or its Subsidiaries (other than to Parent or a Subsidiary) currently is in force with respect to any matter relating to Taxes;

                  (f) Neither Parent nor any of its Subsidiaries has, with regard to any assets or property held by any of them, agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or any of its Subsidiaries; and

                  (g) Since January 1, 1994, none of Parent or its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income tax return other than a group the common parent of which is Parent.

                  SECTION 3.12  Employee Benefit Plans.

                  (a) Section 3.12 of the Parent Disclosure Schedule contains a complete list of all Employee Plans which Parent and its Subsidiaries maintain, administer or contribute to, or are required to contribute to as of the date hereof. To the extent in the Parent's or its Subsidiaries' possession, true and complete copies or descriptions of the Employee Plans of Parent and its Subsidiaries, including, without limitation, trust


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instruments, if any, that form a part thereof, and all amendments thereto have been furnished or made available to the Company and its counsel.

                  (b) Except as described in Section 3.12 of the Parent Disclosure Schedule, each of the Employee Plans of Parent and of its ERISA Affiliates (other than any Multiemployer Plan) has been administered and is in compliance with the terms of such Employee Plan and all applicable laws, rules and regulations except for noncompliance which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (c) No "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code), "nondeductible contributions" (as such term is used in Section 4972 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Employee Plan (other than any Multiemployer Plan) of Parent or any ERISA Affiliate, except for such events which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) No litigation or administrative or other proceeding involving any Employee Plans of Parent or any of its ERISA Affiliates (other than any Multiemployer Plan) has occurred or are threatened where an adverse determination could, individually or in the aggregate, have a Material Adverse Effect.

                  (e) Except as set forth in Section 3.12 of the Parent Disclosure Schedule, neither Parent nor any ERISA Affiliate of Parent has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA which remains unsatisfied, except for such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.


                  (f) All of the Employee Plans of Parent or its Subsidiaries (other than any Multiemployer Plan) can be terminated by Parent without incurring any material liability. Subject to any collective bargaining obligations, Parent and its Subsidiaries can withdraw from participation in any Employee Plan that is a Multiemployer Plan. Any termination of, or withdrawal from, any Employee Plans of Parent or its Subsidiaries, on or prior to the Closing Date, would not subject Parent to any material liability under Title IV of ERISA.

                  (g) Neither Parent nor any of its controlled or controlling Affiliates is aware of any situation with respect to a Multiemployer Plan described in (b), (c) or (d) above, except as described in Section 3.12 of the Parent Disclosure Schedule.


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                  (h) The transactions contemplated by this Agreement will not cause the occurrence of a situation described in Section 3.12 (b), (c), (d) or
(e) as of or after the Effective Time.

                  SECTION 3.13 Assets. (a) Except as set forth in Section 3.13(a) of the Parent Disclosure Schedule, Parent and its Subsidiaries have good and marketable title to or a valid leasehold estate in all of the material properties and assets, real or personal, reflected on Parent's balance sheet at February 1, 1997 (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice). Except as set forth in Section 3.13(a) of the Parent Disclosure Schedule, Parent and its Subsidiaries have good and marketable title or a valid right to use all of the real properties that are necessary, and all of the personal assets and properties that are materially necessary, for the conduct of the business of Parent or any of its Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances).

                  (b) Section 3.13(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of each Property and/or Facility owned or leased by Parent or any of its Subsidiaries, and the current use of such Property or Facility and indicating whether the Property or Facility is owned or leased.

                  (c) There are no pending or, to the knowledge of Parent, threatened condemnation or similar proceedings against Parent or any of its Subsidiaries or, to the knowledge of Parent, otherwise relating to any of the Properties or Facilities of Parent and its Subsidiaries except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) Section 3.13(d) of the Parent Disclosure Schedule sets forth a complete and accurate list of all Leases (including subleases and licenses) of personal property entered into by Parent or any of its Subsidiaries and involving any annual expense to Parent or any such Subsidiary in excess of $250,000 and not cancelable (without material liability) within two (2) years.

                  (e) Section 3.13(e) of the Parent Disclosure Schedule indicates each Lease entered into by Parent or any of its Subsidiaries as a tenant or subtenant.

                  (f) Parent or its Subsidiaries, as the case may be, has in all material respects performed all obligations on its part required to have been performed with respect to (i) all Assets leased by it or to it (whether as lessor or lessee), and (ii) all Leases and there exists no material default or event which, with the giving of notice or lapse of time or both, would become a default on the part of Parent or any of its Subsidiaries under any Lease, in each case except where the failure to perform


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or such default or event would not, individually or in the aggregate, have a
Material Adverse Effect.

                  (g) To the knowledge of Parent, each of the Leases is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, the Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding and enforceable and to have such effect would not, individually or in the aggregate, have a Material Adverse Effect.

                  (h) Except as shown on Section 3.13(h) of the Parent Disclosure Schedule, Parent has delivered to the Company, or otherwise made available, originals or true copies of all material Leases (as the same may have been amended or modified, in any material respect, from time to time).

                  SECTION 3.14 Contracts and Commitments. Section 3.14 of the Parent Disclosure Schedule contains a complete and accurate list of all Contracts of the following categories to which Parent or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

                  (a) employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors or shareholders of Parent, and any other Contracts with or for the benefits of Parent or its affiliates, and all severance, change in control or similar arrangements with any officers, employees or agents of Parent that will result in any obligation (absolute or contingent) of Parent or any of its Subsidiaries to make any payment to any officers, employees or agents of Parent following either the consummation of the transactions contemplated hereby, termination of employment, or both;

                  (b) Labor contracts;

                  (c) material distribution, franchise, license, sales, agency or advertising contracts;

                  (d) Contracts for the purchase of inventory which are not cancelable (without material penalty, cost or other liability) within one (1) year (other than Contracts for the purchase of holiday goods in accordance with customary


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         industry practices) and other Contracts made in the ordinary course of business involving annual expenditures or liabilities in excess of $400,000 which are not cancelable (without material penalty, cost or other liability) within ninety (90) days;

                  (e) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in excess of $250,000;

                  (f) Contracts (other than Leases) containing covenants limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location;

                  (g) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any Property and/or Facility on behalf of Parent or its Subsidiaries;

                  (h) any Contract where the customer under such Contract is a federal, state or local government;

                  (i) any Contract providing for the acquisition, directly or indirectly (by merger or otherwise) of material assets (other than inventory) or capital stock of another Person; and

                  (j) Contracts involving annual expenditures or liabilities in excess of $400,000, which are not cancelable (without material penalty, cost or other liability) within ninety (90) days.

                  True copies of the written Contracts identified in Section
3.14 of the Parent Disclosure Schedule have been delivered or made available to the Company.

                  SECTION 3.15 Absence of Breaches or Defaults. Neither Parent nor any of its Subsidiaries is and, to the knowledge of Parent, no other party is in default under, or in breach or violation of, any Contract identified on
Section 3.14 of the Parent Disclosure Schedule and, to the knowledge of Parent, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Contract identified on Section 3.14 of the Parent Disclosure Schedule, except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Material Adverse Effect. Other than Contracts which have terminated as expired in accordance with their terms each of the Contracts identified on Section 3.14 of the Parent Disclosure Schedule is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws


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relating to or affecting creditors' rights generally, general equitable principles (whether considered as a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby in each case, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting Parent or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any indebtedness affecting Parent or any of its Subsidiaries, except as set forth in Section 3.15 of the Parent Disclosure Schedule.

                  SECTION 3.16 Labor Matters.

                  (a) Section 3.16(a) of the Parent Disclosure Schedule contains a complete list of all organizations representing the employees of Parent or any of its Subsidiaries. As of the date hereof, there is no strike, work stoppage or labor disturbance, pending or, to the knowledge of Parent, threatened, which involves any employees of Parent or any of its Subsidiaries.

                  (b) Section 3.16(b) of the Parent Disclosure Schedule contains as of the date hereof (i) a list of all material unfair employment or labor practice charges which are presently pending, which, to the knowledge of Parent, have been filed with any governmental authority by or on behalf of any employee against Parent or any of its Subsidiaries and (ii) a list of all material employment-related litigation, including, without limitation, arbitrations or administrative proceedings which are presently pending filed by or on behalf of any former, current or prospective employee against Parent or any of its Subsidiaries.

                  (c) Except as described in Sections 3.16(a) and (b) of the Parent Disclosure Schedule, there are not presently pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries any material claims by any governmental authority, labor organization, or any former, current or prospective employee alleging that Parent or any such employer has violated any applicable laws respecting employment practices, except where such claims would not, individually or in the aggregate, have a Material Adverse Effect. Parent and each of its Subsidiaries is in compliance in all material respects with its obligations under all statutes, executive orders and other governmental regulations or judicial decrees governing its employment practices, including, without limitation, provisions relating to wages, hours, equal opportunity and payment of social security and other taxes and has timely filed all regular federal


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and state employment related reports and other documents, except for such failures to be in compliance or failure to file would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.17 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for normal risks incident to the business of Parent and its Subsidiaries and their respective Properties and Assets, and are in character and amount substantially equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                  SECTION 3.18 Environmental Matters. Except as set forth in
Section 3.18 of the Parent Disclosure Schedule, to the knowledge of Parent, each of the Properties and Facilities has been maintained by Parent in compliance with all Environmental Laws, except where the failure to so comply, or any aggregation of such failures, would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 3.18, to the knowledge of Parent, there are no Hazardous Materials which have been or are being released or disposed of by Parent or any of its Subsidiaries, or in the case of asbestos only, is present, on any property, the cost of remediation of which to Parent would reasonably be expected individually or in the aggregate to have a Material Adverse Effect. Except as disclosed on Schedule 3.18, to the knowledge of Parent, there are no Hazardous Materials which have been or are being released by persons other than Parent or any of its Subsidiaries and which have encroached through the soil or groundwater onto or under the Properties and Facilities where the cost to Parent of remediation of such Hazardous Materials would reasonably be expected individually or in the aggregate to have a Material Adverse Effect. Except as set forth in Section 3.18 of the Parent Disclosure Schedule, (i) there are no existing uncured notices of noncompliance, notices of violation, administrative actions, or lawsuits against Parent or any of its Subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials, nor has Parent received any uncured written notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (ii) there are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any Environmental Law which have not already been fully satisfied and which name


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Parent or any of its Subsidiaries, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and (iii) to the knowledge of Parent, except as set forth in
Section 3.18 of the Parent Disclosure Schedule, no Properties or Facilities of Parent or any of its Subsidiaries are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials. Except as set forth in Section 3.18 of the Disclosure Schedule, there are no budgeted expenses or capital costs that will be required in the next two years to maintain compliance with Environmental Laws, except in any such case which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 3.19 Forms S-3 and S-4; Offer to Purchase; Joint Proxy Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in (i) either the Form S-4 or the Form S-3 will, at the time such Form is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's shareholders and Parent's stockholders and at the time of the meeting of the Company's shareholders held to vote on approval of this Agreement and at the time of the meeting of Parent's stockholders held to vote on approval of the issuance of the shares of Parent Common Stock in the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) the Offer to Purchase will, at the date it is first mailed to bondholders and at each Consent Date thereunder, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, the Form S-3, the Form S-4 and the Offer to Purchase will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-3, the Form S-4 and the Offer to Purchase.

                  SECTION 3.20 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co. and Salomon Brothers Inc, the fees and expenses of which shall be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in


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connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                  SECTION 3.21 Vote Required. The affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy, entitled to vote and voted at a meeting of Parent's stockholders at which the holders of a majority of the outstanding shares of Parent Common Stock cast votes on the proposal to approve the issuance of Parent Common Stock in the Merger is the only vote of the holders of any class or series of Parent's capital stock necessary to approve such issuance. The Board of Directors of Parent (the "Parent Board") (at a meeting duly called and held) has (i) unanimously approved this Agreement, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Parent Common Stock, (iii) resolved to recommend this Agreement, the issuance of Parent Common Stock in the Merger and the other transactions contemplated hereby to such holders for approval and adoption and (iv) directed that the issuance of Parent Common Stock in the Merger be submitted to Parent's shareholders. Parent hereby agrees to the inclusion in the Form S-4 and the Joint Proxy Statement of the recommendations of the Parent Board described in this Section 3.21.

                  SECTION 3.22 Opinion of Financial Advisor. Parent has received the opinions of Goldman, Sachs & Co. and Salomon Brothers Inc, dated the date of this Agreement, to the effect that the consideration to be paid by Parent in connection with the Merger is fair to Parent from a financial point of view.

                  SECTION 3.23 Tax Matters. Neither Parent nor Sub has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 4.1 Conduct of Business of the Company Pending the Merger. Except as set forth in Section 4.1 of the Disclosure Schedule, the Company covenants and agrees that, during the period from the date hereof to the Effective Time (except as otherwise contemplated by the terms of this Agreement), unless Parent shall otherwise agree in writing in advance, the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws; and the Company and its Subsidiaries shall each use its reasonable best efforts consistent with the foregoing to


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preserve substantially intact the business organization of the Company and its
Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers, advertisers, distributors and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall (except as set forth in Section 4.1 of the Disclosure Schedule and except as otherwise contemplated by the terms of this Agreement), between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent:

                  (a) make or commit to make any capital expenditures in excess of $500,000 in the aggregate, other than expenditures for routine maintenance and repair or pursuant to existing contracts or commitments or expenditures reflected in capital expenditure budgets disclosed in the Recent Company SEC Reports or supplied to Parent prior to the date of this Agreement;

                  (b) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or enter into any "keep well" or other agreement to maintain the financial condition of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person (other than the Company or a wholly owned Subsidiary of the Company) or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business consistent with past practice;

                  (c)(i) amend its articles of incorporation or bylaws or the charter or bylaws of any of its Subsidiaries; (ii) split, combine or reclassify the outstanding shares of its capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests other than in connection with the Stock Purchase Plan; or (iv) sell or pledge any stock of any of its Subsidiaries;

                  (d)(i) Other than upon exercise of options or stock units or pursuant to the Stock Purchase Plan, in each case disclosed in Section
         2.3 of the Disclosure Schedule, issue or sell or agree to issue or sell any additional shares of, or grant, confer or award any options, warrants or rights of any kind to acquire any shares of, its capital stock of any


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         class; (ii) enter into any agreement, contract or commitment out of the ordinary course of its business, to dispose of or acquire, or relating to the disposition or acquisition of, a segment of its business; (iii) except in the ordinary course of business consistent with past practice, sell, pledge, dispose of or encumber any material Assets (including without limitation, any indebtedness owed to them or any claims held by them); or (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material Assets (other than inventory in the ordinary course of business consistent with past practice) or make any material investment, either by purchase of stock or other securities, or contribution to capital, in any case, in any material amount of property or assets, in or of any other Person;

                  (e) grant any severance or termination pay (other than pursuant to policies or agreements in effect on the date hereof as disclosed in the Recent Company SEC Reports or set forth in Section 4.1(e) of the Disclosure Schedule) or increase the benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or enter into any employment or severance agreement with any officer, director or employee;

                  (f) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee or grant, confer, award or pay any forms of cash incentive, bonuses or other benefit not required by any existing plan, arrangement or agreement except as required by law;

                  (g) enter into or amend any Contract for the purchase of inventory which is not cancelable within one (1) year without penalty, cost or liability, or any other Contract involving annual expenditures or liabilities in excess of $400,000 which is not cancelable within two
         (2) years without penalty, cost or liability;

                  (h) enter into or modify any material collective bargaining agreements;

                  (i) make any material change in its tax or accounting policies or any material reclassification of assets or liabilities except as required by law or GAAP;

                  (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or


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         satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by Section 4.1(l), or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Contract, in each case other than in the ordinary course of business consistent with past practice;

                  (k) settle or compromise any litigation, other than litigation not in excess of amounts reserved for in the most recent consolidated financial statements of the Company included in the Recent Company SEC Documents or, if not so reserved for, in an aggregate amount not in excess of $250,000 (provided in either case such settlement documents do not involve any material non-monetary obligations on the part of the Company and its Subsidiaries);

                  (l) take any action (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) with knowledge that such action would prevent (x) Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or (y) the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code; and

                  (m) consummate any acquisition pursuant to any Contract disclosed pursuant to Section 2.15(i) other than in accordance with the terms so disclosed (including without waiver of any condition to the Company's obligations to consummate such acquisition), excluding insignificant deviations from such terms; or

                  (n) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would result in any of the conditions set forth in Article VI not being satisfied.

                  SECTION 4.2 Conduct of Business of Parent Pending the Merger.
(a) Parent covenants and agrees that, during the period from the date hereof to the Effective Time (except as otherwise contemplated by the terms of this Agreement and except that nothing in this Agreement shall restrict Parent from taking any actions in respect of the consummation of the transactions pursuant to the F4LH Merger Agreement), unless Company shall otherwise agree in writing in advance, the businesses of Parent and its Subsidiaries shall be conducted, in all material respects, only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws; and Parent and its


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Subsidiaries shall each use its reasonable best efforts consistent with the foregoing to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers, employees and consultants of Parent and its Subsidiaries and to preserve the present relationships of Parent and its Subsidiaries with customers, suppliers, advertisers, distributors and other persons with which Parent or any of its Subsidiaries has significant business relations.

                  (b) By way of amplification and not limitation, neither the Parent nor any of its Subsidiaries shall (except as otherwise contemplated by the terms of this Agreement), between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of the Company:

                           (i) amend Parent's certificate of incorporation;

                           (ii) other than in connection with acquisitions having a value (on a per-acquisition basis) of not more than $50 million or (on an aggregate basis) of not more than $200 million, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Parent or any of its Subsidiaries (except for the issuance of shares of Parent Common Stock issuable in accordance with the terms of Parent's employee benefit plans and arrangements or other stock-based contractual requirements existing as of the date hereof, directors deferred compensation plan and the warrant issued to the Yucaipa Companies and except for the issuance of shares of Parent Common Stock pursuant to the F4LH Merger Agreement);

                           (iii) (A) split, combine or reclassify or otherwise alter the Parent Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Parent Common Stock;

                           (iv) other than pursuant to the F4LH Merger
         Agreement, acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, if any such action could reasonably be expected to
         (A) delay materially the date of mailing of the Joint Proxy Statement,
         (B) delay materially obtaining the antitrust clearances referenced in
         Section 5.8(a)(iii), (C) increase the Exchange Ratio Adjustment


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         Amount or (D) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement;

                  (v) consummate any acquisition pursuant to any Contract disclosed pursuant to Section 3.14(i) other than in accordance with the terms so disclosed (including without waiver of any condition to Parent's obligations to consummate such acquisition), excluding insignificant deviations from such terms; or

                  (vi) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(b)(i) through 4.2(b)(v) or any action which would result in any of the conditions set forth in Article VI not being satisfied.

                  (c) Parent shall not, and shall not permit any of its Subsidiaries to, take any action (without regard to any action taken or agreed to be taken by the Company or any of its Affiliates) with knowledge that such action would prevent (x) Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or (y) the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.1 Preparation of Form S-4 and the Joint Proxy Statement; Shareholder Meetings. (a) Promptly following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Stock Plans as may be reasonably required in connection with any such action. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the


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Form S-4 and the preparation, filing and distribution of the Joint Proxy
Statement. The Company, Parent and Sub each agree to correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement which shall have become false or misleading. The Company acknowledges that Parent will include in the Joint Proxy Statement such information concerning the transactions pursuant to the F4LH Merger Agreement as may be required to be included to permit Parent to seek any approvals of shareholders which may be required to be obtained in connection with the transactions pursuant to the F4LH Merger Agreement.

                  (b) The Company, acting through its Board of Directors, shall, in accordance with its Articles of Incorporation and By-Laws and subject to the other provisions of this Section 5.1(b), promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Company Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby (the date of which meeting shall be as soon as practicable following Parent's shareholder meeting referred to below, but shall be at least two business days after the date of Parent's shareholder meeting referred to below), and (i) recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company and include in the Joint Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval. The Board of Directors of the Company shall not withdraw, amend or modify in a manner adverse to Parent its recommendation referred to in clause (i) of the preceding sentence (or announce publicly its intention to do so (provided that the disclosure of the receipt of an Alternative Transaction and the fact that the Board of Directors is considering such Alternative Transaction or reviewing it with its advisors shall not by itself constitute such a withdrawal, modification or amendment)), except that such Board of Directors shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) if: (i) the Company has complied with
Section 5.4; (ii) a Superior Transaction (as defined below) shall have been proposed by any Person other than Parent and such proposal is pending at the time of such withdrawal, amendment or modification; and (iii) the Company shall have notified Parent of such Superior Transaction proposal at least five business days in advance of such withdrawal, amendment or modification to the extent required by the last two sentences of Section 5.4. "Superior Transaction" means any bona fide Transaction proposal involving at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Transaction proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all the Company's shareholders than this


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Agreement and the Merger taken as a whole. Parent, acting through its Board of
Directors, shall, in accordance with its certificate of incorporation and by-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Parent Common Stock for the purpose of voting to approve the issuance of the Parent Common Stock in the Merger, and (i) recommend approval of the issuance of the Parent Common Stock in the Merger by the shareholders of Parent and include in the Joint Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval. The Board of Directors of Parent shall not withdraw, amend or modify in a manner adverse to the Company, its recommendation referred to in clause (i) of the preceding sentence.

                  (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement and the Shareholder Agreements.

                  SECTION 5.2 Accountants' Letters. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent a "comfort" letter of Deloitte & Touche LLP (Seattle office), the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Company's efforts to obtain such letter, if requested by Deloitte & Touche LLP, Parent shall provide a representation letter to Deloitte & Touche LLP, complying with the Statement on Auditing Standards No. 72 ("SAS 72"), if then required.

                  (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a "comfort" letter of Deloitte & Touche LLP (Portland office), Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Parent's efforts to obtain such letter, if requested by Deloitte & Touche LLP, the Company shall provide a representation letter to Deloitte & Touche LLP complying with SAS 72, if then required.

                  (c) The Company shall endeavor in good faith to cause to be delivered to Parent letters from Deloitte & Touche LLP (Seattle office), addressed to Parent and the Company, one dated the date of the Joint Proxy Statement, stating that after appropriate review of this Agreement the Company is an entity


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which would qualify as a party to a pooling of interests transaction under
Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and one dated as of the Closing Date, confirming as of the Closing Date the previously delivered letter referred to above.

                  (d) Parent shall endeavor in good faith to cause to be received by it letters from Deloitte & Touche LLP (Portland office), addressed to Parent, one dated the date of the Joint Proxy Statement, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and one dated as of the Closing Date, confirming as of the Closing Date the previously delivered letter referred to above.

                  SECTION 5.3 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, each of the Company and Parent shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Parent or the Company, respectively, who shall agree to be bound by the provisions of this Section 5.3 as though a party hereto, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent or the Company, respectively, with all financial, operating and other data and information as Parent or the Company, respectively, through its officers, employees or agents may from time to time request; provided, that the Company shall not be required to make available to Parent any books and records or other information relating to potential Transactions (as defined in Section 5.4) to the extent that any confidentiality agreement in existence on the date hereof with the Company prohibits the Company from making such books, records and other information to Parent; and provided, further, that the Company may provide information which is of a sensitive competitive nature in a form which minimizes the potential detriment to the Company from such disclosure while addressing the legitimate business objectives of Parent in seeking such information.

                  (b) Each of the Company and Parent will hold and will cause its directors, officers, employees, agents, advisors (including, without limitation, counsel and auditors) and controlling persons to hold any such information which is nonpublic in confidence on the same terms and conditions as set forth in the letter dated October 5, 1997, as amended from time to time, between the Company and Parent (the "Confidentiality Agreement").

                  (c) No investigation pursuant to this Section 5.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.


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                  SECTION 5.4 No Solicitation of Transactions. The Company
shall, and shall cause its Subsidiaries and their respective officers, directors, management employees, and representatives and agents engaged by the Company in connection with the transactions contemplated hereby to, immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any direct or indirect acquisition of or exchange for (i) all or any material portion of the assets of the Company or its Subsidiaries, (ii) more than 15% of the outstanding material equity interest in the Company, (iii) any material equity interest in any of the Subsidiaries of the Company, or (iv) any merger, consolidation or other business combination transaction with or involving the Company or any of its Subsidiaries (each, a "Transaction"). Neither the Company or any of its Subsidiaries, nor any of its or their respective officers, directors, management employees or representatives and agents engaged by the Company in connection with the transactions contemplated hereby, shall, directly or indirectly, encourage, solicit, participate in, facilitate or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Parent and Sub or any designees of Parent or Sub) concerning any Transaction; provided, that, the Company (and its Subsidiaries and its and their respective officers, directors, employees, representatives or agents) may participate in negotiations or discussions with, and provide information to, any Person concerning a Transaction submitted in writing by such Person to the Board of Directors of the Company after the date of this Agreement if (A) such Transaction was not solicited, initiated, facilitated or encouraged in violation of this Agreement,
(B) the Board of Directors of the Company, in its good faith judgment, believes that such Transaction is reasonably likely to result in a Superior Transaction and (C) the Company complies with the other provisions of this Section 5.4. Nothing contained in this Section 5.4 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. Unless prohibited from doing so pursuant to a confidentiality letter in effect on the date of this Agreement, the Company shall notify Parent immediately if it receives any unsolicited proposal concerning a Transaction, the identity of the person making any such proposal and all the terms and conditions thereof and shall keep Parent promptly advised of all developments relating thereto. If the Company is so prohibited, the Company shall promptly advise the person making the proposal that it will not participate in negotiations or discussions with or provide information to such person unless such person authorizes the Company to comply with the preceding sentence as if such prohibition did not exist.

                  SECTION 5.5 Employee Benefits Matters. The Company shall or Parent shall cause the Company and the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any Employee Plans in existence


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as of the date hereof and as otherwise set forth on Section 5.5 of the
Disclosure Schedule for all employees (and former employees) and directors (and former directors) of the Company. Parent and the Company agree that the Company and the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect and disclosed to Parent as of the date hereof. Nothing herein shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to or after the Effective Time, including without limitation any action the Company or the Surviving Corporation could take to terminate any plan under its terms as in effect as of the date hereof.

                  SECTION 5.6 Directors' and Officers' Indemnification; Insurance. (a) The By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and exculpation from liability than are set forth in Articles IX of the Articles of Incorporation of the Company and Article IX of the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company. Without limiting the generality of the foregoing, in the event any person entitled to indemnification under this Section 5.6 becomes involved in any claim, action, proceeding or investigation after the Effective Time, the Surviving Corporation shall periodically advance to such person his or her reasonable legal and other reasonably incurred expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such person providing an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such person is not entitled thereto.

                  (b) For six years from the Effective Time, Parent shall maintain in effect the current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or prior to the Effective Time (a copy of which has been heretofore delivered to Parent), so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (the "Company's Current Premium"). If such premiums for such insurance would at any time exceed 150% of the Company's Current Premium, then Parent shall cause to be maintained policies of insurance which in Parent's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of


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the Company's Current Premium. The Company represents to Parent that the
Company's Current Premium is $221,225.

                  (c) Parent hereby covenants not to take or permit to be taken, any action that would limit, restrict or otherwise prevent the Surviving Corporation from performing, or render it unable to perform, each of its obligation under this Section 5.6.

                  (d) The provision of this Section 5.6 are intended for the benefit of, and shall be enforceable by, each person entitled to indemnification under this Section 5.6, his or her heirs and his or her personal representatives.

                  SECTION 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 5.8 Further Action. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Form S-4, the Joint Proxy Statement, and required filings under the HSR Act and any amendments to any thereof, (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, (iii) in the case of Parent, promptly, if required by the FTC or its staff, the Assistant Attorney General in charge of the Antitrust Division or her staff, any state attorney general or its staff or any other similar governmental entity, in each case in order to consummate the Merger, taking all steps and making all undertakings to secure antitrust clearance (including steps to effect the sale or other disposition of particular Facilities of Parent, its Subsidiaries, F4LH, its Subsidiaries and/or the Company and its Subsidiaries and to hold separate such Facilities pending such sale or other disposition), (iv) cooperating in all respects with each other in connection with any investigation or other inquiry, including any


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proceeding initiated by a private party, in connection with the transactions pursuant hereto, (v) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the Department of Justice ("DOJ") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (vi) permitting the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the other Person, give the other party the opportunity to attend and participate in such meetings and conferences. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust law, each of the parties shall cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts, and to resolve any challenge or objection raised by any governmental authority or private party. For purposes of meeting, holding discussions and entering into any proposed settlement with any such governmental authority, Parent shall appoint a committee consisting of Ronald Burkle (or his designee), Roger Cooke (or his designee), a representative of F4LH and a representative of the Company.

                  (b) The Company shall make, subject to the condition that the transactions contemplated herein and therein actually occur, any undertakings (including undertakings to make sales or other dispositions) provided that such divestitures need not themselves be made until after the transactions contemplated hereby actually occur) required in order to obtain the antitrust clearances referred to in Section 5.8(a)(iii).

                  (c) Within five business days after such time as any agreement is reached by Parent with the FTC or its staff, the Assistant Attorney General in charge of the Antitrust Division or her staff, any state attorney general or its staff or any other similar governmental entity in accordance with Section 5.8(a)(iii) to sell or dispose of any Divested Facilities, Parent shall furnish or cause to be furnished to the Company a report


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(the "Preliminary Report"), based on such information as Parent shall determine to be relevant, stating in reasonable detail the Parent's good faith determination of the Estimated Gain and Lost EBITDA with respect to the real estate and other assets comprising such Divested Facilities. Unless the Company provides specific written notice to Parent of an objection to any aspect of the Preliminary Report before the close of business on the 10th business day after the Company's receipt thereof, the Preliminary Report shall then become binding upon Parent and the Company, and shall be the "Final Report". If the Company, by delivering its own report (the "Company Report") stating in reasonable detail the Company's good faith determination of the Estimated Gain and Lost EBITDA to Parent before the close of business on such business day, makes any good faith objection to any aspect of the Parent's proposed Estimated Gain set forth in the Preliminary Report, then those aspects as to which the objection was made shall not become binding, Parent and the Company shall discuss such objection in good faith and, if they reach written agreement amending the Preliminary Report (or portions thereof), the Preliminary Report, as amended by such written agreement, shall become binding upon Parent and the Company, and shall be the "Final Report". If Parent and the Company do not reach such written agreement within five days after the Company gives such notices of objection, those aspects as to which such objection was made (relating to Estimated Gain, and not Lost EBITDA) and as to which written agreement has not been reached shall be submitted for arbitration to one or more independent business and/or real estate appraisal firm(s) of recognized national standing with expertise in the valuation of businesses and/or properties comparable to the Facilities chosen by agreement of Parent and the Company (whose fees shall be shared equally by Parent and the Company). Such firm shall prepare a valuation report with respect to the real estate and other assets comprising the Divested Facilities, which report, when delivered to Parent and the Company, shall become binding upon Parent and the Company for purposes of determining the Estimated Gain, and shall (unless a determination made in such report is higher or lower than both the determination set forth in the Preliminary Report and the determination set forth in the Company Report, in which case the determination set forth in the Preliminary Report or the Company Report, whichever is closer to such firm's determination, shall), together with those aspects of the Preliminary Report as to which no objection was made or as to which written agreement has been reached, be the "Final Report". The "Estimated Gain" is the amount set forth in the Final Report and is equal to the aggregate net proceeds estimated to be realized by Parent or any of its Subsidiaries on the sale or other disposition of the real estate and other assets comprising the Divested Facilities pursuant to this Section 5.8 in excess of the book value of the real estate and other assets comprising the Divested Facilities to be so divested as of the date of determination thereof. For purposes of this Section 5.8, the book value of the Divested Facilities shall be based on the depreciated historical cost of fixtures, equipment, and leasehold


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improvements (on land and buildings, if owned, plus inventory at cost). The foregoing notwithstanding, if within three (3) days of the issuance of the Final Report the Company shall produce a signed bona-fide offer from a qualified buyer to purchase all or any of the Facilities to be disposed of at a price higher than that contained in the Final Report, then, in such event, the Estimated Gain shall be increased by the amount which such offer exceeds the valuation in the Final Report for such Facility or Facilities.

                  SECTION 5.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange.

                  SECTION 5.10 Stock Exchange Listing. Parent shall use its reasonable best efforts to have approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger (including Shares issuable pursuant to Section 1.7).

                  SECTION 5.11 Affiliates. (a) Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or (if the Company shall have caused to be delivered to Parent the letters referred to in Section 5.2(c)) for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

                  (b) Parent shall use its reasonable best efforts to cause all persons who are "affiliates" of Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit B hereto.

                  SECTION 5.12 Directorships. Promptly following the Effective Time of the Merger, Parent's Board of Directors will elect Sam Zell and Stuart
M. Sloan to be directors of Parent.

                  SECTION 5.13 Parent Representations and Warranties. The Company agrees and acknowledges that the representations and warranties set forth in Article III hereof are being made without any regard to F4LH, the F4LH Merger Agreement or the transactions contemplated thereby and that no facts or developments relating


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to F4LH, the F4LH Merger Agreement or the transactions contemplated thereby shall constitute a breach of such representations and warranties as initially made and as made on the Closing Date in accordance with Section 6.2(a), except that upon consummation of the transaction pursuant to the F4LH Merger Agreement, F4LH shall be treated as a Subsidiary of Parent for purposes of Sections 3.10,
4.2 and 5.8.

                  SECTION 5.14 Real Estate Transfer Taxes. The Company or Surviving Corporation shall pay all state or local real property transfer, real estate excise, gains or similar Taxes, if any (collectively, the "Transfer Taxes"), attributable to the transfer of a controlling interest in the Company or the beneficial ownership of real property or interests therein and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property or interests therein held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The shareholders of the Company are intended third-party beneficiaries of this
Section 5.14.

                  SECTION 5.15 Registration Rights. (a) At or prior to the Effective Time, Parent and the Shareholders shall enter into a registration rights agreement (the "Registration Rights Agreement"), the form of which shall be agreed to by Parent and the Shareholders within 10 business days of the date hereof providing for (i) "shelf" and "demand" registration rights to the Shareholders in substantially the form of Sections 5.15(b) and (c), respectively (which rights in the case of Zell/Chilmark Fund, L.P., shall be assignable to the partners thereof), and (ii) other customary provisions for agreements of this nature (but not providing for registration in addition to those contemplated by Sections 5.15(b) and (c)) as mutually agreed between such parties. After the date hereof, each of such parties shall endeavor in good faith to negotiate and finalize the form of the Registration Rights Agreement.

                  (b) If requested by a Shareholder or Shareholders holding a majority in interest in the Registrable Securities after the Effective Time, as soon as practicable (but in any event not more than 10 days following such request), Parent shall prepare and file with the SEC a shelf registration statement on an appropriate form that shall include all shares of Parent Common Stock acquired by the Shareholders pursuant to the Merger of otherwise ("Registrable Securities"), and may include securities of Parent for sale for Parent's own account. Parent shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective within 5 days after the first public release by Parent of the combined financial results of Parent and the Company. Parent shall only be obligated to keep such Shelf Registration Statement effective


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until the one year anniversary date of the date such Shelf Registration
Statement has been declared effective.

                  (c) In addition to the shelf registration rights described in subsection (b) above, if requested by a Shareholder or Shareholders holding a majority in interest in the Registrable Securities after the Effective Time (but not later than 180 days after the Shelf Termination Date), as soon as practicable (but in any event not more than 15 days following such request), Parent shall prepare and file with the SEC a registration statement with respect to a secondary underwritten offering on an appropriate form including all of the Registrable Securities as to which such Shareholder requests registration. Parent shall use its reasonable best efforts to cause such registration statement to be declared effective within the later to occur of the first public release of Parent of 30 days of combined financial results of Parent and the Company and 30 days after the filing of such registration statement. Parent management will actively participate to assist the marketing effort with respect to the Registrable Securities included in such registration statement (including, without limitation, having officers of Parent attend "road shows" and analyst or investor presentations scheduled in connection therewith).

                  SECTION 5.16 Form S-3. In the event of any termination of this Agreement pursuant to Section 7.1, the parties will use their reasonable best efforts to withdraw from registration the Form S-3 or, if the Form S-3 has been declared effective, to terminate the effectiveness of the Form S-3.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

                  SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) This Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. The issuance of Parent Common Stock in the Merger shall have been approved by the affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy, entitled to vote and voted at the meeting of Parent's stockholders, and the holders of a majority of the outstanding shares of Parent Common Stock shall have cast votes on the proposal to approve such issuance.

                  (b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been


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         enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

                  (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

                  (d) The Form S-4 and any required post-effective amendment thereto shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of the Parent Common Stock to be exchanged for Company Common Stock shall have been complied with.

                  (e) The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  SECTION 6.2 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) Parent and Sub shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date and the representations and warranties of Parent and Sub contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

                  (b) The Company shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

                  (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such


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         reorganization within the meaning of Section 368(b) of the
         Code;

                  (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

                  (iii) no gain or loss will be recognized by the shareholders of the Company upon the exchange of their Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                  (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor;

                  (v) the holding period for shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as capital assets by the shareholder at the Effective Time; and

                  (vi) a shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholders's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

         In rendering such opinion, Sidley & Austin may receive and rely upon representations contained in a certificate of the Company substantially in the form of the Company Tax Certificate attached to the Disclosure Schedule, a certificate of Parent substantially in the form of the Parent Tax Certificate attached to the Parent Disclosure Schedule and representations contained in other appropriate certificates of the Company, Parent, certain shareholders of the Company, and others.

                  (c) There shall not be pending or threatened by any governmental entity any suit, action or proceeding, which could reasonably be expected, if adversely determined, to result in criminal or material uninsured and unindemnified or unindemnifiable personal liability on the part of one or more directors of the Company, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the


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         Company, Parent or any of their respective Subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

                  SECTION 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

                  (b) Parent shall have received an opinion of Simpson Thacher & Bartlett, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

                  (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of
         Section 368(b) of the Code.

                  (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

                  (iii) no gain or loss will be recognized by the shareholders of the Company upon the exchange of their Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

                  (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the


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
         same as the aggregate tax basis of the Company Common Stock exchanged therefor;

                  (v) the holding period for shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as capital assets by the stockholder at the Effective Time; and

                  (vi) a shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

         In rendering such opinion, Simpson Thacher & Bartlett may receive and rely upon representations contained in a certificate of Parent substantially in the form of the Parent Tax Certificate attached to the Parent Disclosure Schedule, a certificate of the Company substantially in the form of the Company Tax Certificate attached to the Disclosure Schedule and representations contained in other appropriate certificates of the Company, Parent, certain shareholders of the Company, and others.

                  (c) Subject to Parent's compliance with Section 5.8, there shall not be pending or threatened by any governmental entity any suit, action or proceeding, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its Subsidiaries any damages that are material in relation to Parent and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after


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approval of matters presented in connection with the Merger by the shareholders of the Company:

                  (a) By mutual written consent of Parent and the Company;

                  (b) By either Parent or the Company, if the Merger shall not have been consummated on or before August 31, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

                  (c) By Parent or the Company, if any required approval of the shareholders of the Company for this Agreement or the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

                  (d) By the Company or Parent, if the required approval of the stockholders of Parent for the issuance of Parent Common Stock pursuant to this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

                  (e) By Parent (subject to Parent's compliance with Section 5.8) or the Company if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

                  (f) By the Company if prior to the Closing Date (i) there shall have been a breach of any representation or warranty on the part of Parent contained in this Agreement which could reasonably be expected to have a Material Adverse Effect with respect to Parent or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger or (ii) there shall have been a breach of any covenant or agreement on the part of Parent contained in this Agreement which could reasonably be expected to have a Material Adverse Effect with respect to Parent or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, which breach shall not have been cured prior to 10 days following notice thereof; or

                  (g) By Parent if prior to the Closing Date (i) there shall have been a breach of any representation or warranty on the part of the Company contained in this Agreement which could reasonably be expected to have a Material Adverse


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         Effect with respect to the Company or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in this Agreement which could reasonably be expected to have a Material Adverse Effect with respect to the Company or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, which breach shall not have been cured prior to 10 days following notice thereof; or

                  (h) By Parent, if the Board of Directors of the Company shall have (i) withdrawn, modified or amended in any respect adverse to Parent or Sub its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein or resolved to do so (provided that the disclosure of the receipt of an Alternative Transaction and the fact that the Board of Directors is considering such Alternative Transaction or reviewing it with its advisors shall not by itself constitute such a withdrawal, modification or amendment), or (ii) recommended an Alternative Transaction from a Person (other than Parent) or resolved to do so;

                  (i) By the Company (but only prior to approval by the shareholders of the Company of this Agreement and the Merger), if any Person (other than Parent) shall have proposed a Superior Transaction, such proposal is pending and the Company shall have notified Parent of such Superior Transaction at least 5 business days prior to such termination; provided that such termination under this Section 7.1(i) shall not be effective until the Company has made payment of the Fee and the Expenses required by Section 7.3; or

                  (j) by the Company, if the average of the closing prices of the Parent Common Stock on the NYSE as reported on the NYSE Composite Transaction Tape for the 5 trading days ending on the second trading day preceding the Effective Time is $20.00 or less.

                  SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 7.3 and Section 8.1; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof.

                  SECTION 7.3 Fees and Expenses.

                  (a)  If:


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                  (i) This Agreement is terminated pursuant to Section 7.1(h) or
         (i); or

                  (ii) (x) Parent terminates this Agreement (A) pursuant to
         Section 7.1(c) and prior to the Company's shareholders meeting giving rise to Parent's right of termination, the issuance of Parent Common Stock pursuant to the F4LH Merger Agreement shall have been approved by a vote held at a duly held meeting of the stockholders of Parent or at any adjournment thereof and the F4LH Merger Agreement shall be in full force and effect; or (B) pursuant to Section 7.1(g) (as a result of a willful breach of representation, warranty, covenant or agreement on the part of the Company) and, (y) in the case of (A) or (B), within 9 months thereafter, the Company enters into an agreement with respect to an Alternative Transaction or an Alternative Transaction contemplated by any of clauses (i), (ii), or (iii) of the definition of such term occurs;

then the Company shall pay to Parent and Sub, (A) simultaneously with any termination by the Company contemplated by Section 7.3(a)(i), (B) within one business day following any termination by Parent contemplated by Section 7.3(a)(i), and (C) within one business day following the occurence of one of the events described in clause (y) of Section 7.3(a)(ii), a fee, in cash, of $40 million (the "Fee"), provided, however, that the Company shall in no event be obligated to pay more than one such fee with respect to all such occurrences and such termination, and (B) within one business day after request by Parent or Sub (accompanied by reasonably detailed documentation to the extent reasonably requested by the Company) from time to time, all of Parent's and Sub's Expenses (as defined below) up to a maximum payment pursuant to this clause (B) of $5 million. The term "Expenses" shall include all out-of-pocket expenses and fees (including without limitation fees and expenses payable to all banks, investment banking firms and other financial institutions and their respective agents and counsel for arranging or providing financial advice with respect to the Merger and all reasonable fees and expenses of counsel, accountants, experts and consultants to Parent and Sub) actually incurred by Parent or Sub or on their behalf in connection with the consummation of all transactions contemplated by this Agreement, including the Merger.

                  "Alternative Transaction" means any of the following events:
(i) the acquisition of the Company by merger, tender offer or otherwise by any person other than Parent, Sub or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 30% or more of the assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the outstanding shares of Company Common Stock; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or

(v) the repurchase by the Company or any of its subsidiaries of 30% or more of the outstanding shares of Company Common Stock.

                  (b) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement. In the event that the Merger Agreement is terminated pursuant to Section 7.1, Parent will, promptly after request by the Company (accompanied by reasonably detailed documentation to the extent reasonably requested by Parent), pay all of the Company's reasonable out-of-pocket expenses actually incurred in connection with the Form S-3 and Offer to Purchase.

                  SECTION 7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of either the Company or Parent; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 7.5 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.6, Section 5.14 and Section 5.15 shall survive the Effective Time and those set forth in Section 5.3 and Section 7.3 and the Confidentiality Agreement in accordance with its terms shall survive termination of this Agreement.

                  SECTION 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Parent or Sub:

                           Fred Meyer, Inc.
                           3800 S.E. 22nd Avenue
                           Portland, Oregon  97202
                           Attention:  Roger A. Cooke
                           Fax: (503) 797-7138

                  with an additional copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY  10017
                           Attention:  William E. Curbow, Esq.
                           Fax: (212) 455-2502

                  if to the Company:

                           Quality Food Centers, Inc.
                           10112 N.E. 10th Street
                           Bellevue, Washington  98004
                           Attention:  Stuart M. Sloan
                           Fax: (425) 462-2214

                  with a copy to:

                           Sidley & Austin
                           One First National Plaza
                           Chicago, Illinois  60603
                           Attention:  Thomas A. Cole and
                                              Imad I. Qasim
                           Fax: (312) 853-7036

                           and

                           Rosenberg & Liebentritt
                           2 North Riverside Plaza
                           Chicago, Illinois  60606
                           Attention:  Alisa Singer
                           Fax:  (312) 454-0335

                  SECTION 8.3 Certain Definitions. For purposes of this Agreement, the term:

                  "Action" shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other Person.

                  "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

                  "Assets" shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned, leased or licensed by such Person or any of its Subsidiaries.

                  "Benefit Arrangement" shall mean, with respect to any Person, any employment, consulting, severance, change in control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in
         Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation other than Welfare Plan, Pension Plan or Multiemployer Plan, (A) which is entered into, maintained, contributed to or required to be contributed to, as the case may be, by such Person or any ERISA Affiliate or under which such Person or any ERISA Affiliate may incur any liability, and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

                  "Contract" shall mean any contract (written or oral), plan, undertaking or other commitment or agreement.

                  "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

                  "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                  "ERISA Affiliate" shall mean, with respect to any Person, any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of as "affiliated service group" with, such Person as defined in
         Section 414(b), (c), (m) or (o) of the Code.

                  "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use handling or disposal of polychlorinated byphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

                  "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned, leased or licensed by such Person and located in, at or upon the facilities of such Person.

                  "F4LH" shall mean Food 4 Less Holdings, Inc.

                  "F4LH Merger Agreement" shall mean the Agreement and Plan of Merger dated as of November 6, 1997, among Parent and F4LH.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

                  "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons ("CFCs"); and radon.

                  "Leases" shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property, in each case to which such Person or any of its Subsidiaries is a party, whether as lessor, lessee, guarantor or otherwise, or by which any of them or their respective properties or assets are bound, or which otherwise relate to the operation of their respective businesses.

                  "Material Adverse Effect" shall mean, with respect to either of the Company or Parent, as the context requires, a material adverse change in or effect on the business, results of operations or financial condition of such Person and its Subsidiaries taken as a whole or any change which materially impairs or materially delays the ability of such Person to consummate the transactions contemplated by this Agreement; provided, that (i) the failure of Parent to consummate the transactions pursuant to the F4LH Merger Agreement (ii) changes or effects as a result of any sales or dispositions of Facilities or other actions pursuant to Section 5.8 and (iii) the acceleration of the Santee Dairies, Inc. $80,000,000 Senior Secured Notes due 2008 and the consequences thereof, shall not constitute a Material Adverse Effect.

                  "Multiemployer Plan" shall mean, with respect to any Person, any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA,
         (A) which such Person or any ERISA Affiliate contributes to or is required to contribute to, or, since January 1, 1990, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and
         (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

                  "Pension Plan" shall mean, with respect to any Person, any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which such Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and
         (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

                  "Permitted Encumbrances" shall mean any Encumbrances resulting from (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in other accordance with GAAP; (ii) all cashiers', landlords', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business;
         (iii) all laws and governmental rules, regulations, ordinances and restrictions; (iv) all leases, subleases, licenses, concessions or service contracts to which any Person or any of its Subsidiaries is a party; (v) Encumbrances identified on title policies or preliminary title reports or other documents or writing delivered or made available for inspection to any Person prior to the date hereof or included in the Public Records; and (vi) all other liens and mortgages (but solely to the extent such liens or mortgages secure indebtedness described or referred to in the Disclosure Schedule), covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which, in the case of any such Encumbrances pursuant to clause (i) through
         (vi), do not materially detract from or materially interfere with the present use of the asset subject thereto or affected thereby.

                  "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

                  "Smith's Merger Agreement" shall mean the Agreement and Plan of Reorganization and Merger by and between Smith's
         Food & Drug Centers, Inc. and Fred Meyer, Inc., dated as of
         May 11, 1997.

                  "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

                  "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto whether disputed or not.

                  "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

                  "Welfare Plan" shall mean, with respect to any Person, any "employee welfare benefit plan" as defined in Section 3(1) of ERISA,
         (A) which such Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

                  SECTION 8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                  SECTION 8.5 Entire Agreement; Assignment. This Agreement, together with the Shareholders Agreement and the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Any attempted assignment which does not comply with the provisions of this Section 8.5 shall be null and void ab initio.

                  SECTION 8.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The parties hereto expressly intend the provisions of Sections 1.7, 5.6, 5.14 and 5.15 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

                  SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                  SECTION 8.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.9 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   FRED MEYER, INC.
Attest:


KENNETH THRASHER                   By:  ROBERT G. MILLER
-------------------------------       -------------------------------
                                      Title: President and Chief
                                             Executive Officer


                                   Q-ACQUISITION CORP.
Attest:


MARGARET HILL NOTO                 By:  ROGER A. COOKE
-------------------------------       -------------------------------
                                      Title:Senior Vice President,
                                            General Counsel and
                                            Secretary


                                   QUALITY FOOD CENTERS, INC.
Attest:


                                   By:  STUART M. SLOAN
-------------------------------       -------------------------------
                                      Title:Chairman

                                                                      APPENDIX B


                          AGREEMENT AND PLAN OF MERGER


                                      Among


                           FOOD 4 LESS HOLDINGS, INC.,

                              FFL ACQUISITION CORP.

                                       and

                                FRED MEYER, INC.



                          Dated as of November 6, 19971


--------

1 Reflects changes effected pursuant to an Amendment Agreement dated as of January 20, 1998.

                                TABLE OF CONTENTS



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
                                    ARTICLE I

             THE MERGER ......................................        1
SECTION 1.1  The Merger ......................................        1
SECTION 1.2  Effective Time ..................................        2
SECTION 1.3  Effects of the Merger ...........................        2
SECTION 1.4  Certificate of Incorporation; By-Laws ...........        2
SECTION 1.5  Directors and Officers ..........................        3
SECTION 1.6  Conversion of Securities ........................        3
SECTION 1.7  Treatment of Employee Options and Other
                            Employee Equity Rights ...........        4
SECTION 1.8  Fractional Interests ............................        6
SECTION 1.9  Surrender of Shares of Company Stock;
                            Stock Transfer Books .............        7
SECTION 1.10  Closing and Closing Date .......................        9
SECTION 1.11  Escrow .........................................        9
SECTION 1.12  Appraisal Rights ...............................       10
SECTION 1.13  Stockholders' Representatives ..................       10

                                   ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY....       11
SECTION 2.1  Organization and Qualification ..................       11
SECTION 2.2  Authorization; Validity and Effect of
                            Agreement ........................       11
SECTION 2.3  Capitalization ..................................       12
SECTION 2.4  Subsidiaries ....................................       12
SECTION 2.5  Other Interests .................................       12
SECTION 2.6  No Conflict; Required Filings and
                            Consents .........................       13
SECTION 2.7  Compliance ......................................       14
SECTION 2.8  SEC Documents ...................................       14
SECTION 2.9  Litigation ......................................       15
SECTION 2.10  Absence of Certain Changes .....................       15
SECTION 2.11  Taxes ..........................................       16
SECTION 2.12  Employee Benefit Plans .........................       17
SECTION 2.13  No Other Agreements to Sell the Company
                            or its Assets ....................       18
SECTION 2.14  Assets .........................................       18
SECTION 2.15  Contracts and Commitments ......................       20
SECTION 2.16  Absence of Breaches or Defaults ................       21
SECTION 2.17  Labor Matters ..................................       21
SECTION 2.18  Insurance ......................................       22
SECTION 2.19  Affiliate Transactions .........................       23
SECTION 2.20  Environmental Matters ..........................       23
SECTION 2.21  Forms S-3 and S-4; Offer to Purchase;
                            Proxy Statement ..................       24
SECTION 2.22  Opinion of Financial Advisor ...................       25
SECTION 2.23  Brokers ........................................       25

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                                                                   Page
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SECTION 2.24  DGCL Section 203; State Takeover
                            Statutes .........................       25
SECTION 2.25  Vote Required ..................................       25
SECTION 2.26  Tax Matters ....................................       26

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF
               PARENT AND SUB ................................       26
SECTION 3.1  Organization and Qualification ..................       26
SECTION 3.2  Authorization; Validity and Effect of
                            Agreement ........................       26
SECTION 3.3  Capitalization ..................................       27
SECTION 3.4  Subsidiaries ....................................       28
SECTION 3.5  Other Interests .................................       28
SECTION 3.6  No Conflict; Required Filings and
                            Consents .........................       28
SECTION 3.7  Compliance ......................................       29
SECTION 3.8  SEC Documents ...................................       29
SECTION 3.9  Litigation ......................................       30
SECTION 3.10  Absence of Certain Changes .....................       31
SECTION 3.11  Taxes ..........................................       31
SECTION 3.12  Employee Benefit Plans .........................       32
SECTION 3.13  Assets .........................................       33
SECTION 3.14  Contracts and Commitments ......................       35
SECTION 3.15  Absence of Breaches or Defaults ................       36
SECTION 3.16  Labor Matters ..................................       36
SECTION 3.17  Insurance ......................................       37
SECTION 3.18  Environmental Matters ..........................       37
SECTION 3.19  Forms S-3 and S-4; Offer to Purchase;
                            Proxy Statement ..................       39
SECTION 3.20  Brokers ........................................       39
SECTION 3.21  Vote Required ..................................       39
SECTION 3.22  Opinions of Financial Advisors .................       40
SECTION 3.23  Tax Matters ....................................       40

                                   ARTICLE IV

             CONDUCT OF BUSINESS PENDING THE MERGER...........       40
SECTION 4.1  Conduct of Business of the Company Pending
                            the Merger .......................       40
SECTION 4.2  Conduct of Business of Parent Pending the
                            Merger ...........................       43

                                    ARTICLE V

             ADDITIONAL AGREEMENTS ...........................       45
SECTION 5.1  Preparation of Form S-4 and the Proxy
                            Statement; Stockholder Meetings ..       45
SECTION 5.2  Accountants' Letters ............................       46
SECTION 5.3  Access to Information; Confidentiality ..........       47
SECTION 5.4  No Solicitation of Transactions .................       47
SECTION 5.5  Employee Benefits Matters .......................       48

                                                                   Page
                                                                   ----
SECTION 5.6  Directors' and Officers' Indemnification;
                            Insurance ........................       48
SECTION 5.7  Notification of Certain Matters .................       49
SECTION 5.8  Further Action ..................................       49
SECTION 5.9  Public Announcements ............................       52
SECTION 5.10  Stock Exchange Listing .........................       52
SECTION 5.11  Affiliates .....................................       53
SECTION 5.12  Directorships ..................................       53
SECTION 5.13  Treatment of Yucaipa Consulting
                            Agreement ........................       53
SECTION 5.14  Parent Representations and Warranties ..........       53
SECTION 5.15  Registration Rights Agreement ..................       53
SECTION 5.16  Subsequent Sale ................................       55
SECTION 5.17  Continuity of Business Enterprise ..............       55

                                   ARTICLE VI

             CONDITIONS OF MERGER ............................       55
SECTION 6.1  Conditions to Obligation of Each Party to
                            Effect the Merger ................       55
SECTION 6.2  Conditions to Obligations of the Company
                            to Effect the Merger .............       56
SECTION 6.3  Conditions to Obligations of Parent and
                            Sub to Effect the Merger .........       57

                                   ARTICLE VII

             TERMINATION, AMENDMENT AND WAIVER................       58
SECTION 7.1  Termination .....................................       58
SECTION 7.2  Effect of Termination ...........................       60
SECTION 7.3  Fees and Expenses ...............................       60
SECTION 7.4  Amendment .......................................       60
SECTION 7.5  Waiver ..........................................       60

                         ARTICLE VIII

             RELEASE OF ESCROWED SHARES.......................       60
SECTION 8.1  Delivery of the Escrowed Shares .................       60
SECTION 8.2  Voting of and Dividends on the Escrowed
                            Shares ...........................       61

                          ARTICLE IX

             GENERAL PROVISIONS ..............................       61
SECTION 9.1  Non-Survival of Representations,
                            Warranties and Agreements ........       61
SECTION 9.2  Notices .........................................       61
SECTION 9.3  Certain Definitions .............................       62
SECTION 9.4  Severability ....................................       68
SECTION 9.5  Entire Agreement; Assignment ....................       69
SECTION 9.6  Parties in Interest .............................       69
SECTION 9.7  Governing Law ...................................       69
SECTION 9.8  Headings ........................................       69

                                                                   Page
                                                                   ----
SECTION 9.9  Counterparts ....................................       69

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of November 6, 1997 (the "Agreement"), among Fred Meyer, Inc., a Delaware corporation ("Parent"), FFL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Food 4 Less Holdings, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the Boards of Directors of Parent, Sub and the Company have each approved the merger of the Company with Sub (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("DGCL") upon the terms and subject to the conditions set forth herein;

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain Company stockholders (the "Stockholders") have entered into stockholders agreements, each dated as of the date hereof and attached as Annex A hereto (the "Stockholders Agreements"); and

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At Parent's election, the Merger may alternatively be structured so that any direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election. In the event that (i) all conditions to the obligation of the Company to effect the Merger set forth in Sections 6.1 and 6.2 other than the condition set forth in Section 6.2(b) are fulfilled (or waived by the Company) and (ii) the condition set forth in Section 6.2(b) is not fulfilled solely by reason of the fact that the Company has


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outstanding Company Warrants (as defined in Section 1.7(d)), then, in lieu of consummating the Merger as a merger of Sub with and into the Company, the Merger shall (upon the terms and subject to the conditions (including Section 6.2(b)) of this Agreement and in accordance with the DGCL) be consummated as a merger of the Company with and into Sub (the "Forward Merger").

                  SECTION 1.2 Effective Time. The parties hereto shall cause the Merger to be consummated by filing a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") on the Closing Date with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger) being the "Effective Time").

                  SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 1.4  Certificate of Incorporation; By-Laws.
                  (a) At the Effective Time and without any further action on the part of the Company and Sub, (i) unless the Forward Merger is to be consummated, the text of the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended, restated and integrated to read in its entirety as set forth in Exhibit A hereto, and as so amended, restated and integrated shall be the Certificate of Incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under the DGCL and (ii) if the Forward Merger is to be consummated, the text of the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under the DGCL, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:
"The name of this Corporation is 'Food 4 Less Holdings, Inc.'"

                  (b) At the Effective Time and without any further action on the part of the Company and Sub, the By-Laws of Sub shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.


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                  SECTION 1.5 Directors and Officers. The directors of Sub
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

                  SECTION 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of the following securities:

                  (a)  Subject to Section 1.8:

                                    (A) each share of Common Stock, par value
         $.01 per share, of the Company ("Company Voting Common Stock") and each share of Non-Voting Common Stock, par value $.01 per share, of the Company ("Company Non-Voting Common Stock"; and, together with the Company Voting Common Stock, the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 1.6(b) hereof or shares of Company Common Stock ("Dissenting Shares") that are held by stockholders ("Dissenting Stockholders") properly exercising appraisal rights pursuant to Section 1.12) shall be converted into and represent the right to receive (a) a number (rounded to the nearest ten-thousandth of a share) of fully paid and nonassessable shares of Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock") equal to the quotient of (i) the Applicable Percentage of the Per Share Value divided by (ii) the Average Parent Price, (the "Common Stock Consideration"), payable upon the surrender of the certificate formerly representing such share of Company Common Stock and (b) if the Applicable Percentage is less than 100% at the Effective Time, a percentage interest (the "Escrow Percentage Interest") in any Escrowed Shares (as defined in Section 1.11) equal to one (1) divided by the Fully-Diluted Basis, payments and/or distributions from which shall be made as provided in and subject to the terms and conditions of the Escrow Agreement in the form of Exhibit B hereto (the "Escrow Agreement") (the Common Stock Consideration and any Escrow Percentage Interest described in (ii) above hereinafter referred to as the "Common Merger Consideration"); and

                                    (B) each share of Series A Preferred Stock,
         par value $.01 per share, of the Company ("Series A Preferred Stock") and each share of Series B Preferred Stock, par value $.01 per share, of the Company ("Series B Preferred Stock"; together with the Series A Preferred


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         Stock, the "Company Preferred Stock; together with the Company Common
         Stock, the "Company Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (i) a number of fully paid and nonassessable shares of Parent Common Stock equal to the Common Stock Consideration times the number of shares of Company Common Stock into which such share of Company Preferred Stock is then convertible (the "Preferred Stock Consideration"), payable upon the surrender of the certificate formerly representing such share of Company Preferred Stock and (ii) if the Applicable Percentage is less than 100% at the Effective Time, an Escrow Percentage Interest equal to the number of shares of Company Common Stock into which such share of Company Preferred Stock is then convertible divided by the Fully- Diluted Basis (the Preferred Stock Consideration and any Escrow Percentage Interest described in (ii) above hereinafter referred to as the "Preferred Merger Consideration" and, together with the Common Merger Consideration, as the "Merger Consideration").

         As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.9 and (iii) any dividends and distributions in accordance with Section 1.9(e), in each case without interest.

                  (b) Each share of Company Common Stock that is (i) held in the treasury of the Company or (ii) owned by Parent, Sub or any other direct or indirect subsidiary of Parent or of the Company, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

                  (c) Each share of common, preferred or other capital stock of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

                  SECTION 1.7 Treatment of Employee Options and Other Employee Equity Rights. (a) Immediately prior to the Effective Time, each outstanding option (a "Company Option") to purchase shares of Company Common Stock under any stock option or equity incentive plan of the Company (collectively, the "Company Option


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Plans"), shall be cancelled in exchange for the following payments. With respect to such portion of a Company Option which is exercisable immediately prior to March 20, 1998 (a "Vested Option Portion"), the Company shall pay to each holder of the Company Option a cash payment in an amount equal to the excess, if any, of the Per Value Share minus the per share exercise price of such Company
Option, multiplied by the number of shares of Company Common Stock subject to such Vested Option Portion, subject to applicable income tax withholding and employer taxes. With respect to such portion of a Company Option which is not exercisable immediately prior to the Effective Time (an "Unvested Option Portion"), subject to Section 1.7(b) and the following sentence, if the holder
(a "Qualifying Employee") of the Company Option is employed by the Company or any successor employer to the Company on the first anniversary of the Effective Time (the "First Anniversary"), the Company shall pay to the Qualifying Employee within 10 days after the First Anniversary, a cash payment in an amount equal to the excess, if any, of the Per Share Value minus the per share exercise price of such Company Option, multiplied by the number of shares of Company Common Stock subject to such Unvested Option Portion, plus a pro rata portion (based on the ratio of the amounts payable to Qualifying Employees under this sentence) of any amounts which would have been payable to holders under this sentence but who are not Qualifying Employees, subject to applicable income tax withholding and employer taxes. If the Company or any successor employer to the Company terminates the employment of a holder of a Company Option after the Effective Time and prior to the First Anniversary without "cause" or such holder terminates such employment for "good reason," as determined by the Company on a case by case basis, such holder shall be a "Qualifying Employee" and such holder shall be entitled to receive the payments prescribed by the preceding sentence with respect to the Unvested Option Portion of such holder's Company Options.

         (b) Any amount payable to a Qualifying Employee under Section 1.7(a) with respect to the Qualifying Employee's Unvested Option Portion shall not exceed the maximum amount which would not be subject to disallowance of deductibility under Section 280G of the Code, as determined by the Company, unless the payment of such excess amount is approved by the Company's shareholders pursuant to Section 280G(b)(5) of the Code.

         (c) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, a committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation of the Company Options and the payments prescribed by Section 1.7(a).

         (d) Prior to the Effective Time, the Board of Directors of Parent (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, effective at the Effective Time, all the outstanding Common Stock Purchase Warrants (the "Company


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Warrants") heretofore granted under the Warrant Agreement of the Company dated
December 31, 1992 (but not including the Yucaipa Warrant) shall be assumed by Parent and converted automatically into a warrant to purchase shares of Parent Common Stock and Escrow Percentage Interests (collectively, a "New Warrant") in an amount and, if applicable, at an exercise price determined as provided below:

                  (i) The number of shares of Parent Common Stock to be subject to the New Warrant shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the Company Warrants times the quotient of (i) the Applicable Percentage of the Per Share Value divided by (ii) the Average Parent Price, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share;

                  (ii) the Escrow Percentage Interest to be subject to the New Warrant shall be equal to the quotient of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the Company Warrants divided by the Fully-Diluted Basis and

                  (iii) the exercise price per share of Parent Common Stock under the New Warrant shall be equal to the product of (i) the exercise price per share of the Company Common Stock under the Company Warrants divided by the Per Share Value, multiplied by (ii) Average Parent Price, provided that such exercise price shall be rounded down to the nearest cent.

         (e) As provided herein, the Company Options, Company Warrants and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall terminate as of the Effective Time and the Company shall take all reasonable steps to ensure that following the Effective Time no participant in any Company Option Plans shall have any right thereunder to acquire capital stock of the Company, Sub or the Surviving Corporation, provided that, unless exercised prior to the Effective Time, the Company Warrants shall represent the ongoing right to acquire Parent Common Stock as set forth above. The Company will take all reasonable steps to ensure that, as of the Effective Time, none of Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Company Options, Company Warrants, other options, warrants, rights or agreements which would entitle any person, other than Sub or its affiliates, to own any capital stock of the Company, Sub, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof, except as otherwise provided herein.

                  SECTION 1.8 Fractional Interests. No certificates or scrip representing fractional shares of Parent Common Stock shall


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be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional interests, each holder of shares of Company Stock exchanged pursuant to Section 1.6(a) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Stock then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the Average Parent Price (as defined below).

                  SECTION 1.9 Surrender of Shares of Company Stock; Stock Transfer Books. (a) Prior to the Closing Date, Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Stock in connection with the Merger (the "Exchange Agent") to receive the shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) to which holders of shares of Company Stock shall become entitled pursuant to Sections 1.6(a) and 1.8. Immediately before the Effective Time, Parent will, or will cause Sub to, make available to the Exchange Agent sufficient shares of Parent Common Stock and cash to make all exchanges pursuant to Section 1.9(b).

                  (b) Promptly after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Stock (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.6(a), (ii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.8, after giving effect to any required tax withholdings, and (iii) any dividends or distributions to which such holder is entitled pursuant to Section 1.9(e), and the Certificate so surrendered shall forthwith be cancelled. If the exchange of certificates representing shares of Parent Common Stock is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall


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be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such exchange shall have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Parent Common Stock to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

                  (c) At any time following 12 months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it or the Surviving Corporation any shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock and dividends or other distributions in respect thereof) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock except as otherwise provided for herein or by applicable law.

                  (e) No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock it is entitled to receive and no cash payment in lieu of fractional interests shall be paid pursuant to Section 1.8 until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Agreement. Upon such surrender, Parent shall cause to be paid to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no


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event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon.

                  (f) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                  SECTION 1.10 Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 7.1, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place
(a) at 10:00 a.m. (Pacific time) on the second business day after all of the conditions to the respective obligations of the parties set forth in Article VI hereof shall have been satisfied or waived or (b) at such other time and date as Parent and the Company shall agree (such date and time on and at which the Closing occurs being referred to herein as the "Closing Date"). The Closing shall take place at such location as Parent and the Company shall agree.

                  SECTION 1.11 Escrow. Immediately prior to the Effective Time, to the extent required by Section 1.6(a) above, (i) Parent, the Stockholders' Representatives (as defined in Section 1.13) and an escrow agent selected by Parent and reasonably acceptable to the Company (the "Escrow Agent") shall enter into the Escrow Agreement and (ii) Parent shall deposit with the Escrow Agent, in trust, a number of fully paid and nonassessable shares of Parent Common Stock ("Escrowed Shares") equal to the quotient of (A) the product of (i) one (1) minus the Applicable Percentage (expressed as a decimal) times (ii) the product of the (a) Per Share Value times (b) the Fully-Diluted Basis divided by (B) the Average Parent Price. All matters relating to the Escrowed Shares, to the extent not referred to in this Agreement, shall be governed by the Escrow Agreement; provided, that, in the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of this Agreement shall be controlling. The Stockholders' Representatives shall have full power and authority to act on


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behalf of the holders of the Escrow Percentage Interests with respect to all matters relating to the Escrowed Shares and the Escrow Agreement. The Escrow Agent shall hold and disburse the Escrowed Shares in accordance with Article VIII hereof and the Escrow Agreement. The Escrowed Shares shall not be used for any other purpose.

                  SECTION 1.12 Appraisal Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time ("Dissenting Shares") and held by a holder (a "Dissenting Stockholder") who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Common Stock in accordance with the DGCL shall not be converted into a right to receive the Common Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such shares of Company Common Stock shall be treated as if they had been exchanged as of the Effective Time for a right to receive the Common Merger Consideration. The Company shall give Parent and Sub prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent and Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with the prior written consent of Parent and Sub, make any payment with respect to, or settle or offer to settle, any such demands.

                  SECTION 1.13 Stockholders' Representatives. Ronald W. Burkle, George G. Golleher and John Kissick (the "Stockholders' Representatives") are hereby appointed as the Stockholders' Representatives on behalf of the Company's stockholders and irrevocably constituted and appointed as each stockholder's attorney-in-fact, to act, by majority action, in each stockholder's name, place and stead in any way in which such stockholder could do any or all of the following: (i) to execute and deliver in their capacity as the Stockholders' Representatives any and all notices documents or certificates to be executed by the Stockholders' Representatives in accordance with this Agreement; and (ii) to take all other actions and do other things provided in or contemplated by this Agreement to be taken or performed by the Stockholders' Representatives.


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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Sub that:

                  SECTION 2.1 Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 9.3). The Company has previously made available to Parent true and correct copies of its certificate of incorporation and bylaws or other organizational documents and the charter documents and bylaws or other organizational documents of each of its Subsidiaries, as currently in effect.

                  SECTION 2.2 Authorization; Validity and Effect of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the adoption and approval of this Agreement by the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby and the execution, delivery and performance of the Stockholders Agreements by the parties thereto. The Board of Directors of the Company has approved for the purposes of Section 251(b) of the DGCL the agreement of merger contained in this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.


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                  SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares of Company Voting Common Stock, 25,000,000 shares of Company Non-Voting Common Stock and 50,000,000 shares of preferred stock, each having a par value of $.01 per share (of which 25,000,000 shares have been designated as Series A Preferred Stock and 25,000,000 shares have been designated as Series B Preferred Stock), of which 16,976,595 shares of Company Voting Common Stock, 16,683,244 shares of Series A Preferred Stock (none of which are held in the Company treasury) and 3,100,000 shares of Series B Preferred Stock (none of which are held in the Company treasury), are issued and outstanding and 3,304,114 shares of Company Voting Common Stock are subject to Company Options. There are no outstanding shares of Company Non-Voting Common Stock. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable. As of the date hereof, except as otherwise disclosed in Section 2.3 of the disclosure schedule delivered by the Company to Parent and Sub prior to the execution of this Agreement (the "Disclosure Schedule"), there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require the Company or any of its Subsidiaries to issue or sell shares of Company Common Stock, Company Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Company Common Stock, Company Preferred Stock or any other equity securities of the Company or any of its Subsidiaries. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company has no commitments or obligations to purchase or redeem any shares of Company Common Stock.

                  SECTION 2.4 Subsidiaries. The only Subsidiaries of the Company are those set forth in Section 2.4 of the Disclosure Schedule. All of the outstanding shares of capital stock and other ownership interests of each of the Company's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 2.4 of the Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances (as defined in Section 9.3), and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

                  SECTION 2.5  Other Interests.  Except as set forth in
Section 2.5 of the Disclosure Schedule, neither the Company nor


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any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment in the equity or debt for borrowed money of any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than the Company's Subsidiaries).

                  SECTION 2.6 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 2.6 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the Company's certificate of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 2.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries, or cause an indemnity payment to be made by the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any properties, assets or business of the Company or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

                  (b) Except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and state securities or "blue sky" laws ("Blue Sky Laws"), (ii) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iii) for the filing of a certificates of merger pursuant to the DGCL, and (iv) with respect to matters set forth in Sections 2.6(a) or 2.6(b) of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person (as defined in Section 9.3) or entity is required to be made or obtained by the Company


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or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 2.7 Compliance. Except as set forth in Section 2.7 of the Disclosure Schedule, the Company and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof (including, without limitation, all Environmental Laws), except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, except as set forth in Section 2.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their respective businesses as they are now being conducted and all such permits, licenses and franchises will remain in effect after the Effective Time, except for such failures to have such permits, licenses and franchises or failures to remain effective that would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 2.8 SEC Documents. (a) The Company has delivered or made available to Parent true and complete copies of each registration statement, proxy or information statement, form, report and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial


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position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                  (c) Except as set forth in the Recent Company SEC Reports (as defined below) or in Section 2.8 of the Disclosure Schedule and except for the transactions expressly contemplated hereby, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of February 2, 1997 and (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since February 2, 1997 which would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 2.9 Litigation. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement (the "Recent Company SEC Reports") or in Section 2.9 of the Disclosure Schedule, there is no Action instituted, pending or, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, which would, individually or in the aggregate, directly or indirectly, have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company or any of its Subsidiaries, or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency applicable to the Company or any of its Subsidiaries which has or will have, individually or in the aggregate, any Material Adverse Effect.

                  SECTION 2.10 Absence of Certain Changes. Except as set forth in the Recent Company SEC Reports or in Section 2.10 of the Disclosure Schedule and except for the transactions expressly contemplated hereby, since February 2, 1997, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any (i) change in the Company's business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a Material Adverse Effect, or (ii) condition,


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event or occurrence which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth in the Recent Company SEC Reports or in Section 2.10 of the Disclosure Schedule, from February 2, 1997 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 4.1 hereof.

                  SECTION 2.11 Taxes. Except as set forth in Section 2.11 of the Disclosure Schedule:

                           (a) the Company and its Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as defined in Section 9.3) required to be filed by them and such Tax Returns are true, correct and complete in all respects, except where any such failure to file, or failure to be true, correct and complete, would not, individually or in the aggregate, have a Material Adverse Effect, and (B) duly paid in full all Taxes shown to be due on such Tax Returns;

                           (b) the Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment of such withheld Taxes to the proper governmental authorities, except where any such failure to comply, withhold or pay over would not, individually or in the aggregate, have a Material Adverse Effect;

                           (c) all federal income Tax Returns of the Company and its Subsidiaries have been audited, and no federal or material state, local or foreign audits or other administrative proceedings or court proceedings are presently being conducted with regard to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor its Subsidiaries has received a written notice of any pending audits with respect to material Taxes or material Tax Returns of the Company, and neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations with respect to material Taxes;

                           (d) neither the Internal Revenue Service nor any other taxing authority (whether domestic or foreign) has asserted in writing against the Company or any of its Subsidiaries any deficiency or claim for Taxes, except where any such deficiency or claim for Taxes, if decided adversely to the Company or any of its Subsidiaries, would not, individually or in the aggregate, have a Material Adverse Effect;

                           (e) There are no material liens for Taxes upon any Property or Assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable


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         and liens for Taxes that are being contested in good faith by appropriate proceedings, and no material written power of attorney that has been granted by the Company or its Subsidiaries (other than to the Company or a Subsidiary) currently is in force with respect to any matter relating to Taxes;

                           (f) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries; and

                           (g) Since June 14, 1995, none of the Company or its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income tax return other than a group the common parent of which is the Company.

                  SECTION 2.12  Employee Benefit Plans.

                  (a) Section 2.12 of the Disclosure Schedule contains a complete list of all Employee Plans of the Company and its Subsidiaries. True and complete copies or written descriptions of the Employee Plans of the Company and its Subsidiaries, including, without limitation, trust instruments, if any, that form a part thereof, and all amendments thereto have been furnished or made available to Parent and its counsel.

                  (b) Except as described in Section 2.12 of the Disclosure Schedule, each of the Employee Plans of the Company and of its ERISA Affiliates (other than any Multiemployer Plan) has been administered and is in compliance with the terms of such Employee Plan and all applicable laws, rules and regulations except for noncompliance which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (c) No "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code), "nondeductible contributions" (as such term is used in Section 4972 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Employee Plan (other than any Multiemployer Plan) of the Company or any ERISA Affiliate, except for such events which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) No litigation or administrative or other proceeding involving any Employee Plans of the Company or any of its ERISA Affiliates (other than any Multiemployer Plan) has


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occurred or are threatened where an adverse determination could, individually or in the aggregate, have a Material Adverse Effect.

                  (e) Except as set forth in Section 2.12 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA which remains unsatisfied, except for such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (f) All of the Employee Plans of the Company or its Subsidiaries (other than any Multiemployer Plan) can be terminated by the Company without incurring any material liability. The Company and its Subsidiaries can withdraw from participation in any Employee Plan that is a Multiemployer Plan. Any termination of, or withdrawal from, any Employee Plans of the Company or its Subsidiaries, on or prior to the Closing Date, would not subject the Company to any liability under Title IV of ERISA that would individually, or in the aggregate, have a Material Adverse Effect.

                  (g) Neither the Company nor any of its Affiliates is aware of any situation with respect to a Multiemployer Plan described in (b), (c) or (d) above, except as described in Section 2.12 of the Disclosure Schedule.

                  (h) The transactions contemplated by this Agreement will not cause the occurrence of a situation described in Section 2.12 (b), (c), (d) or
(e) as of the Effective Time.

                  SECTION 2.13 No Other Agreements to Sell the Company or its Assets. The Company has no legal obligation, absolute or contingent, to any other Person to sell any material portion of the Assets of the Company, to sell any material portion of the capital stock or other ownership interests of the Company or any of its Subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto.

                  SECTION 2.14 Assets. (a) Except as set forth in Section 2.14(a) of the Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to or a valid leasehold estate in all of the material properties and assets, real or personal, reflected on the Company's balance sheet at February 2, 1997 (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice). Except as set forth in Section 2.14(a) of the Disclosure Schedule, the Company and its Subsidiaries have good and marketable title or a valid right to use all of the real properties that are necessary, and all of the personal assets and properties that are materially necessary, for the conduct of the business of the Company or any of its Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances).


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                  (b) Section 2.14(b) of the Disclosure Schedule sets forth a complete and accurate list of each improved or unimproved real property (whether owned or leased, "Property") and/or store, office, plant or warehouse ("Facility") owned or leased by the Company or any of its Subsidiaries, and the current use of such Property or Facility and indicating whether the Property or Facility is owned or leased.

                  (c) There are no pending or, to the best knowledge of the Company, threatened condemnation or similar proceedings against the Company or any of its Subsidiaries or to the knowledge of the Company, otherwise relating to any of the Properties or Facilities of the Company and its Subsidiaries except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) Section 2.14(d) of the Disclosure Schedule sets forth a complete and accurate list of all Leases (including subleases and licenses) of personal property entered into by the Company or any of its Subsidiaries and involving any annual expense to the Company or any such Subsidiary in excess of $250,000 and/or not cancelable (without material liability) within two (2) years.

                  (e) Section 2.14(e) of the Disclosure Schedule indicates each Lease entered into by the Company or any of its Subsidiaries, as a tenant or subtenant.

                  (f) The Company or its Subsidiaries, as the case may be, has in all material respects performed all obligations on its part required to have been performed with respect to (i) all Assets leased by it or to it (whether as lessor or lessee), and (ii) all Leases and there exists no material default or event which, with the giving of notice or lapse of time or both, would become a default on the part of the Company or any of its Subsidiaries under any Lease, in each case except where the failure to perform or such default or event would not, individually or in the aggregate, have a Material Adverse Effect.

                  (g) To the knowledge of the Company, each of the Leases is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, the Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding and


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enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

                  (h) Except as shown on Section 2.14(h) of the Disclosure Schedule, the Company has delivered to Parent, or otherwise made available, originals or true copies of all material Leases (as the same may have been amended or modified, in any material respect, from time to time).

                  (i) The company has provided to Parent a true and complete list of all "radius clauses" to which it is bound under any real property leases.

                  SECTION 2.15 Contracts and Commitments. Section 2.15 of the Disclosure Schedule contains a complete and accurate list of all contracts (written or oral), plans, undertakings, commitments or agreements ("Contracts") of the following categories to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

                  (a) employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors or stockholders of the Company, and all severance, change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment to any officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment, or both;

                  (b) labor contracts;

                  (c) material distribution, franchise, license, sales, agency or advertising contracts;

                  (d) Contracts for the purchase of inventory which are not cancelable (without material penalty, cost or other liability) within one (1) year (other than Contracts for the purchase of holiday goods in accordance with customary industry practices) and other Contracts made in the ordinary course of business involving annual expenditures or liabilities in excess of $400,000 which are not cancelable (without material penalty, cost or other liability) within ninety (90) days, other than purchase orders made in the ordinary course of business consistent with past practice;

                  (e) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in excess of $250,000;


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                  (f) Contracts (other than Leases) containing covenants
         limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location;

                  (g) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any Property and/or Facility on behalf of the Company or its Subsidiaries; and

                  (h) any Contract where the customer under such Contract is a federal, state or local government.

                  True copies of the written Contracts identified in Section
2.15 of the Disclosure Schedule have been delivered or made available to Parent.

                  SECTION 2.16 Absence of Breaches or Defaults. Neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in default under, or in breach or violation of, any Contract identified on Section 2.15 of the Disclosure Schedule and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Contract identified on
Section 2.15 of the Disclosure Schedule, except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Material Adverse Effect. Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts identified on Section 2.15 of the Disclosure Schedule is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding, enforceable and in full force and effort would not, individually or in the aggregate, have a Material Adverse Effect. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting the Company or any of its Subsidiaries (except for the execution or consummation of this Agreement and the Stockholders Agreements) to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company or any of its Subsidiaries, except as set forth in Section 2.16 of the Disclosure Schedule.

                  SECTION 2.17 Labor Matters.


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                  (a) Section 2.17(a) of the Disclosure Schedule contains a
complete list of all organizations representing the employees of the Company or any of its Subsidiaries. As of the date hereof, there is no strike, work stoppage or labor disturbance, pending or, to the best knowledge of the Company, threatened, which involves any employees of the Company or any of its Subsidiaries.

                  (b) Section 2.17(b) of the Disclosure Schedule contains as of the date hereof (i) a list of all material unfair employment or labor practice charges which are presently pending which to the knowledge of the Company have been filed with any governmental authority by or on behalf of any employee against the Company or any of its Subsidiaries and (ii) a list of all material employment-related litigation, including, without limitation, arbitrations or administrative proceedings which are presently pending, filed by or on behalf of any former, current or prospective employee against the Company or any of its Subsidiaries.

                  (c) Except as described in Sections 2.17(a) and (b) of the Disclosure Schedule, there are not presently pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries any claims by any governmental authority, labor organization, or any former, current or prospective employee alleging that the Company or any such employer has violated any applicable laws respecting employment practices except where such claims would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 2.17 of the Disclosure Schedule, the Company and each of its Subsidiaries is in compliance in all respects with its obligations under all statutes, executive orders and other governmental regulations or judicial decrees governing its employment practices, including, without limitation, provisions relating to wages, hours, equal opportunity and payment of social security and other taxes and has timely filed all regular federal and state employment related reports and other documents, except for such failures to be in compliance which would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 2.18 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries, are with reputable insurance carriers, provide adequate coverage for normal risks incident to the business of the Company and its Subsidiaries and their respective Properties and Assets, and are in character and amount comparable to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.


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                  SECTION 2.19 Affiliate Transactions. Except for the
transactions expressly contemplated hereby or as set forth in the Recent Company SEC Reports and as set forth in Section 2.19 of the Disclosure Schedule, from January 28, 1996 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and Company affiliates (other than wholly owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                  SECTION 2.20 Environmental Matters. Except as set forth in
Section 2.20 of the Disclosure Schedule, each of the Properties and Facilities and each previously owned, operated or leased property and facility of the Company or any of its Subsidiaries (collectively, the "Company Historic and Current Properties") has been and was maintained by the Company in compliance with all Environmental Laws, except where the failure to so comply, or any aggregation of such failures, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in
Section 2.20 of the Disclosure Schedule, to the best knowledge of the Company, no conditions exist with respect to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and any other environmental medium on or off the Company Historic and Current Properties, which, individually or in the aggregate, could result in any damage, claim, or liability to or against the Company or any of its Subsidiaries by any third party (including without limitation, any government entity), including, without limitation, any condition resulting from the operation of Company business and/or operations in the vicinity of any of the Company Historic and Current Properties and/or any activity or operation formerly conducted by any Person on the Company Historic and Current Properties, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. With the exception of retail consumer products sold in the ordinary course of business and materials and supplies used in the ordinary course of business or except as set forth in Section 2.20 of the Disclosure Schedule, the Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Materials, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth in Section 2.20 of the Disclosure Schedule, (i) there are no existing uncured notices of noncompliance, notices of violation, administrative actions, or lawsuits against the Company or any of its Subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials, nor has the Company received any uncured notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials, except in any such case which would not,


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individually or in the aggregate, be reasonably expected to have a Material
Adverse Effect; (ii) there have been no spills or releases of Hazardous Materials at any of the Company Historic and Current Properties in excess of quantities reportable under Environmental Laws, except in any such case which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) there are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any Environmental Law which have not already been fully satisfied and which regulate, obligate, or bind the Company or any of its Subsidiaries, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and (iv) to the knowledge of the Company, except as set forth in Section 2.20 of the Disclosure Schedule, no Company Historic and Current Properties or Facilities are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials. Except as set forth in Section 2.20 of the Disclosure Schedule, there are no projected expenses or capital costs that will be required in the next two years to maintain compliance with Environmental Laws, except in any such case which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 2.21 Forms S-3 and S-4; Offer to Purchase; Proxy Statement. None of the information supplied by the Company for inclusion or incorporation by reference in (i) either the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger, or any of the amendments or supplements thereto (collectively, the "Form S-4"), or the registration statement on Form S-3 to be filed by Parent, QFC, the Company and their respective subsidiaries relating to the debt securities that may be sold by Parent prior to or following the Merger (the "Form S-3") will, at the time such Form is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or necessary to make the statements therein not misleading, (ii) the proxy statement for use relating to the approval by the stockholders of Parent of the issuance of shares of Parent Common Stock in the Merger or any of the amendments or supplements thereto (collectively, the "Proxy Statement"), will, at the date it is first mailed to Parent's stockholders and at the time of the meeting of Parent's stockholders held to vote on approval of the issuance of the shares of Parent Common Stock in the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) the Offer to Purchase and Consent Solicitation Statement of


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the Company in connection with the consummation of the transactions pursuant to this Agreement (the "Offer to Purchase"), will, at the date it is first mailed to bondholders and at each consent date thereunder, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.

                  SECTION 2.22 Opinion of Financial Advisor. The Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley Dean Witter (the "Company Financial Advisors"), dated the date hereof, to the effect that the consideration to be received in the Merger by the Company's stockholders is fair to such stockholders from a financial point of view. An executed copy of such opinion has been delivered to Parent. The Company has been authorized by the Company Financial Advisors to permit, subject to prior review and consent by such Company Financial Advisors (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Form S-4 and the Proxy Statement.

                  SECTION 2.23 Brokers. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Advisors pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

                  SECTION 2.24 DGCL Section 203; State Takeover Statutes. To the Company's knowledge, neither Section 203 of the DGCL nor any other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholders Agreements or any of the transactions contemplated hereby or thereby and no provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its Subsidiaries that may be acquired or controlled by Parent.

                  SECTION 2.25 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Voting Common Stock and Series A Preferred Stock (voting together


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as a single class) entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Board of Directors of the Company (the "Company Board") (at a meeting duly called and held) has (i) unanimously approved this Agreement, (ii) determined that the Merger is fair to and in the best interests of the holders of Company Common Stock, (iii) resolved to recommend this Agreement and the Merger to such holders for approval and adoption and (iv) directed that this Agreement be submitted to the Company's stockholders. The Company hereby agrees to the inclusion in the Form S-4 and the Proxy/Consent Solicitation Statement of the recommendations of the Company Board described in this Section 2.25.

                  SECTION 2.26 Tax Matters. Neither the Company nor any of its Affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and (i) unless the Forward Merger is to be consummated, Section 368(a)(2)(E) of the Code or (ii) if the Forward Merger is to be consummated, Section 368(a)(2)(D) of the Code.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                 PARENT AND SUB

                  Parent and Sub hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 3.1 Organization and Qualification. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its businesses as presently conducted. Each of Parent and Sub is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of Parent and Sub to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect. Parent has previously made available to the Company true and correct copies of the certificate of incorporation and bylaws of each of Parent and Sub.

                  SECTION 3.2 Authorization; Validity and Effect of Agreement. Each of Parent and Sub has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the performance by them of


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their respective obligations hereunder and the consummation by them of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Sub, and all other necessary corporate action on the part of Parent or Sub, other than the approval of the issuance of the shares of Parent Common Stock in the Merger by the stockholders of Parent, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  SECTION 3.3 Capitalization. (a) The authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock and (ii) 100,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). As of November 5, 1997, 91,506,211 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding; and no shares of Parent Common Stock are held in Parent's treasury as of the date hereof. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable. Except pursuant to the exercise of employee options prior to the date hereof, since November 5, 1997, no shares of Parent Common Stock or Parent Preferred Stock have been issued. As of the date hereof, except as set forth on Section 3.3 of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements (other than this Agreement), commitments or obligations which would require Parent to issue or sell shares of Parent Common Stock, Parent Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Parent Common Stock, Parent Preferred Stock or any other equity securities of Parent as of the date hereof. Except as set forth on Section 3.3 of the Parent Disclosure Schedule, Parent has no commitments or obligations to purchase or redeem any shares of capital stock of any class of Parent Common Stock.

                  (b) The authorized capital stock of Sub consists of 100 shares of common stock, par value $.01 per share, 100 shares of which are duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by Parent free and clear of all liens, claims and encumbrances. Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations only as contemplated hereby.


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                  SECTION 3.4 Subsidiaries. The only Subsidiaries of Parent are those set forth in Section 3.4 of the Parent Disclosure Schedule. All of the outstanding shares of capital stock and other ownership interests of each of Parent's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 3.4 of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of Parent or which would require any Subsidiary of Parent to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

                  SECTION 3.5 Other Interests. Except as set forth in Section
3.5 of the Parent Disclosure Schedule, neither Parent nor any of Parent's Subsidiaries owns, directly or indirectly, any interest or investment in the equity or debt for borrowed money of any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than Parent's Subsidiaries).

                  SECTION 3.6 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.6 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by Parent and Sub of their obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with Parent's or Sub's certificate of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of its Subsidiaries or any of their properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or any of its Subsidiaries, or cause an indemnity payment to be made by Parent or any of its Subsidiaries under, or result in the creation of imposition of any lien upon any properties, assets or business of Parent or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right


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to require Parent or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (ii) and
(iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

                  (b) Except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, (ii) for the pre-merger notification requirements of the HSR Act, (iii) for the filing of a certificate of merger pursuant to the DGCL, and (iv) with respect to matters set forth in
Section 3.6(a) or 3.6(b) of the Parent Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person or entity is required to be made or obtained by Parent or Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.7 Compliance. Parent and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof (including, without limitation, all Environmental Laws), except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. Parent and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their respective businesses as they are now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.8 SEC Documents. (a) Parent has delivered or made available to the Company true and complete copies of each registration statement, proxy or information statement, form, report and other documents required to be filed by it (or by Fred Meyer Stores, Inc. ("FMSI") or Smith's Food & Drug Centers, Inc. ---- ("Smith's") with the SEC since January 1, 1996 (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by


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
Parent with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent (or FMSI or Smith's, as the case may be) and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Parent (or FMSI or Smith's, as the case may be) included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of Parent (or FMSI or Smith's as the case may be) and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

                  (c) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or reports filed by Smith's with the SEC prior to the date of this Agreement (together, the "Recent Parent SEC Reports"), neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheets of FMSI and Smith's as of February 1, 1997, (ii) liabilities and obligations incurred or acquired in connection with the transactions pursuant to the Smith's Merger Agreement and
(iii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since February 1, 1997 which would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.9 Litigation. Except as set forth in Section 3.9 of the Parent Disclosure Schedule or in the Recent Parent SEC Reports, there is no Action instituted, pending or, to the knowledge of Parent, threatened, in each case against Parent or any of its Subsidiaries, which would, individually or in the aggregate, directly or indirectly, have a Material Adverse Effect, nor is there any outstanding judgment, decree or


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
injunction, in each case against Parent or any of its Subsidiaries, or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency applicable to Parent or any of its Subsidiaries which has or will have, individually or in the aggregate, any Material Adverse Effect.

                  SECTION 3.10 Absence of Certain Changes. Except as set forth in Section 3.10 of the Parent Disclosure Schedule or the Recent Parent SEC Reports (including, without limitation, the transactions contemplated by the proxy statement of Parent dated August 6, 1997) and except for the transactions expressly contemplated hereby, since February 2, 1997, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any (i) change in Parent's business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a Material Adverse Effect, or (ii) condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.11 Taxes. Except as set forth in Section 3.11 of the Parent Disclosure Schedule:

                  (a) Parent and its Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all respects, except where any such failure to file, or failure to be true, correct and complete, would not, individually or in the aggregate, have a Material Adverse Effect, and (B) duly paid in full all Taxes shown to be due on such Tax Returns;

                  (b) Parent and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment of such withheld Taxes to the proper governmental authorities except where any such failure to comply, withhold or pay over would not, individually or in the aggregate, have a Material Adverse Effect;

                  (c) all federal income Tax Returns of Parent and its Subsidiaries for periods since January 29, 1994 have been audited, and no federal or material state, local or foreign audits or other administrative proceedings or court proceedings are presently being conducted with regard to any Taxes or Tax Returns of Parent or its Subsidiaries and neither Parent nor its Subsidiaries has received a written notice of any pending audits or proceedings with respect to material Taxes or material Tax Returns of Parent, and neither Parent nor any of its Subsidiaries has waived in writing any statute of limitations with respect to material Taxes;


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                  (d) neither the Internal Revenue Service nor any other taxing authority (whether domestic or foreign) has asserted in writing against Parent or any of its Subsidiaries (other than to Parent as a Subsidiary) any deficiency or claim for Taxes, except where any such deficiency or claim for Taxes, if decided adversely to Parent or any of its Subsidiaries, would not, individually or in the aggregate, have a Material Adverse Effect;

                  (e) there are no material liens for Taxes upon any Property or Assets of Parent or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings, and no material written power of attorney that has been granted by Parent or its Subsidiaries other than to Parent or a Subsidiary currently is in force with respect to any matter relating to Taxes;

                  (f) neither Parent nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or any of its Subsidiaries; and

                  (g) since June 14, 1995, none of Parent or its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income tax return other than a group the common parent of which is Parent.

                  SECTION 3.12  Employee Benefit Plans.

                  (a) Section 3.12 of the Parent Disclosure Schedule contains a complete list of all Employee Plans of Parent and its Subsidiaries. True and complete copies or written descriptions of the Employee Plans of Parent and its Subsidiaries, including, without limitation, trust instruments, if any, that form a part thereof, and all amendments thereto have been furnished or made available to the Company and its counsel.

                  (b) Except as described in Section 3.12 of the Parent Disclosure Schedule, each of the Employee Plans of Parent and of its ERISA Affiliates (other than any Multiemployer Plan) has been administered and is in compliance with the terms of such Employee Plan and all applicable laws, rules and regulations except for noncompliance which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (c) No "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974 ("ERISA")), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code), "nondeductible contributions" (as such term is used in Section 4972 of the Code) or "accumulated funding deficiency" (as such


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term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Employee Plan (other than any Multiemployer Plan) of Parent or any ERISA Affiliate, except for such events which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) No litigation or administrative or other proceeding involving any Employee Plans of Parent or any of its ERISA Affiliates (other than any Multiemployer Plan) has occurred or are threatened where an adverse determination could, individually or in the aggregate, have a Material Adverse Effect.

                  (e) Except as set forth in Section 3.12 of the Parent Disclosure Schedule, neither Parent nor any ERISA Affiliate of Parent has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA which remains unsatisfied, except for such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

                  (f) All of the Employee Plans of Parent or its Subsidiaries (other than any Multiemployer Plan) can be terminated by Parent without incurring any material liability. Parent and its Subsidiaries can withdraw from participation in any Employee Plan that is a Multiemployer Plan. Any termination of, or withdrawal from, any Employee Plans of Parent or its Subsidiaries, on or prior to the Closing Date, would not subject Parent to any material liability under Title IV of ERISA that would, individually or in the aggregate, have a Material Adverse Effect.

                  (g) Neither Parent nor any of its Affiliates is aware of any situation with respect to a Multiemployer Plan described in (b), (c) or (d) above, except as described in Section 3.12 of the Parent Disclosure Schedule.

                  (h) The transactions contemplated by this Agreement will not cause the occurrence of a situation described in Section 3.12 (b), (c), (d) or
(e) as of the Effective Time.

                  SECTION 3.13 Assets. (a) Except as set forth in Section 3.13(a) of the Parent Disclosure Schedule, Parent and its Subsidiaries have good and marketable title to or a valid leasehold estate in all of the material properties and assets, real or personal, reflected on Parent's balance sheet at February 1, 1997 (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice). Except as set forth in Section 3.13(a) of the Parent Disclosure Schedule, Parent and its Subsidiaries have good and marketable title or a valid right to use all of the real properties that are necessary, and all of the personal assets and properties that are materially necessary, for the conduct of the business of Parent or any of its Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances).


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
                  (b) Section 3.13(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of each Property and/or Facility owned or leased by Parent or any of its Subsidiaries, and the current use of such Property or Facility and indicating whether the Property or Facility is owned or leased.

                  (c) There are no pending or, to the knowledge of Parent, threatened condemnation or similar proceedings against Parent or any of its Subsidiaries or, to the knowledge of Parent, otherwise relating to any of the Properties or Facilities of Parent and its Subsidiaries except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) Section 3.13(d) of the Parent Disclosure Schedule sets forth a complete and accurate list of all Leases (including subleases and licenses) of personal property entered into by Parent or any of its Subsidiaries and involving any annual expense to Parent or any such Subsidiary in excess of $250,000 and not cancelable (without material liability) within two (2) years.

                  (e) Section 3.13(e) of the Parent Disclosure Schedule indicates each Lease entered into by Parent or any of its Subsidiaries as a tenant or subtenant.

                  (f) Parent or its Subsidiaries, as the case may be, has in all material respects performed all obligations on its part required to have been performed with respect to (i) all Assets leased by it or to it (whether as lessor or lessee), and (ii) all Leases and there exists no material default or event which, with the giving of notice or lapse of time or both, would become a default on the part of Parent or any of its Subsidiaries under any Lease, in each case except where the failure to perform or such default or event would not, individually or in the aggregate, have a Material Adverse Effect.

                  (g) To the knowledge of Parent, each of the Leases is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, the Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.


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
                  (h) Except as shown on Section 3.13(h) of the Parent Disclosure Schedule, Parent has delivered to the Company, or otherwise made available, originals or true copies of all material Leases (as the same may have been amended or modified, in any material respect, from time to time).

                  SECTION 3.14 Contracts and Commitments. Section 3.14 of the Parent Disclosure Schedule contains a complete and accurate list of all Contracts of the following categories to which Parent or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

                  (a) employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors or stockholders of Parent, and all severance, change in control or similar arrangements with any officers, employees or agents of Parent that will result in any obligation (absolute or contingent) of Parent or any of its Subsidiaries to make any payment to any officers, employees or agents of Parent following either the consummation of the transactions contemplated hereby, termination of employment, or both;

                  (b) labor contracts;

                  (c) material distribution, franchise, license, sales, agency or advertising contracts;

                  (d) Contracts for the purchase of inventory which are not cancelable (without material penalty, cost or other liability) within one (1) year (other than Contracts for the purchase of holiday goods in accordance with customary industry practices) and other Contracts made in the ordinary course of business involving annual expenditures or liabilities in excess of $400,000 which are not cancelable (without material penalty, cost or other liability) within ninety (90) days;

                  (e) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in excess of $250,000;

                  (f) Contracts containing covenants limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location;

                  (g) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any Property and/or Facility on behalf of Parent or its Subsidiaries;


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                  (h) any Contract where the customer under such Contract is a federal, state or local government; and

                  (i) any Contract providing for the acquisition, directly or indirectly (by merger or otherwise) of material assets or capital stock of another Person.

                  True copies of the written Contracts identified in Section
3.14 of the Parent Disclosure Schedule have been delivered or made available to the Company.

                  SECTION 3.15 Absence of Breaches or Defaults. Neither Parent nor any of its Subsidiaries is and, to the knowledge of Parent, no other party is in default under, or in breach or violation of, any Contract identified on
Section 3.14 of the Parent Disclosure Schedule and, to the knowledge of Parent, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Contract identified on Section 3.14 of the Parent Disclosure Schedule, except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Material Adverse Effect. Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts identified on Section 3.14 of the Parent Disclosure Schedule is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting Parent or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any indebtedness affecting Parent or any of its Subsidiaries, except as set forth in Section 3.15 of the Parent Disclosure Schedule.

                  SECTION 3.16 Labor Matters.

                  (a) Section 3.16(a) of the Parent Disclosure Schedule contains a complete list of all organizations representing the employees of Parent or any of its Subsidiaries. As of the date hereof, there is no strike, work stoppage or labor disturbance, pending or, to the knowledge of Parent, threatened, which involves any employees of Parent or any of its Subsidiaries.


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                  (b) Section 3.16(b) of the Parent Disclosure Schedule contains as of the date hereof (i) a list of all material unfair employment or labor practice charges which are presently pending which, to the knowledge of Parent, have been filed with any governmental authority by or on behalf of any employee against Parent or any of its Subsidiaries and (ii) a list of all material employment-related litigation, including, without limitation, arbitrations or administrative proceedings which are presently pending, filed by or on behalf of any former, current or prospective employee against Parent or any of its Subsidiaries.

                  (c) Except as described in Sections 3.16(a) and (b) of the Parent Disclosure Schedule, there are not presently pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries any material claims by any governmental authority, labor organization, or any former, current or prospective employee alleging that Parent or any such employer has violated any applicable laws respecting employment practices, except where such claims would not, individually or in the aggregate, have a Material Adverse Effect. Parent and each of its Subsidiaries is in compliance in all material respects with its obligations under all statutes, executive orders and other governmental regulations or judicial decrees governing its employment practices, including, without limitation, provisions relating to wages, hours, equal opportunity and payment of social security and other taxes and has timely filed all regular federal and state employment related reports and other documents, except for such failures to be in compliance which would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.17 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for normal risks incident to the business of Parent and its Subsidiaries and their respective Properties and Assets, and are in character and amount comparable to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                  SECTION 3.18 Environmental Matters. Except as set forth in
Section 3.18 of the Parent Disclosure Schedule, each of the Properties and Facilities or each previously owned, operated or leased property and facility of Parent or any of its Subsidiaries (collectively, the "Parent Historic and Current Properties") has been and was maintained by Parent in compliance with all Environmental Laws, except where the failure to so comply, or any aggregation of such failures, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in
Section 3.18 of the Parent Disclosure Schedule, to the best knowledge of


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Parent, no conditions exist with respect to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air, and any other environmental medium on or off the Parent Historic and Current Properties, which, individually or in the aggregate, could result in any damage, claim, or liability to or against Parent or any of its Subsidiaries by any third party (including without limitation, any government entity), including, without limitation, any condition resulting from the operation of Parent business and/or operations in the vicinity of any of the Parent Historic and Current Properties and/or any activity or operation formerly conducted by any Person on the Parent Historic and Current Properties, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. With the exception of retail consumer products sold in the ordinary course of business and materials and supplies used in the ordinary course of business or except as set forth in Section 3.18 of the Parent Disclosure Schedule, Parent has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Materials, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth in Section 3.18 of the Parent Disclosure Schedule, (i) there are no existing uncured notices of noncompliance, notices of violation, administrative actions, or lawsuits against Parent or any of its Subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials, nor has Parent received any uncured notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (ii) there have been no spills or releases of Hazardous Materials at any of the Parent Historic and Current Properties in excess of quantities reportable under Environmental Laws, except in any such case which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) there are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any Environmental Law which have not already been fully satisfied and which regulate, obligate, or bind Parent or any of its Subsidiaries, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and (iv) to the knowledge of Parent, except as set forth in Section 3.18 of the Parent Disclosure Schedule, no Parent Historic and Current Properties or Facilities are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials. Except as set forth in Section 3.18 of the Disclosure Schedule, there are no projected expenses or capital costs that will be required in the next two


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years to maintain compliance with Environmental Laws, except in any such case which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 3.19 Forms S-3 and S-4; Offer to Purchase; Proxy Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in (i) either the Form S-4 or the Form S-3 will, at the time such Form is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and Parent's stockholders and at the time the Company's stockholders deliver consents to approve this Agreement and at the time of the meeting of Parent's stockholders held to vote on approval of the issuance of the shares of Parent Common Stock in the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) the Offer to Purchase will, at the date it is first mailed to bondholders and at each Consent Date thereunder, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, the Form S-3, the Form S-4 and the Offer to Purchase will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement, the Form S-3, the Form S-4 and the Offer to Purchase.

                  SECTION 3.20 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co. and Salomon Brothers Inc, the fees and expenses of which shall be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                  SECTION 3.21 Vote Required. The affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy, entitled to vote and voted at a meeting of Parent's stockholders at which the holders of a majority of the outstanding shares of Parent Common Stock cast votes on the proposal to approve the issuance of Parent Common Stock in the Merger is the only vote of the holders of any class or series of Parent's capital stock necessary to approve such issuance. The Board of Directors of Parent (the "Parent


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Board") (at a meeting duly called and held) has (i) unanimously approved this
Agreement, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Parent Common Stock, (iii) resolved to recommend this Agreement, the issuance of Parent Common Stock in the Merger and the other transactions contemplated hereby to such holders for approval and adoption and (iv) directed that the issuance of Parent Common Stock in the Merger be submitted to Parent's stockholders. Parent hereby agrees to the inclusion in the Form S-4 and the Joint Proxy Statement of the recommendations of the Parent Board described in this Section 3.21.

                  SECTION 3.22 Opinions of Financial Advisors. Parent has received the opinions of Goldman, Sachs & Co. and Salomon Brothers Inc, dated the date of this Agreement, to the effect that the consideration to be paid by Parent in connection with the Merger is fair to Parent and the holders of the Parent Common Stock from a financial point of view.

                  SECTION 3.23 Tax Matters. Neither Parent nor Sub has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and (i) unless the Forward Merger is to be consummated, Section 368(a)(2)(E) of the Code or (ii) if the Forward Merger is to be consummated, Section 368(a)(2)(D) of the Code.


                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 4.1 Conduct of Business of the Company Pending the Merger. Except as set forth in Section 4.1 of the Disclosure Schedule, the Company covenants and agrees that, during the period from the date hereof to the Effective Time (except as otherwise contemplated by the terms of this Agreement), unless Parent shall otherwise agree in writing in advance, the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws; and the Company and its Subsidiaries shall each use its reasonable best efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers, advertisers, distributors and other persons with which the Company or any of its Subsidiaries has significant business


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relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall (except as set forth in Section 4.1 of the Disclosure Schedule and except as otherwise contemplated by the terms of this Agreement) between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent:

                  (a) make or commit to make any capital expenditures in excess of amounts reflected in the most recent financial model disclosed to Parent prior to the date of this Agreement;

                  (b) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or enter into any "keep well" or other agreement to maintain the financial condition of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person (other than the Company or a wholly owned Subsidiary of the Company) or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business consistent with past practice;

                  (c)(i) amend its certificate of incorporation or bylaws or the charter or bylaws of any of its Subsidiaries; (ii) split, combine or reclassify the outstanding shares of its capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests; or (iv) sell or pledge any stock of any of its Subsidiaries;

                  (d)(i) Other than upon exercise of options or warrants or the conversion of Company Preferred Stock or as required by the terms of Employee Plans disclosed in Section 2.3 of the Disclosure Schedule, issue or sell or agree to issue or sell any additional shares of, or grant, confer or award any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class; (ii) enter into any agreement, contract or commitment out of the ordinary course of its business, to dispose of or acquire, or relating to the disposition or acquisition of, a segment of its business; (iii) except in the ordinary course of business consistent with past practice, sell, pledge, dispose of or encumber any material Assets (including without limitation, any indebtedness owed to them or any claims held by them); or (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise)


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         any corporation, partnership or other business organization or division thereof or any material Assets (other than inventory in the ordinary course of business consistent with past practice) or make any material investment, either by purchase of stock or other securities, or contribution to capital, in any case, in any material amount of property or assets, in or of any other Person;

                  (e) enter into any employment or severance agreement with any officer or director or, except in the ordinary course of business consistent with past practice, grant any severance or termination pay (other than pursuant to policies or agreements in effect on the date hereof as disclosed in the Recent Company SEC Reports or set forth in
         Section 4.1(e) of the Disclosure Schedule) or increase the benefits payable under its severance or termination pay policies or agreements in effect on the date hereof;

                  (f) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee or grant, confer, award or pay any forms of cash incentive, bonuses or other benefit not required by any existing plan, arrangement or agreement except as required by law, except for incentives, merit increases and promotional increases in the ordinary course of business consistent with past practice;

                  (g) enter into or amend any Contract for the purchase of inventory with a term in excess of three years which is not cancelable within one (1) year without penalty, cost or liability;

                  (h) negotiate, enter into, or modify any material collective bargaining agreements, other than renewals in the ordinary course of business consistent with past practice;

                  (i) make any material change in its tax or accounting policies or any material reclassification of assets or liabilities except as required by law or GAAP;

                  (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by Section 4.1(k), or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Contract, in each case


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         other than in the ordinary course of business consistent with past practice;

                  (k) settle or compromise any litigation, other than litigation not in excess of amounts reserved for in the most recent consolidated financial statements of the Company included in the Recent Company SEC Documents or, if not so reserved for, in an aggregate amount not in excess of $1,500,000 (but not more than $1,000,000 on any one case) (provided in either case such settlement documents do not involve any material non-monetary obligations on the part of the Company and its Subsidiaries);

                  (l) intentionally take any action (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) with knowledge that such action would prevent (x) Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or (y) the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) and either
         Section 368(a)(2)(D) or 368(a)(2)(E) of the Code; and

                  (m) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would result in any of the conditions set forth in Article VI not being satisfied.

                  SECTION 4.2 Conduct of Business of Parent Pending the Merger.
(a) Parent covenants and agrees that, during the period from the date hereof to the Effective Time (except as otherwise contemplated by the terms of this Agreement and except that nothing in this Agreement shall restrict Parent from taking any actions in respect of the consummation of the transactions pursuant to the QFC Merger Agreement), unless the Company shall otherwise agree in writing in advance, the businesses of Parent and its Subsidiaries shall be conducted, in all material respects, only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws; and Parent and its Subsidiaries shall each use its reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers, employees and consultants of Parent and its Subsidiaries and to preserve the present relationships of Parent and its Subsidiaries with customers, suppliers, advertisers, distributors and other persons with which Parent or any of its Subsidiaries has significant business relations.

                  (b) By way of amplification and not limitation, neither Parent nor any of its Subsidiaries shall (except as


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otherwise contemplated by the terms of this Agreement), between the date of this
Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of the
Company:

                           (i) amend Parent's certificate of incorporation or increase or decrease the size of its Board of Directors (except as contemplated hereby and in the QFC Merger Agreement);

                           (ii) other than in connection with acquisitions having a value (on a per-acquisition basis) of not more than $50,000,000, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Parent or any of its Subsidiaries (except for the issuance of shares of Parent Common Stock issuable in accordance with the terms of Parent's employee benefit plans and arrangements or other existing stock-based contractual requirements, directors' deferred compensation plan and the warrant issued to Yucaipa and except for the issuance of shares of Parent Common Stock pursuant to the QFC Merger Agreement);

                           (iii) (A) split, combine or reclassify or otherwise alter the Parent Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Parent Common Stock;

                           (iv) other than pursuant to the QFC Merger Agreement, acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, if any such action could reasonably be expected to (A) delay materially the date of mailing of the Joint Proxy Statement, (B) delay materially obtaining the antitrust clearances referenced in Section 5.8(a)(iii), (C) increase the amount in respect of Lost EBITDA or (D) if it were to occur after such date of mailing, require an amendment of the Proxy Statement;

                            (v) consummate any acquisition pursuant to any Contract disclosed pursuant to Section 3.14(i) other than substantially in accordance with the terms so disclosed (including without waiver of any condition to Parent's obligations to consummate such acquisition) excluding insignificant deviations from such terms; or


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                  (vi) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(b)(i) through 4.2(b)(v) or any action which would result in any of the conditions set forth in Article VI not being satisfied.

                  (c) Parent shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that (without regard to any action taken or agreed to be taken by the Company or any of its Affiliates) with knowledge that such action would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) or Section 368(a)(2)(E) of the Code.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.1 Preparation of Form S-4 and the Proxy Statement; Stockholder Meetings. (a) Promptly following the date of this Agreement, the Company and Parent shall prepare the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement may be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent will use its reasonable best efforts to cause the Proxy Statement to be mailed to its respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Stock Plans as may be reasonably required in connection with any such action. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Proxy Statement. The Company, Parent and Sub each agree to correct any information provided by it for use in the Form S-4 or the Proxy Statement which shall have become false or misleading. The Company acknowledges that Parent will include in the Proxy Statement such information concerning the transactions pursuant to the QFC Merger Agreement as may be required to be included to permit Parent and QFC to seek any approvals of stockholders which may be required to be obtained in connection with the transactions pursuant to the QFC Merger Agreement.


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                  (b) The Company, acting through its Board of Directors, shall, in accordance with its Certificate of Incorporation and By-Laws and subject to the other provisions of this Section 5.1(b), promptly and duly solicit consents as soon as practicable following the date upon which the Form S-4 becomes effective for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby and (i) recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval. Parent, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its certificate of incorporation and by-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Parent Common Stock for the purpose of voting to approve the issuance of the Parent Common Stock in the Merger, and (i) recommend approval of the issuance of the Parent Common Stock in the Merger by the stockholders of Parent and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval.

                  (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement and the Stockholders Agreements.

                  SECTION 5.2 Accountants' Letters. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent a "comfort" letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Company's efforts to obtain such letter, if requested by Arthur Andersen LLP, Parent shall provide a representation letter to Arthur Andersen LLP, complying with the Statement on Auditing Standards No. 72 ("SAS 72"), if then required.

                  (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a "comfort" letter of Deloitte & Touche LLP (Portland office), Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with Parent's efforts to obtain such letter, if requested by Deloitte & Touche LLP, the Company shall provide a


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representation letter to Deloitte & Touche LLP complying with SAS 72, if then required.

                  SECTION 5.3 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, each of the Company and Parent shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Parent or the Company, respectively, who shall agree to be bound by the provisions of this Section 5.3 as though a party hereto, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent or the Company, respectively, with all financial, operating and other data and information as Parent or the Company, respectively, through its officers, employees or agents may from time to time request; provided, that the Company shall not be required to make available to Parent any books and records or other information relating to potential Transactions (as defined in Section 5.4) which were considered by the Company prior to the date of this Agreement to the extent that any confidentiality agreement in existence on the date hereof with the Company prohibits the Company from making such books, records and other information available to Parent; and provided, further, that the Company may provide information which is of a sensitive competitive nature in a form which minimizes the potential of unauthorized disclosure.

                  (b) Each of the Company and Parent will hold and will cause its directors, officers, employees, agents, advisors (including, without limitation, counsel and auditors) and controlling persons to hold any such information which is nonpublic in confidence on the same terms and conditions as set forth in the letter agreements, as amended from time to time, between the Company and Parent (the "Confidentiality Agreements").

                  (c) No investigation pursuant to this Section 5.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

                  SECTION 5.4 No Solicitation of Transactions. The Company shall, and shall cause its Subsidiaries and their respective officers, directors, employees, representatives and agents to, immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 20% of the outstanding equity interest in the Company or any material equity interest in any of its Subsidiaries, or any business combination with the Company or any of its Subsidiaries. Neither the Company or any of its Subsidiaries, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly


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or indirectly, encourage, solicit, participate in, facilitate or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Parent and Sub or any designees of Parent or Sub) concerning any merger, sale of assets, sale of more than 20% of the outstanding shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any Subsidiary or division of the Company or any business combination with the Company or any of its Subsidiaries (each a "Transaction"). The Company shall notify Parent immediately if it receives any unsolicited proposal concerning a Transaction, the identity of the person making any such proposal and all the terms and conditions thereof and shall keep Parent promptly advised of all developments relating thereto. Nothing contained in this
Section 5.4 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

                  SECTION 5.5 Employee Benefits Matters. The Company shall or Parent shall cause the Company and the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any Employee Plans in existence as of the date hereof for all employees (and former employees) and directors (and former directors) of the Company. Parent and the Company agree that the Company and the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect and disclosed to Parent as of the date hereof. Nothing herein shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to or after the Effective Time, including, without limitation, any action the Company or the Surviving Corporation could take to terminate any plan under its terms as in effect as of the date hereof.

                  SECTION 5.6 Directors' and Officers' Indemnification; Insurance. (a) The By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and exculpation from liability than are set forth in the Certificate of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company. Without limiting the generality of the foregoing, in the event any person entitled to indemnification under this Section 5.6 becomes involved in any claim, action, proceeding or investigation after the Effective Time, the Surviving Corporation shall periodically advance to such person his or her reasonable legal and other reasonably


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incurred expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such person providing an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such person is not entitled thereto.

                  (b) For six years from the Effective Time, Parent shall maintain in effect the current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or prior to the Effective Time (a copy of which has been heretofore delivered to Parent), so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (the "Company's Current Premium"). If such premiums for such insurance would at any time exceed 150% of the Company's Current Premium, then Parent shall cause to be maintained policies of insurance which in Parent's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the Company's Current Premium. The Company represents to Parent that the Company's Current Premium is $412,715.

                  (c) Parent hereby covenants not to take or permit to be taken, any action that would limit, restrict or otherwise prevent the Surviving Corporation from performing, or render it unable to perform, each of its obligation under this Section 5.6. From and after the Effective Time, Parent shall guarantee the obligations of the Surviving Corporation under this Section 5.6.

                  (d) The provision of this Section 5.6 are intended for the benefit of, and shall be enforceable by, each person entitled to indemnification under this Section 5.6, his or her heirs and his or her personal representatives.

                  SECTION 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 5.8 Further Action. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and


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regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Form S-4, the Proxy Statement, and required filings under the HSR Act and any amendments to any thereof, (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, (iii) in the case of Parent, promptly, if required by the FTC or its staff, the Assistant Attorney General in charge of the Antitrust Division or her staff, any state attorney general or its staff or any other similar governmental entity, in each case in order to consummate the Merger, taking all steps and making all undertakings to secure antitrust clearance (including steps to effect the sale or other disposition of particular Store Facilities of Parent, its Subsidiaries, QFC, its Subsidiaries and/or the Company and its Subsidiaries and to hold separate such Store Facilities pending such sale or other disposition),
(iv) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party, in connection with the transactions contemplated hereby or pursuant to the QFC Merger, (v) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby or pursuant to the QFC Merger, and (vi) permitting the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the other Person, give the other party the opportunity to attend and participate in such meetings and conferences. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the parties shall cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment,


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injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts, and to resolve any challenge or objection raised by any governmental authority or private party. For purposes of meeting, holding discussions and entering into any proposed settlement with such governmental authorities, Parent shall appoint a committee consisting of Ronald W. Burkle (or his designee), Roger A. Cooke (or his designee) and one representative designated by each of the Company and QFC.

                  (b) The Company shall make, subject to the condition that the transactions contemplated herein and therein actually occur, any undertakings (including undertakings to make sales or other dispositions) provided that such divestitures need not themselves be made until after the transactions contemplated hereby actually occur) required in order to obtain the antitrust clearances referred to in Section 5.8(a)(iii).

                  (c) Within five business days after such time as any agreement is reached by Parent with the FTC or its staff, the Assistant Attorney General in charge of the Antitrust Division or her staff, any state attorney general or its staff or any other similar governmental entity in accordance with Section 5.8(a)(iii) to sell or dispose of any Store Facilities (the "Settlement Agreement"), Parent shall furnish or cause to be furnished to the Company a report (the "Preliminary Report"), based on such information as Parent shall determine to be relevant, stating in reasonable detail Parent's good faith determination of the Estimated Gain and Lost EBITDA with respect to such Store Facilities. Unless the Company provides specific written notice to Parent of an objection to any aspect of the Preliminary Report before the close of business on the 10th business day after the Company's receipt thereof, the Preliminary Report shall then become binding upon Parent and the Company, and shall be the "Final Report". If the Company, by delivering its own report (the "Company Report") stating in reasonable detail the Company's good faith determination of the Estimated Gain and Lost EBITDA to Parent before the close of business on such business day, makes any good faith objection to any aspect of Parent's proposed Estimated Gain set forth in the Preliminary Report, then those aspects as to which the objection was made shall not become binding, Parent and the Company shall discuss such objection in good faith and, if they reach written agreement amending the Preliminary Report (or portions thereof), the Preliminary Report, as amended by such written agreement, shall become binding upon Parent and the Company, and shall be the Final Report. If Parent and the Company do not reach such written agreement within five days after the Company gives such notices of objection, those aspects as to which such objection was made (relating to Estimated Gain, and not Lost EBITDA) and as to which written agreement has not been reached shall be submitted for arbitration to one or more independent business and/or real estate appraisal firm of recognized national standing with expertise in the valuation of businesses and/or properties


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comparable to the Store Facilities chosen by agreement of Parent and the Company
(whose fees shall be shared equally by Parent and the Company). Such firm shall prepare a valuation report with respect to the real estate and other assets comprising the Store Facilities, which report, when delivered to Parent and the Company, shall become binding upon Parent and the Company for purposes of determining the Estimated Gain, and shall (unless a determination made in such report is higher or lower than both the determination set forth in the Preliminary Report and the determination set forth in the Company Report, in which case the determination set forth in the Preliminary Report or the Company Report, whichever is closer to such firm's determination, shall), together with those aspects of the Preliminary Report as to which no objection was made or as to which written agreement has been reached, be the Final Report. The "Estimated Gain" is the amount set forth in the Final Report and is equal to the aggregate net proceeds estimated to be realized by Parent or any of its Subsidiaries on the sale or other disposition of any Store Facilities pursuant to this Section
5.8 in excess of the book value of the Store Facilities to be so divested as of the date of determination thereof. The foregoing notwithstanding, if within three (3) days following issuance of the Final Report, the Company shall produce a signed bona fide offer from a qualified buyer to purchase any or all of the Store Facilities to be disposed of at a price higher than that contained in the Final Report, then, in such event, the Estimated Gain shall be increased by the amount by which such offer exceeds the valuation in the Final Report for such Store Facility or Facilities.

                  (d) For purpose of this Section 5.8, the book value of the Store Facilities shall be based on historical cost of fixtures, equipment, and leasehold improvements (on land and buildings, if owned).

                  (e) Any action to be taken or determination to be made by the Company under this Section 5.8 that is not taken or made until after the Effective Time shall be taken or made by the Stockholders' Representatives in lieu of the Company.

                  SECTION 5.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange.

                  SECTION 5.10 Stock Exchange Listing. Parent shall use its reasonable best efforts to have approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.


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                  SECTION 5.11 Affiliates. Prior to the Closing Date, the
Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C hereto.

                  SECTION 5.12 Directorships. On or prior to the Effective Time of the Merger, Parent's Board of Directors will increase its size by two and elect Mr. Robert Beyer and one other person designated by the Company to be directors of Parent, with such elections to become effective at the Effective Time.

                  SECTION 5.13 Treatment of Yucaipa Consulting Agreement and Warrant. (a) It is also contemplated that the Consulting Agreement between the Company and Yucaipa will be terminated and the Company or Parent will make a termination payment to Yucaipa or its assignee in the amount of $20,000,000 in lieu of all other payments required thereunder (the "Yucaipa Payment"). Prior to the Effective Time, the parties will negotiate the arrangements for such termination and payment with Yucaipa. Subject to Section 5.13(b), at the Effective Time, Yucaipa's Common Stock Purchase Warrant dated June 14, 1995 (the "Yucaipa Warrant") shall be terminated in consideration for Parent's delivery at the Effective Time to Yucaipa, or its assignee, shares of Parent Common Stock and Escrow Percentage Interests equal to the number of shares of Parent Common Stock and Escrow Percentage Interests which the holder of 2% of the Company Common Stock, measured on a Fully Diluted Basis (after giving effect to such 2% of the Company Common Stock as though it were outstanding), would have received in the Merger, so that the total consideration payable under Section 1.6, 1.7,
1.11 and this 5.13 equals the Aggregate Purchase Price.

                  SECTION 5.14 Parent Representations and Warranties. The Company agrees and acknowledges that the representations and warranties set forth in Article III hereof are being made without any regard to QFC, the QFC Merger Agreement or the transactions contemplated thereby and that no facts or developments relating to QFC, the QFC Merger Agreement or the transactions contemplated thereby shall constitute a breach of such representations and warranties as initially made and as made on the Closing Date in accordance with
Section 6.2(a), except that, after Closing, QFC shall be treated as a Subsidiary of Parent for purposes of Section 4.2 and Section 3.10 of this Agreement.

                  SECTION 5.15 Registration Rights Agreement. (a) On the Closing Date, Parent and the Stockholders shall enter into a registration rights agreement (the "Registration Rights Agreement") providing for (i) "shelf" and "demand" registration rights to the Stockholders (except that Yucaipa and its


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Affiliates shall not have such "demand" rights) in substantially the form of
Sections 5.15(b) and (c), respectively, and (ii) other customary provisions for agreements of this nature (but not providing for registration in addition to those contemplated by Sections 5.15(b) and (c)) as mutually agreed between such parties. After the date hereof, each of such parties shall endeavor in good faith to negotiate and finalize the form of the Registration Rights Agreement.

                  (b) As soon as practicable following the mailing of the Proxy Statement, Parent shall prepare and file with the SEC a shelf registration statement on an appropriate form that shall include all shares of Parent Common Stock to be acquired by the Stockholders pursuant to the Merger ("Registrable Securities"), and may include securities of Parent for sale for Parent's own account. Parent shall use its reasonable best efforts to cause such shelf registration statement to be declared effective as soon as practicable after the Effective Time; provided, however, that to the extent necessary to preserve "pooling-of-interest" accounting treatment for the transactions contemplated by the QFC Merger Agreement (as reasonably determined by Parent and its independent public accountants), Parent shall have no such obligation to effect such registration until 15 days after the first public release by Parent of the combined financial results of Parent and the Company. Parent shall only be obligated to keep such shelf registration statement effective until the one year anniversary date of the date such shelf registration statement has been declared effective ("Shelf Termination Date").

                  (c) Upon written notice to Parent from a Stockholder or Stockholders at any time after the Shelf Termination Date (but not later than the date that is 180 days after the Shelf Termination Date) (the "Demand Request") requesting that Parent effect the registration under the Securities Act of any or all of the Registrable Securities held by such requesting Stockholders, which notice shall specify the intended method or methods of disposition of such Registrable Securities, Parent shall prepare and, within 60 days after such request, file with the SEC a registration statement with respect to such Registrable Securities and thereafter use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act for purposes of dispositions in accordance with the intended method or methods of disposition stated in such request. Notwithstanding any other provision of this Section 5.15 to the contrary: (i) the Stockholders may collectively exercise their rights to request registration under this Section 5.15(c) on not more than one occasion (such registration being referred to herein as the "Demand Registration"), (ii) Parent shall not be required to effect any Demand Registration unless the aggregate number of Registrable Securities to be registered pursuant to the Demand Registration is equal to or more than 35% of the initial Registrable Securities shares, and (iii) the method of disposition requested by Stockholders in connection with any Demand Registration may not, without Parent's written


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
consent, be an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act.

                  (d) Parent agrees to amend the existing Registration Rights Agreement dated September 9, 1997, among it, Affiliates of Yucaipa and the other stockholders of Parent identified therein, to provide for the shares issuable to Yucaipa and its Affiliates under this Agreement to be "Registrable Securities" for purposes thereof.

                  SECTION 5.16 Subsequent Sale. From and after the date of this Agreement and for a period of 12 months following the Effective Time, Parent shall not sell, transfer or (other than in connection with a sale, merger or other business combination involving all or substantially all of the capital stock or assets of Parent or its affiliates) otherwise dispose of the Company or its principal Subsidiary, or all or substantially all of their respective assets, or enter into an agreement with respect thereto, without the prior written approval of the Company or, following the Effective Time, the Stockholder Representatives.

                  SECTION 5.17 Continuity of Business Enterprise. Parent will continue at least one significant historic business line of the Company or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

                  SECTION 5.18 Form S-3. In the event of any termination of this Agreement pursuant to Section 7.1, the parties will use their reasonable best efforts to withdraw from registration the Form S-3 or, if the Form S-3 has been declared effective, to terminate the effectiveness of the Form S-3.


                                   ARTICLE VI

                              CONDITIONS OF MERGER

                  SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) This Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Voting Common Stock and Series A Preferred Stock (voting together as a single class) entitled to vote thereon. The issuance of Parent Common Stock in the Merger shall have been approved by the affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy, entitled to vote and voted at the meeting of Parent's stockholders, and the holders of a majority of the


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
         outstanding shares of Parent Common Stock shall have cast votes on the proposal to approve such issuance.

                  (b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

                  (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

                  (d) The Form S-4 and any required post-effective amendment thereto shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of the Parent Common Stock to be exchanged for Company Common Stock shall have been complied with.

                  (e) The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  SECTION 6.2 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) Parent and Sub shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date and the representations and warranties of Parent and Sub contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

                  (b) The opinion, based on appropriate representations of Parent, the Company, and certain stockholders of the Company, of Latham & Watkins, counsel to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of


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
         Section 368(a) of the Code, dated on or about the date of and referred to in the Proxy Statement as first mailed to stockholders of the Company, shall not have been withdrawn or modified in any material respect.

                  (c) There shall not be pending or threatened by any governmental entity any suit, action or proceeding, which could reasonably be expected, if adversely determined, to result in criminal or material uninsured and unindemnified or unindemnifiable personal liability on the part of one or more directors of the Company, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

                  (d) To the extent required hereunder, each of Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement in the form of Exhibit B hereto and Parent shall have deposited the Escrowed Shares with the Escrow Agent.

                  (e) Parent shall have executed and delivered the Registration Rights Agreement.

                  SECTION 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

                  (b) The opinion, dated on or about the date of and referred to in the Proxy Statement as first mailed to


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
         stockholders of the Company, based on appropriate representations of the Company and Parent and principal stockholders of the Company, of Simpson Thacher & Bartlett, counsel to Parent, to the effect that Parent, Sub and the Company will not recognize income, gain or loss for Federal income tax purposes as a result of the Merger, shall not have been withdrawn or modified in any material respect, unless if such opinion is withdrawn or modified, the amount of income, gain or loss potentially recognizable will not have, or could not reasonably be expected to have, a Material Adverse Effect with respect of Parent.

                  (c) Subject to Parent's compliance with Section 5.8, there shall not be pending or threatened by any governmental entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages that are material in relation to Parent and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries.

                  (d) No more than 5% of the outstanding shares of Company Common Stock shall be held by Dissenting Stockholders.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

                  (a) By mutual written consent of Parent and the Company;

                  (b) By either Parent or the Company, if the Merger shall not have been consummated on or before August 31, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

                  (c) By Parent or the Company, if any required approval of the stockholders of the Company for this Agreement or the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

                  (d) By the Company or Parent, if the required approval of the stockholders of Parent for the issuance of Parent Common Stock pursuant to this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

                  (e) By Parent (subject to Parent's compliance with Section 5.8) or the Company if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

                  (f) By the Company if prior to the Closing Date (i) any representation or warranty on the part of Parent contained in this Agreement is incorrect in any material respect and which could reasonably be expected to have a Material Adverse Effect with respect to Parent or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger or (ii) there shall have been a breach of any covenant or agreement on the part of Parent contained in this Agreement which could reasonably be expected to have a Material Adverse Effect with respect to Parent or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, which breach, in the case of clause (ii), shall not have been cured prior to 10 days following notice thereof; or

                  (g) By Parent if prior to the Closing Date (i) there shall have been a breach of any representation or warranty on the part of the Company contained in this Agreement which could reasonably be expected to have a Material Adverse Effect with respect to the Company or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in this Agreement which could reasonably be expected to have a Material Adverse Effect with respect to the Company or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, which breach, in the case of clause (ii), shall not have been cured prior to 10 days following notice thereof.

                  SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 7.3 and Section 8.1; provided, however, that nothing herein shall relieve any party from liability for any willful breach hereof.

                  SECTION 7.3 Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby. In the event that the Merger Agreement is terminated pursuant to Section 7.1, Parent will, promptly after request by the Company (accompanied by reasonably detailed documentation to the extent reasonably requested by Parent), pay all of the Company's reasonable out-of-pocket expenses actually incurred in connection with the Form S-3 and Offer to Purchase.

                  SECTION 7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of either the Company or Parent; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 7.5 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                  ARTICLE VIII

                           RELEASE OF ESCROWED SHARES

                  SECTION 8.1 Delivery of the Escrowed Shares. The Escrow Agent shall deliver to each Holder no later than the fifth business day (the "Distribution Date") after the earliest of (i) the termination of the QFC Merger Agreement, (ii) the execution of the Settlement Agreement (as defined below) or (iii) six months following the Effective Time, any Escrowed Shares required to be so delivered under the Escrow Agreement. The amount of Escrowed Shares to be released from Escrow pursuant to any Settlement Agreement following the Effective Time shall be determined in accordance with the terms of the Escrow Agreement.

                  SECTION 8.2 Voting of and Dividends on the Escrowed Shares. All Escrowed Shares shall be deemed to be owned by the Holders in accordance with their Escrow Percentage Interests and the Holders shall be entitled to vote the same; provided, however, that there shall also be deposited in escrow and held by the Escrow Agent, subject to the terms of this Article VIII, all shares of Parent Common Stock issued as a result of any non-taxable stock dividend or stock split, with respect to the Escrowed Shares. Any cash dividends or taxable distributions on the shares of Parent Common Stock held by the Escrow Agent as part of the Escrowed Shares shall be payable promptly to the Holders.


                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Sections 5.5, 5.6, 5.8, 5.16 and 5.17 shall survive the Effective Time and those set forth in Section 5.3 and Section 7.3 shall survive termination of this Agreement.

                  SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Parent or Sub:

                           Fred Meyer, Inc.
                           3800 SE 22nd Avenue
                           Portland, OR  97201
                           Attention:  General Counsel
                           Fax: (503) 797-5623
                  with an additional copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, NY  10017
                           Attention:  William E. Curbow, Esq.
                           Fax: (212) 455-2502

                  if to the Company:

                           Food 4 Less Holdings, Inc.
                           c/o Ralphs Grocery Company
                           1100 W. Artesia Blvd.
                           Compton, CA  90220
                           Attention:  Legal Dept.
                           Fax: (310) 884-2610

                  with a copy to:

                           Latham & Watkins
                           633 W. Fifth Street, Suite 4000
                           Los Angeles, CA 90071
                           Attention:  Thomas C. Sadler, Esq.
                           Fax: (213) 891-8763


                  SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

                  "Action" shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other Person.

                  "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

                  "Aggregate Exercise Price" shall mean the sum of (i) the aggregate cash consideration payable to the Company upon the exercise of all Company Options outstanding immediately prior to their cancellation as provided in Section 1.7 and (ii) the aggregate cash consideration received by the Company from the issuance of shares of Company Common Stock after the date hereof and prior to the Effective Time, to the extent permitted by this Agreement.

                  "Aggregate Purchase Price" shall mean the following:

                           (i) the Average Parent Price times 22,500,000, if the Average Parent Price is greater than $26.6667;

                           (ii) $600,000,000, if the Average Parent Price is less than or equal to $26.6667 but greater than $25.00; or

                           (iii) the Average Parent Price times 24,000,000, if the Average Parent Price is less than or equal to $25.00.

                  "Applicable Percentage" shall mean a percentage equal to the greater of (a) 90% and (b) the percentage determined by (i) subtracting the Total Deduction Amount attributable to any Pending Settlement Proposal from (ii) the Aggregate Purchase Price and (iii) dividing the resulting amount by the Aggregate Purchase Price; provided that if the Settlement Agreement has been entered into as of the Effective Time, the Applicable Percentage shall be 100%.

                  "Assets" shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned, leased or licensed by such Person or any of its Subsidiaries.

                  "Average Parent Price" shall be equal to the average of the closing prices of the Parent Common Stock on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Transaction Tape for the 15 trading days randomly selected by lot out of the 35 trading days ending on the second trading day preceding the Effective Time.

                  "Benefit Arrangement" shall mean, with respect to any Person, any employment, consulting, severance, change in control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in
         Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation, which is (A) not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by such Person or any ERISA Affiliate or under which such Person or any ERISA Affiliate may incur any liability, and (C) covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

                  "Contract" shall mean any contract (written or oral), plan, undertaking or other commitment or agreement.

                  "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                  "ERISA Affiliate" shall mean, with respect to any Person, any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of as "affiliated service group" with, such Person as defined in
         Section 414(b), (c), (m) or (o) of the Code.

                  "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

                  "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the withdrawal or use of groundwater; to the use handling or disposal of polychlorinated byphenyls, asbestos or urea formaldehyde or any other Hazardous
         Material; to the treatment, storage, disposal or management of Hazardous Materials; to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental
         Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances
         Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal
         Water Pollution Control Act, 33 U.S.C. 1251, et seq., the
         Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

                  "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned, leased or licensed by such Person and located in, at or upon the facilities of such Person.

                  "Fully Diluted Basis" shall mean the Total Share Amount minus the quotient of (i) the Aggregate Exercise Price divided by (ii) the Per Share Value.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

                  "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons ("CFCs"); and radon.

                  "Leases" shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property, in each case to which such Person or any of its Subsidiaries is a party, whether as lessor, lessee, guarantor or otherwise, or by which any of them or their respective properties or assets are bound, or which otherwise relate to the operation of their respective businesses.

                  "Lost EBITDA" shall be equal to the aggregate earnings (or losses) before interest, taxes, corporate allocation costs for administration (including costs for management information systems), depreciation and amortization from the continuing operations of any Store Facilities to be divested pursuant to Section 5.8 during the twelve-month period ending on the second most recent month-end prior to the earlier of (i) the agreement of Parent with the applicable governmental or regulatory authority to divest such Store Facilities pursuant to Section 5.8 and (ii) the Effective Time; provided, that, for any new Store Facility to be divested which has not been in operation for such twelve-month period (each a "New Facility"), Lost EBITDA for such New Facility shall be an amount equal to 80% of the Average Facility EBITDA. "Average Facility EBITDA" is equal to the aggregate Lost EBITDA of all Facilities (other than New Facilities) owned by the company which is divesting such New Facility, assuming all such Store Facilities are to be divested pursuant to Section 5.8, divided by the total number of such Store Facilities (other than New Facilities).

                  "Material Adverse Effect" shall mean, with respect to either of the Company or Parent, as the context requires, a material adverse change in or effect on the business, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole or any change which materially impairs or materially delays the ability of such Person to consummate the transactions contemplated by this Agreement; provided, that (i) the failure of Parent to consummate the transactions pursuant to the QFC Merger Agreement and (ii) changes or effects as a result of any sales or dispositions of Facilities pursuant to Section 5.8 shall not constitute a Material Adverse Effect.

                  "Multiemployer Plan" shall mean, with respect to any Person, any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA,
         (A) which such Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

                  "Multiemployer Welfare Plan" shall mean a Welfare Plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA.

                  "Pending Settlement Proposal" shall mean a proposal made by any regulatory authority referred to in Section 5.8 with respect to the divestiture of Store Facilities which is outstanding or otherwise under consideration by Parent and the Company at the Effective Time.

                  "Pension Plan" shall mean, with respect to any Person, any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which such Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

                  "Per Share Value" shall mean an amount equal to the result obtained by dividing (a) the sum of (i) 0.98 times the Aggregate Purchase Price plus (ii) the Aggregate Exercise Price by (b) the Total Share Amount.

                  "Permitted Encumbrances" shall mean any Encumbrances resulting from (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in other accordance with GAAP; (ii) all cashiers', landlords', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business; (iii) all laws and governmental rules, regulations, ordinances and restrictions;
         (iv) all leases, subleases, licenses, concessions or service contracts to which any Person or any of its Subsidiaries is a party; (v) Encumbrances identified on title policies or preliminary title reports or other documents or writing delivered or made available for inspection to any Person prior to the date hereof [or included in the Public Records]; and (vi) all other liens and mortgages (but solely to the extent such liens or mortgages secure indebtedness described or referred to in the Disclosure Schedule), covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which, in the case of any such Encumbrances pursuant to clause (i) through
         (vi), do not materially detract from or materially interfere with the value or present use of the asset subject thereto or affected thereby.

                  "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

                  "QFC" shall mean Quality Food Centers, Inc., a
         Washington corporation.

                  "QFC Merger Agreement" shall mean the Agreement and Plan of Merger dated as of November 6, 1997, among QFC, Q-Acquisition Corp. and Fred Meyer, Inc.

                  "Smith's Merger Agreement" shall mean the Agreement and Plan of Reorganization and Merger by and between Smith's
         Food & Drug Centers, Inc. and Parent, dated as of May 11,
         1997.

                  "Store Facilities" shall mean any retail supermarket operated by the Company or its Subsidiaries or by QFC or its Subsidiaries in the State of California (including any real property, leasehold interest, equipment or inventory associated therewith).

                  "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

                  "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

                  "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

                  "Total Deduction Amount" shall be equal to (i) the product of
         (A) four and (B) the Lost EBITDA in excess of $15 million, minus (ii) 50% of the Estimated Gain (as defined in Section 5.8).

                  "Total Share Amount" shall mean the sum of the following, all measured immediately prior to the Effective Time: (i) the total number of shares of Company Common Stock then issued and outstanding plus (ii) the total number of shares of Company Common Stock then issuable upon conversion into shares of Company Common Stock of the shares of Company Preferred Stock then outstanding plus (iii) the total number of shares of Company Common Stock issuable upon exercise of the Company Options then outstanding plus (iv) the total number of shares of Company Common Stock issuable upon exercise of the Common Stock Purchase Warrants or any other rights to acquire any Company Common Stock then outstanding (without duplication of clauses (ii) or (iii) above), but excluding the Yucaipa Warrant referred to in Section 5.13.

                  "Welfare Plan" shall mean, with respect to any Person, any "employee welfare benefit plan" as defined in Section 3(1) of ERISA,
         (A) which such Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

                  SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                  SECTION 9.5 Entire Agreement; Assignment. This Agreement, together with the Stockholders Agreement and the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Any attempted assignment which does not comply with the provisions of this Section 9.5 shall be null and void ab initio.

                  SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The parties hereto expressly intend the provisions of Section 5.6 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

                  SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                  SECTION 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                           FRED MEYER, INC.
Attest:


KENNETH THRASHER                           By:  ROBERT G. MILLER
-------------------------------               -------------------------------
                                              Title:President and Chief
                                                    Executive Officer


                                           FFL ACQUISITION CORP.

Attest:

DANIEL CLIVNER                             By:  ROGER A. COOKE
-------------------------------               -------------------------------
                                              Title:Senior Vice President


                                           FOOD 4 LESS HOLDINGS, INC.

Attest:

JOHN STANDLEY                              By:  GEORGE M. GOLLEHER
-------------------------------               -------------------------------
                                              Title:

                                                                      APPENDIX C

                         [SALOMON BROTHERS LETTERHEAD]

November 6, 1997

Board of Directors
Fred Meyer, Inc.
3800 SE 22nd Avenue
Portland, OR 97202

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the consideration to be paid by Fred Meyer, Inc. ("Fred Meyer") in connection with the proposed merger (the "QFC Merger") of Q-Acquisition Corp. ("Fred Meyer Sub Q"), a wholly owned subsidiary of Fred Meyer, with and into Quality Food Centers, Inc. ("QFC") pursuant to the Agreement and Plan of Merger (the "QFC Merger Agreement"), dated as of November 6, 1997, by and among Fred Meyer, Fred Meyer Sub Q and QFC.

We understand that pursuant to the terms of the QFC Merger Agreement, each issued and outstanding share of common stock of QFC (other than shares held in treasury of QFC or owned by Fred Meyer, Fred Meyer Sub Q or any other wholly owned subsidiary of Fred Meyer) ("QFC Common Stock") will be converted into a number of fully paid and non assessable shares of common stock, par value $.01, of Fred Meyer ("FMI Common Stock") equal to the greater of (i) 1.9 shares and
(ii) the lesser of (A) 2.3 shares and (B) a number of shares with a market value (determined in the manner set forth in the QFC Merger Agreement) equivalent to $55.00 (the "QFC Exchange Ratio"). We understand that the QFC Exchange Ratio is subject to a downwards adjustment (in the amounts and in the manner set forth in the QFC Merger Agreement) in the event certain divestitures of QFC facilities are required by regulatory authorities.

We also are aware that Fred Meyer has entered into an Agreement and Plan of Merger (the "Ralphs Merger Agreement") which provides for the merger (the "Ralphs Merger") of R-Acquisition Corp., a wholly owned subsidiary of Fred Meyer ("Fred Meyer Sub R"), with and into Food 4 Less Holdings ("Ralphs"). We understand that Fred Meyer intends to consummate both the Ralphs Merger and the QFC Merger.

                         [SALOMON BROTHERS LETTERHEAD]

In connection with rendering our opinion, we have reviewed (i) certain publicly available information concerning Fred Meyer, QFC and Ralphs, respectively; (ii) certain internal information, primarily financial in nature, including forecasts and pro forma financial information giving effect to the QFC Merger and the Ralphs Merger, concerning the business and operations of each of Fred Meyer, QFC and Ralphs provided to us by Fred Meyer, QFC and Ralphs respectively for purposes of our analysis; (iii) certain publicly available information concerning the trading of, and the trading market for, FMI Common Stock and QFC Common Stock; (iv) certain publicly available information with respect to certain companies that we believe to be comparable to Fred Meyer, QFC or Ralphs and the trading markets for such other companies' securities; and (v) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have discussed the strategic rationale for, and the potential benefits of, the QFC Merger and the Ralphs Merger and the past and current business operations, financial condition and prospects of Fred Meyer, QFC and Ralphs with certain officers and employees of Fred Meyer, QFC and Ralphs, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us for the purpose of this opinion and have neither attempted to independently verify nor assumed responsibility for verifying any of such information. With respect to the financial forecasts (including pro forma financial information) and supporting assumptions (including anticipated synergies and cost savings resulting from the combination of Fred Meyer, QFC and Ralphs), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Fred Meyer, QFC and Ralphs as to their respective future financial performance. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have not conducted a physical inspection of any of the properties or facilities of Fred Meyer, QFC or Ralphs, nor have we made or obtained or assumed responsibility for making or obtaining any independent evaluations or appraisals of any assets (including properties and facilities) or liabilities of Fred Meyer, QFC or Ralphs. We have also assumed that the conditions precedent to the QFC Merger Agreement will be satisfied and the QFC Merger will be consummated in accordance with the terms of the QFC Merger Agreement. In addition, with your consent, we have taken into account the advice of your independent accountants with respect to the likely accounting treatment of the QFC Merger.

Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for FMI Common Stock following the consummation of the QFC Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion is limited to the

                          [SALOMON BROTHERS LETTERHEAD]

fairness, from a financial point of view, of the QFC Exchange Ratio to Fred Meyer and does not address Fred Meyer's underlying business decision to effect the QFC Merger or constitute a recommendation concerning how holders of FMI Common Stock should vote with respect to the QFC Merger.

We have acted as financial advisor to Fred Meyer in connection with both the QFC Merger and the Ralphs Merger and will receive a fee for our services, a portion of which is contingent upon consummation of the QFC Merger and the Ralphs Merger. In the ordinary course of business, we may actively trade the securities of Fred Meyer, QFC and Ralphs for our own account and for the accounts of customers and, accordingly, may at any a time hold a long or short position in such securities. In addition, we have previously rendered certain investment banking and financial advisory and other services to Fred Meyer for which we have received customary compensation. We have also previously provided investment banking, financial advisory and other services to QFC and Ralphs and/or their predecessors and affiliates.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the QFC Exchange Ratio is fair, from a financial point of view, to Fred Meyer.

                                      Very truly yours,

                                      /S/ SALOMON BROTHERS INC

                                      SALOMON BROTHERS INC

                                                                      APPENDIX D



                        [GOLDMAN, SACHS & CO. LETTERHEAD]

November 6, 1997

Board of Directors
Fred Meyer, Inc.
3800 S.E. 22nd Avenue
Portland, OR  97202

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Fred Meyer, Inc. ("Fred Meyer") of the QFC Exchange Ratio (as defined below) of shares of Common Stock, par value $.01 per share (the "Fred Meyer Common Stock"), of Fred Meyer to be issued for each share of Common Stock, par value $.001 per share (other than shares held in treasury of QFC (as defined below) or owned by Fred Meyer, QFC Merger Sub (as defined below) or any other wholly owned subsidiary of Fred Meyer or QFC and other than shares the holders of which have perfected their appraisal rights under Washington law) (the "QFC Common Stock"), of Quality Food Centers, Inc. ("QFC"), pursuant to the Agreement and Plan of Merger dated as of November 6, 1997 among Fred Meyer, Q-Acquisition Corp., a wholly owned subsidiary of Fred Meyer ("QFC Merger Sub") and QFC (the "QFC Agreement"). Pursuant to the QFC Agreement, QFC Merger Sub will be merged with and into QFC (the "QFC Merger") and each outstanding share of QFC Common Stock will be converted into and represent the right to receive a number of shares of Fred Meyer Common Stock (the "QFC Exchange Ratio") equal to the greater of (i)
1.9 or (ii) the lesser of (A) 2.3 and (B) the number determined by dividing $55.00 by the Average Parent Price (as defined in the QFC Agreement), subject to adjustment. We understand that Fred Meyer has also entered into an Agreement and Plan of Merger dated as of November 6, 1997 among Fred Meyer, FFL Acquisition Corp., a wholly- owned subsidiary of Fred Meyer ("Food 4 Less Merger Sub") and Food 4 Less Holdings, Inc. ("Food 4 Less") (the "Food 4 Less Agreement") pursuant to which Food 4 Less Merger Sub will be merged with and into Food 4 Less (the "Food 4 Less Merger") whereby Fred Meyer will acquire all of the outstanding equity securities of Food 4 Less in exchange for Fred Meyer Common Stock.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Fred Meyer, having acted as managing underwriter of its public offering of 3,850,000 shares of Fred Meyer Common Stock in September 1996 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the QFC Agreement and the Food 4 Less Agreement. We have also provided certain investment banking services to QFC from time to time, having acted as its financial advisor in connection with its recapitalization in 1995, which included acting as dealer-manager of its self-tender for 7,000,000 shares of QFC Common Stock.

Board of Directors
Fred Meyer, Inc.
November 6, 1997
Page Two

As of the date hereof, Goldman, Sachs & Co. accumulated a long position of 1,427,680 shares of Fred Meyer Common Stock and a short position of $3,500,000 principal amount of 8.70% Series B Senior Subordinated Notes due 2007 of QFC.

In connection with this opinion, we have reviewed, among other things, the QFC Agreement; the Registration Statement on Form S-4 of QFC dated July 23, 1997; Annual Reports to Stockholders and Annual Reports on Form 10-K of QFC for the five fiscal years ended December 28, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of QFC; certain other communications from QFC to its stockholders; and certain internal financial analyses and forecasts for QFC prepared by its management. We have also reviewed the Food 4 Less Agreement, including the Shareholders Agreement attached as an annex thereto; Annual Reports on Form 10-K of Food 4 Less for the five fiscal years ended February 2, 1997; certain Quarterly Reports on Form 10-Q of Food 4 Less; the Registration Statement on Form S-4 of Ralphs Grocery Company ("Ralphs"), a wholly owned subsidiary of Food 4 Less, dated October 6, 1997; Annual Reports on Form 10-K of Ralphs for the five fiscal years ended February 2, 1997; certain Quarterly Reports on Form 10-Q of Ralphs; and certain internal financial analyses and forecasts for Food 4 Less prepared by its management. We have also reviewed the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus, dated August 6, 1997 relating to the Special Meetings of Stockholders of Fred Meyer and Smith's Food & Drug Centers, Inc. held on September 8, 1997; Annual Reports to Stockholders and Annual Reports on Form 10-K of Fred Meyer for the five fiscal years ended February 1, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Fred Meyer; certain other communications from Fred Meyer to its stockholders; and certain internal financial analyses and forecasts for Fred Meyer prepared by its management without, and after giving effect to, the QFC Merger and the Food 4 Less Merger. We also have held discussions with members of the senior management of Fred Meyer, QFC and Food 4 Less regarding the strategic rationale for, and the potential benefits of, the QFC Merger and the Food 4 Less Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Fred Meyer Common Stock and the QFC Common Stock, compared certain financial information for Fred Meyer, QFC and Food 4 Less with similar information for certain other companies the securities of which are publicly traded, compared certain stock market information for Fred Meyer and QFC with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the supermarket industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion and have neither attempted to independently verify nor assumed responsibility for verifying any of such information. In that regard, we have assumed with your consent that the financial forecasts, including the underlying assumptions, provided to us and discussed with us with respect to Fred Meyer, QFC and Food 4 Less after giving effect to the QFC Merger and the Food 4 Less

Board of Directors
Fred Meyer, Inc.
November 6, 1997
Page Three

Merger, including, without limitation, the projected cost savings and operating synergies resulting from the QFC Merger and the Food 4 Less Merger, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Fred Meyer, QFC and Food 4 Less. We express no opinion with respect to such forecasts or the assumptions on which they were based. In addition, with your consent we have taken into account the advice of your independent accountants with respect to the likely accounting treatment of the QFC Merger. In addition, we have not made an independent constitute a recommendation as to how any holder of Fred Meyer Common Stock should vote with respect to the QFC Merger. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range of Fred Meyer Common Stock following consummation of the QFC Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion is limited to the fairness, from a financial point of view, of the QFC Exchange Ratio to Fred Meyer and does not address Fred Meyer's underlying business decision to effect the QFC Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the QFC Exchange Ratio pursuant to the QFC Agreement is fair from a financial point of view to Fred Meyer.

Very truly yours,



/s/   GOLDMAN, SACHS & CO.
-------------------------------
(GOLDMAN, SACHS & CO.)

                                                                      APPENDIX E

                           [MERRILL LYNCH LETTERHEAD]

                                                                November 6, 1997


Board of Directors
Quality Food Centers, Inc.
10112 N.E. 10th Street
Bellevue, Washington 98004

Members of the Board of Directors:

           Quality Food Centers, Inc. (the "Company"), Fred Meyer, Inc. ("Fred Meyer"), and a direct wholly-owned subsidiary of Fred Meyer ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Acquisition Sub would be merged with the Company in a merger transaction (the "Merger Transaction") in which each outstanding share of common stock, par value $.001 per share, of the Company (the "Company Shares"), other than Company Shares held in treasury or as to which dissenter's rights have been perfected, would be converted into the right to receive shares of the common stock of Fred Meyer (the "Fred Meyer Common Shares") at an exchange ratio per Company Share (as such exchange ratio may be adjusted as set forth in the Agreement, the "Exchange Ratio") equal to the greater of (i) 1.9 and (ii) the lesser of (A) 23 and (B) the number determined by dividing $55.00 by the average of the closing prices of the Fred Meyer Common Shares on the New York Stock Exchange for the 15 trading days randomly selected by lot out of the 35 trading days ending on the second trading day preceding the closing date of the Merger Transaction, subject to possible reduction based upon dispositions that may be required in connection with antitrust approval.

           We are aware that Fred Meyer is considering entering into a business combination (the "Other Transaction") with another party (the "Other Party"). Fred Meyer has advised the Company that the proposed Merger Transaction and the Other Transaction are independent and are not conditioned upon each other. The opinion expressed herein is not contingent upon consummation of the Other Transaction.

           You have asked us whether, in our opinion, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to holders of Company Shares, other than Fred Meyer and its affiliates.

           In arriving at the opinion set forth below, we have, among other things:

           (1) Reviewed certain publicly available business and financial information relating to the Company, Fred Meyer and the Other Party that we deemed to be relevant;

           (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, Fred Meyer and the Other Party furnished to us by the Company, Fred Meyer and the Other Party, as the case may be;

           (3) Conducted discussions with members of the senior management of the Company, Fred Meyer and Other Party concerning the matters described in clauses 1 and 2 above;

           (4) Reviewed the market prices and valuation multiples for the Company Shares and the Fred Meyer Common Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

           (5) Reviewed the results of operations of the Company, Fred Meyer and the Other Party and compared them with those of certain publicly traded companies that we deemed to be relevant;

           (6) Compared the proposed financial terms of the Merger Transaction and the Other Transaction with the financial terms of certain other transactions that we deemed to be relevant;

           (7) Participated in certain discussions and negotiations among representatives of the Company, Fred Meyer and the Other Party and their financial and legal advisors;

           (8) Reviewed a draft of the Agreement and a draft of the agreement relating to the Other Transaction (collectively, the "Agreements");

           (9) Conducted discussions with antitrust counsel to the Company relating to the possibility of divestitures that may be required in connection with antitrust approval; and

           (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

           We have also been advised of a proposal from a third party offering to acquire the Company Shares for cash, which proposal has been presented to the Company's Board of Directors (the "Alternative Proposal").

           In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company, Fred Meyer or the Other Party or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company, Fred Meyer or the Other Party. With respect to the financial forecast information furnished to or discussed with us by the Company, Fred Meyer and Other Party, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company, Fred Meyer and the Other Party, as the case may be, as to the expected future financial performance of the Company, Fred Meyer and the Other Party, as the case may be. We have also assumed that the final form of the Agreements will be substantially similar to the last drafts thereof reviewed by us.

           Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of the date hereof.

           In connection with our engagement by the Company we have contacted a limited number of persons whom we determined to be likely to have a significant interest in entering into a business combination with the Company. We have not been authorized to conduct, and we have not conducted, a solicitation of a broad group of potentially interested parties.

           As financial advisor to the Company in connection with the Merger Transaction, we will receive a fee from the Company for our services, which is contingent upon the consummation of the Merger Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and certain of its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of Fred Meyer and the Other Party, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

           This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger Transaction or any matter related thereto if such a vote occurs. We are also not expressing any opinion herein with respect to the fairness from a financial point of view to the holders of Company Shares of the Alternative Proposal.

           We are not expressing any opinion herein as to the prices at which the Company Shares or the Fred Meyer Common Shares will trade following the announcement or consummation of the Merger Transaction.

           On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares (other than Fred Meyer and its affiliates).

                                        Very truly yours,


                                        /s/MERRILL LYNCH PIERCE FENNER & SMITH

                                                                      APPENDIX F

                       [SALOMON BROTHERS INC LETTERHEAD]



November 6, 1997




Board of Directors
Fred Meyer, Inc.
3800 SE 22nd Avenue
Portland, OR 97202

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the consideration to be paid by Fred Meyer, Inc. ("Fred Meyer") in connection with the proposed merger (the "Ralphs Merger") of FFL Acquisition Corp. ("FFL Sub"), a wholly owned subsidiary of Fred Meyer, with and into Food 4 Less Holdings ("Ralphs"), pursuant to the Agreement and Plan of Merger (the "Ralphs Merger Agreement"), dated as of November 6, 1997, by and among Fred Meyer, FFL Sub and Ralphs.

We understand that pursuant to the terms of the Ralphs Merger Agreement, each issued and outstanding share of common stock (voting and non-voting) of Ralphs (other than shares held in treasury of Ralphs or owned by Fred Meyer, FFL Sub or any other subsidiary of Fred Meyer or Ralphs) ("Ralphs Common Stock") will be converted into a number of fully paid and non assessable shares of common stock, par value $.01, of Fred Meyer ("FMI Common Stock") equal to the quotient of (i) the Per Share Value (as defined, and determined in the manner set forth, in the Ralphs Merger Agreement) divided by (ii) the average market price of FMI Common Stock (determined as of the times and in the

                       [SALOMON BROTHERS INC LETTERHEAD]

manner set forth in the Ralphs Merger Agreement) (the "Ralphs Exchange Ratio"). Each issued and outstanding share of preferred stock of Ralphs ("Ralphs Preferred Stock") will be converted into a number of fully paid and nonassessable shares of FMI Common Stock equal to the Ralphs Exchange Ratio multiplied by the number of shares of Ralphs Common Stock into which the Ralphs Preferred Stock is then convertible. In accordance with the Ralphs Merger Agreement, a portion of the consideration into which Ralphs Common Stock and the Ralphs Preferred Stock will be converted will be payable at the effective time and the remainder will be held in escrow and subject to reduction at the times and in accordance with the terms of the Ralphs Merger Agreement. We also understand that the Ralphs Exchange Ratio is subject to a downwards adjustment (in the amounts and in the manner set forth in the Ralphs Merger Agreement) in the event certain divestitures of Ralphs facilities are required by regulatory authorities.

We also are aware that Fred Meyer has entered into an Agreement and Plan of Merger (the "QFC Merger Agreement") which provides for the merger (the "QFC Merger") of Q-Acquisition Corp., a wholly owned subsidiary of Fred Meyer with and into Quality Food Centers, Inc. ("QFC"). We understand that Fred Meyer intends to consummate both the Ralphs Merger and the QFC Merger.

In connection with rendering our opinion, we have reviewed (i) certain publicly available information concerning Fred Meyer, QFC and Ralphs, respectively; (ii) certain internal information, primarily financial in nature, including forecasts and pro forma financial information giving effect to the QFC Merger and the Ralphs Merger, concerning the business and operations of each of Fred Meyer, QFC and Ralphs provided to us by Fred Meyer, QFC and Ralphs respectively for purposes of our analysis; (iii) certain publicly available information concerning the trading of, and the trading market for, FMI Common Stock and QFC Common Stock; (iv) certain publicly available information with respect to certain companies that we believe to be comparable to Fred Meyer, QFC or Ralphs and the trading markets for such other companies' securities; and (v) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have discussed the strategic rationale for, and the potential benefits of, the QFC Merger and the Ralphs Merger and the past and current business operations, financial condition and prospects of Fred Meyer, QFC and Ralphs with certain officers and employees of Fred Meyer, QFC and Ralphs, respectively. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us for the purpose of this opinion and have neither attempted to independently verify nor assumed responsibility for verifying any of such information. With respect to the financial forecasts (including pro forma financial information) and supporting assumptions (including anticipated synergies and cost savings resulting from the combination of Fred Meyer, QFC and Ralphs), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Fred Meyer, QFC and Ralphs as to their respective future financial performance. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have not conducted a physical inspection of any of the properties or facilities of Fred Meyer, QFC or Ralphs, nor have we made or obtained or assumed responsibility for making or obtaining any independent evaluations or appraisals of any assets (including properties and facilities) or liabilities of Fred Meyer, QFC or Ralphs. We have also assumed that the conditions precedent to the Ralphs Merger Agreement will be satisfied and the Ralphs Merger will be consummated in accordance with the terms of the Ralphs Merger Agreement.

                       [SALOMON BROTHERS INC LETTERHEAD]

Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for FMI Common Stock following the consummation of the Ralphs Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion is limited to the fairness, from a financial point of view, of the Ralphs Exchange Ratio and does not address Fred Meyer's underlying business decision to effect the Ralphs Merger or constitute a recommendation concerning how holders of FMI Common Stock should vote with respect to the Ralphs Merger.

We have acted as financial advisor to Fred Meyer in connection with both the Ralphs Merger and the QFC Merger and will receive a fee for our services, a portion of which is contingent upon consummation of the Ralphs Merger and the QFC Merger. In the ordinary course of business, we may actively trade the securities of Fred Meyer, Ralphs and QFC for our own account and for the accounts of customers and, accordingly, may at any a time hold a long or short position in such securities. In addition, we have previously rendered certain investment banking and financial advisory and other services to Fred Meyer for which we have received customary compensation. We have also previously provided investment banking, financial advisory and other services to QFC and Ralphs and/or their predecessors and affiliates.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Ralphs Exchange Ratio is fair, from a financial point of view, to Fred Meyer.

                                        Very truly yours,

                                        /s/ SALOMON BROTHERS INC

                                        SALOMON BROTHERS INC

                                                                      APPENDIX G
                           [GOLDMAN SACHS LETTERHEAD]

November 6, 1997


Board of Directors
Fred Meyer, Inc.
3800 S.E. 22nd Avenue
Portland, OR  97202

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Fred Meyer, Inc. ("Fred Meyer") of the Food 4 Less Exchange Ratio (as defined below) of shares of Common Stock, par value $.01 per share (the "Fred Meyer Common Stock"), of Fred Meyer to be issued for each share of Common Stock, par value $.01 per share, each share of Non-Voting Common Stock, par value $.01 per share (other than shares held in treasury of Food 4 Less (as defined below) or owned by Fred Meyer, Food 4 Less Merger Sub (as defined below) or any other wholly owned subsidiary of Fred Meyer or Food 4 Less and other than shares the holders of which have perfected their appraisal rights under Delaware law) (together, the "Food 4 Less Common Stock"), each share of Series A Preferred Stock, par value $.01 per share, and each share of Series B Preferred Stock, par value $.01 per share (together, the "Food 4 Less Preferred Stock"), of Food 4 Less Holdings, Inc. ("Food 4 Less"), pursuant to the Agreement and Plan of Merger dated as of November 6, 1997 among Fred Meyer, FFL Acquisition Corp., a wholly owned subsidiary of Fred Meyer ("Food 4 Less Merger Sub") and Food 4 Less (the "Food 4 Less Agreement"). Pursuant to the Food 4 Less Agreement, Food 4 Less Merger Sub will be merged with and into Food 4 Less (the "Food 4 Less Merger") and each share of Food 4 Less Common Stock will be converted into and represent the right to receive a number of shares of Fred Meyer Common Stock equal to the quotient of (i) the Applicable Percentage of the Per Share Value (each as defined in the Food 4 Less Agreement) divided by (ii) the Average Parent Price (as defined in the Food 4 Less Agreement) (the "Common Stock Exchange Ratio"). In addition, pursuant to the Food 4 Less Agreement, each share of Food 4 Less Preferred Stock will be converted into and represent the right to receive a number of shares of Fred Meyer Common Stock equal to the Common Stock Exchange Ratio times the number of shares of Food 4 Less Common Stock into which such share of Food 4 Less Preferred Stock is then convertible (the "Preferred Stock Exchange Ratio," and, together with the Common Stock Exchange Ratio, the "Food 4 Less Exchange Ratio").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Fred Meyer, having acted as managing underwriter of its public offering of 3,850,000 shares of Fred Meyer Common Stock in September 1996 and having acted as its financial advisor in connection

Board of Directors
Fred Meyer, Inc.
November 6, 1997
Page Two

with, and having participated in certain of the negotiations leading to, the Food 4 Less Agreement. As of the date hereof, Goldman, Sachs & Co. accumulated a long position of 1,427,680 shares of Fred Meyer Common Stock and a short position of $5,000,000 principal amount of 11% Senior Subordinated Notes due 2005 of Ralphs Grocery Company ("Ralphs"), a wholly owned subsidiary of Food 4 Less.

In connection with this opinion, we have reviewed, among other things, the Food 4 Less Agreement, including the Shareholders Agreement attached as an annex thereto; Annual Reports on Form 10-K of Food 4 Less for the five fiscal years ended February 2, 1997; certain Quarterly Reports on Form 10-Q of Food 4 Less; the Registration Statement on Form S-4 of Ralphs dated October 6, 1997; Annual Reports on Form 10-K of Ralphs for the five fiscal years ended February 2, 1997; certain Quarterly Reports on Form 10-Q of Ralphs; and certain internal financial analyses and forecasts for Food 4 Less prepared by its management. We have also reviewed the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus, dated August 6, 1997 relating to the Special Meetings of Stockholders of Fred Meyer and Smith's Food & Drug Centers, Inc. held on September 8, 1997; Annual Reports to Stockholders and Annual Reports on Form 10-K of Fred Meyer for the five fiscal years ended February 1, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Fred Meyer; certain other communications from Fred Meyer to its stockholders; and certain internal financial analyses and forecasts for Fred Meyer prepared by its management without, and after giving effect to, the Food 4 Less Merger. We also have held discussions with members of the senior management of Fred Meyer and Food 4 Less regarding the strategic rationale for, and the potential benefits of, the Food 4 Less Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Fred Meyer Common Stock, compared certain financial information for Fred Meyer and Food 4 Less with similar information for certain other companies the securities of which are publicly traded, compared certain stock market information for Fred Meyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the supermarket industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion and have neither attempted to independently verify nor assumed responsibility for verifying any of such information. In that regard, we have assumed with your consent that the financial forecasts, including the underlying assumptions, provided to us and discussed with us with respect to Fred Meyer and Food 4 Less after giving effect to the Food 4 Less Merger, including, without limitation, the projected cost savings and operating synergies resulting from the Food 4 Less Merger, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Fred Meyer and Food 4 Less and that such forecasts will be realized in the amounts and at the times contemplated thereby. We express no opinion with respect to such forecasts or the assumptions on which they were based. In addition, we have not made an independent evaluation


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
Board of Directors
Fred Meyer, Inc.
November 6, 1997
Page Three

or appraisal of the assets and liabilities of Fred Meyer or Food 4 Less or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Fred Meyer in connection with its consideration of the Food 4 Less Merger and such opinion does not constitute a recommendation as to how any holder of Fred Meyer Common Stock should vote with respect to the Food 4 Less Merger. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range of Fred Meyer Common Stock following consummation of the Food 4 Less Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion is limited to the fairness, from a financial point of view, of the Food 4 Less Exchange Ratio to Fred Meyer and does not address Fred Meyer's underlying business decision to effect the Food 4 Less Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Food 4 Less Exchange Ratio pursuant to the Food 4 Less Agreement is fair from a financial point of view to Fred Meyer.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
-------------------------------
(GOLDMAN, SACHS & CO.)


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
                                                                      APPENDIX H

                    [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]

                                November 6, 1997


Board of Directors
Food 4 Less Holdings, Inc.
1100 West Artesia Boulevard
Compton, CA  90220

Dear Sirs:

           You have requested our opinion as to the fairness from a financial point of view to the stockholders of Food 4 Less Holdings, Inc. (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of November 6, 1997 (the "Agreement"), by and among the Company, Fred Meyer, Inc. (the "Buyer"), and FFL Acquisition Corp. ("Acquisition Sub"), a wholly owned subsidiary of the Buyer.

           Pursuant to the Agreement, among other things, (i) Acquisition Sub will merge (the "Merger") with and into the Company, with the Company surviving the Merger and becoming a wholly owned subsidiary of the Buyer and (ii) holders of common stock, par value $.01 per share, of the Company (the "Company Common Stock") (other than Company Common Stock held in treasury of the Company or owned by the Buyer, Acquisition Sub or any of their direct or indirect subsidiaries) will receive an aggregate of (subject to reduction as specified in the Agreement if the holders of any shares of Company Common Stock properly exercise appraisal rights) the greater of (A) 22.5 million shares of common stock, par value $.01 per share, of the Buyer ("Buyer Common Stock") or (B) the lesser of (I) the number of shares of Buyer Common Stock equal to $600 million divided by the average closing price of Buyer Common Stock on the New York Stock Exchange for 15 out of the 35 trading days ending on the second trading day preceding the effective time of the Merger or (II) 24 million shares of Buyer Common Stock; provided, however, that such aggregate number of shares of Buyer Common Stock will be reduced by (A) the number of shares of Buyer Common Stock having a value equal to net cash amounts that will be paid to retire all options outstanding under the Company's 1995 Stock Option Plan, (B) the number of shares of Buyer Common Stock required to be reserved for issuance upon the exercise of any warrants to purchase the Common Stock which remain outstanding at the effective time of the merger and (C) the number of shares of Buyer Common Stock issued to The Yucaipa Companies ("Yucaipa") to cancel Yucaipa's Common Stock Purchase Warrant dated June 14, 1995; and provided, further, that such aggregate number of shares of Buyer Common Stock may be reduced under certain circumstances as a result of store divestitures in California which may be required by state or federal regulatory authorities (collectively, the "Merger Consideration"), all as more fully described in the Agreement.


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
           We also understand that Quality Food, Inc. ("QFC"), the Buyer and Q-Acquisition Corp., a wholly owned subsidiary of the Buyer ("Q-Acquisition Corp."), propose to enter into an Agreement and Plan of Merger dated as of November 6, 1997 (the "Q Merger Agreement") which provides, among other things, for the merger (the "Q Merger") of Q-Acquisition Corp. with and into QFC. Pursuant to the Q Merger Agreement, Q-Acquisition Corp. will become a wholly owned subsidiary of the Buyer and each outstanding share of common stock, par value $.001 per share, of QFC (the "QFC Common Stock"), subject to certain exceptions, will be converted into the right to receive a certain number of shares of Buyer Common Stock, determined pursuant to a certain formula set forth in the Q Merger Agreement. The terms and conditions of the Q Merger are more fully set forth in the Q Merger Agreement.

           In arriving at our opinion, we have reviewed the Agreement and the exhibits and the Q Merger Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company, the Buyer and QFC including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections prepared by the management of the Company, the Buyer and QFC. In addition, we have compared certain financial and securities data of the Company, the Buyer and QFC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, the Buyer and QFC, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

           In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, the Buyer, QFC or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of the Buyer and QFC. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company, the Buyer and QFC as to the future operation and financial performance of the Company, the Buyer and QFC, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

           Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Buyer Common Stock will actually trade at any time. Our opinion does not address the Board's decision to proceed with the Merger nor does our opinion constitute


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
a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

           Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ and its affiliates own approximately 1,000,000 million shares of Series A Preferred Stock which was acquired in June 1996 in connection with the merger between Ralphs Grocery Company and Food 4 Less Supermarkets, Inc. DLJ has performed investment banking and other services for the Company, the buyer and QFC in the past and has been compensated for such services. During the past year, DLJ has
(i) co-managed a $155 million offering of Senior Subordinated Notes of the Company, (ii) acted as the financial advisor of Smith's Food & Drug Centers, Inc. ("Smith's") in connection with Smith's merger with the Buyer, (iii) lead managed a $150 million offering of Senior Subordinated Notes for QFC and (iv) co-managed a $175.5 million of QFC common stock for QFC, for which, in each case, it received usual and customary compensation.

           Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration to be received by the stockholders of the Company in the Merger pursuant to the terms of the Agreement is fair to such stockholders from a financial point of view.

                                      Very truly yours,

                                      DONALDSON, LUFKIN & JENRETTE
                                      SECURITIES CORPORATION



                                      By: /s/ KENNETH A. VIELLIEU
                                          -------------------------------
                                          Kenneth A. Viellieu
                                          Managing Director

                                                                      APPENDIX I


                          [MORGAN STANLEY LETTERHEAD]

                                                                November 5, 1997



Board of Directors
Food 4 Less Holdings, Inc.
1100 West Artesia Boulevard
Compton, CA 90220

Gentlemen:

We understand that Food 4 Less Holdings, Inc. ("Target" or the "Company"), Fred Meyer, Inc. ("Buyer") and FFL Acquisition Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of November 5, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, Target will become a wholly owned subsidiary of Buyer and each issued and outstanding share of voting common stock, par value $0.01 per share, of the Company (the "Company Voting Common Stock"), and each issued and outstanding share of non-voting common stock, par value $0.01 per share, of the Company (the "Company Non-Voting Stock" and, together with the Company Voting Common Stock the "Company Common Stock"), other than shares held in treasury or as to which dissenters' rights have been perfected, will be converted into the right to receive a certain number of shares of common stock, par value $0.01 per share, of the Buyer (the "Buyer Common Stock" and collectively the "Consideration"), determined pursuant to a certain formula set forth in the Merger Agreement. We understand that pursuant to the Merger Agreement a number of shares of Buyer Common Stock to be received by the shareholders of the Company may be subject to adjustment under certain circumstances. We also understand that, in connection with the Merger, certain existing agreements between the Company and its controlling stockholder may be canceled in exchange for cash or Company Common Stock as contemplated by the Merger Agreement.

We also understand that, in a separate transaction, Quality Food Centers, Inc. ("QFC"), Buyer and Q-Acquisition Corp., a wholly owned subsidiary of Buyer, ("Q-Acquisition Corp."), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of November 5, 1997 (the "Q Merger Agreement"), which provides, among other things, for the merger (the "Q Merger") of Q-Acquisition Corp. with and into Buyer. Pursuant to the Q Merger Agreement, Q-Acquisition Corp. will become a wholly owned subsidiary of Buyer and each issued and outstanding share of common stock, par value $0.001 per share, of QFC (the "QFC Common Stock"), other than shares held in treasury or held by the Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive a certain number of shares of Buyer Common Stock, determined pursuant to a certain formula set forth in the Q Merger Agreement. We further understand the consummation of the Merger is not

                          [MORGAN STANLEY LETTERHEAD]

contingent upon the consummation of the Q Merger. The terms and conditions of the Merger and the Q Merger are more fully set forth in the Merger Agreement and the Q Merger Agreement.

You have asked for our opinion as to (i) assuming that the Q Merger is not consummated, whether the Consideration to be received by the holders of shares of Company Common Stock pursuant to the terms of the Merger Agreement is fair from a financial point of view to such holders and (ii) assuming that the Q Merger is consummated, whether the Consideration to be received by holders of shares of Company Common Stock pursuant to the terms of the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

           (i) reviewed certain publicly available financial statements and other information of the Company, the Buyer and QFC;

           (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company, the Buyer and QFC prepared by the respective management of the companies;

           (iii) analyzed certain financial projections prepared by the managements of the Company, the Buyer and QFC;

           (iv) discussed the past and current operations and financial condition and the prospects of the Company, the Buyer and QFC with the senior executives of each of the respective companies;

           (v) reviewed the pro forma financial impact of the Merger and the Q Merger on the Buyer;

           (vi) reviewed the reported prices and trading activity for the Buyer Common Stock and QFC Common Stock;

           (vii) compared the financial performance of the Buyer and QFC and the prices and trading activity of the Buyer Common Stock and QFC Common Stock with that of certain other comparable publicly-traded companies and their securities;

           (viii) compared the financial performance of the Company with that of certain comparable publicly-traded companies and their securities;

           (ix) reviewed and discussed with the managements of the Company, Buyer and QFC their estimates of the strategic, operational and financial benefits of the Merger and the Q-Merger;

           (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

           (xi) participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

                          [MORGAN STANLEY LETTERHEAD]

           (xii) reviewed the draft Merger Agreement and the draft Q Merger Agreement and certain related documents; and

           (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by use for the purposes of this opinion. With respect to the financial projections, including information relating to the strategic, operational and financial benefits anticipated from the Merger and the Q Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company, Buyer and QFC. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, the Buyer or QFC, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to use as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent.

Based on the foregoing, we are of the opinion on the date hereof (i) that the Consideration to be received by holders of Company Common Stock pursuant to the terms of the Merger Agreement is fair from a financial point of view to such holders and (ii) that if the Q Merger is consummated, the Consideration to be received by holders of Company Common Stock pursuant to the terms of the Merger Agreement is fair from a financial point of view to such holders.

                                       Very truly yours,

                                       MORGAN STANLEY & CO. INCORPORATED




                                       By:       /s/ C. Daniel Ewell
                                          -------------------------------
                                                 C. Daniel Ewell
                                                 Managing Director

                                                                      APPENDIX J


                 TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
                       CHAPTER 23B.13. DISSENTERS' RIGHTS


23B.13.010. DEFINITIONS

As used in this chapter:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020. RIGHT TO DISSENT

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:


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
           (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

           (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

           (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

           (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

           (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

           (a)       The proposed corporate action is abandoned or rescinded;

           (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

           (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.


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
23B.13.030. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if: (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200. NOTICE OF DISSENTERS' RIGHTS

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210. NOTICE OF INTENT TO DEMAND PAYMENT

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.


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
23B.13.220. DISSENTERS' NOTICE

(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

           (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

           (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

           (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

           (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

           (e) Be accompanied by a copy of this chapter.

23B.13.230. DUTY TO DEMAND PAYMENT

(1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.


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
23B.13.240. SHARE RESTRICTIONS

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250. PAYMENT

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

(2) The payment must be accompanied by:

           (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

           (b) An explanation of how the corporation estimated the fair value of the shares;

           (c) An explanation of how the interest was calculated;

           (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

           (e) A copy of this chapter.

23B.13.260. FAILURE TO TAKE ACTION

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.



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
23B.13.270. AFTER-ACQUIRED SHARES

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection
(1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

           (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

           (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

           (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300. COURT ACTION

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310. COURT COSTS AND COUNSEL FEES

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

           (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

           (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX K

                        DELAWARE GENERAL CORPORATION LAW

           Section 262 Appraisal Rights. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

           (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to subsection (g) of Section 251), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

                     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                             a. Shares of stock of the corporation surviving or
               resulting from such merger or consolidation, or depository receipts in respect thereof;

                             b. Shares of stock of any other corporation, or
               depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                             c. Cash in lieu of fractional shares or fractional
               depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                             d. Any combination of the shares of stock,
               depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

           (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

           (d) Appraisal rights shall be perfected as follows:

                     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                     (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next proceeding the day on which the notice is given.

           (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

           (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall by borne by the surviving or resulting corporation.

           (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

           (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

           (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

           (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

           (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

           (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on January 26, 1998.


                                          FRED MEYER, INC.


                                          By:     /s/ DAVID R. JESSICK


                                            ------------------------------------

                                                      David R. Jessick


                                              Senior Vice President and Chief
                                                      Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons on January 26, 1998 in the capacities indicated.



                  SIGNATURE                                         TITLE
---------------------------------------------   ----------------------------------------------


            /s/ *ROBERT G. MILLER               President and Chief Executive Officer
---------------------------------------------     (Principal Executive Officer)
              Robert G. Miller

            /s/ DAVID R. JESSICK                Senior Vice President and Chief Financial
---------------------------------------------     Officer (Principal Financial and Accounting
              David R. Jessick                    Officer)

           /s/ * RONALD W. BURKLE               Chairman of the Board
---------------------------------------------
              Ronald W. Burkle

            /s/ * VIVIAN A. BULL                Director
---------------------------------------------
               Vivian A. Bull

            /s/ * JAMES J. CURRAN               Director
---------------------------------------------
               James J. Curran

              /s/ *A.M. GLEASON                 Director
---------------------------------------------
                A.M. Gleason

             /s/ * BRUCE KARATZ                 Director
---------------------------------------------
                Bruce Karatz

             /s/ * JOHN G. KING                 Director
---------------------------------------------
                John G. King

            /s/ * ROGER S. MEIER                Director
---------------------------------------------
               Roger S. Meier

           /s/ * ROBERT G. MILLER               Director
---------------------------------------------
              Robert G. Miller

            /s/ * STEVEN R. ROGEL               Director
---------------------------------------------
               Steven R. Rogel

                  SIGNATURE                                         TITLE
---------------------------------------------   ----------------------------------------------


             /s/ * FRED L. SMITH                Director
---------------------------------------------
                Fred L. Smith

           /s/ * JEFFREY P. SMITH               Director
---------------------------------------------
              Jeffrey P. Smith

          *By: /s/ DAVID R. JESSICK
---------------------------------------------
              David R. Jessick
             As Attorney-in-Fact


                                      II-II